Exhibit 4.23

SECOND AMENDED AND RESTATED AGREEMENT BETWEEN NOTEHOLDERS

Dated as of April 24, 2020

by and between

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-A Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-B Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-C Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-D Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-E Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-F Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-G Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note A-2-H Holder)

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
(Initial Note B Holder)

and

SECURITY BENEFIT LIFE INSURANCE COMPANY
(Current Note C Holder)

GSW OFFICE TOWERS (TOWER II)

THIS SECOND AMENDED AND RESTATED AGREEMENT BETWEEN NOTEHOLDERS (“Agreement”), dated as of April 24, 2020 by and among JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-A, the “Initial Note A-2-A Holder”, and in its capacity as the initial agent, the “Initial Agent”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-B, the “Initial Note A-2-B Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-C, the “Initial Note A-2-C Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-D, the “Initial Note A-2-D Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-E, the “Initial Note A-2-E Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-F, the “Initial Note A-2-F Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-G, the “Initial Note A-2-G Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note A-2-H, the “Initial Note A-2-H Holder”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, having an address of 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns in interest, in its capacity as initial owner of Note B, the “Initial Note B Holder”) and SECURITY BENEFIT LIFE INSURANCE COMPANY, a Kansas corporation, having an address at One Security Benefit Place, Topeka, KS 66636 (together with its successors and assigns in interest, in its capacity as current owner of Note C, the “Current Note C Holder”), as successor by assignment to the Initial Note C Holder.

W I T N E S S E T H:

WHEREAS, pursuant to the Mortgage Loan Agreement (as defined herein) JPMORGAN CHASE BANK, NATIONAL ASSOCIATION originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to ECOP TOWER II OWNER LLC, a Delaware limited liability company (the “Mortgage Loan Borrower”), which is evidenced, inter alia, by ten promissory notes, in the aggregate original principal amount of $276,200,000, with the first such note in the original principal amount of $15,536,250.00 dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-A”) made by the Mortgage Loan Borrower in favor of the Note A-2-A Holder, with the second such note in the original principal amount of $15,536,250.00 dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-B”) made by the Mortgage Loan Borrower in favor of the Note A-2-B Holder, with the third such note in the original principal amount of $15,536,250.00 dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-C”) made by the Mortgage Loan Borrower in favor of the Note A-2-C Holder, with the fourth such note in the original principal amount of $15,536,250.00 dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-D”) made by the Mortgage Loan Borrower in favor of the Note A-2-D Holder, with the fifth such note in the original principal amount of $15,536,250.00 made by the Mortgage Loan Borrower in favor of the Note A-2-E Holder dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-E”), with the sixth such note in the original principal amount of $15,536,250.00 made by the Mortgage Loan Borrower in favor of the Note A-2-F Holder dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-F”), with the seventh such note in the original principal amount of $15,536,250.00 made by the Mortgage Loan Borrower in favor of the Note A-2-G Holder dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-G”), with the eighth such note in the original principal amount of $15,536,250.00 made by the Mortgage Loan Borrower in favor of the Note A-2-H Holder dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note A-2-H” and together with the Note A-2-A, the Note A-2-B, the Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and the Note A-2-H, collectively, the “Note A”), the ninth such note in the original principal amount of $71,363,000.00 dated as of the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note B”) made by the Mortgage Loan Borrower in favor of Note B Holder, and the tenth such note in the original principal amount of $80,547,000 dated as of April 17, 2020 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof, “Note C”, and together with Note A and Note B, collectively, the “Notes”) made by the Mortgage Loan Borrower in favor of Note C Holder, and secured by certain first mortgages or deeds of trust lien (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”); and

WHEREAS, pursuant to that certain Omnibus Cross-Default and Cross –Collateralization Agreement by and among Lender, Mortgage Borrower, JPMorgan Chase Bank, National Association, in its capacity as Tower I Lender thereunder (the “Tower I Lender”) and ECOP Tower I Owner LLC (the “Tower I Borrower”) dated as of March 12, 2020 (as the same may be amended, modified or supplemented, the “Cross Agreement”), until the earlier to occur of (i) a Separation and Uncross Transaction or (ii) the satisfaction of the Individual Loan Repayment Conditions (as each such term is defined in the Cross Agreement), the Mortgage

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Loan is cross-collateralized and cross-defaulted with that certain mortgage loan made contemporaneously with the Mortgage Loan by Tower I Lender to Tower I Borrower and secured in part by a first mortgage on the Tower I Property (as defined therein);

WHEREAS, Initial Note A-2-A Holder, Initial Note A-2-A Holder, Initial Note A-2-B Holder, Initial Note A-2-C Holder, Initial Note A-2-D Holder, Initial Note A-2-E Holder, Initial Note B Holder, Initial Note C Holder, and Initial Agent entered into that certain Agreement between Noteholders dated as of March 12, 2020 (the “Initial Co-Lender Agreement”), which Initial Co-Lender Agreement was amended and restated pursuant to that certain Amended and Restated Co-Lender Agreement made by and between Initial Note A-2-A Holder, Initial Note A-2-B Holder, Initial Note A-2-C Holder, Initial Note A-2-D Holder, Initial Note A-2-E Holder, Initial Note B Holder, Current Note C Holder, and Initial Agent dated as of April 17, 2020 (the “Original Co-Lender Agreement”);

WHEREAS, pursuant to that certain Second Note Consolidation and Splitter Agreement by and among Lender and Mortgage Borrower and acknowledged and agreed to by Tower I Borrower, dated as of the date hereof (the “Note Reallocation Amendment”), the Loan Documents were amended to reflect certain reallocations of amounts between the Notes and certain modifications set forth therein; and

WHEREAS, the parties hereto desire to enter into this Agreement to (i) amend and restate the Original Co-Lender Agreement on the terms and provisions set forth herein and (ii) memorialize the terms under which they, and their successors and assigns, shall hold Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H, Note B and Note C;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree to amend and restate the Original Co-Lender Agreement as follows:

Section 1.          Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Prior to the Securitization Date, capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in that certain form servicing agreement attached hereto as Exhibit D (the “MSA”) and on and after the Securitization Date, capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement, which terms shall not differ from the terms set forth in the MSA, except to a de minimis extent without the consent of Note C Holder, such consent not be unreasonably withheld, conditioned or delayed.  Until the Lead Securitization Servicing Agreement is delivered to the Noteholders, the definitions set forth in the MSA shall govern. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Act” shall mean the Securities Act of 1933, as amended.

“Acceptable Insurance Default” shall have the meaning assigned to such term in the Servicing Agreement.

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“Additional Servicing Expenses” shall mean (a) all property protection advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Operating Advisor, Certificate Administrator or fiscal agent pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement or a Non-Lead Securitization Servicing Agreement, as applicable.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement or a Non-Lead Securitization Servicing Agreement, as applicable.

“Affiliate” shall mean with respect to any specified Person (i) any other Person Controlling or Controlled by or under common Control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Master Servicer, if any, and if there is no Master Servicer, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is located at 383 Madison Avenue, New York, New York 10179, Attention: Thomas N. Cassino, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Second Amended and Restated Agreement Between Noteholders, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal” shall have the meaning assigned to such term in the Servicing Agreement.

“Appraisal Reduction Amount” shall have the meaning assigned to “Appraisal Reduction” in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Asset Representations Reviewer” shall mean the asset representations reviewer appointed as provided in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

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“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the applicable Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the applicable Note).

“Certificate Administrator” shall mean the certificate administrator appointed as provided in the Servicing Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Commission” shall mean the U.S. Securities and Exchange Commission or any successor thereto.

“Companion Loan Distribution Account” shall have the meaning assigned to such term in the Servicing Agreement.

“Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Conduit” shall have the meaning assigned to such term in Section 19(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Control Appraisal Period” shall mean a Note B Holder Control Appraisal Period or a Note C Holder Control Appraisal Period, as the context may require.

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“Controlling Noteholder” shall mean as of any date of determination (i) the Note C Holder, unless a Note C Holder Control Appraisal Period has occurred and is continuing, (ii) if and for so long as a Note C Holder Control Appraisal Period has occurred and is continuing and no Note B Holder Control Appraisal Period has occurred and is continuing, the Note B Holder, and (iii) if and for so long as a Note B Holder Control Appraisal Period has occurred and is continuing, the Note A-2-A Holder; provided that at any time the Note A-2-A Holder or Note B Holder is the Controlling Noteholder and Note A-2-A or Note B is included in the Note A-2-A Securitization, references to the “Controlling Noteholder” herein shall mean the Directing Holder or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” hereunder, as and to the extent provided in the Servicing Agreement; and provided further that, if the Note B Holder or the Note C Holder would be the Controlling Noteholder pursuant to the terms hereof, but any interest in Note B or Note C, respectively, is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, or the Mortgage Loan Borrower or Mortgage Loan Borrower Related Party would otherwise be entitled to exercise the rights of the Controlling Noteholder in respect of Note B or Note C, respectively, then a Note B Holder Control Appraisal Period or a Note C Holder Control Appraisal Period, respectively, shall be deemed to have occurred. As of the date hereof, the Controlling Noteholder will be the Holder of Note C.

“Current Note C Holder” shall have the meaning assigned to such term in the recitals.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS Morningstar” shall mean DBRS Inc., and its successors in interest.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of

(i) in connection with the purchase of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H by the Note B Holder or the Note C Holder, the sum, without duplication, of each of the following to the extent that such amounts have not been previously paid or reimbursed pursuant to Section 3 or Section 4 of this Agreement:

(a) the aggregate Principal Balance of Note A-2-A, Note A-2-B, Note A-2-C. Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H, (b) accrued and unpaid interest, on each of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, Note A-2-D Principal Balance, Note A-2-E Principal Balance, Note A-2-F Principal Balance, Note A-2-G Principal Balance and Note A-2-H Principal Balance at the Note A Rate from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan

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Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or Servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, Servicing Advances payable or reimbursable to any Servicer, and earned and unpaid special servicing fees owing to or by or on behalf of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder), (e) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount with respect to an Advance made by or on behalf of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, (f) (x) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (y) if the Mortgage Loan is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Servicing Agreement with respect to the Mortgage Loan and (g) any Recovered Costs not reimbursed previously to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder pursuant to this Agreement. Notwithstanding the foregoing, if the purchasing Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (i)(d) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H at the Note A Default Rate as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the purchasing Noteholder under this Agreement; and

(ii) in connection with the purchase of Note B by the Note C Holder, the sum, without duplication, of each of the following to the extent that such amounts have not been previously paid or reimbursed pursuant to Section 3 or Section 4 of this Agreement:

(a) the aggregate Principal Balance of Note B, (b) accrued and unpaid interest on the Note B Principal Balance at the Note B Rate from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan to the Note B Holder, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any accrued and unpaid Advance Interest Amount with respect to an Advance made by or on behalf of any Note B Holder, (e) (x) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (y) if the Mortgage Loan is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Servicing Agreement with respect to the Mortgage Loan and (f) any Recovered Costs not reimbursed previously to a Note B Holder

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pursuant to this Agreement. Notwithstanding the foregoing, if the purchasing Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (ii)(c) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on the Note B at the Note B Rate as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the purchasing Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Depositor” shall mean the depositor under the Lead Securitization.

“Directing Holder” shall mean the “Directing Holder”, if any, as defined in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Grace Period” shall have the meaning assigned to such term in Section 11(a).

“Initial Agent” shall have the meaning assigned to such term in the recitals.

“Initial Note A-2-A Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-B Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-C Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-D Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-E Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-F Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

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“Initial Note A-2-G Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note A-2-H Holder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Note B Holder” shall have the meaning assigned to such term in the recitals.

“Initial Note C Holder” shall mean JPMorgan Chase Bank, National Association.

“Initial Noteholders” shall mean, collectively, the Initial Note A-2-A Holder, the Initial Note A-2-B Holder, the Initial Note A-2-C Holder, the Initial Note A-2-D Holder, the Initial Note A-2-E Holder, the Initial Note A-2-F Holder, the Initial Note A-2-G Holder and the Initial Note A-2-H Holder, the Initial Note B Holder and the Initial Note C Holder.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower, any action for the dissolution of the Mortgage Loan Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower, the cessation of business by the Mortgage Loan Borrower, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the applicable Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“KBRA” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lead Securitization” shall mean (a) during the period from and after the Securitization Date and prior to the Note A-2-A Securitization Date, the related first Note or portion thereof contributed to a Securitization, and (b) on and after the Note A-2-A Securitization Date, the Note A-2-A Securitization.

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“Lead Securitization Date” shall mean the closing date of the Lead Securitization.

“Lead Securitization Note” shall mean (a) during the period from and after the Securitization Date and prior to the Note A-2-A Securitization Date, the related first Note or portion thereof contributed to a Securitization, and (b) on and after the Note A-2-A Securitization Date, Note A-2-A.

“Lead Securitization Noteholder” shall mean the Holder of the Lead Securitization Note.

“Lead Securitization Servicing Agreement” shall mean (i) during the period from and after the Securitization Date and prior to the Note A-2-A Securitization Date, the related trust and servicing agreement for the Securitization of the first Note or portion thereof, and (ii) on and after the Note A-2-A Securitization Date, the Note A-2-A TSA.

“Lead Securitization Trust” shall mean the Securitization Trust created in connection with the Lead Securitization.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement or any one or more analogous terms in the Servicing Agreement.

“Major Decisions” shall mean:

(i)           any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing the Mortgage Loan;

(ii)          any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs, and the definition of “Major Lease”) of the Mortgage Loan Documents or any extension of the maturity date of the Mortgage Loan;

(iii)         following a default or an event of default with respect to the Mortgage Loan Documents, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)         any sale of the Mortgage Loan (when it is a defaulted Mortgage Loan) or REO Property for less than the applicable Mortgage Loan Purchase Price (as defined in the Servicing Agreement);

(v)          any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise

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address any hazardous materials located at a Mortgaged Property or an REO Property;

(vi)         any release of collateral or any acceptance of substitute or additional collateral for the Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the Mortgage Loan Borrower;

(viii)       any property management company changes or modifications, waivers or amendments to any Management Agreement (with respect to the Mortgage Loan for which the Lender is required to consent or approve under the Mortgage Loan Documents);

(ix)          any incurrence of additional debt by the Mortgage Loan Borrower or any mezzanine financing by any beneficial owner of the Mortgage Loan Borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents);

(x)           any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Mortgage Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(xi)          any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xii)         any determination of an Acceptable Insurance Default;

(xiii)        approval of any Mortgage Loan Borrower plan of bankruptcy;

(xiv)        the execution, termination, modification or renewal of any lease, to the extent lender approval is required under the Mortgage Loan Documents and to the extent such lease constitutes a “Major Lease” as defined in the Mortgage Loan Documents, including entering into any subordination, non-disturbance and attornment agreement, to the extent lender approval is required under the Mortgage Loan Documents;

(xv)         approving annual budgets (to the extent lender approval is required);

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(xvi)        subject to the REMIC provisions of the Code, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Mortgage Loan; and

(xvii)       any Workout of the Loan,

provided, however that upon the occurrence and during the continuance of a Control Appraisal Period, “Major Decision” shall have the meaning given to such term in the Servicing Agreement.

“Management Agreement” shall have the meaning assigned to such term in the Mortgage Loan Agreement.

“Master Servicer” shall mean the master servicer appointed as provided in the Servicing Agreement.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Payment Date” shall mean the Payment Date (as defined in the Mortgage Loan Documents).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Agreement” shall mean the Loan Agreement, dated as of March 12, 2020 between the Mortgage Loan Borrower, as Borrower, and JPMorgan Chase Bank, National Association, as Lender, as amended by that certain Note Consolidation and Splitter Agreement by and among Lender and Mortgage Borrower and acknowledged by Tower I Borrower, dated as of April 17, 2020 and the Note Reallocation Amendment and as the same may be further amended, restated, supplemented or otherwise modified from time to time, subject to the terms hereof.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 18.

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“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage Loan Agreement, the Mortgage, the Notes and all other documents now or hereafter evidencing and securing the Mortgage Loan.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Note A Rate, the Note B Rate and the Note C Rate.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Net Note A Rate” shall mean the Note A Rate minus the Servicing Fee Rate applicable to Note A.

“Net Note B Rate” shall mean the Note B Rate minus the Servicing Fee Rate applicable to Note B.

“Net Note C Rate” shall mean the Note C Rate minus the Servicing Fee Rate applicable to Note C.

“Non-Controlling A Noteholder” shall mean a Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E-Holder, the Note A-2-F-Holder, the Note A-2-G-Holder or the Note A-2-H-Holder that is not the Controlling Noteholder.

“Non-Controlling Note” shall mean the respective Note held by a Non-Controlling Noteholder.

“Non-Controlling Noteholder” shall mean a Noteholder that is not the Controlling Noteholder; provided that, if at any time a Non-Controlling Note (or, at any time a Non-Controlling Note is included in a Securitization, the Non-Lead Securitization Subordinate Class Representative) is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, no Person shall be entitled to exercise the rights of such Non-Controlling Noteholder with respect to such Non-Controlling Note.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer on behalf of the Noteholders to make such payments free of any obligation or liability for withholding.

“Non-Lead Asset Representations Reviewer” shall mean the party acting as “asset representations reviewer” (within the meaning of Item 1101(m) of Regulation AB) under a Non-Lead Securitization Servicing Agreement.

“Non-Lead Certificate Administrator” shall mean the certificate administrator or such other analogous term under a Non-Lead Securitization Servicing Agreement.

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“Non-Lead Depositor” shall mean the “depositor” under a Non-Lead Securitization Servicing Agreement.

“Non-Lead Master Servicer” shall mean the applicable “master servicer” under a Non-Lead Securitization Servicing Agreement.

“Non-Lead Note” shall mean each Note other than the Lead Securitization Note.

“Non-Lead Noteholder” shall mean each Noteholder other than the Lead Securitization Noteholder.

“Non-Lead Operating Advisor” shall mean the trust advisor, operating advisor or such other analogous term under a Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization” shall mean any Securitization other than the Lead Securitization.

“Non-Lead Securitization Date” shall mean the closing date of a Non-Lead Securitization.

“Non-Lead Securitization Determination Date” shall mean the “determination date” (or any term substantially similar thereto) as defined in a Non-Lead Securitization Servicing Agreement.

“Non-Lead Securitization Note” shall mean each of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B other than the Lead Securitization Note.

“Non-Lead Securitization Noteholder” shall mean each Note A Holder and Note B Holder other than the Lead Securitization Noteholder.

“Non-Lead Securitization Servicing Agreement” shall mean from and after the date a Non-Lead Securitization Note is included in a Non-Lead Securitization, the trust and servicing agreement entered into in connection with such Non-Lead Securitization.

“Non-Lead Securitization Subordinate Class Representative” shall mean the holders of the majority of the class of securities issued in a Non-Lead Securitization designated as the “controlling class” pursuant to the related Non-Lead Securitization Servicing Agreement or their duly appointed representative.

“Non-Lead Securitization Trust” shall mean each Securitization Trust other than the Lead Securitization Trust.

“Non-Lead Special Servicer” shall mean the applicable “special servicer” under a Non-Lead Securitization Servicing Agreement.

“Non-Lead Sponsor” shall mean the then-current Non-Lead Securitization Noteholder (immediately prior to the related Non-Lead Securitization) in its capacity as the

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sponsor with respect to the related Non-Lead Securitization Note in connection with such Non-Lead Securitization.

“Non-Lead Trustee” shall mean the applicable “trustee” under a Non-Lead Securitization Servicing Agreement.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Note” shall mean any of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H, Note B and Note C, as applicable.

“Note A” shall have the meaning assigned to such term in the recitals.

“Note A Default Rate” shall mean a rate per annum equal to the Note A Rate plus the Note Default Interest Spread.

“Note A Holders” shall mean the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D, the Note A-2-E, the Note A-2-F, the Note A-2-G and the Note A-2-H Holder.

“Note A Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the sum of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance and the Note A-2-E Principal Balance and the denominator of which is the sum of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance, the Note A-2-H Principal Balance, the Note B Principal Balance and the Note C Principal Balance.

“Note A Rate” shall mean the Note A Rate set forth on the Mortgage Loan Schedule.

“Note A Relative Spread” shall mean the ratio of the Note A Rate to the Mortgage Loan Rate.

“Note A-2-A” shall have the meaning assigned to such term in the recitals.

“Note A-2-A Holder” shall mean the Initial Note A-2-A Holder, or any subsequent holder of Note A-2-A, together with its successors and assigns.

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“Note A-2-A Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-A Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-A Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-A TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-A, by and between (a) the Trustee, (b) the Master Servicer, (c) the Special Servicer, (d) the Depositor, (e) the Certificate Administrator, (f) the Operating Advisor and (g) the Asset Representations Reviewer.

“Note A-2-A Securitization” shall mean the sale by the Note A-2-A Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the Depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-A Securitization Date” shall mean the effective date on which the Securitization of Note A-2-A or portion thereof is consummated.

“Note A-2-A Securitization Trust” shall mean a trust formed pursuant to the Note A-2-A Securitization pursuant to which Note A-2-A is held.

“Note A-2-B” shall have the meaning assigned to such term in the recitals.

“Note A-2-B Holder” shall mean the Initial Note A-2-B Holder, or any subsequent holder of Note A-2-B, together with its successors and assigns.

“Note A-2-B Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-B Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-B Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-B TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-B.

“Note A-2-B Securitization” shall mean the sale by the Note A-2-B Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-B Securitization Trust” shall mean a trust formed pursuant to the Note A-2-B Securitization pursuant to which Note A-2-B is held.

“Note A-2-C” shall have the meaning assigned to such term in the recitals.

“Note A-2-C Holder” shall mean the Initial Note A-2-C Holder, or any subsequent holder of Note A-2-C, together with its successors and assigns.

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“Note A-2-C Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-C Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-C Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-C TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-C.

“Note A-2-C Securitization” shall mean the sale by the Note A-2-C Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-C Securitization Trust” shall mean a trust formed pursuant to Note A-2-C Securitization pursuant to which Note A-2-C is held.

“Note A-2-D” shall have the meaning assigned to such term in the recitals.

“Note A-2-D Holder” shall mean the Initial Note A-2-D Holder, or any subsequent holder of Note A-2-D, together with its successors and assigns.

“Note A-2-D Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-D Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-D Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-D TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-D.

“Note A-2-D Securitization” shall mean the sale by the Note A-2-D Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-D Securitization Trust” shall mean a trust formed pursuant to Note A-2-D Securitization pursuant to which Note A-2-D is held.

“Note A-2-E” shall have the meaning assigned to such term in the recitals.

“Note A-2-E Holder” shall mean the Initial Note A-2-E Holder, or any subsequent holder of Note A-2-E, together with its successors and assigns.

“Note A-2-E Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-E Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-E Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

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“Note A-2-E TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-E.

“Note A-2-E Securitization” shall mean the sale by the Note A-2-E Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-E Securitization Trust” shall mean a trust formed pursuant to Note A-2-E Securitization pursuant to which Note A-2-E is held.

“Note A-2-F” shall have the meaning assigned to such term in the recitals.

“Note A-2-F Holder” shall mean the Initial Note A-2-F Holder, or any subsequent holder of Note A-2-F, together with its successors and assigns.

“Note A-2-F Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-F Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-F Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-F TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-F.

“Note A-2-F Securitization” shall mean the sale by the Note A-2-F Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-F Securitization Trust” shall mean a trust formed pursuant to Note A-2-F Securitization pursuant to which Note A-2-F is held.

“Note A-2-G” shall have the meaning assigned to such term in the recitals.

“Note A-2-G Holder” shall mean the Initial Note A-2-G Holder, or any subsequent holder of Note A-2-G, together with its successors and assigns.

“Note A-2-G Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-G Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-G Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-G TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-G.

“Note A-2-G Securitization” shall mean the sale by the Note A-2-G Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the

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applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-G Securitization Trust” shall mean a trust formed pursuant to Note A-2-G Securitization pursuant to which Note A-2-G is held.

“Note A-2-H” shall have the meaning assigned to such term in the recitals.

“Note A-2-H Holder” shall mean the Initial Note A-2-H Holder, or any subsequent holder of Note A-2-H, together with its successors and assigns.

“Note A-2-H Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the Initial Note A-2-H Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Note A-2-H Holder or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note A-2-H TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note A-2-H.

“Note A-2-H Securitization” shall mean the sale by the Note A-2-H Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note A-2-H Securitization Trust” shall mean a trust formed pursuant to Note A-2-H Securitization pursuant to which Note A-2-H is held.

“Note B” shall have the meaning assigned to such term in the recitals.

“Note B Default Rate” shall mean a rate per annum equal to the Note B Rate plus the Note Default Interest Spread.

“Note B Holder” shall mean the Initial Note B Holder, or any subsequent holder of Note B, together with its successors and assigns.

“Note B Holder Control Appraisal Period” A “Note B Holder Control Appraisal Period” means any period with respect to the Mortgage Loan, if and for so long as:

(a)        (1) the initial Note B Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note B after the date of creation of Note B, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to Note B and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to Note B, is less than

(b)        25% of the remainder of the (i) initial Note B Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Note B Holder on Note B after the date of creation of Note B.

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“Note B Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note B Principal Balance and the denominator of which is the sum of the Note A Principal Balance, the Note B Principal Balance and the Note C Principal Balance.

“Note B Principal Balance” shall mean, at any time of determination, the Initial Note B Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note B Rate” shall mean the Note B Rate set forth on the Mortgage Loan Schedule.

“Note B Relative Spread” shall mean the ratio of the Note B Rate to the Mortgage Loan Rate.

“Note B TSA” shall mean the trust and servicing agreement to be entered into in connection with the Securitization of Note B.

“Note B Securitization” shall mean the sale by the Note B Holder of all of such Note (or the first securitization of any portion of such Note, if applicable) to the applicable depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Note B Securitization Trust” shall mean a trust formed pursuant to Note B Securitization pursuant to which Note B is held.

“Note C” shall have the meaning assigned to such term in the recitals.

“Note C Default Rate” shall mean a rate per annum equal to the Note C Rate plus the Note Default Interest Spread.

“Note C Holder” shall mean the Current Note C Holder, or any subsequent holder of Note C, together with its successors and assigns.

“Note C Holder Control Appraisal Period” A “Note C Holder Control Appraisal Period” means any period with respect to the Mortgage Loan, if and for so long as:

(a)        (1) the initial Note C Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note C after the date of creation of Note C, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to Note C and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to Note C, is less than

(b)        25% of the remainder of the (i) initial Note C Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Note C Holder on Note C after the date of creation of Note C.

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“Note C Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Note C Principal Balance and the denominator of which is the sum of the Note A Principal Balance, the Note B Principal Balance and the Note C Principal Balance.

“Note C Principal Balance” shall mean, at any time of determination, the Initial Note C Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Sections 3, 4 or 5, as applicable.

“Note C Rate” shall mean the Note C Rate set forth on the Mortgage Loan Schedule.

“Note C Relative Spread” shall mean the ratio of the Note C Rate to the Mortgage Loan Rate.

“Note Default Interest Spread” shall mean a rate per annum equal to three percent (3%); provided, however, that if the weighted average of the Note A Default Rate, Note B Default Rate and the Note C Default Rate would exceed the maximum rate permitted by applicable law, the Note Default Interest Spread shall equal (i) the rate at which the weighted average of the Note A Default Rate, the Note B Default Rate and the Note C Default Rate equals the maximum rate permitted by applicable law minus (ii) the Mortgage Loan Rate.

“Note Pledgee” shall have the meaning assigned to such term in Section 19(e).

“Note Rate” shall mean any of the Note A Rate, the Note B Rate and the Note C Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Noteholder” shall mean any of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder, the Note B Holder and the Note C Holder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Operating Advisor” shall mean the operating advisor appointed pursuant to the Lead Securitization Servicing Agreement.

“Percentage Interest” shall mean, with respect to the Note A Holder, the Note A Percentage Interest, with respect to the Note B Holder, the Note B Percentage Interest and with respect to the Note C Holder, the Note C Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least

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$500,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean any of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance, the Note A-2-H Principal Balance, the Note B Principal Balance and the Note C Principal Balance, as applicable.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders, J.P. Morgan Chase Commercial Mortgage Securities Corp. (and any Affiliates and subsidiaries of such entity), Security Benefit Life Insurance Company (and any Affiliates and subsidiaries of such entity) and any other Person that is:

(a)          an entity Controlled (as defined below) by, under common Control with or Controlling either the Initial Note A Holder, the Initial Note B Holder, or the Initial Note C Holder, or

(b)          one or more of the following:

(i)            a real estate investment bank, an insurance company, reinsurance trust, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)            an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended, or

(iii)          a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, a Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at

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least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with such securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of such Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating or is otherwise acceptable to the Rating Agencies rating each Securitization (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)         an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $500,000,000, in which (A) the Note A Holder, the Note B Holder or the Note C Holder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)          an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (b)(ii), (b)(iii)(a), (b)(iv)(B) or (b)(v) of this definition, (x) such entity has at least $250,000,000 in capital/statutory surplus or shareholders’ equity including uncalled capital commitments (except with respect to a pension advisory firm, asset manager or similar fiduciary) and at least $750,000,000 in total assets including uncalled capital commitments (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)        any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified

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Institutional Lender for purposes of this Agreement, or as to which the Rating Agencies have stated they would not review such entity in connection with the subject transfer.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” have the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS Morningstar, (e) KBRA and (f) reserved or, (g) if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Depositor or Non-Lead Depositor to rate the securities issued in connection with the Securitization of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B, respectively; provided, however, that, at any time during which any of Note A-2-A is an asset of the Note A-2-A Securitization, Note A-2-B is an asset of the Note A-2-B Securitization, Note A-2-C is an asset of the Note A-2-C Securitization, Note A-2-D is an asset of the Note A-2-D Securitization, Note A-2-E is an asset of the Note A-2-E Securitization, Note A-2-F is an asset of the Note A-2-F Securitization, Note A-2-G is an asset of the Note A-2-G Securitization, Note A-2-H is an asset of the Note A-2-H Securitization or Note B is an asset of the Note B Securitization, “Rating Agencies” or “Rating Agency” shall mean with respect to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B, each and every of those rating agencies that are engaged by the Depositor or any Non-Lead Depositor from time to time to rate the securities issued in connection with the Note A-2-A Securitization, Note A-2-B Securitization, Note A-2-C Securitization, Note A-2-D Securitization, Note A-2-E Securitization, Note A-2-F Securitization, Note A-2-G Securitization, Note A-2-H Securitization or Note B Securitization but excluding any of those rating agencies that do not rate any securities issued in connection with any Securitization of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B.

“Rating Agency Confirmation” shall mean prior to a Securitization with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for

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the Rating Agency Confirmation from each Rating Agency with respect to such matter and after a Securitization have the meaning given thereto or any analogous term in the Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (i)(d) and/or (i)(e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(e).

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time, in each case as effective from time to time as of the compliance dates specified therein.

“Relative Spread” shall mean any of the Note A Relative Spread, Note B Relative Spread or Note C Relative Spread, as the context may require.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” shall mean with respect to a special servicer (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (iii) in the case of Moody’s, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans, (iv) reserved, (v) in the case of KBRA, KBRA has not cited servicing concerns of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination, and (vi) in the case of DBRS Morningstar, such special servicer is currently acting as special servicer for one or more loans included in a commercial mortgage loan securitization that is rated by DBRS Morningstar, and

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DBRS Morningstar has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by such special servicer prior to the time of determination.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securitization” shall mean one or more sales by the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or the Note B Holder of all or a portion of such Note to a depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B or portion thereof is consummated.

“Securitization Servicing Agreement” shall mean the Servicing Agreement or the Non-Lead Securitization Servicing Agreement, as the context may require.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B is held.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an Event of Default; provided, however, that unless the Servicer under the Servicing Agreement has notice or knowledge of such event at least ten (10) Business Days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Mortgage Loan. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Note B Holder (unless a Control Appraisal Period has occurred and is continuing in accordance with Section 11) or the Note C Holder (unless a Control Appraisal Period has occurred and is continuing in accordance with Section 11) and shall not be deemed to exist to the extent the Note B Holder or the Note C Holder are exercising their cure rights under Section 11 or the default that led to the occurrence of such Sequential Pay Event has otherwise been cured or waived.

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“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Agreement” shall mean (i) prior to the Lead Securitization Date, that certain interim servicing agreement to be negotiated in good faith between the parties hereto after the date hereof, and (ii) at the Lead Securitization Date, the Lead Securitization Servicing Agreement; provided that in the event that the Lead Securitization Note is no longer an asset of the trust fund created pursuant to the Lead Securitization Servicing Agreement, the “Servicing Agreement” shall be determined in accordance with Section 2(j).

“Servicing Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to the term “Accepted Servicing Practices” in the Servicing Agreement.

“Special Servicer” shall mean the special servicer appointed as provided in the Servicing Agreement and this Agreement.

“Specially Serviced Loan” shall have the meaning assigned to “Specially Serviced Mortgage Loan” in the Servicing Agreement.

“Special Servicing Loan Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Subordinate Note” shall mean each of Note B and Note C.

“Subordinate Noteholder” shall mean each of the Note B Holder and the Note C Holder.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(g).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(g).

“Tower I Co-Lender Agreement” shall mean that certain Second Amended and Restated Agreement between Noteholders dated as of the date hereof by and among, JPMorgan Chase Bank, National Association, as Initial Note A-1-A Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-B Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-C Holder, JPMorgan Chase Bank, National Association, as

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Initial Note A-1-D Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-E Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-F Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-G Holder, JPMorgan Chase Bank, National Association, as Initial Note A-1-H Holder, JPMorgan Chase Bank, National Association, as Initial Note B Holder, and Security Benefit Life Insurance Company, as Current Note C Holder, with respect to the GSW Office Towers (Tower I), as the same may be amended, modified or supplemented.

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repurchase financing or a Pledge in accordance with Section 19(e)).

“Trustee” shall mean the trustee appointed as provided in the Servicing Agreement.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Workout” shall mean any written restructuring or workout of the Mortgage Loan or the Note (including, without limitation, via modification, waiver, or amendment) entered into with the Mortgage Loan Borrower in accordance with the Servicing Agreement.

Section 2.          Servicing.

(a)    Each Noteholder acknowledges and agrees that, subject to this Agreement, the Mortgage Loan shall be serviced pursuant to this Agreement and (i) prior to the Lead Securitization Date, under interim servicing arrangements as directed by the Note A-2-A Holder and (ii) after the Lead Securitization Date, the Servicing Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Lead Securitization Note if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Servicing Agreement (including a determination of recoverability thereunder). Each Noteholder acknowledges that another Noteholder (including, in particular, the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder and the Note B Holder) may elect, in its sole discretion, to include the related Note in a Securitization and agrees that it will, subject to Section 40 below, reasonably cooperate with such other Noteholder, at such other

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Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee under the Servicing Agreement by the Depositor, and the appointment of the Special Servicer as the initial Special Servicer under the Servicing Agreement by the Depositor (subject to replacement by the Controlling Noteholder as provided herein) and agrees to reasonably cooperate with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with this Agreement and the Servicing Agreement. Each Noteholder hereby appoints the Master Servicer, the Special Servicer and the Trustee in the Lead Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Servicing Agreement (subject at all times to the rights of the Noteholders set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require any Servicer to enforce the rights of any Noteholder against any other Noteholder or limit any Servicer in enforcing the rights of one Noteholder against any other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to any other Noteholder. Each Servicer shall be required pursuant to the Servicing Agreement to service the Mortgage Loan in accordance with the Servicing Standard, the terms of the Mortgage Loan Documents, the Servicing Agreement, this Agreement and applicable law, and shall not take any action or refrain from taking any action or follow any direction inconsistent with the foregoing.

(b)   The Controlling Noteholder shall be entitled to receive any notice provided to the “directing holder” or any analogous holder under the Servicing Agreement, except to the extent such Noteholder is expressly prohibited from exercising such right under the terms of this Agreement or the Servicing Agreement in its capacity as Controlling Noteholder. In no event shall any Subordinate Noteholder be entitled to exercise any rights of the “directing holder”, controlling or consulting class or any analogous class or holder under the Servicing Agreement except to the extent such Subordinate Noteholder is given such rights expressly under the terms of this Agreement or the Servicing Agreement in its capacity as the Controlling Noteholder, and in no event may any such “directing holder”, controlling or consulting class or analogous class or holder under the Servicing Agreement have any of the rights of the Controlling Noteholder hereunder except during a Note B Control Appraisal Period.

(c)    In no event may the Servicing Agreement change the interest allocable to, or the amount of any payments due to, the Controlling Noteholder or materially increase the Controlling Noteholder’s obligations or materially decrease the Controlling Noteholder’s rights, remedies or protections hereunder.

(d)   The Master Servicer shall be the lead master servicer on the Mortgage Loan, and from time to time it (or the Trustee, to the extent provided in the Lead Securitization Servicing Agreement) (i) shall be required to make Property Protection Advances with respect to the Mortgage Loan, subject to the terms of the Lead Securitization Servicing Agreement and this Agreement, and (ii) may be required to make P&I Advances on the Lead Securitization Note, if and to the extent provided in the Lead Securitization Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for a Property Protection Advance, first from funds on deposit in each of the

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Collection Account and the Companion Loan Distribution Account that (in any case) represent amounts received on or in respect of the Mortgage Loan in the manner provided in the Lead Securitization Servicing Agreement, and then, in the case of Nonrecoverable Property Protection Advances, if such funds on deposit in the Collection Account and Companion Loan Distribution Account are insufficient, from general collections of the Lead Securitization as provided in the Lead Securitization Servicing Agreement and from general collections of the Non-Lead Securitization as provided below. The Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to reimbursement for Advance Interest Amounts on a Property Protection Advance or a Nonrecoverable Property Protection Advance, in the manner and from the sources provided in the Lead Securitization Servicing Agreement, including from general collections of the Lead Securitization and, in the case of Property Protection Advances, from general collections of the Non-Lead Securitization as provided below. Notwithstanding the foregoing, to the extent the Master Servicer, the Special Servicer or the Trustee, as applicable, obtains funds from general collections of the Lead Securitization as a reimbursement for a Nonrecoverable Property Protection Advance or any Advance Interest Amounts on a Property Protection Advance or a Nonrecoverable Property Protection Advance, the Non-Lead Securitization Noteholder (including from general collections or any other amounts from the Non-Lead Securitization Trust) and Note C Holder shall be required to, promptly following notice from the Master Servicer, reimburse the Lead Securitization for its pro rata share of such Nonrecoverable Property Protection Advance or Advance Interest Amounts.

In addition, the Non-Lead Securitization Noteholder (including, but not limited to, the Non-Lead Securitization Trust) shall be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Lead Securitization for the Non-Lead Securitization Noteholder’s pro rata share of any additional trust fund expenses with respect to the Mortgage Loan or the Mortgaged Property, any other fees, costs or expenses incurred in connection with the servicing and administration of the Mortgage Loan and allocable to the Noteholders pursuant to this Agreement and as to which the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Depositor, as applicable, is entitled to be reimbursed pursuant to the Lead Securitization Servicing Agreement, and any fees, costs or expenses related to obtaining a Rating Agency Confirmation and allocated to the Noteholders, in each case to the extent amounts on deposit in the Companion Loan Distribution Account that are allocated to the Non-Lead Securitization Note are insufficient for reimbursement of such amounts (which such reimbursement shall be made, if the Non-Lead Securitization Note has been included in a Non-Lead Securitization, from general collections or any other amounts from such Non-Lead Securitization Trust). The Non-Lead Securitization Holder and Note C Holder agrees to indemnify (i) (as and to the same extent the Lead Securitization Trust is required to indemnify each of the following parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of Lead Securitization Servicing Agreement) each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the Lead Securitization Servicing Agreement in respect of other mortgage loans) and (ii) the Lead Securitization Trust (such parties in clause (i) and the Lead Securitization Trust, collectively, the “Indemnified Parties”) against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mortgage Loan and

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the Mortgaged Property (or, with respect to the Operating Advisor, incurred in connection with the provision of services for the Mortgage Loan) under the Lead Securitization Servicing Agreement (collectively, the “Indemnified Items”) to the extent of its pro rata share of such Indemnified Items, and to the extent amounts on deposit in the Companion Loan Distribution Account that are allocated to the Non-Lead Securitization Note are insufficient for reimbursement of such amounts, the Non-Lead Securitization Noteholder and Note C Holder shall be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse each of the applicable Indemnified Parties for its pro rata share of the insufficiency (including, if the Non-Lead Securitization Note has been included in a Non-Lead Securitization, from general collections or any other amounts from such Non-Lead Securitization Trust).

The Non-Lead Master Servicer may be required to make P&I Advances on the Non-Lead Securitization Note, from time to time, subject to the terms of the Non-Lead Securitization Servicing Agreement, the Lead Securitization Servicing Agreement and this Agreement. The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the Lead Securitization Note based on the information that they have on hand and in accordance with the Lead Securitization Servicing Agreement. The Non-Lead Master Servicer and the Non-Lead Special Servicer and the Non-Lead Trustee, as applicable, shall be entitled to make their own recoverability determination with respect to a P&I Advance to be made on the Non-Lead Securitization Note based on the information that they have on hand and in accordance with the Non-Lead Securitization Servicing Agreement. The Master Servicer and the Trustee, as applicable, and the Non-Lead Master Servicer or the Non-Lead Trustee shall be required to notify each other servicer and trustee with respect to a Securitization of the amount of its P&I Advance within two (2) Business Days of making such advance. If the Master Servicer, the Special Servicer or the Trustee, as applicable (with respect to the Lead Securitization Note) or the Non-Lead Master Servicer, the Non-Lead Special Servicer or the Non-Lead Trustee, as applicable (with respect to the Non-Lead Securitization Note), determines that a proposed P&I Advance, if made, would be non-recoverable or an outstanding P&I Advance is or would be non-recoverable, or if the Master Servicer, the Special Servicer or the Trustee, as applicable, subsequently determines that a proposed Property Protection Advance would be non-recoverable or an outstanding Property Protection Advance is or would be non-recoverable, then the Master Servicer or the Trustee (as provided in the Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the Master Servicer, the Special Servicer or the Trustee) or the Non-Lead Master Servicer or the Non-Lead Trustee (as provided in the Non-Lead Securitization Servicing Agreement, in the case of a determination of non-recoverability by the Non-Lead Master Servicer, the Non-Lead Special Servicer or the Non-Lead Trustee) shall notify the Master Servicer and the Trustee, or the Non-Lead Master Servicer and the Non-Lead Trustee, as the case may be, within two (2) Business Days of making such determination. Each of the Master Servicer, the Trustee, the Non-Lead Master Servicer and the Non-Lead Trustee, as applicable, will only be entitled to reimbursement for a P&I Advance that becomes non-recoverable and advance interest thereon first from the Collection Account (in the case of the Lead Securitization Note) or the Companion Loan Distribution Account (in the case of the Non-Lead Securitization Note) from amounts allocable to the Note for which such P&I Advance was made, and then, if funds are insufficient, (i) in the case of the Lead Securitization Note, from general collections of the Lead Securitization Trust, pursuant to the terms of the Lead

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Securitization Servicing Agreement and (ii) in the case of the Non-Lead Securitization Note, from general collections of the Non-Lead Securitization Trust, as and to the extent provided in the Non-Lead Securitization Servicing Agreement.

(e)  The Servicing Agreement shall contain provisions to the effect that (and to the extent such following provisions are not included in the Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)          any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders on the “master servicer remittance date” under the Servicing Agreement;

(ii)         the Controlling Noteholder shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide access to, any information relating to the Mortgage Loan, the Mortgage Loan Borrower or the Mortgaged Property as the Controlling Noteholder may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or the Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Lead Securitization Trust but not limited to standard CREFC reports and Asset Status Reports, provided that if an interest in the requesting Noteholder or its related Note is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then such requesting Noteholder shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy or any “excluded information” or analogous term under the Servicing Agreement;

(iii)      each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Servicing Agreement and may directly enforce such rights;

(iv)      the Servicing Agreement may not be amended without the consent of each Non-Lead Noteholder if such amendment would be materially adverse to such Non-Lead Noteholder or would materially adversely affect the Mortgage Loan or any Non-Lead Noteholder’s rights with respect thereto or would alter any term that is defined herein by reference to the Servicing Agreement in a manner that is materially adverse to a Non-Lead Noteholder;

(v)        the Special Servicer selected by the Controlling Noteholder shall be named as the Special Servicer for the Mortgage Loan by the earlier of (x) the closing of the Note A-2-A Securitization or (y) the Mortgage Loan becoming a Specially Serviced Loan under any other Servicing Agreement; provided, however, that such Special Servicer has the Required Special Servicer Rating of, or otherwise is acceptable to, each of the Rating Agencies rating each Securitization;

(vi)       the Master Servicer or Trustee shall be required to provide written notice to the Non-Lead Master Servicer and the Non-Lead Trustee of any P&I Advance it has made with respect to the Lead Securitization Note within two (2) Business Days of making such advance;

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(vii)      if the Master Servicer determines that a proposed P&I Advance with respect to the Lead Securitization Note or Property Protection Advance with respect to the Mortgage Loan, if made, or any outstanding P&I Advance or Property Protection Advance previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide the Non-Lead Master Servicer written notice of such determination promptly after such determination was made together with such reports that the Master Servicer delivered to the Special Servicer or Trustee in connection with notification of its determination of nonrecoverability;

(viii)     the Master Servicer shall remit all payments allocated to each Non-Lead Securitization Note pursuant to Section 3 or 4, net of the servicing fees payable to the Master Servicer and Special Servicer with respect to such Non-Lead Securitization Note, and any other applicable fees and reimbursements payable to the Master Servicer, the Special Servicer and the Trustee, to the Non-Lead Securitization Noteholder by the earlier of (x) the Master Servicer Remittance Date (as defined in the Lead Securitization Servicing Agreement) and (y) the Business Day following the “determination date” (or any term substantially similar thereto) as defined in the Non-Lead Securitization Servicing Agreement (such determination date, the “Non-Lead Securitization Determination Date”), in each case as long as the date on which remittance is required under this clause (viii) is at least one (1) Business Day after the scheduled monthly payment date under the Mortgage Loan Agreement, provided, that any late collections received by the Master Servicer after the related due date under the Mortgage Loan shall be remitted by the Master Servicer in accordance with Section 2(e)(xv) below;

(ix)        with respect to each Non-Lead Note, the Master Servicer agrees to deliver or cause to be delivered or to make available to such Non-Lead Noteholder (or, in the case of a Non-Lead Note held by a Securitization, the related Non-Lead Master Servicer) all reports required to be delivered by the Master Servicer to the Certificate Administrator and the Trustee under the Lead Securitization Servicing Agreement (which shall include all loan-level reports constituting the CREFC® Investor Reporting Package (IRP)) pursuant to the terms of the Lead Securitization Servicing Agreement, to the extent related to the Mortgage Loan, the Mortgaged Property, the Non-Lead Note, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, by the earlier of (x) the Master Servicer Remittance Date and (y) the Business Day following the Non-Lead Securitization Determination Date (if any), in each case so long as the date on which delivery is required under this clause (ix) is at least one (1) Business Day after the scheduled monthly payment date under the Mortgage Loan Agreement;

(x)         the Master Servicer and the Special Servicer, as applicable, shall provide (in electronic media) to each Non-Lead Noteholder all documents, certificates, instruments, notices, reports, operating statements, rent rolls and other information regarding the Mortgage Loan provided by it to any other party to the Lead Securitization Servicing Agreement at the time provided to such other party;

(xi)        the servicing duties of each of the Master Servicer and Special Servicer under the Lead Securitization Servicing Agreement shall include the duty to service the Mortgage Loan and all of the Notes on behalf of the Noteholders (including any

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respective trustees and certificateholders) in accordance with the terms and provisions of this Agreement, the Lead Securitization Servicing Agreement and the Servicing Standard;

(xii)       each Non-Lead Noteholder shall be entitled to the same indemnity as the Lead Securitization Noteholder under the Lead Securitization Servicing Agreement; each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and the Custodian shall be required to (and shall require any Servicing Function Participant or Additional Servicer engaged by it to) indemnify each Certifying Person and the Non-Lead Depositor, and their respective directors and officers and controlling persons, to the same extent that they indemnify the Depositor (as depositor in respect of the Lead Securitization) and each Certifying Person for (i) its failure to deliver the items in clause (xiii) below in a timely manner, (ii) its failure to perform its obligations to the Non-Lead Depositor or the related Non-Lead Trustee under Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement by the time required after giving effect to any applicable grace period or cure period, (iii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than an Initial Sub-Servicer) to perform its obligations to such depositor or trustee under such Article X (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement by the time required and/or (iv) any Deficient Exchange Act Deliverable regarding, and delivered by or on behalf of, such party;

(xiii)      with respect to each Non-Lead Securitization that is subject to reporting requirements under the Securities Act, the Exchange Act (including Rule 15Ga-1), and Regulation AB, (a) the Master Servicer, any primary servicer, the Special Servicer, the Trustee, the Certificate Administrator or other party acting as custodian for the Lead Securitization shall be required to deliver (and shall be required to cause each other servicer and servicing function participant (within the meaning of Items 1123 and 1122, respectively, of Regulation AB) retained or engaged by it to deliver; provided that such party shall only be required to use commercially reasonable efforts to cause an Initial Sub-Servicer to deliver), in a timely manner (i) the reports, certifications, compliance statements, accountants’ assessments and attestations, and information to be included in reports (including, without limitation, Form ABS-15G, Form 10-K, Form 10-D and Form 8-K), and (ii) upon request, any other materials specified in the Non-Lead Securitization Servicing Agreement, in the case of sub-clauses (i) and (ii), as the Non-Lead Depositor or the Non-Lead Trustee reasonably believes, in good faith, are required in order for the Non-Lead Depositor or the Non-Lead Trustee to comply with (1) its obligations under the Securities Act, the Exchange Act (including Rule 15Ga-1), Regulation AB and Form SF-3 and (2) any applicable comment letter from the Commission or its obligations with respect to any Deficient Exchange Act Deliverable, (b) without limiting the generality of the foregoing (x) the Depositor or the Lead Securitization Noteholder shall provide or cause to be provided to the Non-Lead Depositor (and to counsel to the Non-Lead Depositor) and the Non-Lead Trustee (1) written notice (which may be by email) in a timely manner (but no later than three (3) Business Days prior to closing) of the occurrence of the Lead Securitization, and (2) no later than the closing date of the Lead Securitization, a copy of the Lead Securitization Servicing Agreement in an EDGAR-

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compatible format, and (y) the Master Servicer and Special Servicer (or any replacement Master Servicer or Special Servicer, as applicable) shall, upon reasonable prior written request, and subject to the right of the Master Servicer or the Special Servicer, as the case may be, to review and approve such disclosure materials, permit a holder of the Non-Lead Securitization Note to use such party’s description contained in the Lead Securitization prospectus (updated as appropriate by the Master Servicer or Special Servicer, as applicable, at the cost of the Non-Lead Sponsor) or contained in a Lead Securitization Form 8-K), for inclusion in the disclosure materials or a Form 8-K relating to any securitization of the Non-Lead Securitization Note, and (z) the Master Servicer and the Special Servicer (or any replacement Master Servicer or Special Servicer, as applicable), shall provide indemnification agreements, opinions and Regulation AB compliance letters as were or are being delivered with respect to the Lead Securitization (in each case, at the cost of the Non-Lead Sponsor), and (c) in connection with any amendment of the Lead Securitization Servicing Agreement, the Depositor shall provide written notice (which may be by email) of such proposed amendment to the Non-Lead Depositor and the Non-Lead Trustee no later than three (3) Business Days prior to the date of effectiveness of such amendment, and, on the date of effectiveness of such amendment to the Lead Securitization Servicing Agreement, provide a copy of such amendment in an EDGAR-compatible format to the Non-Lead Depositor and the Non-Lead Trustee. The Master Servicer and the Special Servicer shall each be required to provide certification and indemnification to any Certifying Person with respect to any applicable Sarbanes-Oxley Certification with respect to a Non-Lead Securitization;

(xiv)     each of the Master Servicer, the Special Servicer, the Custodian and the Trustee and each Affected Reporting Party shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under any applicable Sub-Servicing Agreement), with each Non-Lead Depositor (including, without limitation, providing all due diligence information, reports, written responses, negotiations and coordination) to the same extent as such party is required to cooperate with the Depositor under Article XIII (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement and in connection with Deficient Exchange Act Deliverables. All respective reasonable out-of-pocket costs and expenses incurred by the Non-Lead Depositor (including reasonable legal fees and expenses of outside counsel to such depositor) in connection with the foregoing (other than those costs and expenses related to participation by a Non-Lead Depositor in any telephone conferences and meetings with the Commission and other costs the Non-Lead Depositor must bear pursuant to Article XIII (or any article substantially similar thereto) of the Lead Securitization Servicing Agreement) and any amendments to any reports filed with the Commission therewith shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from such Non-Lead Depositor;

(xv)      any late collections received by the Master Servicer from the Mortgage Loan Borrower that are allocable to a Non-Lead Securitization Note or reimbursable to the Non-Lead Master Servicer or the Non-Lead Trustee shall be remitted by the Master Servicer to the Non-Lead Master Servicer or the Non-Lead Noteholder, as applicable, within two (2) Business Days of receipt of properly identified funds; provided, however, that in the event the Master Servicer is in receipt of properly identified funds that are not

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available to the Master Servicer, the Master Servicer may instead remit such amounts on the same Business Day that such properly identified funds become available to the Master Servicer;

(xvi)     each Non-Lead Master Servicer and each Non-Lead Special Servicer shall each be a third-party beneficiary of the Lead Securitization Servicing Agreement with respect to all provisions therein expressly relating to compensation, reimbursement or indemnification of such Non-Lead Master Servicer or such Non-Lead Special Servicer, as the case may be, and the provisions regarding coordination of Advances;

(xvii)    to the extent related to the Mortgage Loan, the Master Servicer or the Special Servicer, Rating Agency Confirmation shall be provided with respect to the commercial mortgage pass-through certificates issued in connection with each Non-Lead Securitization to the same extent provided with respect to the commercial mortgage pass-through certificates issued in connection with the Lead Securitization;

(xviii)   Servicer Termination Events with respect to the Master Servicer and the Special Servicer shall include: (i) solely with respect to the Master Servicer, the failure to timely remit payments to a Non-Lead Noteholder, which failure continues unremedied for one (1) Business Day following the date on which such payment was to be made; (ii) solely with respect to the Special Servicer, the failure to deposit into any REO Account any amount required to be so deposited within two (2) Business Days after the date such deposit was to be made, or the failure to remit to the Master Servicer for deposit into the Collection Account or the related Companion Loan Distribution Account, as applicable, any amount required to be so remitted by the Special Servicer within one (1) Business Day after the date such remittance was to be made; (iii) solely with respect to the Special Servicer, the failure to maintain the Required Special Servicer Rating or to be otherwise acceptable to each Rating Agency rating a Securitization, which failure continues unremedied for a period of sixty (60) days following actual knowledge thereof by the Special Servicer; (iv) the qualification, downgrade or withdrawal, or placing on “watch status” in contemplation of a rating downgrade or withdrawal of the ratings of any class of certificates issued in connection with the Non-Lead Securitization by the Rating Agencies rating such securities (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by such rating agencies within sixty (60) days of actual knowledge of such event by the Master Servicer or the Special Servicer, as the case may be), and publicly citing servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; and (v) the failure to provide to a Non-Lead Securitization Noteholder (if and to the extent required under the related Non-Lead Securitization) reports required under the Exchange Act, and the rules and regulations thereunder, in a timely fashion. Upon the occurrence of such a Servicer Termination Event (A) with respect to the Master Servicer affecting any Non-Lead Noteholder and the Master Servicer is not otherwise terminated pursuant to the Lead Securitization Servicing Agreement, the Trustee shall, upon the direction of any Non-Lead Noteholder, appoint a sub-servicer solely with respect to the Mortgage Loan (or if the Mortgage Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such original sub-servicer is in default under the related sub-servicing agreement); and (B) the appointment (or replacement) of a sub-servicer

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with respect to the Mortgage Loan, as contemplated in clause (A) above, will in any event be subject to written confirmation from each Rating Agency that such appointment would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with any Securitization. Upon the occurrence of a Servicer Termination Event with respect to the Special Servicer affecting a Non-Lead Noteholder and the Special Servicer is not otherwise terminated pursuant to the Lead Securitization Servicing Agreement, the Trustee shall, upon direction of a Non-Lead Noteholder, terminate the Special Servicer with respect to, but only with respect to, the Mortgage Loan;

(xix)      upon any resignation of the Master Servicer or the Special Servicer, any termination of the Master Servicer or Special Servicer and/or any replacement thereof, any appointment of a successor to the Master Servicer or Special Servicer, or the effectiveness of any designation of a new Special Servicer, the Trustee or Certificate Administrator shall promptly (and in any event no later than three (3) Business Days prior to the effective date of such resignation, termination, replacement and/or appointment of a Master Servicer or Special Servicer) provide written notice thereof to each Non-Lead Trustee, each Non-Lead Master Servicer, and each Non-Lead Depositor, together with any information reasonably required (including, without limitation, any disclosure required under Item 1108 of Regulation AB) for the related Non-Lead Securitization to comply with any applicable reporting obligations under the Exchange Act; provided, that such notice shall not be deemed to be provided unless receipt thereof has been confirmed in writing (which may be by email) from the Non-Lead Depositor;

(xx)       if a Non-Lead Securitization Note becomes the subject of an Asset Review pursuant to the related Non-Lead Securitization Servicing Agreement, the Master Servicer, the Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Non-Lead Asset Representations Reviewer in connection with such Asset Review by providing the Non-Lead Asset Representations Reviewer with any documents reasonably requested by the Non-Lead Asset Representations Reviewer, but only to the extent (x) such documents are in the possession of the Master Servicer, the Special Servicer, the Trustee or the Custodian, as the case may be, and (y) the Non-Lead Asset Representations Reviewer has not been able to obtain such documents from the related mortgage loan seller; and

(xxi)      any conflict between the Lead Securitization Servicing Agreement and this Agreement shall be resolved in favor of this Agreement.

(f)     Each Non-Lead Securitization Noteholder agrees that it shall cause the related Non-Lead Securitization Servicing Agreement to provide as follows (and to the extent such following provisions are not included in such Non-Lead Securitization Servicing Agreement, they shall be deemed incorporated therein and made a part thereof):

(i)         such Non-Lead Securitization Noteholder shall be responsible for its pro rata share of any Nonrecoverable Property Protection Advances (and advance interest thereon) and any additional trust fund expenses, but only to the extent that they relate to servicing and administration of the Notes and the Mortgaged Property, including without

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limitation, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees relating to the Notes, and that in the event that the funds received with respect to the Notes are insufficient to cover such Property Protection Advances or additional trust fund expenses, (A) the Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer or the Special Servicer, pay or reimburse the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Lead Securitization Trust, as applicable, out of general funds in the collection account (or equivalent account) established under the Non-Lead Securitization Servicing Agreement for the Non-Lead Securitization Noteholder’s pro rata share of any such Nonrecoverable Property Protection Advances (together with advance interest thereon) and/or other additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property), and (B) if the Lead Securitization Servicing Agreement permits the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to reimburse itself from the Lead Securitization Trust’s general account, then the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may do so, and the Non-Lead Master Servicer will be required to, promptly following notice from the Master Servicer, the Special Servicer or the Trustee, reimburse the Lead Securitization Trust out of general funds in the collection account (or equivalent account) established under the Non-Lead Securitization Servicing Agreement for the Non-Lead Securitization Noteholder’s pro rata share of any such Nonrecoverable Property Protection Advances (together with advance interest thereon) and/or additional trust fund expenses (including compensation due to the Master Servicer and the Special Servicer to the extent related to the servicing and administration of the Mortgage Loan and the Mortgaged Property);

(ii)        each of the Indemnified Parties shall be indemnified (as and to the same extent the Lead Securitization Trust is required to indemnify each of such Indemnified Parties in respect of other mortgage loans in the Lead Securitization Trust pursuant to the terms of the Lead Securitization Servicing Agreement and, in the case of the Lead Securitization Trust, to the extent of any additional trust fund expenses with respect to the Mortgage Loan) by the Non-Lead Securitization Trust, against any of the Indemnified Items to the extent of its pro rata share of such Indemnified Items and, to the extent amounts on deposit in the Companion Loan Distribution Account that are allocated to the Non-Lead Securitization Note are insufficient for reimbursement of such amounts, the Non-Lead Master Servicer will be required to reimburse each of the applicable Indemnified Parties for the Non-Lead Securitization Note’s pro rata share of the insufficiency out of general funds in the collection account (or equivalent account) established under the Non-Lead Securitization Servicing Agreement;

(iii)       the Non-Lead Master Servicer, Non-Lead Trustee or Non-Lead Certificate Administrator will be required to deliver to the Trustee, the Certificate Administrator, the Special Servicer, the Master Servicer and the Operating Advisor (i) promptly following the Non-Lead Securitization, notice of the deposit of the Non-Lead Securitization Note into a Securitization Trust (which notice may be (x) in the form of delivery (which may be by email) of a copy of the Non-Lead Securitization Servicing Agreement, or (y) by email notification together with contact information for the Non-Lead Trustee, the Non-

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Lead Certificate Administrator, the Non-Lead Master Servicer, the Non-Lead Special Servicer and the party designated to exercise the rights of the Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, Note A-2-F Holder, Note A-2-G Holder or the Note A-2-H Holder, as applicable, as a “Non-Controlling Noteholder” or “Non-Controlling A Noteholder” under this Agreement), accompanied by a copy of the executed Non-Lead Securitization Servicing Agreement, and (ii) notice of any subsequent change in the identity of the Non-Lead Master Servicer, the Non-Lead Trustee or the party designated to exercise the rights of the Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, Note A-2-F Holder, Note A-2-G Holder or the Note A-2-H Holder, as applicable, as a “Non-Controlling Noteholder” or “Non-Controlling A Noteholder” under this Agreement (together with the relevant contact information) (which may be in the form of email delivery of a copy of any revised Non-Lead Securitization Servicing Agreement); and

(iv)       the Master Servicer, the Special Servicer, the Trustee and the Lead Securitization Trust shall be third party beneficiaries of the foregoing provisions.

(g)    Each Lead Securitization Noteholder shall:

(i)         give each Non-Lead Securitization Noteholder notice of the Securitization of the Lead Securitization Note in writing (which may be by email) not less than three (3) Business Days prior to the applicable pricing date for the Lead Securitization, together with contact information for each of the parties to the Lead Securitization Servicing Agreement; and

(ii)        send to each Non-Lead Securitization Noteholder and the parties to the related Non-Lead Securitization Servicing Agreement (that are not also party to the Lead Securitization Servicing Agreement) (x) on or promptly following the Lead Securitization Date (to the extent the applicable parties to the related Non-Lead Securitization Servicing Agreement have been engaged by the related Non-Lead Depositor on or prior to the Lead Securitization Date), a copy (in EDGAR-compatible format) of the execution version of the Lead Securitization Servicing Agreement, (y) within (1) one Business Day after the date of any re-filing by the Depositor of the Lead Securitization Servicing Agreement with the Commission to account for any changes thereto (other than a formal amendment thereto following the Lead Securitization Date), a copy (in EDGAR-compatible format) of the re-filed Lead Securitization Servicing Agreement, and (z) promptly following distribution thereof to the parties to the Lead Securitization Servicing Agreement, any changes made by the Depositor to the Lead Securitization Servicing Agreement (other than a formal amendment thereto following the Lead Securitization Date).

(h)    Each Non-Lead Securitization Noteholder shall provide (or cause to be provided) to the Lead Securitization Noteholder and the parties to the Lead Securitization Servicing Agreement (provided that the Lead Securitization Servicing Agreement has been delivered to the Non-Lead Securitization Noteholder) notice of the closing of the Non-Lead Securitization, in writing (which may be by email) prior to or promptly following the Non-Lead Securitization Date, which notice shall include a copy of the Non-Lead Securitization Servicing Agreement.

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(i)      Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(j)     At any time after the Securitization Date that the Lead Securitization Note is no longer subject to the provisions of the Servicing Agreement, the Lead Securitization Noteholder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement that contains servicing provisions which are the same as or more favorable to the Non-Lead Securitization Noteholders and each Subordinate Noteholder, in substance, to those in the Servicing Agreement and all references herein to the “Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that if a Non-Lead Securitization Note is in a Securitization, then a written confirmation shall have been obtained from each Rating Agency rating such Securitization that the appointment of the servicer(s) pursuant to such servicing agreement would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with such Securitization; provided, further, that until a replacement servicing agreement has been entered into, the Lead Securitization Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, however, that the Servicer under such replacement Servicing Agreement shall have no further obligations to advance monthly payments of principal and interest; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer meeting the requirements of the Servicing Agreement appointed by the Lead Securitization Noteholder and the special servicer appointed by the Controlling Noteholder (which special servicer must satisfy the Required Special Servicer Rating of, or otherwise be acceptable to, each of the Rating Agencies rating any outstanding Securitization) and does not have to be performed by the service providers set forth under the Servicing Agreement.

(k)               Subject to the Servicer’s obligation to act in accordance with the Servicing Standard and subject to a Rating Agency Confirmation, and solely in the event that S&P rates any securities issued in connection with any Securitization of any of Note A-2-A, A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H, or Note B, the Servicer shall require the related Mortgage Loan Borrower to maintain insurance with an insurer meeting the minimum S&P ratings requirements specified in the related Mortgage Loan Documents (and, for the avoidance of doubt, without regard to any Lender discretion with respect to such ratings in the related Mortgage Loan Documents).

Section 3.          Subordination of the Subordinate Notes; Payments Prior to a Sequential Pay Event. Note B and the rights of the Note B Holder to receive payments of interest, principal and other amounts with respect to Note B shall at all times be junior, subject and subordinate to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H and the respective rights of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and Note A-2-H Holder to receive payments of interest, principal and other amounts with respect to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H, respectively, as and to the extent set forth herein.

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Note C and the rights of the Note C Holder to receive payments of interest, principal and other amounts with respect to such Note C shall at all times be junior, subject and subordinate to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B and the respective rights of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, Note A-2-H Holder and the Note B Holder to receive payments of interest, principal and other amounts with respect to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H and Note B, respectively, as and to the extent set forth herein. If no Sequential Pay Event shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments of principal or interest, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer (excluding master servicing fees, trustee fees, certificate administrator fees, operating advisor fees and asset representations reviewer fees, all of which shall be payable by each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, Note A-2-H Holder and Note B Holder to such parties out of distributions made to them in respect of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B, respectively), with respect to the Mortgage Loan pursuant to the Servicing Agreement (such amounts contemplated by clauses (x) and (y), “Withheld Amounts”), shall be distributed by the Master Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)    first, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance, respectively, at the Net Note A Rate;

(b)   second, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance) in an aggregate amount equal to all

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principal payments received, including any Insurance Proceeds or Condemnation Proceeds received, if any, with respect to such Monthly Payment Date with respect to the Note A in accordance with the Mortgage Loan Agreement and payable to the Note A Holders, until the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance have been reduced to zero;

(c)    third, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder including any Recovered Costs not previously reimbursed by the Mortgage Loan Borrower (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed to such Servicer) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)   fourth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(c) and, as a result of a Workout the aggregate Principal Balance of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H has been reduced, such excess amount shall be paid to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance) in an aggregate amount up to the reduction, if any, of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance as a result of such Workout, plus interest on such aggregate amount at the related Note A Rate;

(e)    fifth, to the extent the Note B Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note B Holder for all such cure payments;

(f)     sixth, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Net Note B Rate;

(g)    seventh, to the Note B Holder in an aggregate amount equal to all principal payments received, including any Insurance Proceeds and Condemnation Proceeds received, if any, with respect to such Monthly Payment Date with respect to Note B in accordance with the Mortgage Loan Agreement and payable to the Note B Holders, until the Note B Principal Balance has been reduced to zero;

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(h)    eighth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(g) and, as a result of a Workout the Principal Balance of Note B has been reduced, such excess amount shall be paid to the Note B Holder in an amount up to the reduction, if any, of the Note B Principal Balance as a result of such Workout, plus interest on such amount at the related Note B Rate;

(i)      ninth, to the extent the Note C Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note C Holder for all such cure payments;

(j)     tenth, to the Note C Holder in an amount equal to the accrued and unpaid interest on the Note C Principal Balance at the Net Note C Rate;

(k)   eleventh, to the Note C Holder in an aggregate amount equal to all principal payments received, including any Insurance Proceeds and Condemnation Proceeds received, if any, with respect to such Monthly Payment Date with respect to Note C in accordance with the Mortgage Loan Agreement and payable to the Note C Holders, remaining after giving effect to the allocations in clause (b) and clause (g) above, until the Note C Principal Balance has been reduced to zero;

(l)      twelfth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(k) and, as a result of a Workout the Principal Balance of Note C has been reduced, such excess amount shall be paid to the Note C Holder and in an aggregate amount up to the reduction, if any, of the Note C Principal Balance as a result of such Workout, plus interest on such aggregate amount at the related Note C Rate;

(m)  thirteenth, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance) in an aggregate amount equal to the product of (i) the Note A Percentage Interest multiplied by (ii) the Note A Relative Spread, and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(n)    fourteenth, to the Note B Holder in an aggregate amount equal to the product of (i) the Note B Percentage Interest multiplied by (ii) the Note B Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(o)   fifteenth to the Note C Holder in an aggregate amount equal to the product of (i) the Note C Percentage Interest multiplied by (ii) the Note C Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(p)   sixteenth, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case

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provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid pro rata to the Note A Holders, the Note B Holders and the Note C Holders in accordance with the Note A Percentage Interest, the Note B Percentage Interest and the Note C Percentage Interest, respectively, with the amount distributed to the Note A Holders to be allocated among the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder pro rata based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance; and

(q)        seventeenth, if any excess amount, including, without limitation, any Default Interest, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(p), any remaining amount shall be paid pro rata to the Note A Holders, the Note B Holder and the Note C Holder in accordance with the initial Note A Percentage Interest, the initial Note B Percentage Interest and the initial Note C Percentage Interest, respectively, with the amount distributed to the Note A Holders to be allocated between the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder pro rata based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance.

Section 4.          Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; provided, if a Sequential Pay Event, as determined by the applicable Servicer and as set forth in the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of monthly payments of principal or interest, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds and Condemnation Proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to any Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Master Servicer in the following order of priority without

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duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)    first, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance, respectively, at the Net Note A Rate;

(b)   second, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance), an amount equal to all principal payments in respect of Note A received, if any, with respect to the related Monthly Payment Date, until the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance have been reduced to zero;

(c)    third, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder including any Recovered Costs, in each case to the extent reimbursable by the Mortgage Loan Borrower but not previously reimbursed by the Mortgage Loan Borrower (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed to such Servicer), with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)   fourth, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance) in an aggregate amount equal to the product of (i) the Note A Percentage Interest multiplied by (ii) the Note A Relative Spread, and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(e)    fifth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a Workout the aggregate Principal Balance of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note

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A-2-H has been reduced, such excess amount shall be paid to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance) in an aggregate amount up to the reduction, if any, of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance as a result of such Workout, plus interest on such aggregate amount at the related Note A Rate;

(f)     sixth, to the extent the Note B Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note B Holder for all such cure payments; and to the Note B Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Note B Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the Mortgage Loan Borrower;

(g)    seventh, to the Note B Holder in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Net Note B Rate;

(h)        eighth, to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, pro rata (based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance), an amount equal to all remaining amounts received with respect to the related Monthly Payment Date, until the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance have been reduced to zero;

(i)      ninth, to the Note B Holder, until the Note B Principal Balance has been reduced to zero;

(j)     tenth, to the Note B Holder in an aggregate amount equal to the product of (i) the Note B Percentage Interest multiplied by (ii) the Note B Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(k)   eleventh, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of Note B has been reduced, such excess amount shall be paid to the Note B Holder in an amount up to the reduction, if any, of the Note B Principal Balance as a result of such Workout, plus interest on such amount at the related Note B Rate;

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(l)      twelfth, to the extent the Note C Holder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Note C Holder for all such cure payments; and to the Note C Holder and in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Note C Holder in each case to the extent reimbursable by, but not previously reimbursed by, the Mortgage Loan Borrower;

(m)  thirteenth, to the Note C Holder in an amount equal to the accrued and unpaid interest on the Note C Principal Balance at the Net Note C Rate;

(n)    fourteenth, to the Note C Holder, until the Note C Principal Balance has been reduced to zero;

(o)   fifteenth, to the Note C Holder, in an aggregate amount equal to the product of (i) the Note C Percentage Interest multiplied by (ii) the Note C Relative Spread and (iii) any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(p)   sixteenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(n) and, as a result of a Workout the aggregate Principal Balance of Note C has been reduced, such excess amount shall be paid to the Note C Holder in an aggregate amount up to the reduction, if any, of the Note C Principal Balance as a result of such Workout, plus interest on such amount at the related Note C Rate;

(q)   seventeenth, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid pro rata to the Note A Holders, the Note B Holders and the Note C Holders in accordance with the Note A Percentage Interest, the Note B Percentage Interest and the Note C Percentage Interest, respectively, with the amount distributed to the Note A Holders to be allocated between the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder pro rata based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance; and

(r)                 eighteenth, if any excess amount, including, without limitation, any Default Interest, is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(q), any remaining amount shall be paid pro rata to the Note A Holders, the Note B Holders and the Note C Holders in accordance with the initial Note A Percentage Interest, the initial Note B Percentage Interest and the initial Note C Percentage Interest, respectively, with the amount distributed to the Note A Holders to be allocated between the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and

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the Note A-2-H Holder, pro rata based on the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance and the Note A-2-H Principal Balance.

Section 5.          Administration of the Mortgage Loan.

(a)    Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement and consistent with the Servicing Standard, the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and no other Noteholder shall have any voting, consent or other rights whatsoever with respect to the Lead Securitization Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below) and consistent with the Servicing Standard, each Non-Lead Securitization Noteholder and each Subordinate Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) the rights, if any, that such Non-Lead Securitization Noteholder or Subordinate Noteholder, as applicable, has to, (i) call or cause the Lead Securitization Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Lead Securitization Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Lead Securitization Noteholder (or any Servicer acting on behalf of the Lead Securitization Noteholder) shall not have any fiduciary duty to any Non-Lead Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Lead Securitization Noteholder from the obligation to make any disbursement of funds as set forth herein).

(b)   The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of this Agreement and the Servicing Agreement. The Servicers shall service the Mortgage Loan in accordance with the terms of this Agreement, including without limitation, the rights of the Subordinate Noteholders set forth in Section 5(f) below and consistent with the Servicing Standard. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement and consistent with the Servicing Standard. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Lead Securitization Noteholder Holder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of each of the Noteholders as a collective whole (it being understood that (x) the interests of the Note B Holder is subordinate to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H and (y)

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the interests of the Note C Holder is subordinate to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B, in the cause of each of (x) and (y) subject to the terms and conditions of this Agreement, including without limitation the rights of the Controlling Noteholder), and any Subordinate Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Controlling Noteholder and/or the Controlling Noteholder Representative to exercise their respective rights specifically set forth under this Agreement.

(c)    Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Sections 5(f) and 6), if the Servicer in connection with a Workout of the Mortgage Loan modifies the terms thereof in accordance herewith such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Mortgage Loan Rate or scheduled amortization payments on such Mortgage Loan are reduced, (iii) payments of interest or principal on such Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Mortgage Loan Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Note A Holders, Note B Holders and Note C Holders pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H remaining the same as they are on the date hereof, the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout shall be borne, first, by the Note C Holder, second, by the Note B Holder, and then, by the Note A Holders (pro rata based on the Principal Balances of their respective Notes), in that order, in each case up to the amount otherwise due on such Note(s). Subject to the Servicing Agreement and this Agreement (including without limitation Sections 5(f) and (6)), in the case of any modification or amendment described above, the Lead Securitization Noteholder (or the Servicer on its behalf) will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects (x) the subordination of Note B to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H and (y) the subordination of Note C to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B, with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Note A Percentage Interest, to increase or reduce, as applicable, the Note B Percentage Interest, and to reduce the Note C Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Note A Rate, the Note B Rate and the Note C Rate, as applicable, in order to reflect a reduction in the Mortgage Loan Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)   All rights and obligations of the Lead Securitization Noteholder described hereunder may be exercised by the Servicers on behalf of the Lead Securitization Noteholder in

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accordance with the Servicing Agreement and this Agreement. Each Non-Lead Noteholder shall be provided access to any website that an investor would be permitted to access in accordance with the procedures set forth in the Servicing Agreement.

(e)    If any Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Notes shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Noteholders pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code and (iii) no Servicer may modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Noteholders may have under the Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Lead Securitization Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Lead Securitization Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by each Noteholder with respect to the REMIC containing the Note owned by such Noteholder.

Anything herein or in the Servicing Agreement to the contrary notwithstanding, in the event that a Note is included in a REMIC and the other Notes are not, the other Noteholders shall not be required to reimburse such Noteholder that deposited its Note in the REMIC or any other Person for payment of (i) any taxes imposed on such REMIC, (ii) any costs or expenses relating to the administration of such REMIC or to any determination respecting the amount, payment or avoidance of any tax under such REMIC or (iii) any advances for any of the foregoing or any interest thereon or for deficits in other items of disbursement or income resulting from the use of funds for payment of any such taxes, costs or expenses or advances, nor shall any disbursement or payment otherwise distributable to either such other Noteholder be reduced to offset or make-up any such payment or deficit.

(f)     (i) Subject to clauses (ii) or (iii) below, if any consent, modification, amendment or waiver under or other action in respect of the Mortgage Loan (whether or not a Servicing Transfer Event has occurred and is continuing) that would constitute a Major Decision has been requested or proposed or any fact or circumstance has occurred requiring that a Major Decision be made, or if the Servicer or Special Servicer otherwise intends to make a Major Decision, then the Servicer or Special Servicer, as applicable, shall deliver prompt written notice thereof to the Controlling Noteholder and its Controlling Noteholder Representative, if any, at

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least ten (10) Business Days prior to taking action with respect to such Major Decision (or making a determination not to take action with respect to such Major Decision), and none of the Servicer, the Special Servicer or any other Person shall implement any decision with respect to such Major Decision (or make a determination not to take action with respect to such Major Decision) unless and until the Servicer or the Special Servicer, as applicable, has received the written consent of the Controlling Noteholder (or its Controlling Noteholder Representative).

(ii)       If the Servicer or Special Servicer, as applicable, has not received a response from the Controlling Noteholder (or its Controlling Noteholder Representative) with respect to such Major Decision within ten (10) Business Days after delivery of the notice of such Major Decision, the Lead Securitization Noteholder (or the Special Servicer acting on its behalf) shall deliver an additional copy of the notice of such Major Decision in all caps bold 14-point font: “This is a Second Notice. Failure to respond within three (3) Business Days of this Second Notice will result in a loss of your right to consent with respect to this decision,” and if the Controlling Noteholder fails to respond to the Lead Securitization Noteholder (or the Special Servicer acting on its behalf) with respect to any such proposed action within three (3) Business Days after receipt of such second notice, the Controlling Noteholder shall have no further consent rights with respect to such action (provided, however, that such failure to reply shall not affect the rights of the Controlling Noteholder to consent to any future actions). Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the Controlling Noteholder (or its Controlling Noteholder Representative) if the Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Noteholders as a collective whole, and the Servicer has made a reasonable effort to contact the Controlling Noteholder. The foregoing shall not relieve the Lead Securitization Noteholder (or a Servicer acting on its behalf) of its duties to comply with the Servicing Standard.

(iii)       Notwithstanding the foregoing, the Lead Securitization Noteholder (or any Servicer acting on its behalf) shall not follow any advice or consultation provided by the Controlling Noteholder (or its Controlling Noteholder Representative) that would require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate any applicable law, including the REMIC Provisions, be inconsistent with the Servicing Standard, require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate provisions of this Agreement or the Servicing Agreement, require or cause the Lead Securitization Noteholder (or any Servicer acting on its behalf) to violate the terms of the Mortgage Loan, or materially expand the scope of the Lead Securitization Noteholder’s (or any Servicer acting on its behalf) responsibilities under this Agreement or the Servicing Agreement.

The Special Servicer shall be required to provide copies to each Non-Controlling Noteholder of any notice, information and report that is required to be provided to the Controlling Noteholder pursuant to the Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the Controlling Noteholder, and at any time the Controlling Noteholder is the Note A-2-A Holder, the Special Servicer shall be required to consult with each Non-Controlling A Noteholder on a

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strictly non-binding basis, to the extent having received such notices, information and reports, any Non-Controlling A Noteholder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Non-Controlling A Noteholder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any Non-Controlling A Noteholder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer shall no longer be obligated to consult with such Non-Controlling A Noteholder, whether or not such Non-Controlling A Noteholder has responded within such ten (10) Business Day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). After the Note A-2-B Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-B Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-C Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-C Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-D Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-D Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-E Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-E Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-F Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-F Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-G Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-G Holder shall mean the related Non-Lead Securitization Subordinate Class Representative. After the Note A-2-H Securitization, references in this paragraph to the Non-Controlling Noteholder as such term relates to the Note A-2-H Holder shall mean the related Non-Lead Securitization Subordinate Class Representative.

In addition to the consultation rights provided in the immediately preceding paragraph, at any time the Controlling Holder is the Note A-2-A Holder, each Non-Controlling A Noteholder shall have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Servicer) with the Lead Securitization Noteholder (or the Master Servicer or the Special Servicer acting on its behalf), upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the Mortgage Loan are discussed.

The Noteholders acknowledge that the Lead Securitization Servicing Agreement may contain certain provisions that give the Lead Operating Advisor certain non-binding consultation rights with respect to Major Decisions related to compliance with the Risk Retention Rules applicable to the Lead Securitization.

(g)    Either (x) the Note B Holder or (y) the Note C Holder shall be entitled to avoid a Note B Control Appraisal Period or a Note C Control Appraisal Period, respectively, caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within thirty (30) days of receipt of a third party Appraisal ordered by

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the Master Servicer or the Special Servicer that indicates such Control Appraisal Period has occurred (which such Appraisal the Special Servicer will be required to deliver to each Subordinate Noteholder within two Business Days of receipt by the Special Servicer of such third party Appraisal) together with the Master Servicer’s calculation of the Appraisal Reduction Amount applicable to each Subordinate Note): (i) such Subordinate Noteholder(s) shall have delivered Threshold Event Collateral as a supplement to the appraised value of the Mortgaged Property, in the amount specified in clause (ii) below, to the Servicer, together with documentation acceptable to the Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Servicer on behalf of the Lead Securitization Noteholder in (a) cash collateral for the benefit of, and acceptable to, the Servicer or (b) an unconditional and irrevocable standby letter of credit with the Lead Securitization Noteholder (or after the closing of the Lead Securitization, the Servicer or such other party as provided under the Servicing Agreement) as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s, in each case ignoring any of the foregoing ratings requirements with respect to any rating agency that is not one of the Rating Agencies (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Servicing Agreement, would cause the applicable Control Appraisal Period not to occur. If the requirements of this paragraph are satisfied by a Subordinate Noteholder (a “Threshold Event Cure”), no Control Appraisal Period caused by application of an Appraisal Reduction Amount shall be deemed to have occurred with respect to such Subordinate Noteholder. If a letter of credit is furnished as Threshold Event Collateral, the applicable Subordinate Noteholder(s) shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Servicer may (and at the direction of the applicable Controlling Noteholder, shall) draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. If a letter of credit is furnished as Threshold Event Collateral, the applicable Subordinate Noteholder(s) shall be required to replace such letter of credit with other Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Threshold Event Collateral is not so replaced, the Servicer shall draw upon such letter of credit and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent the applicable Control Appraisal Period from occurring; (ii) the occurrence of a Final Recovery Determination or (iii) the return of the Threshold Event Collateral pursuant to the following sentence. If the appraised value of the Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Period without taking into consideration any, or some portion of, Threshold Event Collateral previously delivered by one or more Subordinate Noteholder(s), any or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to such Subordinate Noteholder(s) (at its/their sole expense). Upon a Final Recovery Determination with respect to the Mortgage

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Loan, such Threshold Event Collateral shall be available to reimburse each Noteholder for any realized loss pursuant to Sections 3 or 4, as applicable, with respect to the Mortgage Loan after application of the net proceeds of liquidation, not in excess of the Note A-2-A Principal Balance, the Note A-2-B Principal Balance, the Note A-2-C Principal Balance, the Note A-2-D Principal Balance, the Note A-2-E Principal Balance, the Note A-2-F Principal Balance, the Note A-2-G Principal Balance, the Note A-2-H Principal Balance, the Note B Principal Balance, and the Note C Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Additional Servicing Expenses reimbursable under this Agreement and under the Servicing Agreement. Any Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a REMIC) shall be beneficially owned by the posting Noteholder who shall be taxed on all income with respect thereto. The entire amount of Threshold Event Collateral, without a haircut or other reduction, shall be considered in determining the sufficiency of such Threshold Event Collateral to avoid a Control Appraisal Period.

(h)    Regardless of whether a Control Appraisal Period is in effect with respect to a Subordinate Note, each of the Master Servicer and the Special Servicer shall provide to each Subordinate Noteholder copies of all notices, reports and information that the Servicing Agreement requires such Master Servicer or Special Servicer, as the case may be, to provide to the Controlling Noteholder during such time as no Control Appraisal Period is in effect.

(i)      The Master Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Servicing Agreement.

(j)     Notwithstanding anything to the contrary contained herein or in the Servicing Agreement, if at any time the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is a Noteholder (a “Borrower Party Noteholder”), then (i) such Borrower Party Noteholder shall not have any rights as a Controlling Noteholder or a Directing Holder, (ii) such Borrower Party Noteholder shall have no right to appoint or terminate the Master Servicer or Special Servicer, (iii) such Borrower Party Noteholder shall have no right to consult with or advise the Master Servicer or Special Servicer, and shall have no right to review and approve or comment on any Asset Status Report and (iv) in each and every instance where, pursuant to this Agreement or the Servicing Agreement, the Master Servicer or Special Servicer must take into account the interests of each Noteholder (or words of similar import), such consideration shall be given to the Borrower Party Noteholder only in its capacity as a holder of the applicable Note.

(k)   If an Event of Default under the Mortgage Loan has occurred and is continuing, the Special Servicer may, in accordance with the terms and provisions of the Servicing Agreement and subject to the Servicing Standard, elect to sell (1) the Mortgage Loan, subject to the consent right of the Controlling Noteholder (or its Controlling Noteholder Representative), in which case such sale would include each of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H, Note B and Note C as determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the Subordinate Notes), or (2) Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B, subject to the consent right of the Controlling Noteholder (or its Controlling Noteholder Representative), as

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determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the Subordinate Note).

Each Non-Lead Noteholder hereby appoints the Lead Securitization Noteholder as its agent, and grants to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of soliciting and accepting offers for and consummating the sale of its respective Non-Lead Note. Each Non-Lead Noteholder further agrees that, upon the request of the Lead Securitization Noteholder, the Non-Lead Noteholder shall execute and deliver to or at the direction of the Lead Securitization Noteholder such powers of attorney or other instruments as the Lead Securitization Noteholder may reasonably request to better assure and evidence the foregoing appointment and grant, in each case promptly following request, and shall deliver its respective original Non-Lead Note, endorsed in blank, to or at the direction of the Lead Securitization Noteholder in connection with the consummation of any such sale. For the avoidance of doubt, this paragraph is subject to the consent right of the Controlling Noteholder in the immediately preceding paragraph.

(l)          The authority of the Lead Securitization Noteholder to sell a Non-Lead Note, and the obligations of a Non-Lead Noteholder to execute and deliver instruments or deliver the Non-Lead Note upon request of the Lead Securitization Noteholder, shall terminate and cease to be of any further force or effect upon the date, if any, upon which the Lead Securitization Note is repurchased by the Person that sold such Lead Securitization Note into the Lead Securitization from the Lead Securitization Trust in connection with a material breach of representation or warranty made by such Person with respect to the Lead Securitization Note or material document defect with respect to the documents delivered by such Person with respect to the Lead Securitization Note upon the consummation of the Lead Securitization. The preceding sentence shall not be construed to grant to the Non-Lead Securitization Noteholder the benefit of any representation or warranty made by the Person that sold such Lead Securitization Note into the Lead Securitization or any document delivery obligation imposed on such Person under any mortgage loan purchase and sale agreement, instrument of transfer or other document or instrument that may be executed or delivered by such Person in connection with the Lead Securitization.

Section 6.          Appointment of Controlling Noteholder Representative.

(a)                The Controlling Noteholder shall have the right at any time to appoint a controlling noteholder representative to exercise its rights hereunder (the “Controlling Noteholder Representative”). The Controlling Noteholder shall have the right in its sole discretion at any time and from time to time to remove and replace the Controlling Noteholder Representative. When exercising its various rights under Section 5 and elsewhere in this Agreement, the Controlling Noteholder may, at its option, in each case, act through the Controlling Noteholder Representative. The Controlling Noteholder Representative may be any Person (other than the Mortgage Loan Borrower, its principal or any Affiliate of the Mortgage Loan Borrower), including, without limitation, the Controlling Noteholder, any officer or employee of the Controlling Noteholder, any Affiliate of the Controlling Noteholder or any other unrelated third party. No such Controlling Noteholder Representative shall owe any fiduciary duty or other duty to any other Person (other than the Controlling Noteholder). All actions that are permitted to be taken by the Controlling Noteholder under this Agreement may be taken by

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the Controlling Noteholder Representative acting on behalf of the Controlling Noteholder and the other Noteholders (and any Servicer) will accept such actions of the Controlling Noteholder Representative as actions of the Controlling Noteholder. The Lead Securitization Noteholder (or any Servicer on its behalf) shall not be required to recognize any Person as a Controlling Noteholder Representative until the Controlling Noteholder has notified the Lead Securitization Noteholder (and any Servicer) of such appointment and, if the Controlling Noteholder Representative is not the same Person as the Controlling Noteholder, the Controlling Noteholder Representative provides the Lead Securitization Noteholder (and any Servicer) with written confirmation of its acceptance of such appointment, an address, any fax number and any email address for the delivery of notices and other correspondence and a list of officers or employees of such person with whom the parties to this Agreement may deal (including their names, titles, work addresses, telephone numbers, any fax numbers and any email addresses). The Controlling Noteholder shall promptly deliver such information to any Servicer. None of the Servicers, Operating Advisor and Trustee shall be required to recognize any person as a Controlling Noteholder Representative until they receive such information from the Controlling Noteholder. The Controlling Noteholder agrees to inform each such Servicer or Trustee of the then-current Controlling Noteholder Representative.

(b)               Neither the Controlling Noteholder Representative nor the Controlling Noteholder will have any liability to any other Noteholder or any other Person for any action taken, or for refraining from the taking of any action pursuant to this Agreement or the Servicing Agreement, or for errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Noteholders agree that the Controlling Noteholder Representative and the Controlling Noteholder may take or refrain from taking actions that favor the interests of one Noteholder over any other Noteholder, and that the Controlling Noteholder Representative may have special relationships and interests that conflict with the interests of a Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of the Controlling Noteholder Representative or such Controlling Noteholder, as the case may be, agree to take no action against the Controlling Noteholder Representative, such Controlling Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither the Controlling Noteholder Representative nor such Controlling Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of any Noteholder.

(c)                If the Lead Securitization Noteholder is the Controlling Noteholder, each of the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder, the Note B Holder and the Note C Holder acknowledges and agrees all of the aforementioned rights and obligations of the Controlling Noteholder and the Controlling Noteholder Representative set forth in Section 5(f) and 5(g) and this Section 6 shall be exercisable by the Lead Securitization Noteholder (or the applicable Person specified in the Servicing Agreement) to the extent set forth in the Servicing Agreement.

Section 7.          Special Servicer. The Controlling Noteholder (or its Controlling Noteholder Representative), at its expense (including, without limitation, the reasonable costs

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and expenses of counsel to any third parties and costs and expenses of the terminated Special Servicer), shall have the right, at any time from time to time, to appoint a replacement Special Servicer with respect to the Mortgage Loan. The Controlling Noteholder (or its Controlling Noteholder Representative) shall be entitled to terminate the rights and obligations of any Special Servicer under the Servicing Agreement, with or without cause, upon at least ten (10) Business Days’ prior written notice to the Special Servicer (provided, however, that the Controlling Noteholder and/or Controlling Noteholder Representative shall not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with this Section 7); such termination not to be effective unless and until (A) each Rating Agency delivers a Rating Agency Confirmation (to the extent any portion of the Mortgage Loan has been securitized); (B) the successor Special Servicer has assumed in writing (from and after the date such successor Special Servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Servicing Agreement from and after the date it becomes the Special Servicer as they relate to the Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee shall have received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Servicing Agreement, (y) such replacement will be bound by the terms of the Servicing Agreement with respect to such Mortgage Loan and (z) subject to customary qualifications and exceptions, the applicable Servicing Agreement will be enforceable against such replacement in accordance with its terms. The Lead Securitization Noteholder shall promptly provide copies to any terminated Special Servicer of the documents referred to in the preceding sentence. The Lead Securitization Noteholder will reasonably cooperate with the Controlling Noteholder in order to satisfy the foregoing conditions, including the Rating Agency Confirmation.

The Controlling Noteholder agrees and acknowledges that the Lead Securitization Servicing Agreement may contain provisions such that any Special Servicer could be terminated under the Lead Securitization Servicing Agreement based on a recommendation by the Operating Advisor if (A) the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of securities issued under the Lead Securitization Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The Controlling Noteholder will retain its right to remove and replace the Special Servicer, but the Controlling Noteholder may not restore a Special Servicer that has been removed in accordance with the preceding sentence.

Section 8.          Payment Procedure.

(a)    The Lead Securitization Noteholder (or the Master Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account or Companion Loan Distribution Account established pursuant to the Servicing Agreement. The Lead Securitization Noteholder (or the Master Servicer on its behalf) shall establish a segregated sub-account for amounts due to each Noteholder. The Lead Securitization Noteholder (or the Master Servicer acting on its behalf) shall deposit such amounts to the applicable account within two (2) Business Days following the Lead Securitization Noteholder’s (or the Master Servicer’s acting on its behalf) receipt of properly

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identified and available funds from or on behalf of the Mortgage Loan Borrower; provided, however, that in the event the Master Servicer is in receipt of properly identified funds that are not available to the Master Servicer, the Master Servicer may instead deposit such amounts into the Collection Account and Companion Loan Distribution Account, as applicable, on the same Business Day that such properly identified funds become available to the Master Servicer.

(b)   If the Lead Securitization Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of a Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to such Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Lead Securitization Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Noteholder and such Noteholder will promptly on demand by the Lead Securitization Noteholder (or the Servicer on its behalf) repay to the Lead Securitization Noteholder (or the Servicer on its behalf) any portion thereof that the Lead Securitization Noteholder (or the Servicer on its behalf) shall have theretofore distributed to such Noteholder, together with interest thereon at such rate, if any, as the Lead Securitization Noteholder shall have been required to pay to the Mortgage Loan Borrower, the Master Servicer, Special Servicer, any other Noteholder or such other Person with respect thereto.

(c)        If, for any reason, the Lead Securitization Noteholder (or the Servicer on its behalf) makes any payment to any other Noteholder before the Lead Securitization Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Lead Securitization Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Lead Securitization Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to such other Noteholder, then such other Noteholder will, at the Lead Securitization Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Lead Securitization Noteholder (or the Servicer on its behalf).

(d)        Each Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Lead Securitization Noteholder (or the Servicer on its behalf) subject to this Agreement and the Servicing Agreement and to be distributed pursuant to the terms of this Agreement. The Lead Securitization Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from any other Noteholder, as applicable, with respect to the Mortgage Loan against any future payments due to such other Noteholder, as applicable, under the Mortgage Loan, provided, that each Noteholder’s obligations under this Section 8 are separate and distinct obligations from one another and in no event shall the Lead Securitization Noteholder (or the Servicer on its behalf) enforce the obligations of one Noteholder against another Noteholder. Each Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.          Limitation on Liability of the Noteholders. No Noteholder (including any Servicer on a Noteholder’s behalf, but only to the extent that the Servicing Agreement does not impose any other standard upon any Servicer, in which case the Servicing

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Agreement shall control) shall have any liability to any other Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of such Noteholder.

Each Subordinate Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Lead Securitization Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Lead Securitization Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of such Subordinate Noteholder and that the Lead Securitization Noteholder (including any Servicer) shall have no liability whatsoever to such Subordinate Noteholder in connection with the Lead Securitization Noteholder’s exercise of rights or any omission by the Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that such Servicer must act in accordance with the Servicing Standard.

Each Subordinate Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of any Non-Lead Securitization Noteholder (including any Non-Lead Servicer) to comply with, and except as otherwise required by, the Servicing Standard (as if such standard was applicable to any Non-Lead Securitization Noteholder as a “servicer” thereunder), each Non-Lead Securitization Noteholder (including any Non-Lead Servicer) may exercise, or omit to exercise, any rights that such Non-Lead Securitization Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of such Subordinate Noteholder and that any Non-Lead Securitization Noteholder (including any Non-Lead Servicer) shall have no liability whatsoever to such Subordinate Noteholder in connection with any Non-Lead Securitization Noteholder’s exercise of rights or any omission by a Non-Lead Securitization Noteholder to exercise such rights other than as described above; provided, however, that the Non-Lead Servicer must act in accordance with the servicing standard under the Non-Lead Securitization Servicing Agreement.

Each Noteholder acknowledges that, subject to the terms and conditions hereof, any other Noteholder may exercise, or omit to exercise, any rights that such Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of each other Noteholder and that such Noteholder shall have no liability whatsoever to any other Noteholder in connection with such Noteholder’s exercise of rights or any omission by such Noteholder to exercise such rights; provided, however, that such Noteholder shall not be protected against any liability to any other Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

Section 10.              Bankruptcy. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder hereby covenants and agrees that only the Lead Securitization Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or all or any part of its property or assets or ordering the winding-up or

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liquidation of the affairs of the Mortgage Loan Borrower. Subject to the provisions of Section 5(f) hereof and the Servicing Standard, each Noteholder further agrees that only the Lead Securitization Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding. Subject to the provisions of Section 5(f), the Noteholders hereby appoint the Lead Securitization Noteholder as their agent, and grant to the Lead Securitization Noteholder an irrevocable power of attorney coupled with an interest, and their proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Subordinate Noteholders and the Controlling Noteholder in connection with any case by or against the Mortgage Loan Borrower under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Noteholders, hereby agree that, upon the request of the Lead Securitization Noteholder but subject to the provisions of Section 5(f), each other Noteholder shall execute, acknowledge and deliver to the Lead Securitization Noteholder all and every such further deeds, conveyances and instruments as the Lead Securitization Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by any Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.           Cure Rights of Subordinate Noteholders.

(a)    Subject to Section 11(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Lead Securitization Noteholder shall provide written notice to each Subordinate Noteholder and the Controlling Noteholder Representative of such default (the “Monetary Default Notice”). The Note B Holder and the Note C Holder, shall each have the right, but not the obligation, to cure such Monetary Default within five (5) Business Days after receiving the Monetary Default Notice (the “Cure Period”) and at no other times. The Monetary Default Notice shall contain a statement that the Subordinate Noteholder(s)’ or the Controlling Noteholder Representative’s failure to cure such Monetary Default within five (5) Business Days after receiving such notice will result in the termination of the right to cure such Monetary Default. At the time a payment is made by one or more Subordinate Noteholder(s) to cure a Monetary Default, such Subordinate Noteholder(s) shall pay or reimburse the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder and if Note C Holder is effecting such cure, the Note B Holder, for all unreimbursed Advances (whether or not recoverable with respect to any Note), Advance Interest Amounts, any unpaid fees to any Servicer and any Additional Servicing Expenses. No Subordinate Noteholder shall be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Mortgage Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Lead Securitization Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying,

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amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Lead Securitization Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower to be applied in accordance with this Agreement. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)   Notwithstanding anything to the contrary contained in Section 11(a), the Subordinate Noteholders’ right to cure under Section 11(a) shall be limited to a combined total of (i) six (6) cures of Monetary Defaults over the term of the Mortgage Loan, no more than three (3) of which may be consecutive, and (ii) six (6) cures of Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Lead Securitization Noteholder and, in the case of Additional Cure Periods requested by the Note C Holder, the Note B Holder’s consent will also be required.

(c)    No action taken by a Subordinate Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and the Note A Holders’ respective rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of any Subordinate Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, each Subordinate Noteholder shall be subrogated to the Note A Holders’ respective rights to any payment owing to such Note A Holders for which such Subordinate Noteholder makes a cure payment as permitted under this Section 11, and the Note C Holder shall be subrogated to the Note B Holder’s respective rights to any payment owing to such Note B Holder for with the Note C Holder makes a cure payment as permitted under this Section 11, but in either case such subrogation rights may not be exercised against the Mortgage Loan Borrower until ninety-one (91) days after the Note is paid in full.

(d)   Prior to a Note B Holder Control Appraisal Period or a Note C Holder Control Appraisal Period, if an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Lead Securitization Noteholder shall provide notice of such Non-Monetary Default to each Subordinate Noteholder and the Controlling Noteholder Representative of such Non-Monetary Default (the “Non-Monetary Default Notice”) and the Note B Holder and the Note C Holder shall each have the right, but not the obligation, to cure such Non-Monetary Default until the later of (a) five (5) days after the expiration date of the cure period afforded to the Mortgage Loan Borrower under the Mortgage Loan Documents, without regard for the date of receipt by such Subordinate Noteholder(s) of the Non-Monetary Default Notice, and (b) the date which is thirty (30) days from the date of receipt by such Subordinate Noteholder(s) of the Non-Monetary Default Notice related to such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by one or more Subordinate Noteholder(s), such Subordinate Noteholder(s) (unless a Control Appraisal Period has occurred and is continuing with respect to such Subordinate Noteholder(s)) shall be given an additional period of time as is reasonably necessary to enable such Subordinate Noteholder(s) in the exercise of due

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diligence to cure such Non-Monetary Default for so long as (i) such Subordinate Noteholder(s) diligently and expeditiously proceed to cure such Non-Monetary Default, (ii) such Subordinate Noteholder(s) make all cure payments that they are permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed ninety (90) days, (iv) such Non-Monetary Default is not caused by an Insolvency Proceeding or during such period of time that the Note B Holder or Note C Holder have to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur, and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the value, use or operation of the Mortgaged Property taken as whole, which cannot be cured by the applicable Subordinate Noteholder(s) within five (5) days of such notice of such material adverse effect. The Non-Monetary Default Notice shall contain a statement that the Subordinate Noteholders’ or the Controlling Noteholder Representative’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default. No Subordinate Noteholder shall contact the Mortgage Loan Borrower in order to effect any cures under Section 11(a) or this Section 11(d) without the prior written consent of the Lead Securitization Noteholder (or the Servicer on its behalf), such consent not to be unreasonably withheld, conditioned or delayed.

(e)        In the event that both the Note B Holder and the Note C Holder deliver a notice of exercise of cure rights, the Note C Holder shall have the right to effectuate the related cure and the right of the Note B Holder to cure shall be suspended and any cure payments remitted by the Note B Holder shall be returned to the Note B Holder. In the case of a Non-Monetary Default, if the Note C Holder does not consummate such cure, notice of which failure the Lead Securitization Noteholder shall promptly communicate (or cause a Servicing Party to communicate) such fact to the Note B Holder, then, in the case of a failure by the Note C Holder in circumstances in which the Note B Holder delivered a notice of exercise, the Note B Holder shall have the right to effectuate such cure within the time period for a cure specified above. In the event that (i) the Note B Holder exercises any of its cure rights hereunder, the Note B Holder (as such term is defined in the Tower I Co-Lender Agreement) shall be required to simultaneously exercise its cure rights under the Tower I Co-Lender Agreement in accordance with the terms thereunder and (ii) the Note C Holder exercises any of its cure rights hereunder, the Note C Holder (as such term is defined in the Tower I Co-Lender Agreement) shall be required to simultaneously exercise its cure rights under the Tower I Co-Lender Agreement in accordance with the terms thereunder.

Section 12.           Purchase By Subordinate Noteholder(s). Each of (A) the Note B Holder and (B) the Note C Noteholder shall have the right, by written notice to (x) the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder and (y) if the purchasing Noteholder is the Note C Holder, the Note B Holder (a “Noteholder Purchase Notice”; the sender(s) of such notice, the “Purchasing Noteholder”; and each recipient of such notice, a “Selling Noteholder”), delivered at any time an Event of Default under the Mortgage Loan or a Servicing Transfer Event has occurred and is continuing, to purchase, in immediately available funds, (i) if the Purchasing Noteholder is the Note B Holder, Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G and Note A-2-H, and (ii) if the Purchasing Noteholder is the Note C Holder, Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-

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D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H and Note B (each Note specified in the Noteholder Purchase Notice, a “Purchased Note”), in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. For avoidance of doubt, if one or more Subordinate Noteholder(s) elects to send a Noteholder Purchase Notice pursuant to this Section 12, it/they must purchase the applicable Purchased Note(s). Upon the delivery of the Noteholder Purchase Notice to the Selling Noteholder(s), the Selling Noteholder shall sell (and the Purchasing Noteholder shall purchase) the Purchased Note(s) at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not less than ten (10) days and not more than sixty (60) days after the date of the Noteholder Purchase Notice, as shall be mutually established by the Purchasing Noteholder and the Selling Noteholder(s). The Noteholder Purchase Notice shall contain a statement that the Purchasing Noteholder’s failure to purchase the Purchased Note(s) on a Defaulted Note Purchase Date (other than as a result of any failure to consummate such purchase on the part of the Selling Noteholder or as a result of the conditions giving rise to such purchase ceasing to exist) will result in the termination of such right in respect of the Event of Default that caused such purchase right to be exercisable and not in respect of any other Event of Default. No subsequent Event of Default shall grant a Subordinate Noteholder a right to purchase the applicable Purchased Note(s) unless, prior to such Event of Default, the Mortgage Loan shall cease to be a Specially Serviced Loan. Each Subordinate Noteholder agrees that the sale of any Purchased Notes to it shall comply with all requirements of the Servicing Agreement and that all actual costs and expenses related thereto shall be paid by the applicable Purchasing Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Selling Noteholder(s) (or the Servicer on its or their behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price and reasonably detailed back-up documentation explaining how such price was determined), and shall, absent manifest error, be binding upon the Purchasing Noteholder. Concurrently with the payment to the Selling Noteholder(s) in immediately available funds of the Defaulted Mortgage Loan Purchase Price, the Selling Noteholder(s) shall execute at the sole cost and expense of the Purchasing Noteholder in favor of the Purchasing Noteholder assignment documentation which will assign the Purchased Note(s) and the Mortgage Loan Documents without recourse, representations or warranties (except each Selling Noteholder will represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver its Note and all of its right, title and interest in and to the Mortgage Loan Documents free and clear of all liens and encumbrances (other than the interest created by the Note(s) that are not the Purchased Note(s))). The right of the Note B Holder or the Note C Holder to purchase one or more Notes as set forth above in this Section 12 shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Lead Securitization Noteholder shall give the Subordinate Noteholders ten (10) days’ prior written notice of its intent with respect to such action (which such action shall be subject to Section 5 hereof)). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Lead Securitization Noteholder (or a designee on its behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Lead Securitization Noteholder of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten (10) days after the acceleration of the Mortgage Loan, the Lead Securitization Noteholder shall notify each Subordinate Noteholder of such transfer and the Note

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B Holder and Note C Holder shall each have a fifteen (15) day period from the date of such notice from the Lead Securitization Noteholder to deliver the Noteholder Purchase Notice to the Lead Securitization Noteholder (and, if the Note C Holders are delivering such Noteholder Purchase Notice, to the Note B Holders), in which case such Subordinate Noteholder shall be obligated to purchase the Mortgaged Property, in immediately available funds, within thirty (30) days of the delivery of the Noteholder Purchase Notice at the applicable Defaulted Mortgage Loan Purchase Price.

Section 13.           Representations of each Subordinate Noteholder. Each Subordinate Noteholder represents, solely as to itself and its Subordinate Note, and it is specifically understood and agreed, that it is acquiring such Note for its own account in the ordinary course of its business and none of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or the other Subordinate Noteholders shall have any liability or responsibility to such Subordinate Noteholder except (i) as expressly provided herein or (ii) for actions that are taken or omitted to be taken by the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or such other Subordinate Noteholder that constitute gross negligence or willful misconduct or that constitute a breach of this Agreement. Each Subordinate Noteholder represents and warrants solely as to itself that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon such Subordinate Noteholder, and that this Agreement is the legal, valid and binding obligation of such Subordinate Noteholder enforceable against such Subordinate Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. Each Subordinate Noteholder represents and warrants solely as to itself that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to perform its obligations hereunder. Each Subordinate Noteholder represents and warrants as to itself that (a) this Agreement has been duly executed and delivered by such Subordinate Noteholder, (b) to such Subordinate Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Subordinate Noteholder have been obtained or made and (c) to such Subordinate Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Subordinate Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Each Subordinate Noteholder acknowledges that none of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or the other Subordinate Noteholders owes such Subordinate Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with such Subordinate Noteholder with respect to any action taken by such Note A-2-A Holder, Note

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A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or other Subordinate Noteholder, as applicable, in connection with the Mortgage Loan.

Each Subordinate Noteholder expressly and irrevocably waives for itself and any Person claiming through or under such Subordinate Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.           Representations of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder. Each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene such Noteholder’s charter or any law or contractual restriction binding upon such Noteholder and that this Agreement is the legal, valid and binding obligation of such Noteholder as applicable enforceable against it in accordance with its terms. Each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its respective business. Each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder represents and warrants that (a) this Agreement has been duly executed and delivered by such Noteholder, (b) to such Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by such Noteholder have been obtained or made and (c) to such Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against such Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder acknowledges that no other Noteholder owes such Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein or in the Servicing Agreement, need not consult with such Noteholder with respect to any action taken by such Noteholder in connection with the Mortgage Loan.

Section 15.           Independent Analysis of each Subordinate Noteholder. Each Subordinate Noteholder acknowledges that it has, independently and without reliance upon the Initial Note A-2-A Holder, the Initial Note A-2-B Holder, the Initial Note A-2-C Holder, the Initial Note A-2-D Holder, the Initial Note A-2-E Holder, the Initial Note A-2-F Holder, the Initial Note A-2-G Holder or the Initial Note A-2-H Holder, except with respect to the representations and warranties provided by the Initial Note A-2-A Holder, the Initial Note A-2-B

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Holder, the Initial Note A-2-C Holder, the Initial Note A-2-D Holder, the Initial Note A-2-E Holder, the Initial Note A-2-F Holder, the Initial Note A-2-G Holder or the Initial Note A-2-H Holder herein and in any documents or instruments executed and delivered by the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder in connection herewith (including the representations and warranties provided in the agreement pursuant to which it acquired its Subordinate Note), and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase such Subordinate Note and such Subordinate Noteholder accepts responsibility therefor. Each Subordinate Noteholder hereby acknowledges that, other than the representations and warranties provided herein and in such other documents or instruments, none of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder has made any representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder herein and in such other documents and instruments, and that none of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder shall have any responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. Each Subordinate Noteholder assumes all risk of loss in connection with its Note except as specifically set forth herein.

Section 16.           No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby between any of the Noteholders as a partnership, association, joint venture or other entity. None of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder shall have any obligation whatsoever to offer to any Subordinate Noteholder the opportunity to purchase a Note interest in any future loans originated by the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder, as applicable, or its Affiliates, and if such Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder chooses to offer to any Subordinate Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder or their respective Affiliates, such offer shall be at such purchase price and interest rate as the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the

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Note A-2-H Holder, as applicable, chooses, in its sole and absolute discretion. No Subordinate Noteholder shall have any obligation whatsoever to purchase from either the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder a Note interest in any future loans originated by such Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder or their respective Affiliates.

Section 17.           Not a Security. No Subordinate Note shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 18.           Other Business Activities of the Noteholders. Each Noteholder acknowledges that each other Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, (i) (a) the Mortgage Loan Borrower or (b) any direct or indirect parent of the Mortgage Loan Borrower or (c) any Affiliate of the Mortgage Loan Borrower or (d) any Affiliate of any direct or indirect parent of the Mortgage Loan Borrower, (ii) any entity that is a holder of debt secured by direct or indirect ownership interests in the Mortgage Loan Borrower or any Affiliate of the holder of such debt, or (iii) any entity that is a holder of a preferred equity interest in the Mortgage Loan Borrower or any Affiliate of a holder of such preferred equity (each, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.           Sale of the Notes.

(a)    Each Subordinate Noteholder agrees that it will not Transfer all or any portion of its Note except in accordance with this Section 19. Each Subordinate Noteholder shall have the right, without the need to obtain the consent of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in its Note to any Person, provided that any such Transfer shall be made in accordance with the terms of this Section 19. Each Subordinate Noteholder shall have the right to Transfer its entire Note or any portion thereof, (i) to a Qualified Institutional Lender, provided, that promptly after the Transfer the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder (and, in the case of a Transfer of Note C, the Note B Holders) is provided with (x) a representation from a transferee or such Subordinate Noteholder certifying that such transferee is a Qualified Institutional Lender, and (y) a copy of the assignment and assumption agreement referred to in Section 20 and provided further, that such transfer would not cause such Note to be held by more than five persons nor cause there to be no one person owning a majority of such Note and (ii) to an entity that is not a Qualified Institutional Lender, provided that with respect to this clause (ii), such Subordinate Noteholder obtains (1) prior to the Lead Securitization Date, the consent of the Lead Securitization Noteholder and the Note B Holders, each such consent not to be unreasonably withheld, conditioned or delayed, and (2) after the Lead Securitization Date, Rating Agency

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Confirmation (and for avoidance of doubt, no consent of the Lead Securitization Noteholder or the Note B Holders shall be required after the closing of the Lead Securitization); provided that in each of case (1) and (2), (x) promptly after the Transfer the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder are each provided with a copy of the assignment and assumption agreement referred to in Section 20 and (y) such transfer would not cause the subject Note to be held by more than five persons; and provided further, however, that if such transfer would cause there to be no one person owning a majority of the subject Note, then such transfer will not be permitted unless persons owning a majority of the subject Note designate one of such persons to act on behalf of such persons owning such majority. If the subject Note is held by more than one Noteholder at any time, the holders of a majority of the Note B Principal Balance or the Note C Principal Balance, as applicable, shall immediately appoint a representative to exercise all rights of such Subordinate Noteholder hereunder. Notwithstanding the foregoing, without the Lead Securitization Noteholder’s prior consent, which may be withheld in the Lead Securitization Noteholder’s sole and absolute discretion, and, in the case of a Transfer of Note C, without the Note B Holder’s prior consent, which may be withheld in the Note B Holder’s sole and absolute discretion, no Subordinate Noteholder shall Transfer all or any portion of its Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Subordinate Noteholder agrees it will pay the reasonable expenses of the Lead Securitization Noteholder (including all expenses of the Master Servicer and the Special Servicer) and the Non-Lead Securitization Noteholders (including all expenses of the related Non-Lead Master Servicer and the related Non-Lead Special Servicer) in connection with any such Transfer.

(b)   All Transfers under Section 19(a) shall be made upon written notice to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder not later than the date of such Transfer (and, in the case of a Transfer of Note C, upon not less than five (5) Business Days’ prior written notice to the Note B Holder, unless the Transfer is to an Affiliate of the Note C Holder, in which case written notice need only be given not later than the date of such Transfer), and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the applicable Subordinate Noteholder hereunder with respect to its Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by such Subordinate Noteholder of its Note solely as security for a loan to such Subordinate Noteholder made by a third-party lender whereby such Subordinate Noteholder remains fully liable under this Agreement, on or before the date on which such third-party lender succeeds to the rights of such Subordinate Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of such Subordinate Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of a Subordinate Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to such Subordinate Note

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(or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the subject Subordinate Note as described in clause (c) below). In connection with any such permitted transfer of a portion of a Subordinate Note and for all purposes of this Agreement, the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder need only recognize the majority holder of such Subordinate Note for purposes of notices, consents and other communications between the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder, as applicable, and such majority holder of the subject Subordinate Note shall be the only Person authorized hereunder to exercise any rights of such Subordinate Noteholder under this Agreement; provided, however, the majority holder of the subject Subordinate Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of such Subordinate Noteholder hereunder by delivering written notice thereof to the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)    In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholders and any Persons acting on their behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholders a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholders, may delegate to such participant such Noteholder’s right to exercise the rights of the Controlling Noteholder hereunder and under the Servicing Agreement; provided, further, however, that upon the occurrence of a Note B Control Appraisal Period or a Note C Control Appraisal Period, the aforesaid delegation of rights shall terminate and be of no further force and effect with respect to Note B (in the case of a Note B Control Appraisal Period) or Note C (in the case of a Note C Control Appraisal Period).

(d)   Each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder shall have the right to Transfer all or any portion of its Note without the prior consent of any other Noteholder (i) with respect to Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, or Note A-2-H prior to an Event of Default, to any party other than the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party and (ii) after an Event of Default, to any party, including the Mortgage Loan Borrower and any Mortgage Loan Borrower Related Party; provided, however, that

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following any Event of Default under the Mortgage Loan, the Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder and the Note A-2-H Holder may only transfer all or any portion of its Note to the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party with the prior written consent of the Controlling Noteholder at any time when such Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder or the Note A-2-H Holder is not the Controlling Noteholder; provided further, however, that following any Transfer of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, or Note A-2-H, as applicable, the Mortgage Loan continues to be serviced in its entirety pursuant to the Servicing Agreement by a Servicer unaffiliated with Mortgage Loan Borrower. For the avoidance of doubt, subject to Section 12, no Noteholder or the Servicer shall have any right to Transfer or cause the Transfer of any other Note. Notwithstanding the foregoing, without each non-transferring Note A Holder’s prior consent, and, if any such non-transferring Note A Holder’s Note or any portion thereof is held in a Securitization Trust, without a Rating Agency Confirmation with respect to the related Securitization, no Noteholder shall Transfer its Note or any portion thereof (or a participation interest in such Note) to the Mortgage Loan Borrower or any Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee.

(e)    Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) prior to the first Securitization of any Note, the consent of each other Noteholder and (b) after the closing of the first Securitization of any Note, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to each other Noteholder and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each other Noteholder agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) Business Days to cure a default by the pledging Noteholder in respect of its obligations to each other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note

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Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to each other Noteholder and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases each other Noteholder and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 19(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)     Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)         The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)        The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)       Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)       The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to

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refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)        Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

Section 20.           Registration of Transfer. In connection with any Transfer of a Note (but excluding (x) any participant and (y) any Note Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon the Lead Securitization, the Master Servicer shall automatically become and be the Agent.

Section 21.           Registration of the Notes. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, and the principal amounts (and stated interest) of the Note owing to each such Noteholder, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Noteholders who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Noteholders hereby designate such person as its agent under this Section 21 solely for purposes of maintaining the Note Register.

Section 22.           Statement of Intent. The Agent and each Noteholder intend that the Notes be classified, and the arrangement hereby be maintained, in a manner consistent with rules applicable to a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose

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nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 23.           No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in the Mortgage Loan by the Noteholders. Except as otherwise provided in this Agreement and the Servicing Agreement, no Non-Lead Noteholder shall have any interest in any property taken as security for the Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then each Non-Lead Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.           Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 25.           Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)             SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)             AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

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(d)            AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 26.           Modifications; Amendment. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each Noteholder. Additionally, for as long as any Note is contained in a Securitization Trust, the Noteholders shall not amend or modify this Agreement without first receiving a Rating Agency Confirmation; provided that no such confirmation from the Rating Agencies shall be required in connection with a modification or amendment (i) to cure any ambiguity, to correct or supplement any provisions herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement, (ii) entered into pursuant to Section 38 of this Agreement or (iii) to correct or supplement any provision herein that may be defective or inconsistent with any other provisions of this Agreement.

Section 27.           Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the applicable Noteholder hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 28.           Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 29.           Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

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Section 30.           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 31.           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 32.           Withholding Taxes.

(a)    If the Lead Securitization Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to any Subordinate Noteholder with respect to the Mortgage Loan as a result of such Subordinate Noteholder constituting a Non-Exempt Person, the Lead Securitization Noteholder, or the Servicer on its behalf, shall be entitled to do so with respect to such Subordinate Noteholder’s interest in such payment (all withheld amounts being deemed paid to such Subordinate Noteholder), provided that the Lead Securitization Noteholder shall furnish such Subordinate Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Subordinate Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Subordinate Noteholder is subject to tax.

(b)   Each Subordinate Noteholder shall and hereby agrees to indemnify the Lead Securitization Noteholder against and hold the Lead Securitization Noteholder harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees, expenses and disbursements arising or resulting from any failure of the Lead Securitization Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to such Subordinate Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Subordinate Noteholder to the Lead Securitization Noteholder in connection with the obligation of the Lead Securitization Noteholder to withhold Taxes from payments made to such Subordinate Noteholder, it being expressly understood and agreed that (i) the Lead Securitization Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) such Subordinate Noteholders shall, upon request of the Lead Securitization Noteholder, at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Lead Securitization.

(c)             Contemporaneously with the execution of this Agreement, and from time to time as reasonably requested by the Lead Securitization Noteholder or Servicer during the term of this Agreement, each Subordinate Noteholder shall deliver to the Lead Securitization Noteholder or Servicer, as applicable, evidence satisfactory to the Lead Securitization Noteholder substantiating whether such Subordinate Noteholder is a Non-Exempt Person and

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whether the Lead Securitization Noteholder is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if a Subordinate Noteholder (or, if such Subordinate Noteholder is disregarded for U.S. federal income tax purposes, the owner of such Subordinate Noteholder) is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder an Internal Revenue Service Form W-9 and (ii) if a Subordinate Noteholder (or, if such Subordinate Noteholder is disregarded for U.S. federal income tax purposes, the owner of such Subordinate Noteholder) is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Subordinate Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Lead Securitization Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments), Form W-8BEN or Form W-8BEN-E, or applicable successor forms, as may be required from time to time, duly executed by such Subordinate Noteholder; provided that such Subordinate Noteholder, without request, shall deliver a new, appropriately completed Form W-8 if the Subordinate Noteholder’s current Form W-8 “expires” or if there is a “change in circumstances” that makes any of the information on the current Form W-8 incorrect (both within the meaning of the instructions to such Form W-8). The Lead Securitization Noteholder shall not be obligated to make any payment hereunder to the Note B Holder or the Note C Holder in respect of Note B or Note C, as applicable, or otherwise until such Note B Holder or Note C Holder shall have furnished to the Lead Securitization Noteholder the requested forms, certificates, statements or documents.

Section 33.           Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Notes) will be held by the Lead Securitization Noteholder (or a custodian acting on behalf of the Lead Securitization Noteholder) who shall act as secured party under the Mortgage Loan Documents on behalf of the registered holders of the Notes. Notwithstanding anything to the contrary in this Agreement, upon the Lead Securitization, the originals of all of the Mortgage Loan Documents (other than the Notes) shall be held by the Custodian (as defined in the Servicing Agreement). Each Note shall be held by the respective Noteholder or a custodian appointed by such Noteholder.

Section 34.           Notices. All notices required hereunder shall be given by (i) writing and personally delivered, (ii) reputable overnight delivery service (charges prepaid), (iii) sent by electronic mail containing language requesting the recipient to confirm receipt thereof if a party has provided an electronic mail address and only if such electronic mail is promptly followed by a written notice or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Lead Securitization Noteholder (or any Servicer on its behalf) to the Controlling Noteholder (or its Controlling Noteholder Representative), or by the Controlling Noteholder (or its Controlling Noteholder Representative) to the Lead Securitization

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Noteholder as a Non-Controlling Noteholder (or any Servicer on its behalf), shall also be delivered by the applicable party to each other Noteholder (including to the Note B Holder and the Note C Holder regardless of whether a Note B Control Appraisal Period or a Note C Control Appraisal Period is continuing).

Section 35.           Broker. Each Noteholder represents to each other Noteholder that no broker was responsible for bringing about this transaction.

Section 36.           Certain Matters Affecting the Agent.

(a)        The Noteholders hereby appoint the Agent to act on their behalf, and the Agent shall act on behalf of the Noteholders, in each case, in accordance with the terms and conditions of this Agreement;

(b)        The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(c)        The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(d)        The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(e)        The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(f)         The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(g)        The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 37.           Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Note A-2-A Holder. In the event that the Agent is terminated pursuant to this Section 37, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and

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perform the duties of the Agent hereunder. JPMorgan Chase Bank, National Association, as Initial Agent, may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. JPMorgan Chase Bank, National Association, as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. Notwithstanding the foregoing, the Noteholders hereby agree that, simultaneously with the closing of the Lead Securitization, the Master Servicer shall be deemed to have been automatically appointed as the successor Agent under this Agreement in place of the Initial Agent or any successor thereto prior to such Securitization without any further notice or other action. The termination or resignation of the Master Servicer, as Master Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Master Servicer as Agent under this Agreement.

Section 38.           Resizing. In connection with the Mortgage Loan, each Noteholder agrees, subject to clause (iii)(y) below, that if the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder or the Note B Holder determines that it is advantageous to resize its Note by causing the Mortgage Loan Borrower to execute amended and restated or additional pari passu notes (in either case, “New Notes”) reallocating the principal of such Note to such New Notes, each Noteholder other than the resizing Noteholder shall cooperate with the resizing Noteholder to effect such resizing at such resizing Noteholder’s expense; provided that (i) the aggregate principal balance of all outstanding New Notes following the creation thereof is no greater than the principal balance of such Note or Notes immediately prior to the creation of the New Notes, (ii) the weighted average interest rate of all outstanding New Notes following the creation thereof is the same as the interest rate of the related Note or Notes immediately prior to the creation of the New Notes, and (iii) no such resizing shall (x) change the interest allocable to, or the amount of any payments due to, any other Noteholder, or priority of such payments, or (y) materially increase any other Noteholder’s obligations or materially decrease any other Noteholder’s rights, remedies or protections. In connection with any resizing of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B, the related Noteholder may allocate its rights hereunder among the New Notes in any manner in its sole discretion. Any cap on the Note A Holder’s or Note B Holder’s obligation to pay the Note C Holder’s expenses pursuant to Section 40 of this Agreement shall not apply to the Note C Holder’s expenses in connection with a resizing pursuant to this Section 38 or any Securitization of a resized Note A or Note B.

Section 39.           Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement, on the other, this Agreement shall control.

Section 40.           Cooperation in Securitization.

(a)    Each Noteholder acknowledges that any Noteholder may elect, in its sole discretion, to include its Note in a Securitization. In connection with a Securitization of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B, at the request of the related Noteholder, each other Noteholder shall use commercially reasonable efforts, at the requesting Noteholder’s expense, to satisfy, and to cooperate with the requesting Noteholder in attempting to cause the Mortgage Loan Borrower to satisfy, the market

78

standards to which the requesting Noteholder customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Mortgage Loan Documents and to cooperate with the requesting Noteholder in attempting to cause the Mortgage Loan Borrower to execute such modifications to the Mortgage Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to effect the Securitization; provided, however, that either in connection with the Securitization or otherwise at any time prior to the Securitization no other Noteholder shall be required to modify or amend this Agreement or any Mortgage Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to or priority of any payments to be made to, such Noteholder, (ii) increase such Noteholder’s obligations or decrease such Noteholder’s rights, remedies or protections hereunder or under any Mortgage Loan Document, or (iii) otherwise materially adversely affect the rights and interests of such Noteholder. In connection with any such Securitization of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, Note A-2-F, Note A-2-G, Note A-2-H or Note B, each other Noteholder agrees to provide for inclusion in any disclosure document relating to the related Securitization such customary non-confidential information concerning such Noteholder as the requesting Noteholder reasonably determines to be necessary to satisfy its disclosure obligations in connection with its Securitization. Each Noteholder covenants and agrees that if it is not the requesting Noteholder, it shall use commercially reasonable efforts to cooperate with the requests of each Rating Agency and the requesting Noteholder in connection with the preparation of any offering documents in connection with the Securitization, and to review and respond reasonably promptly with respect to any information relating to it in any Securitization document, all at the cost and expense of the requesting Noteholder. Each Noteholder acknowledges that the information provided by it to the requesting Noteholder pursuant to this Section 40 may be incorporated into the offering documents for a Securitization. A requesting Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, Note A-2-F Holder, Note A-2-G Holder, Note A-2-H Holder or Note B Holder and each Rating Agency shall be entitled to rely on the information supplied by each other Noteholder pursuant to this Section 40.

(b)   The Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, Note A-2-F Holder, Note A-2-G Holder, Note A-2-H Holder or Note B Holder securitizing its Note may, at its election, deliver to each other Noteholder drafts of the preliminary and final Securitization offering memoranda, prospectus, preliminary prospectus and any other disclosure documents and (in the case of the Lead Securitization) the Servicing Agreement simultaneously with distributions of any such documents to the general working group of the related Securitization. Each other Noteholder may, at its election, review and comment thereon insofar as it relates to such other Noteholder and/or its Note, and, if such other Noteholder elects to review and comment, such other Noteholder shall review and comment thereon as soon as possible (but in no event later than (i) in the case of the first draft thereof, five (5) Business Days after receipt thereof and (ii) in the case of each subsequent draft thereof, the deadline provided to the general working group of the related Securitization for review and comment), and if such other Noteholder fails to respond within such time, such other Noteholder shall be deemed to have elected to not comment thereon (but no failure to comment shall constitute a waiver of such other Noteholder’s rights hereunder or under the Mortgage Loan

79

Documents). In the event of any disagreement between any such other Noteholder with respect to the preliminary and final offering memoranda, prospectus, free writing prospectus or any other disclosure documents the requesting Noteholder’s determination shall control (the parties acknowledging that no inaccuracy in such documents shall in any respect prejudice any such other Noteholder’s rights hereunder or under the Mortgage Loan Documents). No such other Noteholder shall have any obligation or liability with respect to any such offering documents other than the accuracy of any comments it elects to make regarding itself.

(c)             Notwithstanding anything herein to the contrary, each of the Note A-2-A Holder, the Note A-2-B Holder, the Note A-2-C Holder, the Note A-2-D Holder, the Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder and the Note B Holder acknowledges and agrees that (i) no other Noteholder shall be required to incur any out-of-pocket expenses in connection with their respective Securitizations of Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder and Note B and (ii) any such other Noteholder shall only be required to disclose such customary non-confidential information reasonably determined by the requesting Note A-2-A Holder, Note A-2-B Holder, Note A-2-C Holder, Note A-2-D Holder, Note A-2-E Holder, the Note A-2-F Holder, the Note A-2-G Holder, the Note A-2-H Holder and Note B Holder, as applicable, to be necessary to satisfy its disclosure obligations in connection with its Securitization.

[SIGNATURE PAGE FOLLOWS]

80

IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-A Holder and Initial Agent

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-B Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-C Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-D Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-E Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-F Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-G Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note A-2-H Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Initial Note B Holder

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

SECURITY BENEFIT LIFE INSURANCE COMPANY, as Current Note C Holder

By:	/s/ Blaine Hirsch
Name: Blaine Hirsch
Title: Assistant Vice President

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.       Description of Mortgage Loan:

Mortgage Loan:	Loan made pursuant to that certain Loan Agreement, dated as of March 12, 2020, between JPMorgan Chase Bank, National Association, as lender (together with its successors and assigns “Lender”), and ECOP Tower II Owner, LLC, as borrower (together with its permitted successors and assigns, “Borrower”), as amended by that certain Note Consolidation and Splitter and Loan Modification Agreement by and between Borrower and Lender, dated as of April 17, 2020 and that certain Note Consolidation and Splitter and Loan Modification Agreement by and between Borrower and Lender, effective as of April 24, 2020 as the same may be further amended, restated, replaced, supplemented, or otherwise modified from time to time
Origination Date of the Mortgage Loan:	March 12, 2020
Date of Note A-2-A:	April 24, 2020
Date of Note A-2-B:	April 24, 2020
Date of Note A-2-C:	April 24, 2020
Date of Note A-2-D:	April 24, 2020
Date of Note A-2-E:	April 24, 2020
Date of Note B:	April 24, 2020
Date of Note C:	April 17, 2020
Initial Principal Amount of Mortgage Loan:	$276,200,000

A-1

Location of Mortgaged Property:	1725 3rd Street, San Francisco, California
Initial Maturity Date:	March 10, 2025

A-2

B.       Description of Note Interests:

Initial Note A-2-A Principal Balance:	$15,536,250.00
Initial Note A-2-B Principal Balance:	$15,536,250.00
Initial Note A-2-C Principal Balance:	$15,536,250.00
Initial Note A-2-D Principal Balance:	$15,536,250.00
Initial Note A-2-E Principal Balance:	$15,536,250.00
Initial Note A-2-F Principal Balance:	$15,536,250.00
Initial Note A-2-G Principal Balance:	$15,536,250.00
Initial Note A-2-H Principal Balance:	$15,536,250.00
Initial Note B Principal Balance:	$71,363,000.00
Initial Note C Principal Balance:	$80,547,000.00
Initial Note A Percentage Interest:	45%
Initial Note B Percentage Interest:	25.8374366%
Initial Note C Percentage Interest:	29.1625634%
Note A Rate:	3.5222%
Note B Rate:	3.5222%
Note C Rate:	6.8750%

A-1

EXHIBIT B

Initial Note A-2-A Holder; Initial Note A-2-B Holder; Initial Note A-2-C Holder; Initial Note A-2-D Holder; Initial Note A-2-E Holder; Initial Note A-2-F Holder; Initial Note A-2-G Holder; and Initial Note A-2-H Holder;:
JPMorgan Chase Bank, National Association

Notice Address:
JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Thomas Cassino, Esq.
Facsimile No.: (212) 834-6047

-and-

JPMorgan Chase Bank, National Association
4 Chase Metrotech Center, 4th Floor
Brooklyn, New York 11245-0001
Attention: Nancy S. Alto
Facsimile No.: (917) 546-256

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

Initial Note B Holder:
JPMorgan Chase Bank, National Association

Notice Address:
JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Thomas Cassino, Esq.
Facsimile No.: (212) 834-6047

B-1

-and-

JPMorgan Chase Bank, National Association
4 Chase Metrotech Center, 4th Floor
Brooklyn, New York 11245-0001
Attention: Nancy S. Alto
Facsimile No.: (917) 546-2564

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

Current Note C Holder:
Security Benefit Life Insurance Company

Notice Address:
Security Benefit Life Insurance Company

One Security Benefit Place

Topeka, KS 66636

Attention: Howell Li

Email: Howell.Li@SecurityBenefit.com

-and-

c/o Kennedy Wilson

151 S. El Camino Drive

Beverly Hills, CA 90212

Attention: Matt Windisch/In Ku Lee/Chad Walsh

Email: MWindisch@KennedyWilson.com; CWalsh@KennedyWilson.com

with a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

Attention: Farshad Morè

Email: FMore@gibsondunn.com

B-2

EXHIBIT C

PERMITTED FUND MANAGERS

1. Apollo Global Real Estate

2. Archon Capital, L.P.

3. AREA Property Partners

4. BlackRock, Inc.

5. The Blackstone Group International Ltd.

6. Capital Trust, Inc.

7. Clarion Partners

8. Colony Capital, Inc.

9. DLJ Real Estate Capital Partners

10. Eightfold Real Estate Capital, L.P.

11. Fortress Investment Group LLC

12. Garrison Investment Group

13. Goldman, Sachs & Co.

14. iStar Financial Inc.

15. J.E. Roberts Companies

16. Lend-Lease Real Estate Investments

17. LoanCore Capital

18. Lonestar Funds

19. Praedium Group

20. Raith Capital Partners, LLC

21. Rialto Capital Management, LLC

22. Rockpoint Group

23. Starwood Capital/Starwood Financial Trust

24. Torchlight Investors

25. Walton Street Capital, LLC

26. Westbrook Partners

27. WestRiver Capital

28. Whitehall Street Real Estate Fund, L.P.

C-1

EXHIBIT D

Trust and Servicing Agreement

(attached hereto)

D-1

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
as Depositor,

[SERVICER],
as Servicer,

[SPECIAL SERVICER],
as Special Servicer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator and Trustee

and

[OPERATING ADVISOR],

as Operating Advisor

TRUST AND SERVICING AGREEMENT

Dated as of March [31], 2020

J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER,
Commercial Mortgage Pass-Through Certificates, Series 2020-UBER

-i-

	3.13.	Certificate Administrator and Trustee to Cooperate; Release of Items in Mortgage File	111
	3.14.	Title and Management of the Foreclosed Property	111
	3.15.	Sale of the Foreclosed Property	113
	3.16.	Sale of the Mortgage Loan	115
	3.17.	Servicing Compensation	118
	3.18.	Reports to the Certificate Administrator; Account Statements	123
	3.19.	[Reserved]	125
	3.20.	[Reserved]	125
	3.21.	Access to Certain Documentation Regarding the Mortgage Loan and Other Information	125
	3.22.	Inspections	126
	3.23.	Advances	126
	3.24.	Modifications of Mortgage Loan Documents	130
	3.25.	Conflicts of Interests; Mandatory Resignation of Servicer and Special Servicer May Own Certificates; Conflicts of Interest	132
	3.26.	The Operating Advisor	132
	3.27.	Rating Agency Confirmation	139
	3.28.	Miscellaneous Provisions	140
	3.29.	Companion Loan Intercreditor Matters	141
	3.30.	Additional Matters with Respect to the Trust Loan	142
	3.31.	Credit Risk Retention	146

4.	DISTRIBUTIONS AND STATEMENTS TO CERTIFICATEHOLDERS
	4.1.	Distributions	146
	4.2.	Withholding Tax	151
	4.3.	Allocation and Distribution of Prepayment Premiums	151
	4.4.	Statements to Certificateholders	152
	4.5.	Investor Q&A Forum; Investor Registry and Rating Agency Q&A Forum	159

5.	THE CERTIFICATES
	5.1.	The Certificates	162
	5.2.	Form and Registration	164
	5.3.	Registration of Transfer and Exchange of Certificates	166
	5.4.	Mutilated, Destroyed, Lost or Stolen Certificates	173
	5.5.	Persons Deemed Owners	174
	5.6.	Access to List of Certificateholders’ Names and Addresses; Special Notices	174
	5.7.	Maintenance of Office or Agency	175

6.	THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER
	6.1.	Respective Liabilities of the Depositor, the Servicer and the Special Servicer	175
	6.2.	Merger or Consolidation of the Servicer or the Special Servicer	175

-ii-

	6.3.	Limitation on Liability of the Depositor, the Servicer, the Special Servicer, the Operating Advisor and Others	175
	6.4.	Servicer and Special Servicer Not to Resign; Replacement of Servicer or Special Servicer	177
	6.5.	Ethical Wall	178
	6.6.	Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor	179
	7.	SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE
	7.1.	Servicer Termination Events; Special Servicer Termination Events	180
	7.2.	Trustee to Act; Appointment of Successor	188
	7.3.	[Reserved]	190
	7.4.	Other Remedies of Trustee	190
	7.5.	Waiver of Past Servicer Termination Events and Special Servicer Termination Events	190
	7.6.	Trustee as Maker of Advances	191

8.	THE TRUSTEE AND THE CERTIFICATE aDMINISTRATOR
	8.1.	Duties of the Trustee and the Certificate Administrator	191
	8.2.	Certain Matters Affecting the Trustee and the Certificate Administrator	193
	8.3.	Neither the Trustee nor the Certificate Administrator is Liable for Certificates or the Mortgage Loan	196
	8.4.	Trustee and Certificate Administrator May Own Certificates	198
	8.5.	Trustee’s and Certificate Administrator’s Fees and Expenses	198
	8.6.	Eligibility Requirements for the Trustee and the Certificate Administrator; Errors and Omissions Insurance	200
	8.7.	Resignation and Removal of the Trustee or the Certificate Administrator	201
	8.8.	Successor Trustee or Successor Certificate Administrator	204
	8.9.	Merger or Consolidation of the Trustee or the Certificate Administrator	204
	8.10.	Appointment of Co-Trustee or Separate Trustee	204
	8.11.	Appointment of Authenticating Agent and Custodian	206
	8.12.	Indemnification by the Trustee and the Certificate Administrator	207
	8.13.	Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information	207
	8.14.	Access to Certain Information	208

9.	Certain Matters Relating to the Directing Holder
	9.1.	Selection and Removal of the Directing Holder	217
	9.2.	Limitation on Liability of Directing Holder; Acknowledgements of the Certificateholders	219
	9.3.	Rights and Powers of the Directing Holder	219
	9.4.	Directing Holder Contact with Servicer and Special Servicer	223

-iii-

10.	TERMINATION
	10.1.	Termination	223
	10.2.	Additional Termination Requirements	224
	10.3.	Trusts Irrevocable	225

11.	MISCELLANEOUS PROVISIONS
	11.1.	Amendment	225
	11.2.	Recordation of Agreement; Counterparts	229
	11.3.	Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction	229
	11.4.	Notices	230
	11.5.	Notices to the Rating Agencies	232
	11.6.	Severability of Provisions	232
	11.7.	Limitation on Rights of Certificateholders	232
	11.8.	Certificates Nonassessable and Fully Paid	233
	11.9.	Reproduction of Documents	233
	11.10.	No Partnership	233
	11.11.	Actions of Certificateholders	233
	11.12.	Successors and Assigns	234
	11.13.	Acceptance by Authenticating Agent, Certificate Registrar	234
	11.14.	Streit Act.	234
	11.15.	Assumption by Trust of Duties and Obligations of the Trust Loan Seller Under the Mortgage Loan Documents	235
	11.16.	Grant of a Security Interest	235
	11.17.	Cooperation with the Trust Loan Seller with Respect to Rights Under the Mortgage Loan Agreement	235

12.	REMIC ADMINISTRATION
	12.1.	REMIC Administration	236
	12.2.	Foreclosed Property	239
	12.3.	Prohibited Transactions and Activities	241
	12.4.	Indemnification with Respect to Certain Taxes and Loss of REMIC Status	242

13.	EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE
	13.1.	Intent of the Parties; Reasonableness	242
	13.2.	Succession; Sub-Servicers; Subcontractors	243
	13.3.	Other Securitization Trust’s Filing Obligations	245
	13.4.	Form 10-D Disclosure	245
	13.5.	Form 10-K Disclosure	245
	13.6.	Form 8-K Disclosure	246
	13.7.	Annual Compliance Statements	246
	13.8.	Annual Reports on Assessment of Compliance with Servicing Criteria	247
	13.9.	Annual Independent Public Accountants’ Servicing Report	249
	13.10.	Significant Obligor	250
	13.11.	Sarbanes-Oxley Backup Certification	251

-iv-

13.12.	Indemnification	251
13.13.	Amendments	253
13.14.	Termination of the Certificate Administrator	253
13.15.	Termination of Sub-Servicing Agreements	253
13.16.	Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan	253

EXHIBITS
Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class X-A Certificates
Exhibit A-3	Form of Class X-B Certificates
Exhibit A-4	Form of Class B Certificates
Exhibit A-5	Form of Class C Certificates
Exhibit A-6	Form of Class D Certificates
Exhibit A-7	Form of Class E Certificates
Exhibit A-8	Form of Class HRR Certificates
Exhibit A-9	Form of Class R Certificates
Exhibit B	Form of Request for Release
Exhibit C	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate
Exhibit D	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit E	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period
Exhibit F	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate
Exhibit G	Form of Transfer Certificate of Non-Book Entry Certificate to Temporary Regulation S Global Certificate
Exhibit H	Form of Transfer Certificate of Non-Book Entry Certificate to Regulation S Global Certificate
Exhibit I	Form of Transfer Certificate of Non-Book Entry Certificate to Rule 144A Global Certificate
Exhibit J-1	Form of Affidavit Pursuant to Section 860E(e) of the Internal Revenue Code of 1986
Exhibit J-2	Form of Transferor Letter
Exhibit J-3	Form of ERISA Representation Letter
Exhibit J-4	Form of Transferee Certificate for Transfers of Risk Retention Certificates
Exhibit J-5	Form of Transferor Certificate for Transfer of Risk Retention Certificates
Exhibit J-6	Form of Request of Sponsor Consent for Release of the HRR Certificates
Exhibit K-1	Form of Investor Certification for Non-Borrower Affiliates
Exhibit K-2	Form of Investor Certification for Borrower Affiliates
Exhibit L	Applicable Servicing Criteria
Exhibit M	Form of NRSRO Certification
Exhibit N-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit N-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit O	Form of Online Market Data Provider Certificate

-v-

Exhibit P	Form of Investment Representation Letter
Exhibit Q	CREFC® Payment Information
Exhibit R	Additional Form 10-D Disclosure
Exhibit S	Additional Form 10-K Disclosure
Exhibit T	Form 8-K Disclosure Information
Exhibit U	Additional Disclosure Notification
Exhibit V	Initial Sub-Servicers
Exhibit W	Form of Annual Compliance Statement
Exhibit X	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit Y-1	Form of Certification to be Provided to Depositor by Servicer
Exhibit Y-2	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit Y-3	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit Y-4	Form of Certification to be Provided to Depositor by Trustee
Exhibit Y-5	Form of Certification to be Provided to Depositor by Operating Advisor
Exhibit Z	Form of Operating Advisor Annual Report
Exhibit AA	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer
Exhibit BB	Form of Certificate Administrator Receipt of Risk Retention Certificates

-vi-

THIS TRUST AND SERVICING AGREEMENT (“Agreement”) is dated as of March [31], 2020 among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, [SERVICER], as Servicer, [SPECIAL SERVICER], as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator and Trustee, and [OPERATING ADVISOR], as Operating Advisor.

INTRODUCTORY STATEMENT

Terms not defined in this Introductory Statement shall have the meanings specified in Article 1 hereof.

JPMorgan Chase Bank, National Association (together with its successors-in-interest, “JPMCB”) originated a mortgage loan (the “Tower I Mortgage Loan”) pursuant to the Loan Agreement, dated as of March [__], 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Tower I Mortgage Loan Agreement,” and such date, the “Origination Date”), by and between ECOP TOWER I Owner LLC (the “Tower I Borrower”), as borrower, and JPMCB, as lender.

The Tower I Mortgage Loan consists of (a) a loan that has an unpaid principal balance as of the Closing Date of $[193,724,000] (the “Tower I Trust Loan”) and is evidenced by the promissory notes designated as Note A-1-A and Note B-1 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Tower I Trust Notes”), and (b) loans that have an aggregate unpaid principal balance as of the Closing Date of $[130,615,200] (the “Tower I Companion Loans”) and are evidenced by the promissory notes designated as Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E and Note C-1 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Tower I Companion Loan Notes”).  The Tower I Trust Notes and the Tower I Companion Loan Notes are collectively referred to herein as the “Tower I Notes.”

In addition, JPMCB originated a mortgage loan (the “Tower II Mortgage Loan” and, together with the Tower I Mortgage Loan, the “Mortgage Loans”) pursuant to the Loan Agreement, dated as of the Origination Date (as amended, restated, supplemented or otherwise modified from time to time, the “Tower II Mortgage Loan Agreement,” and together with the Tower I Mortgage Loan Agreement, the “Mortgage Loan Agreements”), by and between ECOP TOWER II Owner LLC (the “Tower II Borrower” and, together with the Tower I Borrower, the “Borrowers”), as borrower, and JPMCB, as lender.

The Tower II Mortgage Loan consists of (a) a loan that has an unpaid principal balance as of the Closing Date of $[164,815,200] (the “Tower II Trust Loan” and, together with the Tower I Trust Loan, the “Trust Loans”) and is evidenced by the promissory notes designated as Note A-2-A and Note B-2 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Tower II Trust Notes” and, together with the Tower I Trust Notes, the “Trust Notes”), and (b) loans that have an aggregate unpaid principal balance as of the Closing Date of $[111,384,800] (the “Tower II Companion Loans” and, together with the Tower I Companion Loans, the

“Companion Loans”) and are evidenced by the promissory notes designated as Note A-2-B, Note A-2-C, Note A-2-D, Note A-2-E and Note C-2 (as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Tower II Companion Loan Notes” and, together with the Tower I Companion Loan Notes, the “Companion Loan Notes”).  The Tower II Trust Notes and the Tower II Companion Loan Notes are collectively referred to herein as the “Tower II Notes” (together with the Tower I Notes, the “Notes”).

The Trust Loans were sold and assigned by JPMCB (in such capacity, the “Trust Loan Seller”) to the Depositor pursuant to a Trust Loan Purchase and Sale Agreement, dated as of March [31], 2020 (the “Trust Loan Purchase Agreement”), between the Trust Loan Seller and the Depositor. The Companion Loans are not part of the Trust Fund. The relative rights of the respective lenders in respect of each Mortgage Loan are set forth in the related Co-Lender Agreement, dated as of March [__], 2020 (each, as amended, restated, supplemented or otherwise modified from time to time, a “Co-Lender Agreement”), among the holders of the related Trust Notes and the holders of the related Companion Loan Notes.  From and after the Closing Date, each Mortgage Loan is to be serviced and administered in accordance with this Agreement.

As provided for herein, the Certificate Administrator shall elect or shall cause elections to be made to treat designated portions of the Trust Fund for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” and, each, a “Trust REMIC”). The Regular Certificates will represent the “regular interests” in the Upper-Tier REMIC, as further described herein. Each Class of Uncertificated Lower-Tier Interests will represent a single class of “regular interests” in the Lower-Tier REMIC as further described herein. The Class R Certificates will evidence the sole Class of “residual interests” in each of the Upper-Tier REMIC and Lower-Tier REMIC for purposes of the REMIC Provisions under federal income tax law.

In exchange for the Trust Loans and the Uncertificated Lower-Tier Interests, the Trust will issue to the Depositor the Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class HRR and Class R Certificates (collectively, the “Certificates”), which Certificates in the aggregate will evidence the entire ownership interest in the Trust. The Trust Fund consists principally of the Trust Loans, the Mortgage Loan Documents (exclusive of the rights of the Companion Loan Holders thereunder) and all payments under, and proceeds of, the Trust Loans from and after the Cut-off Date.

The Depositor intends to sell the Certificates to the Initial Purchaser in an offering exempt from the registration requirements of the federal securities laws.

UPPER-TIER REMIC

As further described in Section 2.11, the Class A, Class X-A, Class X-B, Class B, Class C, Class D and Class HRR Certificates will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the Pass-Through Rate and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or Notional Amount (“Original Notional Amount”), as applicable, for each Class of Certificates and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate (per annum)	Original Certificate Balance or Notional Amount
Class A	[]%(1)	$[]
Class X-A	Variable IO(2)	$[](3)
Class X-B	Variable IO(2)	$[](3)
Class B	[]%(1)	$[]
Class C	[]%(1)	$[]
Class D	[](4)	$[]
Class E	[](4)	$[]
Class HRR	[](4)	$[]
Class UT-R	None(5)	None (4)

(1)	The Pass-Through Rate applicable to each of the [Class A, Class B and Class C] Certificates will be per annum rate equal to the fixed rate listed above.

(2)

The Class X-A Pass-Through Rate for any Certificate Interest Accrual Period is variable and, for each Distribution Date, will equal the Class X Strip Rate for the Class A Certificates, and the Class X-B Pass-Through Rate for any Certificate Interest Accrual Period is variable and, and, for each Distribution Date, will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates, weighted on the basis of their respective Certificate Balances outstanding immediately prior to that Distribution Date. During the initial Certificate Interest Accrual Period, it is expected that the Pass-Through Rate for the Class X-A Certificates will equal approximately []% and the Pass-Through Rate for the Class X-B Certificates will equal approximately []%.

(3)

The Class X-A and Class X-B Certificates will not have Certificate Balances and will not be entitled to receive distributions of principal. The Notional Amount of the Class X-A Certificates will be equal to the Certificate Balance of the Class A Certificates, and the Notional Amount of the Class X-B Certificates will be equal to the aggregate of the Certificate Balances of the Class B and Class C Certificates.

(4)

The Pass-Through Rate applicable to each of the [Class D, Class E and Class HRR] Certificates will be per annum rate equal to the WAC Rate. During the initial Certificate Interest Accrual Period, it is expected that the Pass-Through Rate for the Class D, Class E and Class HRR Certificates will each equal approximately []%.

(5)

The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount and will not bear interest. Any Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the UT-R Interest.

LOWER-TIER REMIC

As further described in Section 2.11, the Class LA, Class LB, Class LC, Class LD, Class LE and Class HRR Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$[]
Class LB	(1)	$[]
Class LC	(1)	$[]
Class LD	(1)	$[]
Class LE	(1)	$[]
Class LHRR	(1)	$[]
Class LT-R	None(2)	None(2)

(1)

For any Distribution Date, the Pass-Through Rate for each Class of Uncertificated Lower-Tier Interests shall be the Net Trust Note Rate of the Trust Notes for such Distribution Date, as described under “Upper-Tier REMIC” above.

(2)

The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount and will not bear interest. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after distributing the Lower-Tier Distribution Amount shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

All covenants and agreements made by the Depositor herein are for the benefit and security of the Certificateholders and the Trustee as Holder of the Uncertificated Lower-Tier Interests. The Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

W I T N E S S E T H   T H A T:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.         DEFINITIONS

1.1.   Definitions.

 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings and such meanings shall be equally applicable to the singular and plural forms of such terms, as the context may require.

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider that will initially be located within the Certificate Administrator’s Website [(www.ctslink.com)], under the ‘NRSRO’ tab on the page relating to this transaction. Such website shall provide means of navigation for the Depositor and each NRSRO (including the Rating Agencies) to the portion of the Certificate Administrator’s Website available to Privileged Persons.

“Acceptable Insurance Default”: Any default arising when the Mortgage Loan Documents require that a Borrower must maintain all risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with Accepted Servicing Practices, that (i) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the related Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate. Each of the Servicer (at its own expense) and the Special Servicer (as a Trust Fund Expense) shall be entitled to rely on insurance consultants in making the determinations described in this definition.

“Accepted Servicing Practices”: As defined in Section 3.1.

“Acquisition Date”: The date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust Fund is deemed to have acquired the Properties.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Activity”: Solely as used with respect to Section 4.4(c), any review, analysis, comfort, verification, manipulation, reorganization, restructuring, recompilation, recomposition, revision or modification of any information or data.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit U.

“Additional Compensation”: Default Interest and late payment fees (after all payments pursuant to Section 3.4(c)(iv) and 3.4(c)(v)), Assumption Fees, Assumption Application Fees, substitution fees, release fees (including, without limitation, any fees payable in connection with a defeasance), Modification Fees, consent fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, other loan processing fees, review fees and similar fees and expenses to which the Servicer and the Special Servicer, as applicable, is entitled (to the extent permitted by (or not otherwise prohibited by) and specifically allocated to such amounts in accordance with the terms of the Mortgage Loan Documents or pursuant to this Agreement and any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account, any Foreclosed Property Account and any Reserve Account pursuant to Section 3.8.

“Additional Form 10-D Disclosure”: The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit R hereto.

“Additional Form 10-K Disclosure”: The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit S hereto.

“Additional Servicer”: Each Affiliate of the Servicer or the Special Servicer that Services a Mortgage Loan and each Person who is not an Affiliate of the Servicer, other than the

Special Servicer or the Certificate Administrator, who Services a Mortgage Loan as of any date of determination.

“Administrative Advances”: As defined in Section 3.23(b).

“Advance”: Any Administrative Advance, Monthly Payment Advance or any Property Protection Advance.

“Advance Rate”: As defined in Section 3.23(d).

“Adverse REMIC Event”: As defined in Section 12.1(k).

“Affiliate”: With respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and/or the Certificate Administrator may obtain and rely upon an Officer’s Certificate of the Servicer, the Special Servicer, the Trustee (in the case of the Certificate Administrator), the Certificate Administrator (in the case of the Trustee), the Operating Advisor, a Borrower or the Depositor, as applicable, to determine whether any Person is an Affiliate of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, a Borrower or the Depositor.

“Agreement”: This Trust and Servicing Agreement (including all exhibits hereto) and all amendments and supplements hereto.

“Alexandria Sponsor”: ARE-San Francisco No. 55, LLC.

“Annual Budget”: As defined in the applicable Mortgage Loan Agreement.

“Applicable Servicing Criteria”: With respect to the Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit L. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer or the Special Servicer, as the case may be.

“Applicable Banking Law”: As defined in Section 8.2(d).

“Applied Realized Loss Amount”: All reductions in the Certificate Balance of a Class of Certificates in respect of Realized Losses as described in Section 4.1(g).

“Appraisal”: With respect to a Property or the Foreclosed Property, an appraisal of such Property or Foreclosed Property, conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute and certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute with an “MAI” designation and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended; provided, that after an initial “Appraisal” has been obtained pursuant to the terms of this Agreement, an update of such initial Appraisal shall be considered an “Appraisal” hereunder for all purposes. All Appraisals (and updates thereof) obtained pursuant to the terms of this Agreement shall include a valuation using the “income capitalization – discounted cash flow approach” and set forth the discount rate and terminal capitalization rate utilized by the Independent Appraiser. All calculations under this Agreement requiring that a “value” or “appraised value” be used with respect to a Property or Foreclosed Property (as applicable) shall use the most recently determined appraised value set forth in an Appraisal (or update thereof) unless a different valuation is specifically required (such as the appraised value of the Property as of the Origination Date). With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal) of the related Property will be determined on an “as-is” basis, based upon the current physical condition, use and zoning of such Property as of the date of the Appraisal.

“Appraisal Reduction Amount”: As of any date of determination, an amount equal to the excess of (a) the outstanding principal balance of the related Mortgage Loan on such date plus the sum of (i) all accrued and unpaid interest on each related Note at the applicable Note Rate, (ii) all unreimbursed Administrative Advances, Property Protection Advances, interest on all Advances at the Advance Rate in respect of the related Mortgage Loan or Property and interest on all related Companion Loan Advances, (iii) the amount of any Advances and interest thereon previously reimbursed from principal collections on the related Mortgage Loan that have not otherwise been recovered from the related Borrower, (iv) all currently due and unpaid real estate taxes and assessments and insurance premiums and all other amounts, including, if applicable, ground rents, due and unpaid in respect of the related Property (which taxes, premiums and other amounts have not been the subject of an Advance) and (v) to the extent not duplicative of amounts in clauses (ii), (iii) or (iv), all unpaid Trust Fund Expenses then due under this Agreement over (b) the sum of (i) 90% of the appraised value (as determined by an Appraisal) of the related Property less the amount of any liens (exclusive of Permitted Encumbrances) on the related Property senior to the lien of the related Mortgage Loan Documents plus (ii) any escrows with respect to the related Mortgage Loan, including for taxes, insurance premiums and ground rent, if any. Each Trust Loan and the related Companion Loans shall be treated as a single mortgage loan for purposes of calculating the Appraisal Reduction Amount.  Any Appraisal Reduction Amounts with respect to a Mortgage Loan shall be allocated, first, to the related C Note, up to the full outstanding principal balance thereof, second, to the related Trust B Note, up to the full outstanding principal balance thereof, and then to the related A Notes, on a pro rata and pari passu basis, up to the full outstanding principal balances thereof.  Any Appraisal Reduction Amount allocated to the A Notes will be allocated to the related Trust A Note and Companion Loan A Notes, on a pro rata and pari passu basis, based on their respective outstanding principal balances.

“Appraisal Reduction Event”: The earliest of (a) 60 days after an uncured payment delinquency (other than a delinquency in respect of a Balloon Payment) occurs in respect of a Mortgage Loan, (b) 90 days after an uncured delinquency occurs in respect of a

Balloon Payment for a Mortgage Loan unless a refinancing is anticipated within 120 days after the Maturity Date of such Mortgage Loan (as evidenced by a fully executed term sheet or written refinancing commitment or a signed purchase and sale agreement in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the Servicer from an acceptable lender or purchaser delivered on or prior to the due date of such Balloon Payment which provides that such refinancing or sale will occur within 120 days after the Maturity Date), in which case 120 days after such uncured delinquency, (c) 60 days after a reduction in Monthly Payments or Balloon Payment or a material adverse economic change with respect to the terms of a Mortgage Loan has become effective, (d) 60 days after an extension of the Maturity Date of a Mortgage Loan (except for an extension within the time periods described in clause (b) above), (e) immediately after a receiver has been appointed in respect of a Property on behalf of the Trust or any other creditor, (f) immediately after a Borrower declares, or becomes the subject of, bankruptcy, insolvency or similar proceedings, admits in writing the inability to pay its debts as they come due or makes an assignment for the benefit of creditors, or (g) immediately after any Property becomes a Foreclosed Property.

“ASR Consultation Process”: As defined in Section 3.10(i).

“Asset Status Report”: As defined in Section 3.10(i).

“Assignment of Management Agreement”: With respect to each Property, as defined in the related Mortgage Loan Agreement.

“Assignment of Mortgage”: An assignment of the applicable Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Property is located to reflect of record the assignment of the Mortgage to the Trustee on behalf of the Trust Fund; provided, however, that the Trustee, the Certificate Administrator, the Servicer and the Special Servicer shall not be responsible for determining whether any such assignment is legally sufficient or in recordable form.

“Assumed Monthly Payment”: With respect to a Trust Loan for any Distribution Date (including any Distribution Date following a delinquency in the payment of the related Balloon Payment or the foreclosure of the related Trust Loan or acceptance by the Trustee on behalf of the Trust and the related Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of such Trust Loan), shall be equal to the scheduled monthly payment of interest that would have been due in respect of such Trust Loan on its Maturity Date (excluding Default Interest) and each subsequent Payment Date (or Assumed Payment Date) if such Trust Loan had been required to continue to accrue interest in accordance with its terms (other than Default Interest), in effect immediately prior to, and without regard to the occurrence of the Maturity Date or after the occurrence of a foreclosure of the related Mortgage Loan or acceptance by the Trustee of a deed-in-lieu of foreclosure or comparable conversion of the related Mortgage Loan, in respect of such Trust Loan on the last Payment Date (or Assumed Payment Date) prior to its foreclosure or acceptance of a deed-in-lieu, in each case as such terms may have been modified, and such Maturity Date may have been extended, in connection with a bankruptcy or similar proceeding involving the related Borrower or otherwise or a modification, waiver or amendment granted or agreed to by the Servicer or Special Servicer.

“Assumed Payment Date”: With respect to a Trust Loan for any calendar month following a delinquency in the payment of the related Balloon Payment or the foreclosure of the related Mortgage Loan or acceptance by the Trustee on behalf of the Trust Fund and the related Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the related Mortgage Loan, the date that would have been the Payment Date in such calendar month if the Maturity Date or the foreclosure of the related Mortgage Loan or acceptance by the Trustee on behalf of the Trust Fund and the related Companion Loan Holders of a deed-in-lieu of foreclosure or comparable conversion of the related Mortgage Loan had not occurred.

“Assumption Application Fees”: With respect to a Mortgage Loan, any and all assumption application fees actually paid by or on behalf of the related Borrower in accordance with the Mortgage Loan Documents, with respect to any application submitted to the Servicer or the Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in the related Borrower.

“Assumption Fees”: Any and all assumption fees actually paid by or on behalf of a Borrower in accordance with the Mortgage Loan Documents, with respect to any assumption or substitution agreement entered into by the Servicer or the Special Servicer or paid by or on behalf of such Borrower with respect to any transfer of an interest in such Borrower.

“Authenticating Agent”: As defined in Section 8.11(a).

“Available Funds”: On each Distribution Date, an amount equal to (a) all amounts (other than Yield Maintenance Premiums and Yield Maintenance Default Premiums) received in respect of each Mortgage Loan during the related Collection Period or advanced in respect of interest with respect to such Distribution Date (including, without limitation, any Repurchase Price for the related Trust Loan or purchase price of such Mortgage Loan received by the Trust, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds received by the Trust), plus (b) if such Distribution Date is the Distribution Date occurring in March of each year (or [__], if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (c) an amount equal to the applicable Withheld Amount in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), minus (d) Trust Fund Expenses, any portion of amounts received in respect of the such Mortgage Loan that are required to be distributed to the related Companion Loan Holders pursuant to the terms of the related Co-Lender Agreement and any other Available Funds Reduction Amount for such Distribution Date.

“Available Funds Reduction Amount”: As of each Distribution Date, all amounts withdrawn on the related Remittance Date or during the related Collection Period from the Collection Account pursuant to Section 3.4(c).

“Balloon Payment”: The payment of the outstanding principal balance of a Mortgage Loan, a Trust Loan or the related Companion Loan, as applicable, together with all unpaid interest, due and payable on the Maturity Date or such other date on which the outstanding principal balance of such Mortgage Loan, Trust Loan or Companion Loan becomes due and payable, whether by declaration of acceleration, or otherwise.

“Base Interest Fraction”: With respect to any principal prepayment on any Trust Loan and with respect to any Class of Sequential Pay Certificates, a fraction (a) whose numerator is the greater of (i) zero and (ii) the positive difference between (1) the Pass-Through Rate on such Class of Certificates for the related Distribution Date, and (2) the Prepayment Rate used in calculating the [Yield Maintenance Default Premiums], with respect to such principal prepayment, and (b) whose denominator is the positive difference between (i) the applicable Note Rate and (ii) the Prepayment Rate used in calculating the [Yield Maintenance Default Premiums], as applicable, with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. If the Prepayment Rate is greater than the applicable Note Rate, then the Base Interest Fraction shall equal zero.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository). Each of the Depositor, the Trustee, the Certificate Administrator, the Special Servicer and the Servicer, as applicable, shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide an Investor Certification.

“Borrowers”: As defined in the Introductory Statement.

“Borrower Affiliate”: Any of the Borrowers, the Borrower Sponsors, the general partner or managing member of any of the foregoing or any of their respective Control Affiliates or agents.

“Borrower Sponsors”: Uber Sponsor, GSW Sponsor and Alexandria Sponsor, individually or collectively, as the context may require.

“Business Day”: Any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (a) national banks in New York, (b) the place of business of the Trustee, the Servicer, the Special Servicer or the financial institution that maintains the Collection Account for or on behalf of the Servicer or the Special Servicer or any reserve accounts for the related Mortgage Loan, or (c) the New York Stock Exchange or the Federal Reserve Bank of New York.

“C Notes”: The promissory notes designated as Note C-1 and Note C-2.

“Cash Management Account”: As defined in the applicable Mortgage Loan Agreement.

“Cash Management Agreement”: As defined in the applicable Mortgage Loan Agreement.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended.

“Certificate”: Any Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class HRR and Class R Certificate.

“Certificate Administrator”: Wells Fargo Bank or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator Fee”: With respect to the Trust Loans and for any Distribution Date, an amount accrued during the related Mortgage Loan Interest Accrual Period at the Certificate Administrator Fee Rate on the outstanding principal balance of the Trust Loans as of the close of business on the Distribution Date in such Mortgage Loan Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the Trust Loans is computed and shall be prorated for partial periods. A portion of the Certificate Administrator Fee, namely the Trustee Fee, shall be payable to the Trustee. For the avoidance of doubt, the Certificate Administrator Fee shall be deemed to be payable from the Lower-Tier REMIC.

“Certificate Administrator Fee Rate”: With respect to the Trust Loans, a rate equal to []% per annum, calculated on the same interest accrual basis as the Trust Loans. A portion of the Certificate Administrator Fee Rate shall constitute the Trustee Fee Rate and shall be payable to the Trustee.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to each outstanding Class of Sequential Pay Certificates at any date, an amount equal to the initial certificate balance of such Class as set forth in the Introductory Statement less the sum of (a) all amounts distributed to Certificateholders of such Class on all previous Distribution Dates and treated under this Agreement as allocable to principal and (b) the aggregate amount of Realized Losses allocated to such Class of Certificates, on all previous Distribution Dates, if any, pursuant to Section 4.1(g). With respect to any individual Certificate in any Class, the product of (x) the Percentage Interest represented by such Certificate multiplied by (y) the Certificate Balance of such Class.

“Certificate Interest Accrual Period”: With respect to any Distribution Date and with respect to each Class of Regular Certificates, the calendar month preceding the month in which such Distribution Date occurs.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.3(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of providing, distributing or otherwise making available any reports, statements, communications or other information as required or permitted to be provided, distributed or made available to a Certificateholder under this Agreement, a Certificateholder shall include any Beneficial Owner to the extent that the Person providing, distributing or making available such reports, statements, communications or other information has received from such Beneficial

Owner an Investor Certification that such Person is a Beneficial Owner; and provided further that, solely for the purposes of giving any consent, waiver, request or demand or taking any action (including, without limitation, selecting or appointing a Directing Holder), any Certificate beneficially owned by the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any Borrower Affiliate, the Manager or any of their sub-servicers, or any of their respective Affiliates or agents, shall be deemed not to be outstanding and the Voting Rights to which it is entitled and the Certificate Balance of such Certificate shall not be taken into account in determining whether the requisite percentage of Voting Rights and/or of the Certificate Balance of the Certificates or any Class of Certificates necessary to take any such action or effect any such consent, waiver, request or demand has been obtained; provided that the foregoing limitation will not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Holder, solely based on it being an Affiliate of the Special Servicer, from exercising any appointment, consent or consultation rights it may have under this Agreement solely in its capacity as Controlling Class Certificateholder or Directing Holder (unless, for the avoidance of doubt, the Controlling Class Certificateholder or Directing Holder is the Servicer, the Trustee, the Certificate Administrator, any Borrower Affiliate, the Manager or any of the subservicers or respective Affiliates or agents of the foregoing). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificate beneficially owned by the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or any of their respective Affiliates shall be deemed to be outstanding; provided that such amendment does not relate to the termination of, increase in compensation of or material reduction in obligations of, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or any of their Affiliates (other than solely in its capacity as a Certificateholder) in any material respect, in which case such Certificate shall be deemed not to be outstanding. The Trustee, the Certificate Administrator and the Certificate Registrar may obtain and conclusively rely upon an Officer’s Certificate of the Depositor, the Servicer, the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Borrowers, a Borrower Affiliate, the Manager, or any sub-servicer to determine whether a Certificate is beneficially owned by an Affiliate of any of them.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of a Special Servicer described in Section 7.1(f) (other than at the recommendation of the Operating Advisor), the Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and the application of any related Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates pursuant to the terms of this Agreement) of all Sequential Pay Certificates.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical class designation, and each Uncertificated Lower-Tier Interest.

“Class A Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-1 hereto and designated as a Class A Certificate.

“Class A Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class B Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-4 hereto and designated as a Class B Certificate.

“Class B Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class C Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-5 hereto and designated as a Class C Certificate.

“Class C Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class D Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-6 hereto and designated as a Class D Certificate.

“Class D Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class E Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-7 hereto and designated as a Class D Certificate.

“Class E Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class HRR Certificate”: A Certificate executed and authenticated by the Certificate Administrator in substantially the form set forth in Exhibit A-8 hereto and designated as a Class HRR Certificate.

“Class HRR Pass-Through Rate”: As set forth in the Upper-Tier REMIC section of the Introductory Statement of this Agreement.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LD Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LE Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LHRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Introductory Statement.

“Class LT-R Interest”: The residual interest in the Lower-Tier REMIC. The Class LT-R Interest will be represented by the Class R Certificates.

“Class R Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-9 hereto and designated as a Class R Certificate. The Class R Certificates have neither a Certificate Balance nor a Pass-Through Rate. The Class R Certificates will evidence the Class LT-R and Class UT-R Interests.

“Class UT-R Interest”: The residual interest in the Upper-Tier REMIC. The Class UT-R Interest will be represented by the Class R Certificates.

“Class X Certificates”: The Class X-A and/or Class X-B Certificates, as applicable.

“Class X Strip Rate”: For any Distribution Date, for the Class A Certificates, Class B Certificates or Class C Certificates will equal the excess, if any, of (a) the WAC Rate for such Distribution Date over (b) the Pass-Through Rate for such Class for such Distribution Date.

“Class X-A Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-2 and designated as a Class X-A Certificate.

“Class X-A Notional Amount”: The Certificate Balance of the Class A Certificates.

“Class X-A Pass-Through Rate”: As set forth in the Upper Tier REMIC section of the Introductory Statement of this Agreement.

“Class X-B Certificate”: A Certificate executed and authenticated by the Certificate Administrator, in substantially the form set forth in Exhibit A-3 and designated as a Class X-B Certificate.

“Class X-B Notional Amount”: The aggregate of the Certificate Balances of the Class B Certificates and the Class C Certificates.

“Class X-B Pass-Through Rate”: As set forth in the Upper Tier REMIC section of the Introductory Statement of this Agreement.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be The Depository Trust Company.

“Clearstream”: As defined in Section 5.2(a).

“Closing Date”: March [31], 2020.

“Code”: The Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form and any proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust Fund.

“Co-Lender Agreement”: As defined in the Introductory Statement.

“Collateral”: With respect to each Mortgage Loan, the related Property, the Mortgage Loan Documents assigned with respect to such Mortgage Loan, the Reserve Accounts (and all sums held, deposited or invested therein and all proceeds thereof) with respect to such Mortgage Loan and all other collateral that is subject to security interests and liens granted to secure such Mortgage Loan under the terms of the related Mortgage Loan Documents.

“Collection Account”: As defined in Section 3.4(a).

“Collection Period”: (a) With respect to the first Distribution Date following the Closing Date, the period commencing on and including the Closing Date and ending on and including the Determination Date relating to such Distribution Date, and (b) with respect to any other Distribution Date, the period commencing on and including the date immediately following the Determination Date relating to the preceding Distribution Date and ending on and including the Determination Date relating to such Distribution Date.

“Commission”: The Securities and Exchange Commission.

“Companion Loans”: As defined in the Introductory Statement.

“Companion Loan A Notes”:  The promissory notes designated as Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-B, Note A-2-C, Note A-2-D and Note A-2-E.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Distribution Account”: As defined in Section 3.4(a).

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Notes”: As defined in the Introductory Statement.

“Companion Loan Rating Agency”: With respect to a Companion Loan or any portion thereof, any rating agency that was engaged by a participant in the securitization of such Companion Loan or such portion to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.28(b), the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply. With respect to any matter affecting any Companion Loan, so long as such Companion Loan (or any portion thereof) is subject to a securitization transaction, any Rating Agency Confirmation will also refer to confirmation in writing (which may be in electronic format) by each applicable rating agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of securities backed by such Companion Loan or any portion thereof (if then rated by such rating agency); provided that a written waiver (which may be in electronic format) or other acknowledgment from such rating agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the rating agency with respect to such matter.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof).

“Condemnation Proceeds”: The portion of Net Proceeds relating to a Condemnation (as defined in the applicable Mortgage Loan Agreement).

“Confidential Information”: With respect to the Servicer or the Special Servicer, as applicable, all material non-public information obtained in the course of and as a result of such Person’s performance of its duties as Servicer or Special Servicer, as applicable, with respect to the Mortgage Loans, the Borrower Affiliates and the Properties, unless such information (a) was already in the possession of such Person prior to being disclosed to such Person, (b) is or becomes available to such Person from a source other than its activities as Servicer or Special Servicer, as applicable, (c) is or becomes generally available to the public other than as a result of a disclosure by the Servicer Servicing Personnel or Special Servicer

Servicing Personnel or (d) is required to be disclosed by a court or administrative order or lawful discovery demand, provided such Person shall use reasonable efforts to obtain confidential treatment thereof. Notwithstanding the foregoing, the Trustee and the Certificate Administrator shall be permitted to comply with their respective obligations hereunder to make information available to the extent that such information was received by it in its capacity as Trustee or Certificate Administrator, as applicable.

“Consultation Termination Event”: The date on which the Class HRR Certificates no longer have a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class, without regard to the application of any Trust Appraisal Reduction Amounts.

“Contribution Agreement”: As defined in each Mortgage Loan Agreement.

“Control Affiliate”: As to any particular Person, any Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, such Person in question. As used solely in this definition of “Control Affiliate”, “Control” means (a) the ownership, directly or indirectly, in the aggregate of 10% or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” have the respective correlative meanings to such terms. The Trustee and/or the Certificate Administrator may obtain and rely upon a certification of the Borrowers or the Borrower Sponsors, as applicable, to determine whether any Person is a Control Affiliate.

“Control Event”: With respect to any date of determination, if the Certificate Balance of the Class HRR Certificates on such date (taking into account the application of any Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class) is less than 25% of the initial Certificate Balance of such Class. [If a Control Event no longer exists, then the Directing Holder shall regain all the consent and direction rights of the Directing Holder and the Controlling Class shall regain the right to appoint a Directing Holder.]

“Controlling Class”: The Class HRR Certificates. No other Class of Certificates will be eligible to act as a Controlling Class or appoint a Directing Holder. [If a Consultation Termination Event has occurred, there shall be no Controlling Class and no Directing Holder.]

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Servicer, the Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Beneficial Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Servicer, Special Servicer or Operating Advisor, as applicable. The Trustee, the Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided. Notwithstanding the foregoing, for purposes of determining the Directing Holder, exercising any rights of the

Controlling Class or the Directing Holder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing will not be deemed to be a Holder of the related Controlling Class and will not be entitled to exercise such rights or receive such information, and any Directing Holder previously appointed or selected by such holder will thereafter not be entitled to exercise any rights of the Directing Holder. If, as a result of the preceding sentence, no Holder of Controlling Class Certificates would be eligible to exercise such rights, there will be no Directing Holder or Controlling Class.

“Controlling Persons”: As defined in Section 6.3(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Certificate Administrator, as applicable, initially located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS) – JPMCC 2020-UBER, or the principal trust office of any successor trustee qualified and appointed pursuant to this Agreement; and (b) with respect to the Certificate Administrator, at 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479, Attention:  Certificate Transfers (CMBS) – JPMCC 2020-UBER, or the principal trust office of any successor certificate administrator qualified and appointed pursuant to this Agreement.

“Credit Risk Retention Compliance Agreement”: As defined in Section 3.31(a).

“Credit Risk Retention Rules”: The Credit Risk Retention regulations, 79 Fed. Reg. 77601, pages 77740-77766 (Dec. 24, 2014), jointly promulgated by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission, and the Department of Housing and Urban Development (the “Agencies”) (which such joint final rule has been codified, inter alia, at 17 C.F.R. § 246) to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934 (as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), as such regulations may be amended from time to time by such Agencies, and subject to such clarification and interpretation as have been provided by such Agencies, whether in the adopting release, or as may be provided by any such Agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“CREFC®”: The Commercial Real Estate Finance Council®, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to the Servicer, the Special Servicer, the Certificate Administrator, and the Trustee.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC® Website.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification Forbearance and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Intellectual Property Royalty License Fee”: A fee, payable on a monthly basis, computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on a Trust Loan is computed at the CREFC® Intellectual Property Royalty License Fee Rate (prorated for partial periods).

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to a Trust Loan, a rate equal to 0.00050% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year and year-to-date net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to the Property substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Reports”: Collectively refers to the following reports as such may be amended, updated or supplemented from time to time as part of the CREFC® “IRP” (Investor Reporting Package), and any additional reports that become part of the CREFC® IRP from time to time (if agreed to by the parties hereto):

(a)    the following seven electronic files: (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File, (v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

(b)   the following nineteen supplemental reports and templates: (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve/LOC Report, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report, (xi) CREFC® Appraisal Reduction Template, (xii) CREFC® Servicer Realized Loss Template, (xiii) CREFC® Reconciliation of Funds Template, (xiv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation

Template, (xv) CREFC® Historical Liquidation Loss Template, (xvi) CREFC® Interest Shortfall Reconciliation Template, (xvii) CREFC® Loan Liquidation Report, (xviii) CREFC® REO Liquidation Report and (xix) CREFC® Loan Modification Report, as such reports may be amended, updated or supplemented from time to time.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Servicer.

“CREFC® Website”: CREFC®’s Internet website located at www.crefc.org or such other primary Internet website as the CREFC® may establish for dissemination of its report forms.

“Current Interest Distribution Amount”: With respect to any Distribution Date for (x) any Regular Certificate, interest accruing during the related applicable Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Certificate Interest Accrual Period on the outstanding Certificate Balance or Notional Amount of such Certificate as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Realized Losses on such prior Distribution Date), and (y) any Uncertificated Lower-Tier Interest, interest accruing during the applicable Certificate Interest Accrual Period at the applicable Pass-Through Rate for such Certificate Interest Accrual Period on the then outstanding Lower-Tier Principal Amount of such Class as of the prior Distribution Date (after giving effect to distributions of principal and allocations of Realized Losses on such prior Distribution Date).

“Custodian”: The Certificate Administrator, in its capacity as the Custodian, performing its role through the document custody division of the Certificate Administrator.

“Cut-off Date”: March [__], 2020.

“DBRS Morningstar”: DBRS, Inc. and its successors-in-interest.

“Default Interest”: With respect to any Payment Date and a Trust Loan, upon the occurrence and continuance of a related Mortgage Loan Event of Default, interest accrued on such Trust Loan at the excess of the Default Rate over the related Trust Note Rate during the related Mortgage Loan Interest Accrual Period on the outstanding principal balance of such Trust Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of such Trust Loan and any other amounts then due pursuant to the related Mortgage Loan Documents, calculated from the date such payment was due without regard to any grace or cure periods.

“Default Rate”: As defined in the applicable Mortgage Loan Agreement.

“Defect”: As defined in the Trust Loan Purchase Agreement.

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and each Servicing Function Participant and Additional Servicer retained by it (other than a Sub-Servicer set forth on Exhibit V), any item (i) regarding such party, (ii) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (iii) delivered by or on behalf of such party pursuant to the delivery requirements under Article 13 that does not conform to the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificate”: Any Certificate in fully registered certificated form without interest coupons.

“Delivery Date”: As defined in Section 2.1(b).

“Depositor”: J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, and its successors-in-interest.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the [tenth (10th)] day of the calendar month in which such Distribution Date occurs or, if such [tenth (10th)] day is not a Business Day, the immediately [succeeding] Business Day, commencing in [May] 2020.

“Directing Holder”: With respect to the Tower I Mortgage Loan and the Tower II Mortgage Loan, (a) for so long as no Note C Control Appraisal Period related to such Mortgage Loan has occurred and is continuing, the holder of Note C-1 or Note C-2, as applicable, and (b) if a Note C Control Appraisal Period has occurred and is continuing, the Controlling Class Certificateholder (or its representative) as identified to the Certificate Administrator selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. The initial Directing Holder shall be Security Benefit Life Insurance Company, a Kansas corporation, as initial holder of each of the C Notes. No Borrower Affiliate may be appointed as or act as a Directing Holder.

“Directing Holder Asset Status Report Approval Process”: As defined in Section 3.10(i).

“Directly Operate”: With respect to a Foreclosed Property, the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such Foreclosed Property, the holding of such Foreclosed Property primarily for sale to customers, the use of such Foreclosed Property in a trade or business conducted by the Trust Fund or the performance of any construction work on the Foreclosed Property, other than through an Independent Contractor; provided, however, that a Foreclosed Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such Foreclosed Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to the Mortgage Loans or Foreclosed Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, the Manager, any guarantor, any indemnitor or any other Borrower Affiliate in respect of the Mortgage Loans or any of their Affiliates and any purchaser of a Mortgage Loan, Companion Loan or Foreclosed Property) in connection with the disposition, workout or foreclosure of a Mortgage Loan, the management or disposition of the Foreclosed Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.17; provided, that any compensation and other remuneration that the Servicer or Certificate Administrator is permitted to receive or retain pursuant to this Agreement in connection with its duties in such capacity will not be Disclosable Special Servicer Fees.

“Disclosure Parties”: As defined in Section 8.14(c).

“Disqualified Non-U.S. Person”: With respect to a Class R Certificate, any Non-U.S. Person or agent thereof other than (a) a Non-U.S. Person that holds such Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Administrator with an effective IRS Form W-8ECI or other prescribed form or (b) a Non-U.S. Person that has delivered to both the transferor and the Certificate Administrator an Opinion of Counsel of a nationally recognized tax counsel to the effect that the transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of such Class R Certificate will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such Person may cause either the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The account established and maintained by the Certificate Administrator pursuant to Section 3.5(a).

“Distribution Date”: The [fourth (4th)] Business Day after the Determination Date, beginning in [May] 2020. The first Distribution Date is expected to be [May], 2020.

“Distribution Date Statement”: As defined in Section 4.4(a).

“Due Diligence Service Provider”: As defined in Section 8.15(b).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s, which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority, as applicable, or (c) such other account or accounts not listed in clauses (a) or (b) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. If the holding institution for an account ceases to meet the requirements of this definition for an “Eligible Account,” then the party responsible for administering such account hereunder shall move such account to a holding institution meeting such requirements within 30 days.

“Eligible Institution”: (a) Wells Fargo Bank, provided that the long-term unsecured debt obligations of Wells Fargo Bank are rated at least “A2” by Moody’s (or such other rating confirmed in a Rating Agency Confirmation), and the short-term unsecured debt obligations of Wells Fargo Bank are rated at least “P-1” by Moody’s (or such other rating confirmed in a Rating Agency Confirmation), (b) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “P-1” by Moody’s and, if rated by DBRS Morningstar, “R-1 (middle)” (or, if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least 2 NRSROs (which may include Moody’s) (or such other rating confirmed in a Rating Agency Confirmation) and in the case of letters of credit or accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A2” by Moody’s and, if rated by DBRS Morningstar, “A” (or if not rated by DBRS Morningstar, an equivalent rating (or higher) by at least 2 NRSROs (which may include Moody’s) (or such other rating confirmed in a Rating Agency Confirmation) in the case of letters of credit or accounts in which funds are held for more than thirty (30) days, (c) [SERVICER], provided that (i) [SERVICER]’s short term unsecured debt obligations, deposits or commercial paper of which are rated at least “P-1” by Moody’s and “R-1(low)” by DBRS (if then rated by DBRS Morningstar, or if not rated by DBRS Morningstar, an equivalent or higher rating by at least 2 NRSROs (which may include Moody’s) if the deposits are to be held in the account for 30 days or less and (ii) [SERVICER]’s long-term unsecured debt obligations or deposit rating is at least “A2” by Moody’s and “BBB(high)” by DBRS Morningstar (if then rated by DBRS Morningstar, or if not rated by DBRS Morningstar, an equivalent or higher rating by at least two NRSROs (which may include Moody’s) if the deposits are to be held in the account for more than 30 days or such other rating confirmed in a Rating Agency Confirmation from DBRS Morningstar) or (d) an account maintained with any other insured depository institution that is the subject of a Rating Agency Confirmation, from the Rating Agency for which the minimum rating is not met, with respect to any account listed in the clauses above, or from each Rating Agency, with respect to any account other than one listed in the clauses above.

“Eligible Operating Advisor”: An institution (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 2.8, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust; (c) that is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Trust Loan Seller, the Borrower Sponsors, the Borrowers, the Third Party Purchaser, the Directing Holder, or any of their respective Risk Retention Affiliates; (d) that has not been paid by the Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; (e) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least 5 years of experience in collateral analysis and loss projections and (y) has at least 5 years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, the Mortgage Loans or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor.

“Environmental Indemnity”: As defined in the applicable Mortgage Loan Agreement.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

[“EU Retention Rules”: European Union legislation comprising Regulation (EU) 2017/2402 and related regulatory technical standards.]

“Euroclear”: As defined in Section 5.2(a).

[“Excess Servicing Fee Right”: With respect to a Mortgage Loan (and any successor Foreclosed Property with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Servicer shall be the owner of such Excess Servicing Fee Right.]

[“Excess Servicing Fees”: With respect to a Mortgage Loan (and any successor Foreclosed Property with respect thereto), that portion of the Servicing Fees that accrue at a per annum rate equal to the Servicing Fee Rate applicable to such Mortgage Loan minus []% (and with respect to the Companion Loans, []%); provided that such rate shall be subject to reduction at any time following any resignation of a Servicer pursuant to Section 6.4 (if no successor is appointed in accordance with Section 6.4) or any termination of a Servicer pursuant to Section 7.1, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer (which successor may include the Trustee) that meets the requirements of Section 7.2.]

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“FHLMC”: The Federal Home Loan Mortgage Corporation and its successors-in-interest.

“Final Asset Status Report”: With respect to a Specially Serviced Mortgage Loan, the initial completed Asset Status Report (together with such other data or supporting information provided by the Special Servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder with respect to such Specially Serviced Mortgage Loan) required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to such Specially Serviced Mortgage Loan in accordance with the procedures described in Section 3.10(i). Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final.

“FNMA”: The Federal National Mortgage Association and its successors-in-interest.

“Fitch”: Fitch Ratings, Inc., and its successors in interest.

“Foreclosed Companion Loan”: Each Companion Loan while any Property is a Foreclosed Property.

“Foreclosed Property”: A Property or other Collateral securing the related Mortgage Loan, title to which has been acquired on behalf of or in the name of the Trustee on behalf of the Trust and Companion Loan Holders through foreclosure, deed-in-lieu of foreclosure or otherwise.

“Foreclosed Property Account”: The account or accounts established and maintained by the Special Servicer pursuant to Sections 3.6 and 3.14.

“Foreclosure Proceeds”: Proceeds, net of any related expenses of the Servicer, Special Servicer, the Certificate Administrator and/or the Trustee, received in respect of the Foreclosed Property (including, without limitation, proceeds from the operation or rental of such Foreclosed Property) prior to the final liquidation of the Foreclosed Property.

“Form 8-K Disclosure”: The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit R hereto.

“Global Certificate”: As defined in Section 5.2(b).

“GSW Sponsor”: GSW Real Estate Office Corp..

“Impermissible Operating Advisor Affiliate”: As defined in Section 2.12.

“Impermissible Risk Retention Affiliate”: As defined in Section 2.12.

“Impermissible TPP Affiliate”: As defined in Section 2.12.

“Independent”: When used with respect to any specified Person, such a Person who (a) does not have any direct financial interest or any material indirect financial interest in the Depositor, the Borrower Affiliates, any Companion Loan Holder, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer or in any of their respective Affiliates and (b) is not connected with the Depositor, the Borrower Affiliates, any Companion Loan Holder, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (a) is a member in good standing of the Appraisal Institute, (b) if the state in which any Property or Foreclosed Property is located certifies or licenses appraisers, is certified or licensed in such state, and (c) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.

“Independent Contractor”: Either (a) any Person (other than the Special Servicer or Servicer) that would be an “independent contractor” with respect to the Lower-Tier REMIC or the Upper-Tier REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership test set forth in that Section of the Code shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates or 35% or more of the aggregate value of all Classes of Certificates or such other interest in the Certificates as is set forth in an Opinion of Counsel, which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer, the Operating Advisor or the Trust Fund, be delivered to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer or the Operating Advisor on behalf of the Trustee); provided that neither the Lower-Tier REMIC nor the Upper-Tier REMIC receives or derives any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (b) any other Person (including the Special Servicer or the Servicer) if the Trustee, the Certificate Administrator and the Operating Advisor (or the Servicer or the Special Servicer on behalf of the Trustee) has received an Opinion of Counsel which shall, at no expense to the Trustee, the Certificate Administrator, the Special Servicer, the Servicer (unless the Special Servicer or the Servicer is providing the Opinion of Counsel with respect to itself), the Operating Advisor or the Trust Fund, be to the effect that the taking of any action in respect of the Foreclosed Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Foreclosed Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such Foreclosed Property to fail to qualify as Rents from Real Property.

“Initial Delivery Date”: As defined in Section 3.10(i).

“Initial Purchaser”: J.P. Morgan Securities LLC.

“Inquiries”: As defined in Section 4.5(a)(i).

“Institutional Accredited Investor”: An institution, that is not a QIB, that is an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Act, or any entity all of the equity owners of which are such institutions.

“Insurance Proceeds”: (a) The portion of Net Proceeds paid as a result of a [Casualty (as defined in each Mortgage Loan Agreement)] other than amounts to be applied to the restoration, preservation or repair of the related Property or to be released to the related Borrower each in accordance with the terms of the Mortgage Loan Agreement, or if not required to be so applied or so released under the terms of the Mortgage Loan Agreement, other than amounts applied to the restoration, preservation or repair of the related Property in accordance with Accepted Servicing Practices, (b) amounts paid by any insurer pursuant to any insurance policy required to be maintained by the Servicer pursuant to Section 3.11, to the extent related to this Agreement only or (c) any other amounts paid by an insurer pursuant to any insurance policy required to be maintained by the related Borrower, to the extent allocable to the related Mortgage Loan under the Mortgage Loan Documents.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests, the sum of the Current Interest Distribution Amount for such Distribution Date and such Class of Certificates or Uncertificated Lower-Tier Interests plus the aggregate unpaid Interest Shortfalls in respect of prior Distribution Dates for such Class of Certificates or Uncertificated Lower-Tier Interests.

“Interest Reserve Account”: As defined in Section 3.4(f).

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests, the amount by which the Current Interest Distribution Amount for such Class of Certificates and Distribution Date exceeds the portion actually paid in respect of such Class on such Distribution Date.

“Interested Person”: As defined in Section 3.16(a)(ii).

“Investment”: Any direct or indirect ownership interest in any security, note or other financial instrument issued or executed by a Borrower, or any Affiliate of any of the Borrower, a loan directly or indirectly secured by any of the foregoing or a hedging transaction (however structured) that references or relates to any of the foregoing.

“Investment Account”: As defined in Section 3.8(a).

“Investment Representation Letter”: A letter substantially in the form attached hereto as Exhibit P.

“Investment Decisions”: Investment, trading, lending or other financial decisions, strategies or recommendations with respect to Investments, whether on behalf of the Servicer or any Affiliate thereof, the Special Servicer or any Affiliate thereof, the Certificate Administrator or any Affiliate thereof, as applicable, or any Person on whose behalf the Servicer or any Affiliate thereof or the Special Servicer or any Affiliate thereof has discretion in connection with Investments.

“Investor Certification”: A certification representing that such Person executing the certificate is a Certificateholder, a Beneficial Owner of a Certificate, a Companion Loan Holder, a prospective purchaser of a Certificate, the Trust Loan Seller if it has repurchased a portion of a Trust Loan in accordance with this Agreement and the Trust Loan Purchase

Agreement or the Directing Holder (to the extent such Person is not a Certificateholder) and that either (a) such Person is not a Borrower Affiliate, a Manager, or an agent or Affiliate of any of the foregoing, in which case such Person shall have access to all the reports and information made available to Privileged Persons hereunder, or (b) such Person is a Borrower Affiliate or the Manager, or an agent or Affiliate of the foregoing, in which case such Person shall be permitted to receive access to the Distribution Date Statements prepared by the Certificate Administrator. The Investor Certification shall be substantially in the form of Exhibit K-1 or Exhibit K-2 hereto, as applicable, or may be in the form of an electronic certification contained on the Certificate Administrator’s Website containing the same information as Exhibit K-1 or Exhibit K-2, as applicable. Investor Certifications may be submitted electronically via the Certificate Administrator’s Website. The Certificate Administrator and Trustee may conclusively rely on the Investor certificates and may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”: As defined in Section 4.5(a).

“Investor Registry”: As defined in Section 4.5(b).

“IRS”: The Internal Revenue Service.

“JPMCB”: As defined in the Introductory Statement.

“JPMS”: J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors-in-interest.

“KBRA”: Kroll Bond Rating Agency, Inc., and its successors-in-interest.

[“Lease”: With respect to the Property, the “Lease” as defined in each Mortgage Loan Agreement.]

“Lender”: As defined in each Mortgage Loan Agreement.

“Liquidated Property”: Any Property, if it has been liquidated and the Special Servicer has determined that all amounts which it expects to recover from or on account of such Property have been recovered.

“Liquidation Expenses”: Reasonable and customary expenses (other than expenses covered by any insurance policy) incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the liquidation of a Mortgage Loan or the related Property (including for the avoidance of doubt, reasonable and customary expenses incurred by the Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with the sale of such Mortgage Loan), such expenses including, without limitation, legal fees and expenses, appraisal fees, brokerage fees and commissions, conveyance taxes and trustee and co-trustee fees, if any. Liquidation Expenses shall not include any previously incurred expenses which have been previously reimbursed to the party incurring the same or which were netted against income from the Foreclosed Property and were considered in the calculation of the amount of Foreclosure Proceeds pursuant to the definition thereof.

“Liquidation Fee”: A fee payable to the Special Servicer with respect to the Liquidated Property or the liquidation of a Specially Serviced Mortgage Loan, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of such Specially Serviced Mortgage Loan or the related Property, as to which the Special Servicer receives any Liquidation Proceeds, equal to the product of the Liquidation Fee Rate and the related Net Liquidation Proceeds; provided that any such Liquidation Fee shall be reduced by any Net Modification Fees paid by the related Borrower with respect to such Specially Serviced Mortgage Loan or Property that were received and retained by the Special Servicer, but only to the extent those Net Modification Fees have not previously been deducted from a Work-out Fee or Liquidation Fee; and provided, further, that the Special Servicer shall not be entitled to receive a Liquidation Fee in connection with (a) the repurchase of all or any allocable portion of a Trust Loan by the Trust Loan Seller pursuant to the Trust Loan Purchase Agreement (so long as such repurchase occurs within the ninety (90) day time period required by the Trust Loan Purchase Agreement for the Trust Loan Seller to cure or repurchase such Trust Loan (including any applicable extended cure periods)) or (b) a sale of all or any portion of the related Mortgage Loan by the Special Servicer to the Servicer or the Special Servicer or any Affiliate of the foregoing in accordance with Section 3.16.

“Liquidation Fee Rate”: A rate equal to [] ([]%).

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds and Condemnation Proceeds) received by the Special Servicer and/or the Certificate Administrator in connection with the liquidation of any Specially Serviced Mortgage Loan, any Trust Loan, any Companion Loan, any Note or any Property, whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of any Mortgage Loan, any Trust Loan, any Companion Loan or any Note (other than amounts required to be paid to the related Borrower pursuant to law or the terms of the Mortgage Loan Agreement) including the proceeds of any full, partial or discounted payoff of any Mortgage Loan, any Trust Loan, any Companion Loan or any Note (exclusive of any portion of such payoff or proceeds that represents Default Interest).

“Lower-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.1(b).

“Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, (a) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Introductory Statement to this Agreement, and (b) as of any date of determination after the first Distribution Date an amount equal to the Certificate Balance of the Class of Related Certificates on the preceding Distribution Date (after giving effect to distribution of principal and allocation of Realized Losses pursuant to Sections 4.1(b) and 4.3).

“Lower-Tier REMIC”: One of two separate REMICs comprising the Trust Fund, the assets of which consist of all of the assets of the Trust Fund other than the assets of the Upper-Tier REMIC.

“Major Decision”: Shall mean, (a) prior to the occurrence of a Control Appraisal Period, the meaning assigned to such term in the applicable Co-Lender Agreement, and (b) after the occurrence of a Control Appraisal Period, the following:

(i)            any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of a Foreclosed Property) of the ownership of the Property;

(ii)          any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs, and the definition of “Major Lease”) of the Mortgage Loan or any extension of the maturity date of the Mortgage Loan[ other than as permitted pursuant to the terms of the Mortgage Loan];

(iii)          following a default or an event of default with respect to the Mortgage Loan Documents, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)          any sale of the defaulted Mortgage Loan or Foreclosed Property for less than the applicable Mortgage Loan Purchase Price;

(v)          any determination to bring the Property or the Foreclosed Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Foreclosed Property;

(vi)          any release of Collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Mortgage Loan, or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Mortgage Loan and for which there is no [material] lender discretion;

(vii)         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Mortgage Loan or any consent to such a waiver or consent to a transfer of the Property or interests in the Borrower;

(viii)        any property management company changes or modifications, waivers or amendments to any Management Agreement (with respect to the Mortgage Loan for which the lender is required to consent or approve under the Mortgage Loan Documents);

(ix)          any incurrence of additional debt by the Borrower or any mezzanine financing by any beneficial owner of the Borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents);

(x)           any material modification, waiver or amendment of the Co-Lender Agreement, or any action to enforce rights (or decision not to enforce rights) with respect to such Co-Lender Agreement;

(xi)          any acceptance of an assumption agreement releasing any Borrower from liability under the Mortgage Loan other than pursuant to the specific terms of the Mortgage Loan and for which there is no material lender discretion;

(xii)         any determination of an Acceptable Insurance Default;

(xiii)        approval of any Borrower plan of bankruptcy;

(xiv)        the execution, termination, modification or renewal of any lease, to the extent lender approval is required under the Mortgage Loan Documents and to the extent such lease constitutes a “Major Lease” as defined in the Mortgage Loan Documents, including entering into any subordination, non-disturbance and attornment agreement, to the extent lender approval is required under the Mortgage Loan Documents;

(xv)         approving annual budgets (to the extent lender approval is required); or

(xvi)        approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Property other than pursuant to the specific terms of the Mortgage Loan.

“Major Decision Reporting Package”: As defined in Section 9.3(a).

“Majority Controlling Class Certificateholders”: With respect to the Controlling Class, the Holder(s) of Certificates representing more than fifty percent (50%) of such Controlling Class, by Certificate Balance, as determined by the Certificate Registrar.

[“Manager”: As defined in each Mortgage Loan Agreement.]

[“Management Agreement”: As defined in each Mortgage Loan Agreement.]

“Material Breach”: As defined in the Trust Loan Purchase Agreement.

“Material Document Defect”: As defined in the Trust Loan Purchase Agreement.

“Maturity Date”: The Scheduled Maturity Date or such other date on which the outstanding principal balance of the Mortgage Loan becomes due and payable, whether by declaration of acceleration, or otherwise.

“Modification Fees”: With respect to a Mortgage Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Servicer or the Special Servicer (other than all Assumption Fees, Assumption Application Fees, defeasance fees, consent fees, Special Servicing Fees, Liquidation Fees or Work-out Fees). With respect to each of the Servicer and the Special Servicer, in no event shall either Person be permitted to collect and retain as compensation Modification Fees by such Person from a Borrower (taken in the aggregate with any other Modification Fees collected and earned by such Person from such Borrower) in an aggregate amount in excess of $[] (i.e., shall be subject to an aggregate cap of $[]).

“Monthly Payment”: With respect to a Trust Loan or a Mortgage Loan and any Distribution Date, the scheduled payment of interest on such Trust Loan or such Mortgage Loan, respectively, in each case which is due and payable on the immediately preceding Payment Date.

“Monthly Payment Advance”: Any advance made with respect to a Trust Loan by the Servicer or the Trustee pursuant to Section 3.23(a) or, if not made by the Servicer, made by the Trustee pursuant to Section 7.6, as applicable. Each reference to the reimbursement or payment of a Monthly Payment Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through the date preceding the date of payment or reimbursement.

“Moody’s”: Moody’s Investors Service, Inc., and its successors-in-interest.

“Mortgage”: As defined in each Mortgage Loan Agreement.

“Mortgage File”: As defined in Section 2.1(b) and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loans”: As defined in the Introductory Statement to this Agreement.

“Mortgage Loan Agreements”: As defined in the Introductory Statement.

“Mortgage Loan Default”: A [“Default” as defined in each Mortgage Loan Agreement.]

“Mortgage Loan Documents”: All documents executed or delivered by a Borrower (or its Affiliates) evidencing or securing the related Mortgage Loan and any amendment thereof or thereafter or subsequently added to the Mortgage File, including without limitation the related Mortgage Loan Agreement. For the avoidance of doubt, the Mortgage Loan Documents shall not include the Securitization Indemnification Agreements, and the rights of the Trust Loan Seller and other parties to the Securitization Indemnification Agreements thereunder will not be part of the Trust Fund.

“Mortgage Loan Event of Default”: An [“Event of Default” as defined in each Mortgage Loan Agreement.]

“Mortgage Loan Interest Accrual Period”: With respect to each Mortgage Loan, the period commencing on and including the 10th day of the prior calendar month during the term of such Mortgage Loan and ending on and including the last day of the calendar month in which the Payment Date occurs; however, the initial Mortgage Loan Interest Accrual Period will commence on and include the Origination Date of such Mortgage Loan and will end on and include [MONTH] 9, 2020

“Mortgage Loan Purchase Price”: An amount (without duplication) generally equal to the sum of (a) the unpaid principal balance of the realted Mortgage Loan, (b) accrued and unpaid interest on each Note at the related Note Rate through and including the last day of the related Mortgage Loan Interest Accrual Period in which the repurchase is to occur, (c) unreimbursed Property Protection Advances and Administrative Advances and fees and amounts owed to the Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee together with interest on Advances, (d) an amount equal to the sum of (i) all interest on outstanding Monthly Payment Advances and (ii) all interest on and all unreimbursed Companion Loan Advances and (e) any unpaid Trust Fund Expenses and any amounts owed to the parties to this Agreement or any Other Pooling and Servicing Agreement with respect to the related Companion Loan.

“Net Foreclosure Proceeds”: With respect to each related Foreclosed Property, the Foreclosure Proceeds with respect to such related Foreclosed Property net of any insurance premiums, taxes, assessments, ground rents and other costs permitted to be paid therefrom pursuant to Section 3.14.

“Net Liquidation Proceeds”: The excess of Liquidation Proceeds received with respect to any Property or any Mortgage Loan over the amount of Liquidation Expenses incurred with respect thereto.

“Net Modification Fees”: With respect to a Mortgage Loan, the sum of (a) the remainder, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan, minus (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and Companion Loan Advances and interest on such Advances and Companion Loan Advances at the Advance Rate to the extent not otherwise paid or reimbursed by the related Borrower but excluding Special Servicing Fees, Work-out Fees and Liquidation Fees) either outstanding or previously incurred on behalf of the Trust or the Other Securitization Trust with respect to such Mortgage Loan and reimbursed from such Modification Fees and (b) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (a), which expenses have been subsequently recovered from the related Borrower or otherwise.

[“Net Proceeds”: As defined in each Mortgage Loan Agreement.]

“Net Trust Note Rate”: With respect to any Trust Note and any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to a Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest accrues on such Trust Note) actually accrued on such Trust Note during the related Mortgage Loan Interest Accrual Period; provided, however, that for purposes of calculating Pass-Through Rates, each Net Trust Note Rate shall be determined without regard to any modification, waiver or amendment of the terms of the related Trust Loan, whether agreed to by the Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrowers, or otherwise; provided, further, however, that (i) the Net Trust Note Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (in the case of either (a) or (b), unless the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to the related Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest accrues on such Trust Note) actually accrued on such Trust Note during the related Mortgage Loan Interest Accrual Period, minus the applicable Withheld Amount and (ii) the Net Trust Note Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Date in March (or [__], if the related Distribution Date is the final Distribution Date), shall be the annualized rate at which interest would have to accrue in respect of such Trust Note on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Servicing Fee Rate applicable to the related Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of any rate at which Default Interest accrues on such Trust Note) actually accrued on such Trust Note during the related Mortgage Loan Interest Accrual Period, plus the applicable Withheld Amounts.

“New Lease”: Any lease with respect to a Foreclosed Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.2(c).

“Nondisqualification Opinion”: An Opinion of Counsel, prepared at the Trust Fund’s expense and payable from the Collection Account, to the effect that a contemplated action will not cause (a) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or (b) a “prohibited transaction” or “prohibited contributions” tax to be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC at any time that any Certificates are outstanding.

“Nonrecoverable Advance”: Any portion of an Advance previously made and not previously reimbursed, or proposed to be made, including interest thereon, which, in accordance with Accepted Servicing Practices (in the case of the Servicer) or good faith and reasonable business judgment (in the case of the Trustee) would not be ultimately recoverable from subsequent payments or collections (including Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds) in respect of the related Mortgage Loan or the Property (in the case of Property Protection Advances or Administrative Advances) or the related Trust Loan (in the case of Monthly Payment Advances) or from funds on deposit in the Collection Account pursuant to

Section 3.4(c). The Trustee may rely conclusively upon a determination of non-recoverability made by the Servicer. The Servicer or the Special Servicer may consider (among other things) the items listed in Section 3.23(h) when making a determination regarding a Nonrecoverable Advance.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.3(f).

“Non-U.S. Person”: A Person that is not a U.S. Person.

“Note Rate”: With respect to each Note, the per annum rate at which interest accrues on such Note as set forth in the Mortgage Loan Agreement without giving effect to the Default Rate.

[“Note Splitter and Loan Modification Agreement”: The Note Splitter and Loan Modification Agreement, dated as of [DATE], 2020, among the Borrowers and the Lender.]

“Notes”: As defined in the Introductory Statement to this Agreement.

“Note C Control Appraisal Period”: A Note C-1 Control Appraisal Period or a Note C-2 Control Appraisal Period, as applicable.

“Note C-1 Control Appraisal Period”: If, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of Note C-1 minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note C-1 after the date of creation of Note C-1, (y) any Appraisal Reduction Amount for the Tower I Mortgage Loan that is allocated to Note C-1 and (z) any losses realized with respect to the related Property or the Tower I Mortgage Loan that are allocated to Note C-1 plus (3) the Threshold Event Collateral then held by the Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of Note C-1 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of Note C-1 on Note C-1 after the date of creation of Note C-1; or (b) any interest in Note C-1 is held by the related Borrower or a Borrower Affiliate, or the related Borrower or Borrower Affiliate would otherwise be entitled to exercise the rights of the holder of Note C-1 as the Directing Holder.

“Note C-2 Control Appraisal Period”: If, and for so long as, (a)(i) the sum of (1) the initial outstanding principal balance of Note C-2 minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, Note C-2 after the date of creation of Note C-2, (y) any Appraisal Reduction Amount for the Tower II Mortgage Loan that is allocated to Note C-2 and (z) any losses realized with respect to the related Property or the Tower II Mortgage Loan that are allocated to Note C-2 plus (3) the Threshold Event Collateral then held by the Servicer, is less than (ii) 25% of the remainder of the (x) initial outstanding principal balance of Note C-2 less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of Note C-2 on Note C-2 after the date of creation of Note C-2; or (b) any interest in Note C-2 is held by the related Borrower or a Borrower Affiliate, or the related Borrower or Borrower Affiliate would otherwise be entitled to exercise the rights of the holder of Note C-2 as the Directing Holder.

“NRSRO”: Any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit M executed by an NRSRO (including any Rating Agency) or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that (a) such NRSRO is a Rating Agency, or (b) that such NRSRO has provided the Depositor with the appropriate certifications under paragraph (e) of Rule 17g-5, such NRSRO has access to the Depositor’s 17g-5 Internet website and any confidentiality provisions relating to information on the Depositor’s 17g-5 Internet website apply equally to information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

“Offering Circular”: The Offering Circular, dated [DATE], 2020, for the Certificates.

“Officer’s Certificate”: A certificate signed by (a) the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated), the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Servicing Officer, Responsible Officer or other officer of the Servicer, the Special Servicer, the Depositor, the Trust Loan Seller or any other entity referred to herein, as the case may be, customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (b) with respect to the Certificate Administrator and the Trustee, a Responsible Officer.

“Operating Advisor”: [OPERATING ADVISOR], or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consultation Event”: The event that occurs when the Certificate Balance of the Class HRR Certificates (as notionally reduced by any Trust Appraisal Reduction Amounts allocable to such Class in accordance with Section 3.7(a)) are equal to or less than 25% of the initial Certificate Balance of such Class.

“Operating Advisor Consulting Fee”: A fee for each Asset Status Report and Major Decision on which the Operating Advisor has consultation obligations and performed its duties with respect to such Asset Status Report or Major Decision equal to $[] (or such lesser amount paid by the related Borrower with respect to such Mortgage Loan), payable pursuant to Section 3.26(h); provided, however, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Asset Status Report or Major Decision; provided, further, that the Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with Accepted Servicing Practices, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the Servicer or the

Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional Trust Fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to the Mortgage Loans, the fee payable to the Operating Advisor pursuant to Section 3.26(h).

“Operating Advisor Fee Rate”: With respect to the Mortgage Loans, a per annum rate of []%.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not for any particular class of Certificateholders as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment, but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with the Borrower, the Manager, the Borrower Sponsors, the Trust Loan Seller, the Depositor, the Servicer, the Special Servicer, the Directing Holder, any Certificateholder or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that with respect to any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Servicer or the Special Servicer, reasonably acceptable to the Trustee and the Certificate Administrator.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Introductory Statement to this Agreement.

“Origination Date”: [DATE], 2020.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Sections 13.7, 13.8, 13.9 and 13.16 only, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The applicable pooling and servicing agreement or other applicable comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities with respect to any Companion Loan (or any portion thereof or interest therein).

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan or Foreclosed Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Pass-Through Rate”: For the following Classes of Certificates, the related Pass-Through Rate set forth below, and for each Uncertificated Lower-Tier Interest, the Net Trust Note Rate of the Trust Notes at which interest accrues on the Certificate Balance, Notional Amount or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Introductory Statement to this Agreement.

Class of Certificates	Pass-Through Rate
Class A Certificates	Class A Pass-Through Rate
Class X-A Certificates	Class X-A Pass-Through Rate
Class X-B Certificates	Class X-B Pass-Through Rate
Class B Certificates	Class B Pass-Through Rate
Class C Certificates	Class C Pass-Through Rate
Class D Certificates	Class D Pass-Through Rate
Class E Certificates	Class E Pass-Through Rate
Class HRR Certificates	Class HRR Pass-Through Rate

“Payment Date”: The [10th] day of each calendar month during the term of the Mortgage Loan or, if such day is not a Business Day, the immediately [preceding] Business Day.

“Percentage Interest”: As to any Certificate (other than the Class R Certificates), the initial Certificate Balance or Notional Amount of such Certificate divided by the initial Certificate Balance or Notional Amount of all of the Certificates of the related Class. With respect to the Class R Certificates, the percentage specified on the Certificate held by the Holder of such Certificate.

[“Permitted Encumbrances”: As defined in each Mortgage Loan Agreement.]

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)             direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated system wide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations;

(ii)            federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, (b) in the highest short-term debt rating category of DBRS Morningstar (if then rated by DBRS Morningstar) and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by DBRS Morningstar (if then rated by DBRS Morningstar) and (c) if not rated by any such Rating Agency, otherwise acceptable to each Rating Agency, and in any such case as confirmed in a Rating Agency Confirmation relating to the Certificates;

(iii)           deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv)          commercial paper rated (a) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A2” or a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, and (b) (1) in the case of such investments with maturities of 30 days or less, the short term obligations of which are rated in the highest short-term debt rating category of DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs), (2) in the case of such investments with maturities of three months or less, but more than 30 days, the short term obligations of which are rated in the highest short-term debt rating category of DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs), (3) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations of which are rated in the highest short-term debt rating category of DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs), (4) in the case of such investments with maturities of more than six months (but less than 365 days), the short term obligations of which are rated in the highest short-term debt rating category of DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs) or the long term obligations of which are rated at least “AAA” (or the equivalent) by DBRS Morningstar (or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs), or if not so rated by any such Rating Agencies, otherwise acceptable to each Rating Agency, and in any such case as confirmed in a Rating Agency Confirmation relating to the Certificates;

(v)            any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, (c) has the highest rating obtainable from Moody’s in its highest respective money market fund ratings category and (d) has the highest rating obtainable from DBRS Morningstar (if then rated by DBRS Morningstar, or, if not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs);

(vi)           the [____], so long as it is rated by Moody’s and DBRS Morningstar (if then rated by DBRS Morningstar) in their highest respective money market fund ratings category (or, if not rated by any such Rating Agency, as otherwise acceptable to such Rating Agency as confirmed in a Rating Agency Confirmation);

(vii)         any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment; and

(viii)        such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation.

provided, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations, (b) if such instrument may be redeemed at a price below the purchase price or (c) if such investment is purchased at a premium over par; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC. Permitted Investments may not be interest-only securities. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees, property condition report fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to the Mortgage Loans, Companion Loans or Foreclosed Property in accordance with this Agreement.

“Permitted Transferee”: Any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person would not cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, bank, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan”: As defined in Section 5.3(m).

“Prepayment Premium”: Any Yield Maintenance Default Premium or other form of prepayment or Yield Maintenance Premium collected on the Mortgage Loan.

[“Prepayment Rate”: As defined in each Mortgage Loan Agreement.]

[“Prepayment Rate Determination Date”: As defined in each Mortgage Loan Agreement.]

“Prime Rate”: The “prime rate” published in the “Money Rates” section of The Wall Street Journal; if The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select an equivalent publication that publishes such “prime rate”, and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Servicer shall reasonably select a comparable interest rate index.

“Principal Distribution Amount”: For each Distribution Date, the sum of (a) the Regular Principal Distribution Amount for such Distribution Date and (b) the aggregate unpaid Principal Shortfalls in respect of prior Distribution Dates.

“Principal Shortfall”: For each Distribution Date, the amount by which the Regular Principal Distribution Amount for such Distribution Date exceeds the amount actually distributed in respect of principal to the Sequential Pay Certificates on such Distribution Date.

“Privileged Communications”: Any correspondence between the Directing Holder and the Special Servicer referred to in clause (a) of the definition of “Privileged Information”.

“Privileged Information”: Any (a) correspondence between the Directing Holder, on the one hand, and the Trustee, the Servicer or the Special Servicer, on the other hand, related to the Specially Serviced Mortgage Loan or the exercise of the Directing Holder’s consent or consultation rights under this Agreement, (b) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the Borrower or other interested party or (c) information subject to attorney-client privilege; provided, however, that the Certificate Administrator shall not be under any obligation to review whether any inquiry or response contains such direct communication with the Directing Holder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Privileged Information Restricted Party”), (b) it is reasonable and necessary for the Privileged Information Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Privileged Information Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Privileged Information Restricted Party is (in the case of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as evidenced by written advice of counsel (which will be an additional expense of the Trust) delivered to each of the Servicer, the Special Servicer, the Directing Holder, the Operating Advisor, the Certificate Administrator and the Trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchaser, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Trust Loan Seller, any Serviced Companion Loan EU Transparency Designee, any Companion Loan Holder that delivers an Investor Certification, any other Person who provides the Certificate Administrator with an Investor Certification and any NRSRO that delivers an NRSRO Certification to the Certificate Administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website. For purposes of obtaining access to information in the possession of the Certificate Administrator and/or receiving any information or report from the Certificate Administrator’s Website (including accessing the Investor Q&A Forum), other than Distribution Date Statements only, each Borrower Affiliate, the Manager, and the respective agents or Affiliates of the foregoing (in each case, as evidenced by an Investor Certification in the form of Exhibit K-2 hereto) shall be deemed to not be a “Privileged Person”. Notwithstanding anything herein to the contrary, the provisions hereof shall not limit the Servicer’s ability to make accessible certain information regarding the Mortgage Loan at a website maintained by the Servicer.

[“Pro Rata and Pari Passu Basis”: As defined in the Co-Lender Agreements.]

“Properties”: As defined in the Trust Loan Purchase Agreement.

“Property Protection Advances”: As defined in Section 3.23(b).

“Qualified Replacement Special Servicer”: A replacement special servicer that (a) satisfies all of the eligibility requirements applicable to the Special Servicer contained in this Agreement, (b) is not the Operating Advisor or an Affiliate of the Operating Advisor, (c) is not obligated to pay the Operating Advisor (i) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (ii) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (d) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (e) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (f) (1) confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (2) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (g) is not a special servicer that has been cited by DBRS Morningstar as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A.

“RAC Decision”: Any of the following actions: (a) any action described in [clauses (v), (vi), (vii) or (ix)] of the definition of Major Decision; and (b) to the extent not required pursuant to clause (i) above, any acceptance of an assumption agreement releasing a Borrower from liability under the related Mortgage Loan.

“Rated Final Distribution Date”: The Distribution Date in [__] 20[__].

“Rating Agency”: DBRS Morningstar and Moody’s, as applicable.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by a Rating Agency that a proposed action, failure to act or other specified event will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency) immediately prior to the occurrence of the action, failure to act or other event with respect to which Rating Agency Confirmation is sought, which Rating Agency Confirmation may be obtained or deemed to be satisfied as set forth in Section 3.27 hereof; provided that with respect to any matter affecting any Companion Loan, so long as such Companion Loan (or any portion thereof) is subject to a securitization transaction, any Rating Agency Confirmation shall also refer to the Companion Loan Rating Agency Confirmation from each related Companion Loan Rating Agency to the extent provided in Section 3.27; provided, further, that a written waiver (which may be in electronic form) or other acknowledgment from the Rating Agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no Certificates are rated by a Rating Agency, no Rating Agency Confirmation shall be required from that Rating Agency.

“Rating Agency Inquiry”: As defined in Section 4.5(d).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.5(d).

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (a) the aggregate Certificate Balances of the Sequential Pay Certificates after giving effect to distributions made on such Distribution Date exceeds (b) the outstanding principal balance of each Trust Loan after giving effect to (i) any payments of principal received with respect to the Payment Date occurring immediately prior to such Distribution Date and (ii) the aggregate reductions of the principal balance of such Trust Loan that have been permanently made as a result of a bankruptcy proceeding, modification or otherwise.

“Record Date”: With respect to each Distribution Date, the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.

“Regular Certificates”: The Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E and Class HRR Certificates.

“Regular Principal Distribution Amount”: For each Distribution Date, the sum of (a) all amounts collected or advanced in respect of principal with respect to a Trust Loan during the related Collection Period and (b) the principal portion of the Mortgage Loan Purchase Price or Repurchase Price or any purchase price, all amounts received in respect of principal from Net Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds or otherwise received in respect of principal on such Trust Loan.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time. Each of the parties hereto acknowledge that the Regulation AB provisions herein shall be construed as if the Certificates were publicly registered and reporting were required at all times.

“Regulation S”: Regulation S under the Act.

“Regulation S Global Certificate”: As defined in Section 5.2(a).

“Related Certificates”: For the following Classes of Certificates, Classes of Uncertificated Lower-Tier Interests and Notes, the related Class of Certificates, Class of Uncertificated Lower-Tier Interests or Note, as applicable, set forth below:

Related Uncertificated Lower-Tier Interests	Related Certificates
Class LA Uncertificated Interest	Class A
Class LB Uncertificated Interest	Class B
Class LC Uncertificated Interest	Class C
Class LD Uncertificated Interest	Class D
Class LE Uncertificated Interest	Class E
Class LHRR Uncertificated Interest	Class HRR

“Relevant Action”: As defined in Section 3.27(c).

“Relevant Distribution Date” means with respect to any “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust holding a Companion Loan, the “Distribution Date” (or analogous concept) under the related Other Pooling and Servicing Agreement.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the Code relating to “real estate mortgage investment conduits,” including Sections 860A through 860G of the Code and any related regulations or announcements promulgated thereunder by the U.S. Department of the Treasury.

“Remittance Date”: With respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Rents from Real Property”: With respect to the Foreclosed Property, gross income of the character described in Section 856(d) of the Code.

“REO Management Fee”: As to any Property when it is Foreclosed Property, a fee payable out of the Foreclosed Property Account to the Successor Manager for managing any Property while it is owned by the Trust Fund, which shall be reasonable and customary in the market in which the Property is located.

“Reporting Servicer”: The Servicer, the Special Servicer or a Servicing Function Participant engaged by any such party, as the case may be.

“Repurchase Communication”: For purposes of Section 2.2(d) only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Price”: An amount (without duplication) equal to (a) with respect to a Trust Loan, the sum of (i) the unpaid principal balance of such Trust Loan, (ii) accrued and unpaid interest on such Trust Loan at the weighted average of the Trust Note Rates (exclusive of the Default Rate) to and including the last day of the related Mortgage Loan Interest Accrual Period in which the repurchase is to occur (or, in the case of a repurchase of a portion of such Trust Loan, an amount equal to the aggregate accrued and unpaid interest at the weighted average of the Note Rates (exclusive of the Default Rate) on the portion(s) of the amount in clause (i) being reduced from the principal balance of such Trust Loan), (iii) unreimbursed Property Protection Advances and Administrative Advances together with interest on Advances allocable to such Trust Loan pursuant to the related Co-Lender Agreement, (iv) an amount equal to all interest on outstanding Monthly Payment Advances, (v) any unpaid Trust Fund Expenses allocable to such Trust Loan pursuant to the related Co-Lender Agreement and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, Special Servicer, Certificate Administrator, Trustee or Operating Advisor arising out of the enforcement of the repurchase obligation. No Liquidation Fee shall be paid by the Trust Loan Seller in connection with a repurchase of such Trust Loan (or a portion of such Trust Loan) due to a Material Breach or a Material Document Defect pursuant to the Trust Loan Purchase Agreement, so long as such repurchase occurs within the ninety (90) day time period required by the Trust Loan Purchase Agreement for the Trust Loan Seller to cure or repurchase such Trust Loan or a portion of such Trust Loan, respectively (including any applicable extended cure periods).

“Repurchase Request”: With respect to a Trust Loan, any request or demand whether oral or written that such Trust Loan be repurchased or replaced, whether arising from a

Material Breach or Material Document Defect or other breach of a representation or warranty [with respect to such Trust Loan].

“Repurchase Request Recipient”: As defined in Section 2.2(d).

“Repurchase Request Withdrawal”: As defined in Section 2.2(d).

“Repurchased Note”: As defined in Section 3.30.

“Requesting Holders”: As defined in Section 3.7(e).

“Requesting Party”: As defined in Section 3.26.

“Required Advance Amount”: With respect to any Distribution Date, an amount equal to (a) the amount of the Monthly Payment Advance with respect to the Trust Loans (taking into account any Trust Appraisal Reduction Amount as of such Distribution Date) that would be required to be made on the related Remittance Date by the Servicer had the Borrower not made any portion of the Monthly Payment (or an Assumed Monthly Payment) for the related Payment Date (or an assumed Payment Date) less (b) the aggregate compensation payable on such Remittance Date to the Servicer in respect of the Servicing Fee, to the Certificate Administrator in respect of the Certificate Administrator Fee (including the portion that constitutes the Trustee Fee), to the Operating Advisor in respect of the Operating Advisor Fee and to CREFC® in respect of the CREFC® Intellectual Property Royalty License Fee.

“Required Third Party Purchaser Retention Amount”: The entire Certificate Balances of the Risk Retention Certificates.

“Reserve Account”: Any reserve account required to be maintained under the Mortgage Loan Agreement.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (a) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and (b) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject, and in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Trustee or the Certificate Administrator, as applicable, as such list may from time to time be amended.

“Restricted Period”: As defined in Section 5.2(a).

“Retaining Sponsor”: JPMCB.

“Risk Retention Affiliate” or “Risk Retention Affiliated”: As “affiliate” or “affiliated” are defined in Section 244.2 of the Credit Risk Retention Rules.

“Risk Retention Agreement”: The Risk Retention Agreement, made and entered into on March [31], 2020, by and among the Depositor, JPMCB and the Third Party Purchaser.

“Risk Retention Certificates”: The Class HRR Certificates.

“Risk Retention Period”: The period from the Closing Date until the date that is the earliest of (a) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loan has been reduced to 33% of the total unpaid principal balance of the Mortgage Loan as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date; (b) the date on which the Mortgage Loan has been defeased in accordance with §244.7(b)(8)(i) of the Credit Risk Retention Rules; or (c) subject to the consent of the Retaining Sponsor (which consent shall not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially repealed or abolished in their entirety or officially determined by the relevant regulatory agencies to be no longer applicable to the transaction or the Risk Retention Certificates.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.2(d).

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 144A”: As defined in Section 5.2(b).

“Rule 144A Global Certificate”: As defined in Section 5.2(b).

“Rule 144A Information”: As defined in Section 3.21(c).

“Rule 144A Information Recipients”: As defined in Section 3.21(c).

“S&P”: S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors-in-interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Servicer, the Directing Holder and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes Oxley Act” means the Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to an Other Securitization Trust, the certification required to be filed together with such Other Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“Scheduled Maturity Date”: The Payment Date occurring in [MONTH/YEAR].

“Securitization Cooperation Provisions”: The provisions set forth in Sections [9.1] and [9.2] of the Mortgage Loan Agreement (which sections provide for, among other things, indemnifications by the Borrower for certain information contained in the Offering Circular).

“Securitization Indemnification Agreements”: (a) The indemnification agreement, dated as of [DATE], 2020, among the Depositor, the Initial Purchaser, the Trust Loan Seller and the Borrowers, (b) the indemnification agreement, dated as of [DATE], 2020, among the Depositor, the Initial Purchaser, the Trust Loan Seller and the Borrowers, and (c) the indemnification agreement, dated as of [DATE], 2020, among the Depositor, the Initial Purchaser, the Trust Loan Seller and the Borrowers.

“Sequential Pay Certificates”: The Certificates other than the Class X and Class R Certificates.

“Serviced Companion Loan Additional Data Request”: As defined in Section 4.4(c) of this Agreement.

“Serviced Companion Loan EU Reporting Administrator”: As defined in Section 4.4(c) of this Agreement.

“Serviced Companion Loan EU Reporting Indemnified Party”: As defined in Section 4.4(c) of this Agreement.

“Serviced Companion Loan EU Reporting Liability”: As defined in Section 4.4(c) of this Agreement.

“Serviced Companion Loan EU Reporting Obligations”: As defined in Section 4.4(c) of this Agreement.

“Serviced Companion Loan EU Transparency Designee”: As defined in Section 4.4(c) of this Agreement.

“Servicer”: [SERVICER], or if any successor Servicer is appointed as herein provided, such successor servicer.

“Servicer Customary Expense”: As defined in Section 3.17.

“Servicer Investment Personnel”: As defined in Section 6.5(a).

“Servicer Servicing Personnel”: As defined in Section 6.5(a).

“Servicer Termination Event”: As defined in Section 7.1(a).

“Service(s)” or “Servicing”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loan or any other assets of the Trust by an entity (other than the Certificate Administrator or Trustee) that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities industry.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit L hereto.

“Servicing Fee”: With respect to a Trust Loan, each related Companion Loan and the Foreclosed Property, a fee payable monthly to the Servicer pursuant to Section 3.17 (which includes the Excess Servicing Fee) that will accrue at the Servicing Fee Rate, computed on the basis of the same principal amount, on the same interest accrual basis, and for the same Mortgage Loan Interest Accrual Period respecting which any related interest payment on such Trust Loan or such Companion Loan, as the case may be, is (or would have been) computed. For the avoidance of doubt, the Servicing Fee with respect to a Trust Loan shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Rate”: With respect to a Trust Loan, [__]% ([__] basis points) per annum; and with respect to the Companion Loans, [__]% ([__] basis points)% per annum.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer, that is performing activities that address the Applicable Servicing Criteria as of any date of determination.

“Servicing Officer”: Any officer of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loan whose name and specimen signature appear on a list of servicing officers furnished to the Trustee and the Certificate Administrator on the Closing Date by the Servicer or the Special Servicer, as applicable, in the form of an Officer’s Certificate, as such list may from time to time be amended.

“Servicing-Released Bid”: As defined in Section 7.2(b).

“Servicing-Retained Bid”: As defined in Section 7.2(b).

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Relevant Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the Mortgage Loan Documents. The parties to this Agreement acknowledge that that in the event the Property securing a Companion Loan is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) with respect to an Other Securitization Trust that includes such Companion Loan, the date on which quarterly financial statements are required to be delivered to the related lender under the Mortgage Loan Documents is, with respect to net operating income information, forty-five (45) days following the end of each fiscal quarter, subject to the terms of the Mortgage Loan Agreement.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.3(m).

“Special Notice”: As defined in Section 5.6.

“Special Servicer”: [SPECIAL SERVICER], or if any successor special servicer is appointed as herein provided, such successor special servicer.

“Special Servicer Customary Expense”: As defined in Section 3.17.

“Special Servicer Investment Personnel”: As defined in Section 6.5(b).

“Special Servicer Servicing Personnel”: As defined in Section 6.5(b).

“Special Servicer Termination Event”: As defined in Section 7.1(a).

“Special Servicing Fee”: If a Mortgage Loan becomes a Specially Serviced Mortgage Loan, a fee payable monthly to the Special Servicer equal to an amount computed on the basis of the same principal amount and for the same period respecting which any related interest payment on such Specially Serviced Mortgage Loan is computed, at a rate of []% per annum until the Special Servicing Loan Event with respect to such Specially Serviced Mortgage Loan no longer exists. Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Special Servicer under this Agreement. For the avoidance of doubt, the Special Servicing Fee shall be deemed payable from the Lower-Tier REMIC.

“Special Servicing Loan Event”: With respect to a Trust Loan or a Mortgage Loan, (a) the related Borrower has not made two consecutive Monthly Payments (and has not cured at least one such delinquency by the next Payment Date under the Mortgage Loan Documents) in respect of such Mortgage Loan; (b) the Servicer and/or the Trustee have made two consecutive Monthly Payment Advances with respect to such Trust Loan or such Mortgage Loan (regardless of whether such Monthly Payment Advances have been reimbursed); (c) the related Borrower fail to make the entire Balloon Payment when due, and such Borrower has not delivered to the Servicer, on or before the due date of such Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer which provides that such refinancing will occur within 120 days after the date on which such Balloon Payment will become due (provided that a Special Servicing Loan Event will occur if either (i) such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such binding commitment or (ii) the Servicer is required to make a Monthly Payment Advance at any time prior to such refinancing); (d) the Servicer and/or Special Servicer has received notice that the related Borrower has become the subject as debtor of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

(e) the Servicer and/or Special Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the related Property; (f) the related Borrower has expressed in writing to the Servicer or Special Servicer an inability to pay the amounts owed under the such Mortgage Loan in a timely manner; (g) in the judgment of the Servicer (consistent with Accepted Servicing Practices), a default in the payment of principal or interest under such Mortgage Loan is reasonably foreseeable; or (h) a default under such Mortgage Loan of which the Servicer has notice (other than a failure by the related Borrower to pay principal or interest) and which materially and adversely affects the interests of the Certificateholders or any Companion Loan Holder has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan Documents (or, if no grace period is specified, 60 days); provided, that a Special Servicing Loan Event shall cease (1) with respect to the circumstances described in clauses (a), (b) and (c) above, when the related Borrower has brought the related Mortgage Loan current and with respect to clauses (a) and (b) above, thereafter made three consecutive full and timely Monthly Payments on such Mortgage Loan, including, in the case of any of clauses (a), (b) or (c) above, including pursuant to the workout of such Mortgage Loan, or (2) with respect to the circumstances described in clauses (d), (e), (f), (g) and (h) above, when such circumstances cease to exist in the judgment of the Servicer or the Special Servicer (consistent with Accepted Servicing Practices); provided, in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Loan Event.

“Specially Serviced Mortgage Loan”: Any Mortgage Loan during the occurrence of a Special Servicing Loan Event.

“Startup Day”: As defined in Section 12.1(c).

“Subsequent Asset Status Report”: As defined in Section 3.10(i).

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities industry) of any Mortgage Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to such Mortgage Loan under the direction or authority of the Servicer (or a Sub-Servicer of the Servicer), the Special Servicer or an Additional Servicer (or a Sub-Servicer of an Additional Servicer).

“Sub-Servicer”: Any Person that (a) Services any Mortgage Loan on behalf of the Servicer or any Sub-Servicer and (b) is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the servicing functions required to be performed by the Servicer, Servicing Function Participant or an Additional Servicer, under this Agreement, with respect to such Mortgage Loan, that are identified in Item 1122(d) of Regulation AB.

“Successful Bidder”: As defined in Section 7.2(b).

“Successor Manager”: Any Independent Contractor as selected or retained by the Special Servicer, on behalf of the Trust, to serve as manager of a Foreclosed Property, which designation, as evidenced by a Rating Agency Confirmation from each Rating Agency, will not result in the downgrade, withdrawal or qualification of the ratings assigned to the Certificates or any Companion Loan Securities by such Rating Agency.

“Tax Matters Person”: The Person designated as the “tax matters person” of the Upper-Tier REMIC and the Lower-Tier REMIC, pursuant to Treasury Regulations Section 1.860F-4(d).

“Temporary Regulation S Global Certificate”: As defined in Section 5.2(a).

“Terminated Party”: As defined in Section 7.1(g).

“Terminating Party”: As defined in Section 7.1(g).

“Third Party Purchaser”: [THIRD PARTY PURCHASER], or any Person that purchases the Certificates comprising the Required Third Party Purchaser Retention Amount in accordance with this Agreement and applicable laws and regulations.

“Third Party Purchaser Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Risk Retention Certificates.

“Tower I A Notes”: The promissory notes designated as Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D and Note A-1-E.

“Tower II A Notes”: The promissory notes designated as Note A-2-A, Note A-2-B, Note A-2-C, Note A-2-D and Note A-2-E.

“Transferee Affidavit”: As defined in Section 5.3(n)(ii).

“Transferor Letter”: As defined in Section 5.3(n)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named “J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER”.

“Trust A Notes”: [Note A-1-A (Trust Note I) and Note A-2-A (Trust Note II)].

“Trust Appraisal Reduction Amount”: Any portion of the Appraisal Reduction Amount allocated to the Trust Notes.

“Trust B Notes”: The promissory notes designated as Note B-1 and Note B-2.

“Trust Fund”: The corpus of the Trust created by this Agreement, consisting of (a) the Trust Loans, including the Trust Notes together with the Mortgage File (exclusive of the original Companion Loan Notes) relating thereto (other than the rights of the Lender under the Securitization Cooperation Provisions, which rights shall be retained by the Trust Loan Seller and shall not be assigned to the Trustee under this Agreement); (b) all scheduled and unscheduled payments on or collections in respect of the Trust Notes; (c) the Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property); (d) all revenues received in respect of the Foreclosed Property (but only to the extent of the Trust’s interest in such Foreclosed Property); (e) the Servicer’s, Special Servicer’s and the Trustee’s rights under the insurance policies with respect to each Property required to be maintained pursuant to this Agreement and any proceeds thereof (but only to the extent of the Trust’s interest therein); (f) any indemnities or guaranties given as additional security for the Trust Notes (but only to the extent of the Trust’s interest therein); (g) all funds deposited in the Collection Account (but only to the extent of the Trust’s interest therein), the Interest Reserve Account and the Distribution Account, including reinvestment income thereon (except as otherwise provided herein); (h) any environmental indemnity agreements relating to each Property (but only to the extent of the Trust’s interest therein); (i) the rights and remedies of the Depositor under the Trust Loan Purchase Agreement; (j) the security interest in the Reserve Accounts granted pursuant to Section 2.1 (but only to the extent of the Trust’s interest therein); (k) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC; (l) the Uncertificated Lower-Tier Interests; and (m) the proceeds of any of the foregoing.

“Trust Fund Expenses”: Any unanticipated and certain other default related expenses incurred by the Trust (including, without limitation, all interest on Advances and any other unanticipated expenses of the Trust reimbursable or payable by a Borrower under the Mortgage Loan Agreement, to the extent not reimbursed by the Borrower or deemed a Nonrecoverable Advance) and all other amounts (such as indemnification payments, Special Servicing Fees, Work-out Fees and Liquidation Fees), in each case, permitted to be retained, reimbursed or withdrawn and remitted by the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator (on behalf of itself or the Trustee), as applicable, from the Collection Account or the Distribution Account pursuant to this Agreement.

“Trust Loans”: As defined in the Introductory Statement.

“Trust Loan Purchase Agreement”: As defined in the Introductory Statement.

“Trust Loan Seller”: As defined in the Introductory Statement.

“Trust Note Rate”: With respect to any Trust Note, the Note Rate of such Trust Note.

“Trust Notes”: As defined in the Introductory Statement.

“Trust REMIC”: The Upper-Tier REMIC or the Lower-Tier REMIC, individually or collectively, as the context may require.

“Trustee”: [TRUSTEE], in its capacity as trustee, or if any successor trustee is appointed as herein provided, such successor trustee.

“Trustee Fee”: The portion of the Certificate Administrator Fee payable monthly by the Certificate Administrator to the Trustee pursuant to Section 8.5 which will accrue at the Trustee Fee Rate.

“Trustee Fee Rate”: As described in the definition of “Certificate Administrator Fee Rate”.

“Uber Sponsor”: [__].

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LD, Class LE and Class LHRR Uncertificated Interests.

“Undeveloped Certificate Administrator Information/Data”: With respect to the Certificate Administrator, information or data (other than attorney-client privileged information) that, at the time of any request for information or data, (a) is in the possession of the Certificate Administrator and (b) has been provided to the Certificate Administrator by another Person, with (i) (x) no obligation to conduct or perform any Activity or Activities, (y) no obligation to request, direct or instruct any other Person (and no obligation on the part of any other Person) to conduct or perform any Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person, and (ii) if for any reason such information or data itself consists in whole or in part of the results of any Activity or Activities on the part of another Person (it being acknowledged that this shall not be construed to require any Person to perform any Activity or Activities to determine whether the information or data includes the results of any Activity or Activities on the part of another Person), (x) no obligation to conduct or perform any further or additional any Activity or Activities, (y) no obligation to request, direct or instruct any other Person to conduct or perform any further or additional any Activity or Activities and (z) no obligation to verify any Activity or Activities performed by any other Person.

“Undeveloped Servicer Information/Data”: With respect to the Servicer or the Special Servicer, as the case may be, information and data (other than attorney-client privileged information and other than information relating to a workout or resolution strategy or plan for a Specially Serviced Mortgage Loan) that, at the time of any request for information or data, (a) relates to any Mortgage Loan or the related Property, (b) is in the possession of such Servicer or Special Servicer, as the case may be, and (c) has been provided to such Servicer or Special Servicer, as the case may be, by or on behalf of a Borrower, Property Manager or lender. With respect to such Undeveloped Servicer Information/Data, there shall be (i) no obligation on the part of such Servicer or Special Servicer, as the case may be, to (x) conduct or perform any Activity or Activities, (y) request, direct or instruct any other Person (and no obligation on the part of any other Person) to conduct or perform any Activity or Activities or (z) verify any Activity or Activities performed by any other Person, and (ii) if for any reason such information or data itself consists in whole or in part of the results of any Activity or Activities on the part of another Person (it being acknowledged that this shall not be construed to require any Person to perform any Activity or Activities to determine whether the information or data includes the results of any Activity or Activities on the part of another Person), no obligation on the part of such Servicer or Special Servicer, as the case may be, to (x) conduct or perform any further or additional any Activity or Activities, (y) request, direct or instruct any other Person to conduct or perform any further or additional any Activity or Activities or (z) verify any Activity or Activities performed by any other Person.

“Uninsured Cause”: Any cause of damage to any Property subject to the Mortgage such that the complete restoration of such Property is not fully reimbursable (but without regard to any applicable deductible provisions) by any insurance policy required to be maintained with respect thereto pursuant to the terms of the Mortgage Loan Documents or this Agreement.

“Unscheduled Payments”: With respect to any Distribution Date, all payments and collections received with respect to any Mortgage Loan or upon foreclosure or liquidation of any Property (net of related foreclosure expenses and Liquidation Expenses) during the related Collection Period including, but not limited to, prepayments due to acceleration of such Mortgage Loan, Net Liquidation Proceeds, Net Proceeds, Net Foreclosure Proceeds, Condemnation Proceeds, Insurance Proceeds, voluntary prepayments and other payments and collections on such Mortgage Loan not scheduled to be received, other than Monthly Payments or the Balloon Payment.

“Upper-Tier Distribution Account”: A subaccount of the Distribution Account, which shall be an asset of the Trust Fund and the Upper-Tier REMIC.

“Upper-Tier REMIC”: One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier Distribution Account.

“U.S. Person”: A Person that is (a) a citizen or resident alien of the United States, (b) a corporation, partnership (except as provided in applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (c) an estate whose income is subject to United States federal income tax regardless of the source of its income, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as a U.S. Person) or (e) any other Person that is disregarded as separate from its ownership for U.S. federal income tax purposes and whose owner is described in clauses (a) through (d) above.

“U.S. Securities Person”: A “U.S. person” as defined in Rule 902(k) of Regulation S.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At any time that any Certificates are outstanding, the Voting Rights shall be allocated among the respective Classes of Certificateholders as follows: (a)(i) except as described in this clause (a)(ii), []% in the aggregate to the Class X Certificates (for so long as the related Notional Amount of such Classes has not been reduced to zero) allocated to such Classes, pro rata, based on their respective Notional Amounts and (ii) []% to the Class X Certificates in the case of votes pertaining to terminating and replacing the Special Servicer as described in Section 7.1 and (b) in the case of any other Class of Regular Certificates, a percentage equal to the product of (i) the percentage of Voting Rights remaining after allocations in clause (a) above, and (ii) a percentage equal to the aggregate Certificate Balances (and in connection with certain votes described in this Agreement, taking into account any notional reduction in the Certificate Balance for the Trust Appraisal Reduction Amounts allocated to the Certificates) of the Class, in each case, determined as of the prior Distribution Date, divided by the aggregate Certificate Balance (and in connection with certain votes under this Agreement, taking into account any notional reduction in the Certificate Balance for the Trust Appraisal Reduction Amounts allocated to the Certificates) of all Classes of Sequential Pay Certificates, in each case determined as of the prior Distribution Date. The Class R Certificates shall not be entitled to any Voting Rights.

“WAC Rate”: With respect to any Distribution Date is equal to the weighted average of the applicable Net Trust Note Rates of the Trust Notes as of the first day of the related Collection Period, weighted on the basis of their respective principal balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

“Weighted Average Note Rate”: With respect to any Distribution Date and the Mortgage Loans, the weighted average of the Note Rates (weighted based on the outstanding principal balance of the related Note as of such date).

“Wells Fargo Bank”: Wells Fargo Bank, National Association, a national banking association, and its successors-in-interest.

“Withheld Amounts”: As defined in Section 3.4(f).

“Work-out Fee”: A fee payable to the Special Servicer pursuant to Section 3.17 equal to 0.50% (50 basis points) of each payment of principal and interest (other than Default Interest) made on a Mortgage Loan following the execution of a written agreement with the applicable Borrower negotiated by the Special Servicer, if a Special Servicing Loan Event is terminated following resolution of such Special Servicing Loan Event by such agreement (for so long as another Special Servicing Loan Event does not occur); provided that any such Work-out Fee shall be reduced by any Net Modification Fees paid by such Borrower with respect to the related Mortgage Loan that were received and retained by the Special Servicer, but only to the extent those Net Modification Fees have not previously been deducted from a Work-out Fee or Liquidation Fee (each amount of the Work-out Fee will be reduced to an amount (but not to an amount less than zero) until the aggregate amount of such reductions equals such Net Modification Fees).

[“Yield Maintenance Default Premium”: As defined in each Mortgage Loan Agreement.]

[“Yield Maintenance Premium”: As defined in each Mortgage Loan Agreement.]

1.2.         Interpretation. (a) Whenever this Agreement refers to a Distribution Date and a “related” Collection Period, Mortgage Loan Interest Accrual Period, Certificate Interest Accrual Period or Payment Date, such reference shall be to the Collection Period, Mortgage Loan Interest Accrual Period, Certificate Interest Accrual Period or Payment Date, as applicable, occurring immediately preceding or most recently ended prior to, as applicable, such Distribution Date.

(b)          Whenever this Agreement refers to a Distribution Date and an “applicable” Pass-Through Rate, such reference shall be to the Pass-Through Rate for the applicable Class for the related Certificate Interest Accrual Period.

(c)           The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references contained in this Agreement are references to Sections and Exhibits in or to this Agreement unless otherwise specified.

(d)           Calculations of interest on the Regular Certificates shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

1.3.         Certain Calculations in Respect of the Trust Loans or the Mortgage Loans. (a) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from or on behalf of the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds (other than amounts related to clause (b) of the definition thereof required to be applied to the restoration, preservation or repair of the related Property or to be released to the related Borrower in accordance with the Loan Documents) shall be applied to amounts due and owing under the Mortgage Loan Documents and the related Co-Lender Agreement (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan Documents and such Co-Lender Agreement; provided, however, in the absence of such express provisions or if and to the extent that such terms authorize the mortgagee to use its discretion and in any event for purposes of calculating distributions hereunder after a Mortgage Loan Event of Default, all such amounts collected that are not required to be distributed to the Companion Loan Holders pursuant to the related Co-Lender Agreement shall be deemed to be applied in the following order of priority: first, as a recovery of any unreimbursed Advances plus interest accrued thereon at the Advance Rate and, if applicable, unreimbursed Liquidation Expenses and unpaid Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest thereon to the extent previously reimbursed from principal collections with respect to such Mortgage Loan or the related Trust Loan, as applicable; third, as a recovery of accrued and unpaid interest on the Trust Notes that have not been the subject of a Monthly Payment Advance, to the extent of the excess of (i) accrued and unpaid interest on each outstanding Trust Note at the applicable Net Trust Note Rate (without giving effect to any increase in such Net Trust Note Rate required under the Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the Mortgage Loan Interest Accrual Period in which such collections were received by or on behalf of the Trust, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the related Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust I Trust Notes and Trust II Trust Notes in that order); fourth, as a recovery of principal of the related Trust Loan then due and payable on such Trust Loan to the extent of its entire unpaid principal balance), first, to the [___] Note and then to the [___] Note, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on the related Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for such Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust I Trust Notes and Trust II Trust Notes[, in that order]); sixth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan; seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan; eighth, as a recovery of any Yield Maintenance Premium or Yield Maintenance Default Premium on the related Trust Loan; ninth, as a recovery of any Assumption Fees and Modification Fees then due and owing under such Mortgage Loan; tenth, as a recovery of any Default Interest or late charges then due and owing under such Mortgage Loan; and eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees), provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to the release of all or any portion of the [related] Propert[y][ies] (including following a condemnation) from the lien of the Mortgage and Mortgage Loan Documents must be allocated to reduce the principal balance of such Mortgage Loan in the manner permitted by such REMIC Provisions if, immediately following such release, the loan-to-value ratio of [such] Mortgage Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

(b)       Collections by or on behalf of the Trust in respect of the Foreclosed Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such Foreclosed Property) that are not required to be distributed to Companion Loan Holders pursuant to the related Co-Lender Agreement shall be deemed to be applied in the following order of priority: first, as a recovery of any related and unreimbursed Advances, plus interest accrued thereon and, if applicable, unreimbursed Liquidation Expenses and unpaid Trust Fund Expenses; second, as a recovery of Nonrecoverable Advances or interest thereon to the extent previously reimbursed from principal collections with respect to the related Mortgage Loan; third, as a recovery of accrued and unpaid interest on the Trust Notes that have not been the subject of a Monthly Payment Advance, to the extent of the excess of (i) accrued and unpaid interest on each outstanding Trust Note at the applicable Net Trust Note Rate (without giving effect to any increase in such Net Trust Note Rate required under the related Mortgage Loan Agreement as a result of a Mortgage Loan Event of Default) through and including the end of the Mortgage Loan Interest Accrual Period in which such collections were received by or on behalf of the Trust, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Payment Advances for the related Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not been applied as a recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust I Trust Notes and Trust II Trust Notes[, in that order]); fourth, as a recovery of principal due and payable on the related Trust Loan, including by reason of acceleration of such Trust Loan following a Mortgage Loan Event of Default (or, if the related Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first, to the Trust I Trust Notes and Trust II Trust Notes), in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on the related Trust Loan to the extent of the cumulative amount of the reductions

(if any) in the amount of the interest portion of the related Monthly Payment Advances for such Trust Loan that have theretofore occurred under Section 3.23(a) in connection with Trust Appraisal Reduction Amounts (to the extent that collections have not theretofore been applied as a recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the Trust I Trust Notes and Trust II Trust Notes[, in that order]); sixth, as a recovery of Yield Maintenance Premiums or Yield Maintenance Default Premiums on the related Trust Loan; seventh, as a recovery of any Default Interest then deemed to be due and owing under the related Mortgage Loan; and eighth, as a recovery of any other amounts deemed to be due and owing under the related Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(c)       All net present value calculations and determinations made under the Trust and Servicing Agreement with respect to any Mortgage Loan, any Trust Loan, any Companion Loan, any Property or the Foreclosed Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on such Mortgage Loan, such Trust Loan or such Companion Loan, or sale of such Mortgage Loan, such Trust Loan or such Companion Loan if it is in default, the higher of (1) the rate determined by the Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrower on similar debt of the Borrower as of such date of determination and (2) the Weighted Average Note Rate on such Mortgage Loan, such Trust Loan or such Companion Loan, as the case may be, based on its outstanding principal balance and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

2.       DECLARATION OF TRUST; ORIGINAL ISSUANCE OF CERTIFICATES

2.1.       Creation and Declaration of Trust; Conveyance of a Trust Loan.

(a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, delivers, sets over, and otherwise conveys or causes to be conveyed in trust to the Trustee for the benefit of Certificateholders, without recourse (except to the extent otherwise provided herein and in the Mortgage Loan Documents), the Depositor’s right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to all of the items referred to in the definition of “Trust Fund”, including without limitation (i) all rights and remedies of the Depositor under the Trust Loan Purchase Agreement, (ii) all right, title and interest of the Depositor in, to and under the Reserve Accounts, (iii) all right, title and interest of the Depositor in and to each Trust Loan as of the Closing Date and (iv) all other assets included or to be included in the Lower-Tier REMIC for the benefit of the Upper-Tier REMIC. Such transfer and assignment includes all payments of interest on the Trust Loans due and payable on and after the Cut-off Date and all principal payments received on or after the Cut-off Date.

Such sale, transfer and assignment include any related escrow accounts and any security interest under each Trust Loan (whether in real or personal property and whether tangible or intangible) and all related rights to payments made or required to be made to the Depositor by the related Borrower or any other party under the Mortgage Loan Documents relating to such Trust Loan. Such sale, transfer and assignment further include all Mortgage Loan Documents relating to each Trust Loan (other than the Securitization Cooperation Provisions). Notwithstanding anything to the contrary herein, the rights of the Lender under the Securitization Cooperation Provisions shall be retained by the Trust Loan Seller and shall not be part of the Trust Fund.

(b)       In connection with such sale, transfer and assignment, the Depositor does hereby deliver to, and deposit with the Custodian (i) the original Trust Notes (or if any Trust Note has been lost, a lost note affidavit with a customary indemnity provision, together with a copy of such Trust Note), each endorsed without recourse to the order of the Trustee in the following form: “Pay to the order of [TRUSTEE], as Trustee for the benefit of Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER without recourse or warranty except as set forth in the Trust and Servicing Agreement, dated as of March [31], 2020, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, [SERVICER], as Servicer, [SPECIAL SERVICER], as Special Servicer, [CA], as Certificate Administrator, [TRUSTEE], as Trustee, and [OA], as Operating Advisor”, which Trust Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee and (ii) on or before the fifth day after the Closing Date (the “Delivery Date”), the following documents or instruments with respect to each Mortgage Loan (collectively with the original Trust Notes required under clause (i) above, the “Mortgage File”), in each case executed by the parties thereto:

(A)          the original Mortgage Loan Agreement, including all amendments thereto;

(B)           an original recorded counterpart of [each] Mortgage or certified copies of the recorded counterparts of [each] Mortgage;

(C)          each original Assignment of Mortgage, in favor of the Trustee, and in a form that is complete and suitable for recording in the applicable jurisdiction in which the related Property is located to “[TRUSTEE], as Trustee for the benefit of Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER and the Companion Loan Holders, as their interests may appear” without recourse;

(D)          each original Environmental Indemnity;

(E)           a copy of the Management Agreement;

(F)           the original Assignment of Management Agreement;

(G)           the original Cash Management Agreement;

(H)           where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the related Mortgage Loan;

(I)             the lender’s title insurance policies obtained in connection with the origination of the related Mortgage Loan (or marked, signed commitments to insure or pro forma title insurance policies), which may be an electronically issued policy, together with any endorsements thereto;

(J)            the Note Splitter and Loan Modification Agreement;

(K)          any other material written agreements related to the related Mortgage Loan or any other loan documents executed by the related Borrower or any other obligor or related party in connection with the origination of such Mortgage Loan or amendment thereof and any legal opinions delivered in connection with the origination of such Mortgage Loan;

(L)           all other instruments, if any, constituting additional security for the repayment of the related Mortgage Loan;

(M)         an original of the Lockbox Agreement;

(N)          [Reserved];

(O)          [the Contribution Agreement];

(P)           and subordination, non-disturbance and attornment agreements;

(Q)           an original of each Co-Lender Agreement; and

(R)           any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing.

The Depositor shall provide the Servicer promptly following the Closing Date, at its own expense, with copies of all such documents in its possession constituting part of the Mortgage File.

In addition, the Depositor shall deliver or cause to be delivered to the Servicer for its review, all required insurance policies or certificates issued by the insurers showing such insurance to be in effect on the Closing Date, together with proof of payment of premiums relating thereto (which may consist of such policies or certificates).

Each Assignment of Mortgage and UCC-3 financing statements to be filed in the appropriate filing offices or record depositories shall be filed or recorded, as applicable, by a designee of the Depositor, with instructions to return all such recorded documents, or other evidences of filing issued by the applicable governmental offices, to the Custodian, with a copy to the Servicer. In the event that any such document is determined to be defective or not to be in compliance with the requirements of the applicable filing office or recording depository, or if any such document is lost or returned unrecorded because of a defect therein, the Depositor shall promptly prepare a substitute document, and shall cause each such document to be duly submitted for filing or recording, as applicable. Notwithstanding anything to the contrary contained in this Section 2.1(b), in those instances where the public recording office retains the original Mortgage or Assignment of Mortgage, if applicable, after any has been recorded, the obligations of the Depositor hereunder and the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, or Assignment of Mortgage, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

The ownership of the Trust Notes, all other contents of the Mortgage File and the other assets in the Trust Fund shall be vested in the Trust or the Trustee for the benefit of the Certificateholders and (other than the Trust Notes) the Companion Loan Holders. The Depositor, the Servicer and the Special Servicer agree to take no action inconsistent with the Trustee’s ownership of the Trust Loans and to promptly indicate to all inquiring parties that a Trust Loan has been sold and to claim no ownership interest in such Trust Loan. All original documents relating to a Trust Loan that are not delivered to the Custodian are and shall be held by the Depositor, the Servicer or the Special Servicer, as the case may be, in trust for the benefit of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section 2.1(b) to be a part of a Mortgage File, such document shall be delivered promptly to the Custodian.

2.2.         Acceptance by the Trustee and the Certificate Administrator. (a) By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it by the Depositor of the Trust Fund in good faith without notice of adverse claims and the Custodian declares that it holds and will hold or will cause to be held such documents as are delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to it) in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and the Companion Loan Holders.

(b)          The execution and delivery of this Agreement by the Certificate Administrator shall constitute certification by the Certificate Administrator of its acceptance of its appointment hereunder as Custodian and, in such capacity, that (i) the original Trust Notes specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any, have been received by the Custodian; and (ii) such original Trust Notes have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the related Borrower), (B) appear to have been executed and (C) purport to relate to the related Trust Loan. The Custodian agrees to review or cause to be reviewed the Mortgage File within thirty (30) days after the Closing Date, and to deliver to the Depositor, the Companion Loan Holders, the Trustee, the Certificate Administrator, the Directing Holder (but only prior to the occurrence of a Consultation Termination Event), the Servicer and the Special Servicer a report certifying, subject to any exceptions found by it in such review, that (A) all documents referred to in Section 2.1(b) have been received, and (B) all documents have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn, mutilated or otherwise defaced, and appear on their faces to relate to the related Mortgage Loan. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.2(b). The Custodian shall be under no duty or obligation to inspect, review, or examine any such documents, instruments or certificates to independently determine that they are valid, genuine, enforceable, legally sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.1(b)), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is other than what it purports to be on its face, or whether the title insurance policies relate to the related Property.

If the Depositor cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to in clauses (ii)(B), (C) and (I) of Section 2.1(b) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered for filing or recordation, the delivery requirements of Section 2.1 shall be deemed to have been satisfied on a provisional basis as of the Delivery Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the Trust Loan Seller to be a true and complete copy of the original thereof submitted for filing or recording) is delivered to the Custodian on or before the Delivery Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office, in the case of the documents and/or instruments referred to in clause (ii)(B), (C) and (I) of Section 2.1(b) to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within 180 days of the Closing Date (or within such longer period, not to exceed 18 months, after the Closing Date as the Custodian shall consent to so long as the Trust Loan Seller provide a certification in writing to the Custodian no less often than every 90 days that they are attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).

(c)           Upon the first anniversary of the Closing Date, the Custodian shall deliver a final exception report as to any remaining documents that are not in the Mortgage File, whereupon, within 90 days, the Depositor shall either: (i) cause such document deficiency to be cured; or (ii) use commercially reasonable efforts to cause the Trust Loan Seller to repurchase the related Trust Loan pursuant to the Trust Loan Purchase Agreement if such exception is a Material Document Defect. Notwithstanding anything to the contrary herein, no Defect (except for a Defect with respect to the documents described in clause (i) of Section 2.1(b) and the documents described in clauses (ii)(B), (C) and (I) of Section 2.1(b)) or a Defect that relates to a Trust Loan being other than a Qualified Mortgage shall be considered to be a Material Document Defect unless the document with respect to which a Defect exists is required in connection with (A) an imminent enforcement of the mortgagee’s rights or remedies under such Trust Loan; (B) defending any claim asserted by the related Borrower or third party with respect to such Trust Loan; (C) establishing the validity or priority of any lien on any collateral securing such Trust Loan; or (D) any immediate significant servicing obligations. The Trustee’s sole remedy against the Trust Loan Seller in connection with a Material Document Defect is to enforce the repurchase claim in accordance with the provisions of the Trust Loan Purchase Agreement.

(d)           If the Servicer or the Special Servicer (i) receives a Repurchase Request (the receiving Servicer or Special Servicer, as applicable, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”) or such a Repurchase Request or Repurchase Request Withdrawal is forwarded to the Servicer or Special Servicer by another party hereto, then the Repurchase Request Recipient shall deliver notice of such Repurchase Request or Repurchase Request Withdrawal (each, a “Rule 15Ga-1 Notice”) to the Depositor, the Companion Loan Holders and the Trust Loan Seller, in each case within ten (10) Business Days from such party’s receipt thereof. Each Rule 15Ga-1 Notice may be delivered by electronic means.

Each Rule 15Ga-1 Notice shall include (i) the identity of the related Property, (ii) the date the Repurchase Communication of the Repurchase Request or Repurchase Request Withdrawal is received and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a Rule 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Trust Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice provided pursuant to this Section 2.2(d) is so provided only to assist the Trust Loan Seller and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.2(d) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Trust Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice.

In the event that the Depositor, the Trustee or the Certificate Administrator receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Servicer (or to the Special Servicer, if a Special Servicing Loan Event has occurred and is continuing), and include the following statement in the related correspondence: “This is a “Repurchase Request Withdrawal” under Section 2.2 of the Trust and Servicing Agreement relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder.” Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.2(d) with respect to such Repurchase Request or Repurchase Request Withdrawal.

If the Depositor, the Trustee or the Certificate Administrator receives notice or has knowledge of a withdrawal of a Repurchase Request Withdrawal of which notice has been previously received or given, and such notice was not received from or copied to the Servicer or the Special Servicer, then such party shall promptly give notice of such Repurchase Request Withdrawal to the Servicer or the Special Servicer, as applicable.

In the event a the Mortgage Loan is repurchased pursuant to Section 2.8, the Servicer or Special Servicer shall promptly notify the Depositor, the Certificate Administrator and the Trustee of such repurchase.

2.3.          Representations and Warranties of the Trustee. (a) [TRUSTEE], as Trustee, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)            the Trustee is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Trustee possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not violate the Trustee’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Trustee is a party or which may be applicable to the Trustee or any of its assets;

(iii)          except to the extent that the laws of any jurisdiction in which a part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Trustee, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)           the Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other)

or operations of the Trustee or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)          no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Trustee of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)         no litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement;

(viii)        the Trustee is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(c); and

(ix)           to its actual knowledge, the Trustee is not Risk Retention Affiliated with the Third Party Purchaser.

(b)           The respective representations and warranties of the Trustee set forth in this Section 2.3 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto and the Certificateholders.

2.4.          Representations and Warranties of the Certificate Administrator. (a) [CERTIFICATE ADMINISTRATOR], as Certificate Administrator, hereby represents and warrants to the other parties hereto and for the benefit of the Certificateholders and the Companion Loan Holders as of the Closing Date:

(i)            the Certificate Administrator is a national banking association, duly organized, validly existing, and is in good standing under the laws of the United States; the Certificate Administrator possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise and approvals to conduct its business and to execute, deliver and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not violate the Certificate Administrator’s articles of association or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Certificate Administrator is a party or which may be applicable to the Certificate Administrator or any of its assets;

(iii)          the Certificate Administrator has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Certificate Administrator, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, conservatorship, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)           the Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order, law or regulation of any federal, state, municipal or governmental agency of or in the United States of America having jurisdiction, which violation would have consequences that would materially and adversely affect the condition (financial or other) or operations of the Certificate Administrator or its properties or might have consequences that would materially affect the performance of its duties hereunder or thereunder;

(vi)          no consent, approval, authorization or order of, or registration of filing with, or notice to any court, governmental or regulatory agency or body, is required for the execution, delivery and performance by the Certificate Administrator of this Agreement or if required, such approval has been obtained prior to the Closing Date;

(vii)         the Certificate Administrator is covered by errors and omissions insurance coverage which is in full force and effect and/or otherwise complies with the requirements of Section 8.6(b);

(viii)        no litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement; and

(ix)           to its actual knowledge, the Certificate Administrator is not Risk Retention Affiliated with the Third Party Purchaser.

(b)          The respective representations and warranties of the Certificate Administrator set forth in this Section 2.4 shall survive until the termination of this Agreement, and shall inure to the benefit of the other parties hereto and the Certificateholders.

2.5.         Representations and Warranties of the Servicer. (a) [SERVICER], as Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)            it is a [national banking association] duly organized, validly existing, and in good standing under the laws of [the United States]; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Properties are located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loans and the Companion Loans in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)          this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)          it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)           all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)          there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement;

(vii)         it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case, complies with the requirements of Section 3.11 hereof; and

(viii)        to its actual knowledge, the Servicer is not Risk Retention Affiliated with the Third Party Purchaser.

(b)           The representations and warranties of the Servicer set forth in this Section 2.5 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto and the Certificateholders.

2.6.          Representations and Warranties of the Special Servicer. (a) [SPECIAL SERVICER], as Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)            it is a[n] [ENTITY] company duly organized, validly existing, and in good standing under the laws of [JURISDICTION]; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where the Properties are located to the extent required by applicable law and necessary to ensure the enforceability of the Trust Loans and the Companion Loans in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its certificate of organization and limited liability company operating agreement, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust Fund to realize on the Collateral;

(iii)          this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)          it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)           all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)         there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)         it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case, complies with the requirements of Section 3.11 hereof.

(b)           The representations and warranties of the Special Servicer set forth in this Section 2.6 shall survive until termination of this Agreement, and shall inure to the benefit of the parties hereto and the Certificateholders.

2.7.          Representations and Warranties of the Depositor. (a) The Depositor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)            the Depositor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

(ii)           the execution, delivery and performance of this Agreement by the Depositor have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under (A) any of the provisions of any law, rule, regulation, judgment, decree or order binding on the Depositor, (B) the organizational documents of the Depositor, or (C) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound or any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it;

(iii)          the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

(iv)          this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(v)           there are no actions, suits or proceedings pending or, to the best of the Depositor’s knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect its ability to perform its obligations under this Agreement;

(vi)          the Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would materially and adversely affect the ability of the Depositor to perform its obligations hereunder;

(vii)         other than the actions taken pursuant to this Agreement, the Depositor has taken no action to impair or encumber the title to any Trust Loan or to subject it to any offsets, defenses or counterclaims during the Depositor’s ownership thereof;

(viii)        the Depositor is accounting for the transfer of each Trust Loan as a sale under generally accepted accounting principles and for federal income tax purposes;

(ix)          the Depositor is not, and, after giving effect to the transfers contemplated under this Agreement, will not be, insolvent; and

(x)           the Depositor has not transferred any Trust Loan with an intent to hinder, delay or defraud its creditors.

(b)          The representations and warranties of the Depositor set forth in this Section 2.7 shall survive until termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Trustee, the Certificate Administrator, the Servicer and the Special Servicer.

(c)           Neither the Depositor nor any of its Affiliates shall insure or guarantee distributions on the Certificates. Subject to Section 2.9(a) and (b), neither the Certificateholders, the Trustee, or the Certificate Administrator on their behalf shall have any rights or remedies against the Depositor for any losses or other claims in connection with the Certificates or the Trust Loans.

2.8.          Representations and Warranties of the Operating Advisor. (a) The Operating Advisor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)            it is a[n] [ENTITY], duly organized, validly existing and in good standing under the laws of [JURISDICTION], and the Operating Advisor is in compliance with the laws of the State in which the Properties are located to the extent necessary to perform its obligations under this Agreement;

(ii)           the execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)          the Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)           the Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)          the Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.11 hereof;

(vii)         no litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)        no consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(ix)           the Operating Advisor is an Eligible Operating Advisor.

2.9.         Representations and Warranties Contained in the Trust Loan Purchase Agreement. (a) Upon discovery by the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor of (i) a Material Breach of any

representation and warranty set forth in Exhibit A to the Trust Loan Purchase Agreement, which representation and warranty was made by the Trust Loan Seller in the Trust Loan Purchase Agreement and has been assigned to the Trustee pursuant to Section 2.1 hereof, or (ii) a Material Document Defect, such Person shall give prompt notice thereof to the other parties hereto and the Trust Loan Seller, and upon receipt or delivery, as applicable, of such notice the Servicer or Special Servicer, as applicable, shall use commercially reasonable efforts to cause the Trust Loan Seller, to the extent obligated to do so under the Trust Loan Purchase Agreement, to cure such default or defect or repurchase the related Trust Loan (or a portion of such Trust Loan in connection with a Material Breach or a Material Document Defect) under the terms of and within the time period specified by the Trust Loan Purchase Agreement, it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters; provided, that within ninety (90) days of (1) the receipt by the Trust Loan Seller of notice of such Material Document Defect or Material Breach, as the case may be, or (2) the discovery of such Defect or breach by any party hereto, in the case of a Defect or breach that would cause the related Trust Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) (a “Qualified Mortgage”)), will be a Material Breach or Material Document Defect, respectively, and with respect to any such Material Breach or Material Document Defect, the Trust Loan Seller shall either (x) repurchase the related Trust Loan at the Repurchase Price, (y) promptly cure such Material Document Defect or Material Breach, as the case may be, in all material respects; or (z) if such Material Document Defect or Material Breach is not related to the related Trust Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), indemnify the Trust in respect of the related Mortgage Loan for the losses directly related to such Material Document Defect or Material Breach, subject to receipt of Rating Agency Confirmation from each Rating Agency with respect to such action; provided, that in the event that such Material Document Defect or Material Breach does not cause the related Trust Loan to be other than a “qualified mortgage” as described in Code Section 860G(a)(3) and is capable of being cured but not within such 90-day period if the Trust Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach, the Trust Loan Seller will have an additional 90 days to complete such cure, or failing such cure, to repurchase the related Trust Loan (or allocable portion thereof) or indemnify the Trust in an amount equal to the Repurchase Price; provided, further, that with respect to such additional 90-day period, the Trust Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator, the Operating Advisor and the Servicer setting forth the reason why such Material Document Defect or Material Breach is not capable of being cured within the initial 90-day period and what actions the Trust Loan Seller is pursuing in connection with the cure thereof and stating that the Trust Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within the additional 90-day period. For the avoidance of doubt, no Liquidation Fee will be payable by the Trust Loan Seller in connection with a repurchase of a Trust Loan due to a Material Breach or a Material Document Defect if made in accordance with and within the 90 day period set forth in the Trust Loan Purchase Agreement (including any applicable extended period).

(b)          Upon receipt by the Servicer from the Trust Loan Seller of the Repurchase Price (or a portion thereof) for a Trust Loan (or any portion thereof), the Servicer shall deposit such amount in the Collection Account, and the Custodian shall, upon receipt of a certificate of a

Servicing Officer certifying as to (1) the receipt by the Servicer of the Repurchase Price (or a portion thereof) and the deposit of the Repurchase Price (or a portion thereof) into the Collection Account pursuant to this Section 2.8(b) and (2) if applicable, compliance with the conditions set forth in clauses (c) and (d) below, (i) release or cause to be released to the designees of the Trust Loan Seller the Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty (except that the related Trust Loan is owned by the Trust and is being sold free and clear of liens and encumbrances), as shall be prepared by such designee to vest in such designee such Trust Loan released pursuant hereto and the Certificate Administrator, the Trustee, the Servicer and the Special Servicer shall have no further responsibility with regard to the Mortgage File and (ii) release or cause to be released to the Trust Loan Seller any escrow payments and reserve funds (or portions thereof) held by the Trustee, or on the Trustee’s behalf, in respect of such Trust Loan (or portions thereof).

(c)           In connection with any partial repurchase of a Trust Loan in connection with a Material Breach or Material Document Defect, the Servicer, Special Servicer and Trustee, as applicable, shall comply with, and enforce the provisions of Section 9.1.3 of the Mortgage Loan Agreement and the Depositor shall cause the Trust Loan Seller, at the Trust Loan Seller’s expense, to deliver, or cause to be delivered, to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor all of the following: (i) a Rating Agency Confirmation with respect to the splitting of the related Mortgage Loan in connection with such repurchase, (ii) an Opinion of Counsel of nationally recognized tax counsel for the Trust Loan Seller to the effect that such splitting of such Trust Loan in connection with such repurchase will not cause the Trust Fund to fail to qualify as a REMIC for federal income tax purposes, (iii) a written instrument executed by the related Borrower to the effect that (1) they release the Trust Fund and the parties to this Agreement from any liability that any of them may be construed to have to such Borrower for any cost or expense incurred or to be incurred by such Borrower in connection with such splitting, including, without limitation, transfer or conveyance fees (if any), mortgage recording taxes (if any) and attorney fees and expenses and (2) they concur that such splitting of such Trust Loan does not increase in the aggregate any monetary obligation of such Borrower under the Mortgage Loan Documents or any other obligation of such Borrower under the Mortgage Loan Documents in any material respect; and (iv) such other documents, instruments and opinions as the Servicer or the Special Servicer, as applicable, may reasonably request.

(d)          In the event that a Trust Loan or a portion thereof is repurchased pursuant to this Section 2.8, the Servicer or Special Servicer, as applicable, shall promptly notify the Depositor of such repurchase.

2.10.       Execution and Delivery of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee acknowledges the assignment in trust by the Depositor to the Trustee of the Trust Notes and other assets comprising the Trust Fund. Concurrently with such assignment and delivery and in exchange therefor, (i) the Certificate Administrator acknowledges the issuance of (x) the Uncertificated Lower-Tier Interests to the Depositor and (y) the Class LT-R Interest, in exchange for the Trust Loans, receipt of which is hereby acknowledged, (ii) immediately thereafter, the Certificate Administrator acknowledges (x) the assignment by the Depositor to the Trustee of the Uncertificated Lower-Tier Interests, and in

exchange therefor that it (y) has executed and has authenticated and delivered to or upon the order of the Depositor, the Regular Certificates and has issued the Class UT-R Interest, and (z) has executed and has authenticated and delivered to or upon the order of the Depositor, the Class R Certificates, representing the Class LT-R and Class UT-R Interests, and (iii) the Depositor hereby acknowledges the receipt by it or its designees, of the Regular Certificates in authorized denominations and the Class UT-R Interest evidencing the entire beneficial ownership of the Upper-Tier REMIC.

2.11.       Miscellaneous REMIC Provisions. (a) The Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E and Class HRR Certificates are hereby designated as the “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code. The Class UT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

(b)          The Class LA, Class LB, Class LC, Class LD, Class LE and Class LHRR Uncertificated Interests are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LT-R Interest, represented by the Class R Certificates, is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.

2.12.       Resignation Upon Prohibited Risk Retention Affiliation. Upon the occurrence of (i) a Servicing Officer of the Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become a Risk Retention Affiliate of the Third Party Purchaser (an “Impermissible TPP Affiliate”), (ii) the Servicer, the Certificate Administrator, or the Trustee receiving written notice by any other party to this Agreement, the Third Party Purchaser, the Trust Loan Seller, or the Initial Purchaser that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (an “Impermissible Operating Advisor Affiliate”; and either of an Impermissible TPP Affiliate and an Impermissible Operating Advisor Affiliate being an “Impermissible Risk Retention Affiliate”), then in each such case the Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 3.26(m), Section 6.4 or Section 8.7. The resigning Impermissible Risk Retention Affiliate shall be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses shall be an expense of the Trust.

3.            ADMINISTRATION AND SERVICING OF THE MORTGAGE LoanS

3.1.       Servicer to Act as the Servicer; Special Servicer to Act as the Special Servicer. The Servicer and the Special Servicer, each as an independent contractor, shall service and administer each Mortgage Loan and administer each Foreclosed Property solely on behalf of the Trust and the Companion Loan Holders, in the best interest of, and for the benefit of, all the Certificateholders and the Companion Loan Holders as a collective whole (taking into account the subordination of the C Note and the B Note to the A Notes) (as determined by the Servicer or the Special Servicer, as applicable, in the exercise of its good faith and reasonable judgment), in accordance with applicable law (including the REMIC Provisions), the terms of this Agreement, the Mortgage Loan Documents, the Co-Lender Agreements and, to the extent consistent with the foregoing, the following standards: (i) the higher of (a) the same manner in which and with the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar loans and administers foreclosed properties for other third-party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders in servicing their own loans and administering their own foreclosed properties, or (b) with the care, skill, prudence and diligence the Servicer or the Special Servicer, as applicable, uses for loans which it owns or for foreclosed properties it owns and administers; (ii) with a view to the timely collection of (a) all scheduled payments of principal and interest under the related Mortgage Loan or, if such Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders and the Companion Loan Holders as a collective whole (taking into account the interests of each of the holders of the Notes and the subordination of the C Note and the B Note to the A Notes) on a net present value basis and (b) the payment of Trust Fund Expenses that are reimbursable or payable by the Borrower under the Mortgage Loan Agreement; and (iii) without regard to:

(A)           any relationship that the Servicer or the Special Servicer or any Affiliate thereof may have with any Borrower Affiliate, the Trust Loan Seller, any Companion Loan Holder, the Depositor or any of their respective Affiliates;

(B)           the ownership of any Certificate or any Companion Loan or any interest in a Companion Loan or other indebtedness secured by the related Property or any certificate backed by a Companion Loan by the Servicer or the Special Servicer or by any Affiliate thereof;

(C)           in the case of the Servicer, its obligation to make Advances;

(D)           the right of the Servicer or the Special Servicer or any Affiliate thereof to receive reimbursement of costs, compensation or other fees (other than Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction; or

(E)           the ownership, servicing or management for others of any other loans or properties by the Servicer or the Special Servicer, as applicable, or any Affiliate of the foregoing.

Subject to the above-described servicing standards (hereinafter referred to as “Accepted Servicing Practices”) and the terms of this Agreement and of the Mortgage Loan Documents, the Servicer and the Special Servicer each shall have full power and authority, acting alone and/or through (in the case of the Servicer) one or more sub-servicers as provided in Section 3.2, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. The Servicer and the Special Servicer shall service and administer the related Mortgage Loan in accordance with applicable state and federal law. At the written request of the Servicer or the Special Servicer, as applicable, accompanied by the form of power of attorney or other documents being requested, the Trustee shall furnish to the Servicer or the Special Servicer any powers of attorney and other documents necessary or appropriate to enable such Servicer or the Special Servicer to carry out its servicing and administrative duties hereunder, and the Trustee shall not be held responsible (and shall be indemnified by the Servicer or the Special Servicer) for any negligence or misuse by the Servicer or the Special Servicer in its uses of any such powers of attorney or other document. Notwithstanding anything contained herein to the contrary, the Servicer and the Special Servicer shall not without the Trustee’s and the Certificate Administrator’s prior written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s or the Certificate Administrator’s name without indicating the representative capacity of the Servicer or the Special Servicer, as applicable, or (ii) take any action with the intent to, and which actually does cause, the Trustee or the Certificate Administrator to be registered to do business in any state.

The liability of each of the Servicer and the Special Servicer, as applicable, for actions and omissions in its capacity as Servicer and the Special Servicer, respectively, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.3). Nothing contained in this Agreement shall be construed as an express or implied guarantee by the Servicer or the Special Servicer of the collectability of any Trust Loan and any Companion Loan. [In connection with any ground lease, the Servicer shall promptly, and in any event within 60 days following the later of receipt of the applicable ground lease and the Closing Date, notify the related ground lessor of the transfer of the Trust Loans to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under such ground lease should thereafter be forwarded to the Servicer.]

Except as otherwise expressly set forth in this Agreement, [ENTITY], acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) [ENTITY], acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) [ENTITY], acting in any other capacity hereunder, except, in the case of either clause (a) or (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of [ENTITY], or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions.

3.2.          Sub-Servicing Agreements. (a) The Special Servicer shall not engage any Sub-Servicer or enter into any sub-servicing agreement. The Servicer, at its own expense without a right of reimbursement under this Agreement or otherwise, may enter into sub-servicing agreements with sub-servicers for the servicing and administration of the Trust Loans and the Companion Loans, provided that (i) any such sub-servicing agreement shall be upon such terms and conditions as are not inconsistent with this Agreement and as the Servicer and the sub-servicer have agreed, and (ii) no sub-servicer retained by the Servicer shall grant any modification, waiver, or amendment to the Mortgage Loan Documents without the approval of the Servicer. References in this Agreement to actions taken or to be taken, and limitations on actions permitted to be taken, by the Servicer in servicing the related Mortgage Loan include actions taken or to be taken by a sub-servicer on behalf of the Servicer. Each sub-servicer shall be (i) authorized to transact business and licensed in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations under the applicable sub-servicing agreement, and (ii) qualified to perform its obligations under the applicable sub-servicing agreement. For purposes of this Agreement, the Servicer shall be deemed to have received any amount when the sub-servicer receives such amount, irrespective of whether such amount is remitted to the Servicer for deposit in the Collection Account, any Cash Management Account, any Reserve Account or the Distribution Account, and actions taken by the sub-servicer shall be deemed to be actions of the Servicer. The Servicer shall notify the Trustee, the Certificate Administrator, the Operating Advisor, the Borrower and the Depositor in writing promptly upon the appointment of any sub-servicer and promptly furnish the Trustee, upon its request, with a copy of the sub-servicing agreement. No sub-servicer shall be permitted to enter into any sub-servicing agreement with other sub-servicers without the prior written consent of the Servicer.

(b)           Notwithstanding any sub-servicing agreement, the Servicer shall remain obligated and liable to the Trustee and the Certificateholders for the servicing and administering of the Trust Loans and the Companion Loans in accordance with the provisions of Section 3.1 without diminution of such obligation or liability by virtue of such sub-servicing agreement, or by virtue of indemnification from a sub-servicer, and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the related Mortgage Loan.

(c)          Any sub-servicing agreement entered into by the Servicer shall provide that it may be assumed or terminated by (i) the Trustee if the Trustee has assumed the duties of the Servicer or if the Servicer is otherwise terminated pursuant to the terms of this Agreement, or (ii) a successor Servicer if such successor Servicer has assumed the duties of the Servicer, without cost or obligation to the Trustee, the successor Servicer, the Trust or the Trust Fund.

(d)          Any sub-servicing agreement, and any other transactions or services relating to the related Mortgage Loan involving a sub-servicer, shall be deemed to be between the Servicer and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Depositor, the Trust and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, and no provision herein shall be construed so as to require the Trust, the Trustee, the Certificate Administrator, the Special Servicer or the Depositor to indemnify any such sub-servicer. Notwithstanding anything in this Agreement to the contrary, the Servicer and the Special Servicer are permitted, at their own expense, or to the extent that a particular expense is provided herein to be an Advance or a Trust Fund Expense, at the expense of the Trust, to utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgage-backed securities in performing each of their obligations under this Agreement (including but not limited to inspectors, appraisers, engineers and property managers).

(e)           Notwithstanding anything herein, each of the initial Servicer and the initial Special Servicer may delegate certain of its duties and obligations hereunder to an Affiliate of the Servicer or Special Servicer, as applicable. Such delegation shall not be considered a sub-servicing agreement hereunder, and the requirements and obligations set forth herein applicable to sub-servicing agreements, sub-servicers or Servicing Function Participants shall not be applicable to such arrangement. Notwithstanding any such delegation, the Servicer and the Special Servicer shall remain obligated and liable for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the related Mortgage Loan as required hereby.

(f)           The parties hereto acknowledge that each Mortgage Loan is subject to the terms and conditions of the related Co-Lender Agreement and recognize the respective rights and obligations of the Trust, as holder of the related Trust Loan, and of the Companion Loan Holders under the related Co-Lender Agreement, including: (i) with respect to the allocation of collections on or in respect of such Mortgage Loan, and the making of remittances, to the Trust, as holder of the Trust Loan, and to the related Companion Loan Holders; (ii) with respect to the allocation of expenses and losses relating to such Mortgage Loan to the Trust, as holder of the related Trust Loan, and to the related Companion Loan Holders and (iii) to the extent provided for under the related Co-Lender Agreement, the consultation rights of the related Companion Loan Holders. With respect to a Mortgage Loan, the Servicer (if such Mortgage Loan is not a Specially Serviced Mortgage Loan) or the Special Servicer (if such Mortgage Loan has become a Specially Serviced Mortgage Loan or the related Property has been converted to a Foreclosed Property) shall prepare and provide to each related Companion Loan Holder all notices, reports, statements and communications to be delivered by the holder of the related Trust Loan under the related Co-Lender Agreement, and shall perform all duties and obligations to be performed by a servicer and perform all servicing related duties and obligations to be performed by the holder of such Trust Loan pursuant to such Co-Lender Agreement. In the event of any conflict between this Agreement and a Co-Lender Agreement, the terms of such Co-Lender Agreement shall control with respect to the related Mortgage Loan.

(g)           Notwithstanding anything to the contrary herein, at no time shall the Servicer or the Trustee be required to make any advance of delinquent scheduled monthly payments of principal or interest with respect to any Companion Loan or any Administrative Advance with respect to any Companion Loan.

(h)          To the extent required under the Loan Documents or the Co-Lender Agreements, the Servicer shall, on behalf of the Lender, maintain a Notes register for the related Mortgage Loan.

3.3.          Cash Management Account. A Cash Management Account has been established pursuant to the terms of the Mortgage Loan Agreement and the Cash Management Agreement. The Servicer shall exercise and enforce the rights of the Trust Fund with respect to the Cash Management Account under the Mortgage Loan Agreement and the Cash Management

Agreement in accordance with Accepted Servicing Practices and the other terms of this Agreement and the other Mortgage Loan Documents.

3.4.          Collection Account, Companion Loan Distribution Account and Interest Reserve Account. (a) The Servicer shall establish and maintain in the name of “[SERVICER], as Servicer, on behalf of [TRUSTEE], as Trustee, for the benefit of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER, Collection Account” one or more deposit accounts on behalf of the Trustee for the benefit of the Certificateholders and (1) in the name of “[SERVICER], as Servicer, on behalf of [TRUSTEE], as Trustee, for the benefit of the Companion Loan Holders with respect to J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER, Companion Loan Distribution Account” one deposit account for the benefit of the Companion Loan Holders (the “Companion Loan Distribution Account”), which may be a subaccount of the Collection Account, and funds in such account shall be remitted to the Companion Loan Holders (collectively, the “Collection Account”). The Collection Account must be an Eligible Account maintained with an Eligible Institution. The Servicer shall deposit into the Collection Account within two (2) Business Days of receipt of properly identified and available funds the following amounts representing payments and collections received or made during each Collection Period on or with respect to a Mortgage Loan (and not otherwise required to be deposited in the Reserve Accounts):

(i)            all payments on account of principal on such Mortgage Loan;

(ii)           all payments on account of interest on such Mortgage Loan, including Default Interest, Yield Maintenance Premiums and Yield Maintenance Default Premiums;

(iii)          any amount representing reimbursements by the related Borrower of Advances, interest thereon, and any other expenses of the Depositor, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, as required by the Mortgage Loan Documents or hereunder;

(iv)          any other amounts payable for the benefit of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificateholders under such Mortgage Loan;

(v)           any amounts required to be deposited pursuant to Section 3.8(b) in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(vi)          all Net Foreclosure Proceeds received from the Special Servicer pursuant to Section 3.14, all Net Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds; and

(vii)         any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer, including, without limitation, any (1) proceeds of any repurchase of the related Trust Loan pursuant to Section 2.7(b) hereof and the Trust Loan Purchase Agreement, (2) proceeds of the sale of such Mortgage Loan by the Special Servicer pursuant to Section 3.16 hereof or (3) amounts payable under the Mortgage Loan Documents by any Person to the extent not specifically excluded.

The foregoing requirements for deposits in the Collection Account by the Servicer shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments (if any) in the nature of Additional Compensation (other than Default Interest and late payment charges) to which the Servicer or Special Servicer, as applicable are entitled pursuant to Section 3.17 and any reimbursement made by a Borrower of expenses of the Servicer or the Special Servicer need not be deposited in the Collection Account by the Servicer or Special Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable, shall be entitled to retain any such fees and expense reimbursements received with respect to the related Mortgage Loan.

(b)          Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.8. The Servicer shall on the Closing Date give written notice to the Certificate Administrator (with a copy to each Borrower) of the location and account number of the Collection Account and shall notify the Certificate Administrator in writing (with a copy to each Borrower) prior to any subsequent change thereof.

(c)          On or prior to each Remittance Date (or following the securitization of any Companion Loan, in the case of clause (xi) below, the earlier of (1) the Remittance Date or (2) the Business Day immediately succeeding the “determination date” set forth in the related Other Pooling and Servicing Agreement; provided that such “determination date” shall not be earlier than the Determination Date), prior to the remittance of funds to the Certificate Administrator for deposit in the Distribution Account pursuant to Section 3.4(a), the Servicer shall make withdrawals from the Collection Account (which withdrawals shall be the only permitted withdrawals from the Collection Account by the Servicer) as described below (the order set forth below constituting an order of priority for such withdrawals):

(i)            to withdraw funds deposited therein in error;

(ii)          to reimburse the Trustee (and the trustee with respect to each Other Securitization Trust) and the Servicer (and the master servicer with respect to each Other Securitization Trust), in that order, out of general collections on a Mortgage Loan for any Nonrecoverable Advances made by each and not previously reimbursed pursuant to clause (v)(A) below together with unpaid interest thereon at the Advance Rate as follows: (A) first, to reimburse Nonrecoverable Advances that are Property Protection Advances and Administrative Advances relating to such Mortgage Loan and the related Property and interest thereon; (B) second, to reimburse Nonrecoverable Advances that are Monthly Payment Advances or Companion Loan Advances on the Trust Notes and interest thereon, on a pro rata and pari passu basis, and (C) third, to reimburse the master servicer with respect to each Other Securitization Trust for its pro rata share of Nonrecoverable Advances previously paid from general collections on the related Other Securitization Trust;

(iii)          concurrently, to pay the Servicing Fee to the Servicer, to pay the Certificate Administrator Fee (including the portion that is the Trustee Fee) to the Certificate Administrator, and to pay the Operating Advisor Fee to the Operating Advisor;

(iv)          to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related Borrower);

(v)           to pay (a) to the Servicer, as additional compensation, any income earned (net of losses (subject to Section 3.8(b)) on the investment of funds deposited in the Collection Account; and (b) the Special Servicing Fee, if any, the Work-out Fee, if any, and the Liquidation Fee, if any, to the Special Servicer; provided that such fees may be paid out of other amounts on deposit in the Collection Account to the extent Default Interest and late payment charges are not sufficient to pay such fees (with respect to clauses (a) and (b), in that order);

(vi)          to reimburse the Trustee and the Servicer, in that order, for (A) Advances made by each and not previously reimbursed from late payments received during the applicable period on the Mortgage Loans, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and other collections on such Mortgage Loans; provided that any Advance which has been determined to be a Nonrecoverable Advance shall be reimbursed pursuant to clause (ii) above and (B) unpaid interest on such Advances at the Advance Rate; provided, however, that, with respect to Advances that are not deemed to be Nonrecoverable Advances, prior to (x) final liquidation of a Property or (y) the final payment and release of the Mortgage, interest on such Advances shall only be paid out of Default Interest or late payment charges collected in the related Collection Period and after (A) final liquidation of a Property or (B) the final payment and release of the Mortgage, interest on such Advances may be paid out of other amounts on deposit in the Collection Account to the extent Default Interest and late payment charges are not sufficient to pay for such interest on Advances;

(vii)         to reimburse the Trustee, the Certificate Administrator, the Servicer and the Special Servicer, in that order, for expenses incurred by them in connection with the liquidation of a Mortgage Loan or Property, and not otherwise covered and paid by an insurance policy or deducted from the proceeds of liquidation or not previously reimbursed pursuant to clauses (ii) or (v) above;

(viii)        to pay to the Servicer, the Special Servicer or the Operating Advisor, as applicable, as additional compensation, (A) to the extent actually received from the Borrower (and permitted by (or not otherwise prohibited by) and allocated as such pursuant to the terms of the Mortgage Loan Documents or this Agreement) and deposited into the Collection Account by the Servicer, any payments in the nature of any late payment fees and Default Interest (to the extent remaining after payment or reimbursement of any Special Servicing Fees, Liquidation Fees or Work-out Fees pursuant to clause (v) above and reimbursement of Advances and interest on Advances pursuant to clause (vi) above), release fees, defeasance fees, Assumption Fees, Assumption Application Fees, defeasance fees, substitution fees, Net Modification Fees, consent fees, amounts collected for checks returned for insufficient funds, charges for beneficiary statements or demands, loan processing fees, loan service transaction fees and similar fees and expenses; and (B) any income earned on the investment of funds deposited in the Collection Account and the Foreclosed Property Account; provided that such amounts received during each Collection Period shall be deemed to have been deposited in the Collection Account and withdrawn pursuant to this clause (viii) solely for the purpose of determining the Available Funds Reduction Amount in connection with the calculation of Available Funds for the related Distribution Date;

(ix)          to pay or reimburse the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Operating Advisor in that order, for any indemnities, expenses and other amounts then due and payable or reimbursable to each pursuant to the terms of this Agreement and not previously paid or reimbursed pursuant to the preceding clauses (subject to clause (xi) below);

(x)            to the extent not previously paid or advanced, to remit to the Certificate Administrator, to pay (or set aside for eventual payment) any and all taxes imposed on the Trust or the Trust Fund by federal or state governmental authorities, including, without limitation amounts paid pursuant to Section 12.1(k); provided, that, if such taxes are the result of the Depositor’s, Servicer’s, Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or Trustee’s, as applicable, negligence, bad faith or willful misconduct, such amounts may not be withdrawn from the Collection Account, but shall be paid by such party that was negligent, acted in bad faith or engaged in willful misconduct pursuant to Sections 6.6 and 8.12, as applicable;

(xi)           to pay CREFC® the CREFC® Intellectual Property Royalty License Fee (according to the payment instructions set forth on Exhibit Q hereto or such other payment instructions as CREFC® may provide from time to time in writing at least two Business Days prior to the Remittance Date); and

(xii)          to pay the Companion Loan Holders any portion of such collections that are required to be distributed to the Companion Loan Holders in respect of the Companion Loan pursuant to the terms of the related Co-Lender Agreement;

provided that in no event shall the Servicer be permitted to apply any portion of collections that are required to be distributed to the Companion Loan Holders in respect of a Companion Loan pursuant to the terms of the related Co-Lender Agreement to pay or reimburse any CREFC® Intellectual Property Royalty License Fee, the Certificate Administrator Fee, the Operating Advisor Fee, any Monthly Payment Advance on a Trust Loan (or interest accrued and payable on such Monthly Payment Advance) or any Trust Fund Expenses that are not related to the servicing and administration of the related Mortgage Loan or Property.

Notwithstanding the foregoing, with respect to any Remittance Date, in no event shall the Servicer be permitted to make a withdrawal pursuant to clauses 3.4(c)(iii), (v)(b), (vi), (vii), (ix) or (xi) above if, as a result of such withdrawal, the amount on deposit in the Collection Account after giving effect to such withdrawal would be less than the Required Advance

Amount; provided that the Servicer shall be permitted to make withdrawals in the order of priority specified above up to the amount on deposit in the Collection Account that would result in funds equaling or exceeding the Required Advance Amount remaining in the Collection Account. Notwithstanding the foregoing, such withdrawal limitations shall not apply (and accrued amounts previously eligible for withdrawal pursuant to clauses (iii), (v)(b), (vi), (vii), (ix) or (xi) but which remain unpaid due to the operation of this paragraph may then be withdrawn and paid) upon (1) the final liquidation of a Mortgage Loan or the related Property, (2) the final payment of a Mortgage Loan and release of the Mortgage or (3) the determination that any Advance that would increase the currently unreimbursed Advances in the aggregate such that it would be a Nonrecoverable Advance.

The Servicer shall pay to the Certificate Administrator and the Trustee and advance or pay to the Special Servicer, if applicable, from the Collection Account, as provided above, amounts permitted to be paid to the Special Servicer, the Certificate Administrator and the Trustee therefrom, promptly upon receipt of certificates of a Responsible Officer of the Certificate Administrator or the Trustee or an officer of the Special Servicer describing the item and amount to which the Special Servicer, the Certificate Administrator and the Trustee, as the case may be, are entitled unless such payment to the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, is clearly required pursuant to this Agreement, in which case a written certificate shall not be required. The Servicer may rely conclusively on any such certificate, shall have no duty to recalculate the amounts stated therein and shall have no liability if the amount paid in reliance thereon is an amount to which the Special Servicer, the Certificate Administrator or the Trustee, as applicable, is not entitled.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the related Mortgage Loan deposited in the Collection Account and available for distribution on the next Distribution Date, the Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to this Section 3.4(c) immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months. If the Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from Principal Collections as described above prior to payment from other collections). In connection with a potential election by the Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for Principal Collections on the related Trust Loan and Companion Loan to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, that if, at any time Servicer or the Trustee elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the Servicer or the Trustee, as applicable, shall use its reasonable efforts to give notice of its election to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the related Mortgage Loan unless extraordinary circumstances make such notice impractical, and thereafter shall deliver such notice to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) as soon as reasonably practical thereafter. Neither the Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence. Notwithstanding the foregoing, the failure to give such notice shall in no way affect the Servicer’s or the Trustee’s election as to whether to refrain from obtaining reimbursement pursuant to this Section 3.4(c).

(d)           The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made, provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the Servicer constitute a violation of the Accepted Servicing Practices and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The Servicer’s or the Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with Accepted Servicing Practices and none of the Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

(e)       The Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.4(c)(x) on a monthly basis, solely from funds on deposit in the Collection Account.

(f)       The Certificate Administrator shall establish and maintain a reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”) for the benefit of the Trustee and for the benefit of the Certificateholders. The Interest Reserve Account must be an Eligible Account maintained with an Eligible Institution. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January which occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s net interest collected on the principal balance of each Trust Note as of the Payment Date occurring in the month preceding the month in which such Distribution Date occurs at the applicable Trust Note Rate (net of interest at the Servicing Fee Rate applicable to the related Trust Loan, the Certificate Administrator Fee Rate (including the portion that is the Trustee Fee Rate), the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and exclusive of Default Interest allocable to such Trust Loan payable therefrom) to the extent a full Monthly Payment or Monthly Payment Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Remittance Date occurring in March (or [__], if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

3.5.       Distribution Account. (a) The Certificate Administrator shall establish and maintain in the name of “[CERTIFICATE ADMINISTRATOR]”, as Certificate Administrator, on behalf of “[TRUSTEE]”, as the Trustee and for the benefit of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER, a deposit account (the “Distribution Account”), which shall be deemed to include the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, which shall be subaccounts of the Distribution Account for the benefit of the Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. The Distribution Account must be an Eligible Account maintained with an Eligible Institution. On each Remittance Date, the Servicer shall transfer from the Collection Account to the Certificate Administrator for deposit into the Distribution Account all Available Funds remaining on deposit therein, after giving effect to the withdrawals made pursuant to Section 3.4(c). The Certificate Administrator shall credit the funds remitted by the Servicer from the Collection Account to the Distribution Account.

Amounts held in the Distribution Account and the Interest Reserve Account shall not be invested.

The Certificate Administrator shall make withdrawals from the Distribution Account to withdraw any amounts deposited in error, to withdraw amounts due to it under Section 3.4(c), to the extent such amounts were not withdrawn and paid to it by the Servicer under Section 3.4(c), and then to make distributions to the Holders of the Certificates pursuant to Section 4.1.

(b)       The Certificate Administrator shall make or be deemed to have made withdrawals from the Lower-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)        to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.1(b) and Section 4.3(b) into the Upper-Tier Distribution Account and to make distributions to the Holder of the Class R Certificates (in respect of the Class LT-R Interest) pursuant to Section 4.1(b);

(ii)       to withdraw amounts deposited into the Lower-Tier Distribution Account in error and pay such amounts to the Persons entitled thereto; and

(iii)       to clear and terminate the Lower-Tier Distribution Account pursuant to Section 10.1.

(c)       The Certificate Administrator shall make withdrawals from the Upper-Tier Distribution Account in the following order of priority and only for the following purposes:

(i)        to withdraw amounts deposited in error and to withdraw amounts due to it and the Trustee under Section 3.4(c), to the extent such amounts were not withdrawn and paid to it by the Servicer under Section 3.4(c);

(ii)       to make distributions to Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) on each Distribution Date pursuant to Section 4.1 or Section 10.2 as applicable; and

(iii)       to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 10.1.

3.6.       Foreclosed Property Account. The Special Servicer shall establish and maintain one or more deposit accounts (the “Foreclosed Property Account”) in the name of either (a) “[SPECIAL SERVICER], as Special Servicer, on behalf of [TRUSTEE], as Trustee, for the benefit of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER and the Companion Loan Holders, Foreclosed Property Account” related to a Foreclosed Property, if any, held in the name of the Special Servicer on behalf of the Trustee for the benefit of the Certificateholders and the Companion Loan Holders or (b) the limited liability company wholly owned by the Trust and which is managed by the Special Servicer, formed to hold title to the Foreclosed Property pursuant to Section 3.14. Each Foreclosed Property Account must be an Eligible Account maintained with an Eligible Institution. The Special Servicer shall deposit into the Foreclosed Property Account within two (2) Business Days of receipt of all properly identified funds collected and received in connection with the operation or ownership of such Foreclosed Property. On or before the last day of each Collection Period, the Special Servicer shall withdraw the funds in the Foreclosed Property Account, net of certain expenses and/or reserves (the amount of such expenses and/or reserves as determined in the Special Servicer’s reasonable discretion), and deposit them into the Collection Account in accordance with Section 3.4(a). The Special Servicer shall notify the Certificate Administrator in writing of the location and account number of each Foreclosed Property Account and shall notify the Certificate Administrator in writing prior to any subsequent change thereof.

3.7.       Appraisal Reductions. (a) Within 60 days after the occurrence of an Appraisal Reduction Event with respect to a Mortgage Loan, the Special Servicer shall (i) notify the Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and, so long as no Consultation Termination Event has occurred, the Directing Holder, of such occurrence of an Appraisal Reduction Event, (ii) order (which order shall be placed within 30 days of the occurrence of the Appraisal Reduction Event) and use efforts consistent with Accepted Servicing Practices to obtain an Appraisal of the related Property (provided that the Special Servicer will not be required to obtain an Appraisal of the Property with respect to which there exists an Appraisal which was performed less than nine (9) months prior to the Appraisal Reduction Event and the Special Servicer does not have knowledge of any material change in the market or condition or value of such Property since the date of such Appraisal, in which case such Appraisal with respect to such Property shall be used by the Special Servicer), (iii) determine whether there exists any Appraisal Reduction Amount on the basis of the applicable Appraisal, and receipt of information reasonably requested by the Special Servicer from the Servicer necessary to calculate the Appraisal Reduction Amount, and (iv) allocate the Appraisal Reduction Amount to a Trust Loan and the related Companion Loan and give reasonably prompt notice of such Appraisal Reduction Amount, the Trust Appraisal Reduction Amount and the portion of the Appraisal Reduction Amount allocated to the Companion Loan to the Companion Loan Holder (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the master servicer, special servicer and trustee with respect to such Other Securitization Trust), the Trustee, the Certificate Administrator (to the extent not already reported to such parties on the CREFC® Reports provided by the Servicer and posted on the Certificate Administrator’s website) and the Operating Advisor. The cost of obtaining such Appraisals shall be paid by the Servicer as a Property Protection Advance or an Administrative Advance unless it would constitute a Nonrecoverable Advance and in such case, as a Trust Fund Expense. Updates of such Appraisals shall be obtained by the Special Servicer, and paid for by the Servicer as a Property Protection Advance or an Administrative Advance (or paid for by the Trust if the Servicer determines that such Advance would constitute a Nonrecoverable Advance) every nine (9) months for so long as an Appraisal Reduction Event exists, and the Appraisal Reduction Amount shall be adjusted accordingly. If required in accordance with any such adjustment, each Class of Certificates that has been notionally reduced for purposes of determining Voting Rights as a result of the application of the Trust Appraisal Reduction Amount shall have its related Certificate Balance notionally restored by the Certificate Administrator or the Trustee to the extent required by such adjustment of the Trust Appraisal Reduction Amount, and there shall be a redetermination of whether a Control Event has occurred by the Certificate Administrator. Any such Appraisal obtained under this Section shall be delivered by the Special Servicer to the Trustee, the Certificate Administrator and the Operating Advisor, in electronic format and, so long as no Consultation Termination Event has occurred, the Directing Holder in electronic format and the Certificate Administrator shall make such Appraisal available to Privileged Persons pursuant to Section 8.14(b). The Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof, using reasonable efforts to deliver such information within four (4) Business Days of the Special Servicer’s written request (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation) provided, however, that the Special Servicer’s failure to timely make such a request shall not relieve the Servicer of its obligation to provide such information to the Special Servicer in the manner and timing set forth in this sentence. Accordingly, the Special Servicer shall not be obligated to calculate, recalculate, determine or redetermine any Appraisal Reduction Amount until such time as it receives from the Servicer the information reasonably required by the Special Servicer to make such calculation, recalculation, determination or redetermination. The Servicer shall not calculate Appraisal Reduction Amounts.

(b)       While any Trust Appraisal Reduction Amount (or deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e)) exists with respect to the related Mortgage Loan, (i) the amount of any Monthly Payment Advances shall be reduced as provided in Section 3.23(a) and (ii) the existence thereof (other than any deemed Trust Appraisal Reduction Amount calculated pursuant to Section 3.7(e)) will be taken into account for purposes of determining the Voting Rights of certain Classes of Certificates as provided in Section 3.7(c) and (iii) except with respect to any deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e), there shall be a determination of whether a Control Event has occurred.

(c)       The Certificate Balance of each of the Sequential Pay Certificates shall be notionally reduced solely for purposes of determining (x) the Voting Rights of the related Classes to the extent set forth in this Agreement and (y) whether a Control Event has occurred on any Distribution Date to the extent of any Trust Appraisal Reduction Amount allocated to such Class on such Distribution Date. The Trust Appraisal Reduction Amount for any Distribution Date shall be applied to notionally reduce the Certificate Balances of the Sequential Pay Certificates in the following order of priority: first, to the Class HRR Certificates; second to the Class E Certificates; third, to the Class D Certificates, fourth, to the Class C Certificates and fifth, to the Class B Certificates (provided in each case that no Certificate Balance in respect of any such Class may be notionally reduced below zero). Trust Appraisal Reduction Amounts shall not be applied to notionally reduce the Certificate Balance of the Class A Certificates.

(d)       In the event that a portion of one or more Monthly Payment Advances with respect to a Trust Loan is reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest on such Trust Loan shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal of such Trust Loan shall be increased by such amount, and if the amounts of the Net Liquidation Proceeds to be applied to principal of such Trust Loan have been applied to pay the principal of such Trust Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest on such Trust Loan in accordance with Section 1.3.

(e)       If (i) an Appraisal Reduction Event has occurred, (ii) either (A) no Appraisals or updates of the Appraisals have been obtained or conducted with respect to the Property or Foreclosed Property, as the case may be, during the nine-month period prior to the date of such Appraisal Reduction Event or (B) the Special Servicer has knowledge of a material change in the circumstances surrounding the Property or Foreclosed Property, as the case may be, has occurred since the date of the most recent Appraisal that would materially adversely affect the value of the Property or Foreclosed Property, as the case may be, and (iii) no new Appraisal has been obtained or conducted for the Property or Foreclosed Property, as the case may be, within 60 days after the Appraisal Reduction Event, then (x) until each new Appraisal is conducted, the Appraisal Reduction Amount for the Property or Foreclosed Property, as the case may be, shall be deemed to be equal to 25% of the outstanding principal balance of the related Mortgage Loan, and (y) upon receipt or performance of the new Appraisal by the Special Servicer, the Appraisal Reduction Amount for the Property or Foreclosed Property, as the case may be, shall be recalculated in accordance with the definition of Appraisal Reduction Amount. Such deemed Appraisal Reduction Amount shall be allocated to the Notes in the same manner in which the actual Appraisal Reduction Amount is allocated to the Notes. Notwithstanding the foregoing, such deemed Trust Appraisal Reduction Amounts shall not be allocated to any Class of Certificates for purposes of (i) determining whether a Control Event has occurred and is continuing or (ii) allocating Voting Rights; provided, however, this sentence shall not affect in any manner the effect of Trust Appraisal Reduction Amounts based upon anything other than clause (x) of the preceding sentence, including when the related Appraisals are received.

With respect to any Appraisal Reduction Amount calculated for purposes of determining an Appraisal Reduction Event, the appraised value (as determined by an updated Appraisal) of the Property will be determined on an “as-is” basis, based upon the current physical condition, use and zoning of the Property as of the date of the Appraisal.

If the Certificate Balance of the Class HRR Certificates (taking into account the application of any Trust Appraisal Reduction Amounts (other than any deemed Trust Appraisal Reduction Amount pursuant to Section 3.7(e)) to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its Initial Certificate Balance, such Class will be referred to as the “Appraised-Out Class”. The Holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of the Property (such Holders, the “Requesting Holders”). The Special Servicer shall use commercially reasonable efforts to ensure that such Appraisal is delivered within 60 days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared by an Independent Appraiser).

In addition, if subsequent to the Class HRR Certificates becoming an Appraised-Out Class there is a material change with respect to the Property related to the Appraisal Reduction Amounts that caused such Class to become an Appraised-Out Class, the Requesting Holders shall have the right to request, in writing, that the Special Servicer obtain an additional Appraisal, which request shall set forth the Requesting Holder’s belief of what constitutes a material change to the Property (including any related documentation). The costs of obtaining such additional Appraisal shall be paid by the Requesting Holders. Subject to the Special Servicer’s confirmation, determined in accordance with Accepted Servicing Practices, that there has been a change with respect to such Property and such change was material, the Special Servicer shall order another Appraisal from an Independent Appraiser, the identity of which shall be determined by the Special Servicer in accordance with Accepted Servicing Practices (provided that such Independent Appraiser may not be the same Independent Appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal), and shall recalculate such Appraisal Reduction

Amount based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class. Appraisals that are permitted to be requested by any Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices upon the occurrence of such material change or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

Upon receipt of any supplemental Appraisal pursuant to the two preceding paragraphs, the Special Servicer shall recalculate the Appraisal Reduction Amount and the Trust Appraisal Reduction Amount based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and the Appraised-Out Class shall have its Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount and the Trust Appraisal Reduction Amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the Special Servicer’s Appraisal Reduction Amounts determination may not exercise any rights of the related Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class.

3.8.       Investment of Funds in the Collection Account and Any Foreclosed Property Account. (a) The Servicer, with respect to the Collection Account and the Reserve Accounts, and the Special Servicer, with respect to the Foreclosed Property Accounts, may direct any depository institution maintaining the Collection Account, the Foreclosed Property Account and any Reserve Account (to the extent interest is not payable to the Borrower under applicable law or the Mortgage Loan Documents), respectively (each, for purposes of this Section 3.8, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or Special Servicer, as applicable, to invest funds on deposit in an Investment Account shall be in writing and shall certify that the requested investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction, which shall be in the control of the Servicer (or the Special Servicer, with respect to the Foreclosed Property Accounts) as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer or Special Servicer, as applicable), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer or Special Servicer or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer and Special Servicer, as applicable, shall:

(i)        consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii)       demand payment of all amounts due thereunder promptly upon determination by the Servicer or Special Servicer, as applicable, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)       All net income and gain realized from investment of funds deposited in the Collection Account and the Reserve Accounts (to the extent not payable to the Borrower under applicable law or the Mortgage Loan Documents) shall be for the benefit of the Servicer in accordance with the terms and priorities of this Agreement. All net income and gain realized from investment of funds deposited in the Foreclosed Property Account shall be for the benefit of the Special Servicer. Any net losses on funds in the Collection Account, the Reserve Accounts (except, in the case of any such loss with respect to a Reserve Account, to the extent any such losses are incurred on amounts invested for the benefit of the Borrower under the terms of the Mortgage Loan Documents) or the Foreclosed Property Account shall be reimbursed by the Servicer or the Special Servicer, as applicable, from its own funds promptly, but in any event on or prior to the Remittance Date following the realization of such loss. Notwithstanding the above, neither the Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss (i) was incurred solely as a result of the bankruptcy or insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of “Eligible Institution” included in Section 1.1 at the time such investment was made, (ii) such loss was incurred within thirty (30) days of the date of such insolvency, (iii) such loss is not the result of fraud, negligence or the willful misconduct of the Servicer or the Special Servicer, as applicable and (iv) and such institution was not an Affiliate of the Servicer, Special Servicer, the Certificate Administrator, the Operating Advisor or Trustee, as applicable.

(c)       Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Servicer takes any such action, the Trust Fund shall pay or reimburse the Servicer, pursuant to Section 3.4(c), for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Servicer in connection therewith.

(d)       For the avoidance of doubt, the Collection Account, the Foreclosed Property Account, the Interest Reserve Account and the Lower-Tier Distribution Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC, and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

3.9.       Payment of Taxes, Assessments, etc. The Servicer (other than with respect to the Foreclosed Property) and the Special Servicer (with respect to the Foreclosed Property) shall maintain, accurate records with respect to the Property (or such Foreclosed Property, as the case may be) reflecting the status of taxes, assessments, charges and other similar items that are or may become a lien on the Property (or such Foreclosed Property, as the case may be) and the status of insurance premiums payable in respect of insurance policies required to be maintained pursuant to Section 3.11 hereof. The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums). The Servicer shall pay real estate taxes, insurance premiums and other similar items from funds in the applicable Reserve Account in accordance with the Mortgage Loan Agreement at such time as may be required by the Mortgage Loan Documents. If the Borrower do not make the necessary payments and/or a Mortgage Loan Event of Default has occurred and amounts in the applicable Reserve Account are insufficient to make such payments, the Servicer shall make a Property Protection Advance, subject to the determination of non-recoverability provided in Section 3.23, from its own funds for amounts payable with respect to all such items related to the Property when and as the same shall become due and payable. The Servicer shall ensure that the amount of funds in the applicable Reserve Account is increased when and if applicable taxes, assessments, charges and other similar items, ground rents or insurance premiums are increased, in accordance with the terms of the Mortgage Loan Agreement.

3.10.       Appointment of Special Servicer. (a) [SPECIAL SERVICER] is hereby appointed as the initial Special Servicer to service each Mortgage Loan while a Special Servicing Loan Event has occurred and is continuing and perform the other obligations of the Special Servicer hereunder.

(b)       If there is a Special Servicer Termination Event with respect to any Special Servicer, such Special Servicer may be removed and replaced pursuant to Sections 7.1 and 7.2. The Trustee shall, promptly after receiving notice of any such Special Servicer Termination Event notify the Servicer, the Companion Loan Holders, the Certificate Administrator (which shall post such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (which shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)). The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the initial Special Servicer specified above shall not be liable for any actions or any inaction of such successor Special Servicer. No termination fee shall be payable to the terminated Special Servicer. No termination of the Special Servicer and appointment of a successor Special Servicer shall be effective until the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder in writing, and a Rating Agency Confirmation with respect to such appointment has been delivered to the Trustee and the Certificate Administrator and their respective counterparts with respect to each Other Securitization Trust. Any successor Special Servicer shall be deemed to make the representations and warranties provided for in Section 2.5 mutatis mutandis as of the date of its succession. The terminated Special Servicer shall retain all rights accruing to it under this Agreement, including the right to receive fees accrued prior to its termination and other amounts payable to it (including indemnification payments).

(c)       Upon determining that a Special Servicing Loan Event has occurred and is continuing with respect to the Mortgage Loan, the Servicer shall promptly give notice thereof to each other party hereto and the Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto (and concurrently provide a copy of such Mortgage File, exclusive of all Privileged Communications, to the Operating Advisor). The Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the date that a Special Servicing Loan Event has occurred. The Servicer in any event shall continue to act as Servicer and administrator of the Mortgage Loan until the Special Servicer has commenced the servicing of the Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. The Special Servicer shall instruct the Borrower to continue to remit all payments in respect of the Mortgage Loan to the Servicer. The Servicer shall forward any notices it would otherwise send to the Borrower under the Mortgage Loan to the Special Servicer who shall send such notice to the Borrower while a Special Servicing Loan Event has occurred and is continuing.

(d)       Upon determining that a Special Servicing Loan Event is no longer continuing with respect to the Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Companion Loan Holders and each other party hereto, and upon giving such notice such Special Servicing Loan Event shall cease, the Special Servicer’s obligation to service the Mortgage Loan shall terminate and the obligations of the Servicer to service and administer the Mortgage Loan shall resume and the Special Servicer shall return all of the information and materials furnished to the Special Servicer pursuant to Section 3.10(c) to the Servicer.

(e)       In making a Major Decision or in servicing a Mortgage Loan during the continuance of a Special Servicing Loan Event, the Special Servicer shall provide to the Custodian originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including written correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer; provided that, such materials shall not include any Privileged Information.

(f)       During any period in which a Special Servicing Loan Event is continuing, not later than 4:00 p.m. (New York Time) on each Determination Date, the Special Servicer shall deliver to the Servicer, to the extent not included in the CREFC® Special Servicer Loan File, a written statement describing (i) the amount of all payments on account of interest received on the Mortgage Loan, the amount of all payments on account of principal received on the Mortgage Loan, the amount of Insurance Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any Foreclosure Proceeds received with respect to the Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to, the Foreclosed Property, in each case in accordance with Section 12.2 and (ii) such additional information relating to the Mortgage Loan as the Servicer or Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(g)       [Reserved.]

(h)       Notwithstanding the provisions of the preceding subsection (c), the Servicer shall maintain ongoing payment records with respect to the Mortgage Loan and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement.

(i)        Within sixty (60) days after a Special Servicing Loan Event occurs (the “Initial Delivery Date”), the Special Servicer shall prepare a report (the “Asset Status Report”) for the Mortgage Loan and the Property and shall amend, update or create a new Asset Status Report to the extent that during the course of the resolution of the Mortgage Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Mortgage Loan might be returned to performing status or otherwise liquidated in accordance with Accepted Servicing Practices (each such report a “Subsequent Asset Status Report”). The Special Servicer shall deliver each Final Asset Status Report in electronic form to: (i) the Servicer, (ii) the Directing Holder (but only so long as no Consultation Termination Event has occurred), (iii) the Operating Advisor (but only after the occurrence and during the continuance of an Operating Advisor Consultation Event), (iv) the 17g-5 Information Provider in accordance with Section 8.14(b) (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) and (v) the Companion Loan Holders. Such Asset Status Report shall set forth the following information (other than Privileged Information) to the extent reasonably determinable:

(i)        summary of the status of the Mortgage Loan and any negotiations with the Borrower;

(ii)       a discussion of the legal and environmental considerations reasonably known at such time to the Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Mortgage Loan and whether outside legal counsel has been retained;

(iii)      the most current rent roll and income or operating statement available for the Property;

(iv)      the Special Servicer’s recommendations on how the Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

(v)       the appraised value of the Property together with the appraisal or the assumptions used in the calculation thereof;

(vi)      the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Mortgage Loan Events of Default;

(vii)     a description of any proposed amendment, modification or waiver of a material term of any ground lease;

(viii)    a description of any proposed actions;

(ix)       the alternative courses of action considered by the Special Servicer in connection with the proposed actions;

(x)       the decision that the Special Servicer intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a net present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions;

(xi)      a summary of the status of any action that was described in the most recent prior Asset Status Report and subsequently effected by the Special Servicer; and

(xii)     such other information as the Special Servicer deems relevant in light of the proposed action and Accepted Servicing Practices.

(j)        The Special Servicer shall (x) deliver to the 17g-5 Information Provider (which shall post to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) the Final Asset Status Report, (y) deliver to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of the Final Asset Status Report in an electronic format, which format is reasonably acceptable to the Certificate Administrator (which will be a brief summary of the current status of the Property and current strategy with respect to the resolution and workout of the Mortgage Loan), and the Certificate Administrator shall post such summary (but not the Final Asset Status Report itself) on the Certificate Administrator’s Website pursuant to Section 8.14(b) and (z) implement the Final Asset Status Report in the form delivered to the 17g-5 Information Provider. Subject to the consent and consultation rights of the Directing Holder described in this Section 3.10(i), the Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered. Upon such modification, the Special Servicer shall prepare an updated summary and deliver the updated summary to the Certificate Administrator and deliver the modified Asset Status Report to the 17g-5 Information Provider. The 17g-5 Information Provider shall post such modified Asset Status Report on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website. In no event, however, will the Special Servicer be required to deliver a summary of any interim or draft Asset Status Report.

(k)       Subject to the last paragraph of Section 9.3(a), prior to the occurrence and continuance of a Control Event, if within ten (10) Business Days of receiving an Asset Status Report, the Directing Holder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report. In addition, so long as no Control Event has occurred or is continuing, if the Directing Holder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the determination described below, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Holder, the Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 8.15(b)). Prior to the occurrence and continuance of a Control Event, the Special Servicer shall continue to revise such Asset Status Report as described above in this Section 3.10(i) until the Directing Holder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report, until the Directing Holder’s approval is no longer required or until the Special Servicer makes the determination described below. Notwithstanding the foregoing, the Special Servicer (A) may, following the occurrence of an extraordinary event with respect to the Property or the Mortgage Loan or, if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period and (B) shall implement the action recommended in the Asset Status Report, in each case if it makes a determination in accordance with Accepted Servicing Practices that such affirmative disapproval is not in the best interest of all the Certificateholders; provided, however, that, if the Directing Holder does not approve or is not deemed to have approved an Asset Status Report within ninety (90) days from the first submission of an Asset Status Report, then the Special Servicer and the Directing Holder shall use reasonable efforts to negotiate a mutually agreeable Asset Status Report during the next thirty (30) days, and if they are unable to reach an agreement within such 30-day period, the Special Servicer shall take the action recommended in its most recently submitted Asset Status Report; provided, further, that such Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Holder may have pursuant to Section 9.3.

(l)       Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor’s review of a Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the Special Servicer’s compliance with the Accepted Servicing Practices, and the Operating Advisor shall not provide comments to the Special Servicer in respect of such Final Asset Status Report. After the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall consult with and provide comments to the Special Servicer in respect of each Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event is continuing, the Directing Holder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The Special Servicer shall revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred, the Directing Holder), to the extent the Special Servicer determines that the Operating Advisor’s and/or the Directing Holder’s input and/or recommendations are consistent with Accepted Servicing Practices and in the best interest of the Certificateholders as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Holder, the Special Servicer shall deliver to the Operating Advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the Special Servicer has decided not to revise such Asset Status Report, as applicable.

(m)       In connection with the approval or consultation rights of the Directing Holder and the consultation rights of the Operating Advisor with respect to any Asset Status Report, if the Special Servicer determines that any action recommended in an Asset Status Report is necessary to protect the Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the 10 Business Day period if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of the 10 Business Day period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Directing Holder or the Operating Advisor, as applicable.

(n)       After the occurrence and during the continuance of a Control Event, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.10. After the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor, shall consult with the Special Servicer (telephonically or electronically) and may propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of the Operating Advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Holder. The consultation process with the Operating Advisor and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “ASR Consultation Process”. The consent or consultation process with the Directing Holder and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “Directing Holder Asset Status Report Approval Process”.

Notwithstanding anything herein to the contrary: (i) the Servicer or Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent, approval or direction from any Directing Holder prior to or after acting or making any determination (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Holder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Holder, as contemplated by Section 9.3, or pursuant to any other provision of this Agreement, as contemplated by this Agreement or the Co-Lender Agreements, may (and the Special Servicer may ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Servicer or Special Servicer to violate applicable law, the terms of the Mortgage Loan Documents, the Co-Lender Agreements or this Agreement, including the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, (B) result in an Adverse REMIC Event, (C) expose the Trust, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Servicer’s or Special Servicer’s responsibilities under this Agreement.

(o)       The Servicer and the Special Servicer shall comply with applicable law, the Accepted Servicing Practices, this Agreement, the Co-Lender Agreements and the Mortgage Loan Documents.

(p)       During the continuance of a Special Servicing Loan Event, the Special Servicer shall have the authority to meet with the Borrower and, subject to the rights of the Directing Holder (so long as no Consultation Termination Event is continuing) and take any actions consistent with Section 3.24, Accepted Servicing Practices and the most recent Final Asset Status Report.

(q)       Upon request of any Certificateholder (or any Beneficial Owner, if applicable), which shall have provided the Certificate Administrator with an Investor Certification in the form of Exhibit K-1, the Certificate Administrator shall mail, without charge, to the address specified in such request a copy of the most current Final Asset Status Report that it has received from the Special Servicer.

(r)        In addition, during the continuance of a Special Servicing Loan Event, not later than 4:00 p.m. (New York time) on each Determination Date the Special Servicer shall prepare and deliver to the Servicer the CREFC® Special Servicer Loan File with respect to the Mortgage Loan.

(s)       The Special Servicer shall be required to deliver to the Servicer such reports and other information as the Servicer needs in its reasonable discretion to perform its obligations under this Agreement. In no event, however, shall the Special Servicer be required to deliver a summary of any interim or draft Asset Status Report.

3.11.       Maintenance of Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall use efforts consistent with Accepted Servicing Practices to cause to be maintained by the Borrower (or if the Borrower fail to maintain such insurance in accordance with the Mortgage Loan Documents, the Servicer shall cause to be maintained to the extent such insurance is available at commercially reasonable rates, and to the extent the Trustee, as mortgagee, has an insurable interest) insurance with respect to the Property of the types and in the amounts required to be maintained by the Borrower under the Mortgage Loan Documents and to monitor the Borrower’ compliance with such insurance requirements. The cost of any such insurance maintained by the Servicer shall be advanced by the Servicer, as a Property Protection Advance unless it would be a Nonrecoverable Advance. Neither the Servicer nor the Special Servicer shall be required to maintain, and shall not cause the Borrower to be in default with respect to the failure of the Borrower to obtain, all-risk casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if the Special Servicer has (and, prior to the occurrence and continuance of a Control Event, with the consent of the Directing Holder) determined, on an annual basis, that such failure is an Acceptable Insurance Default. Neither the Servicer nor the Special Servicer shall be required to obtain terrorism insurance pursuant to this Agreement to the extent the Borrower would not be obligated to maintain terrorism insurance under the Mortgage Loan Documents as in effect on the date thereof.

(b)       The Special Servicer, consistent with Accepted Servicing Practices and the Mortgage Loan Documents, shall cause to be maintained such insurance (including environmental insurance) with respect to the Foreclosed Property as the Borrower is required to maintain with respect to the Property referred to in subsection (a) of this Section or, at the Special Servicer’s election, coverage satisfying insurance requirements consistent with Accepted Servicing Practices. The cost of any such insurance with respect to the Foreclosed Property shall be payable out of amounts on deposit in the Foreclosed Property Account or shall be advanced by the Servicer as a Property Protection Advance unless such Advance would be a Nonrecoverable Advance. Any such insurance (other than terrorism insurance, which shall be maintained to the extent required under subsection (a)) that is required to be maintained with respect to Foreclosed Property shall only be so required to the extent such insurance is available at commercially reasonable rates and the Trust has an insurable interest in the Foreclosed Property. If the Special Servicer requests the Servicer to make a Property Protection Advance in respect of the premiums due in respect of such insurance, the Servicer shall, as soon as practicable after receipt of such request, make such Property Protection Advance unless such Advance would be a Nonrecoverable Advance, and if the Servicer does not make such Advance, the Trustee (within 5 Business Days of its receipt of notice of the Servicer’s failure to make such Advance) shall make an Advance of the premiums to maintain such insurance; provided that, in each such case, such obligations shall be subject to the provisions of this Agreement concerning Nonrecoverable Advances, the Trustee as mortgagee having an insurable interest and the availability of such insurance at commercially reasonable rates.

(c)       The Servicer or the Special Servicer, as applicable, may satisfy its obligations to cause insurance policies to be maintained by maintaining a master force placed or blanket insurance policy insuring against losses on the related Property or Foreclosed Property, as the case may be for which coverage is otherwise required to be maintained as set forth in the preceding subsections of this Section 3.11. The incremental cost of such insurance allocable to any Property or Foreclosed Property, if not borne by the applicable Borrower, shall be paid by the Servicer as a Property Protection Advance unless it would be a Nonrecoverable Advance. If such master force placed or blanket insurance policy contains a deductible clause, the Servicer or the Special Servicer, as applicable, shall be obligated to deposit in the Collection Account out of its own funds all sums that would have been deposited therein but for such clause to the extent any such deductible exceeds the deductible limitation that pertained to the related Trust Loan, or in the absence of any such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

(d)       Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy with an insurance company with a claims-paying ability rating at least equal to (a) “A3” by Moody’s, (b) “A-” by Fitch, (c) “A-” by S&P, (d) “A-:VIII” by A.M. Best Company, (e) “A-” or its equivalent by KBRA or (f) “A (low)” by DBRS (or such other rating as to which a Rating Agency Confirmation has been obtained) covering the directors, officers and employees of the Servicer or the Special Servicer, as applicable, in connection with its activities under this Agreement. Each such insurance policy shall protect the Servicer or the Special Servicer, as applicable, against losses resulting directly from forgery, theft, embezzlement, fraud, errors and omissions of such covered persons. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate thereof and providing the coverage required by this Section 3.11(d) shall satisfy the requirements of this Section 3.11(d). The amount of coverage shall at least be equal to the coverage that is required by the applicable governmental authorities having regulatory power over the Servicer and Special Servicer. The amount of coverage shall be in such form and amount as are consistent with Accepted Servicing Practices. In the event that any such bond or policy ceases to be in effect, the Servicer or the Special Servicer, as applicable, shall obtain a comparable replacement bond or policy. Each shall use reasonable effort to cause each and every sub-servicer, if any, to maintain a blanket fidelity bond and an errors and omissions insurance policy meeting the requirements as described above. In lieu of the foregoing, but subject to this Section 3.11, the Servicer and Special Servicer shall be entitled to self-insure with respect to such risks so long as the long term debt obligations of the Servicer or Special Servicer, as applicable (or its immediate or remote parent) is rated at least “A3” by Moody’s or “A (low)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs) (or such other rating as to which a Rating Agency Confirmation has been obtained).

(e)       No provision of this Section requiring such fidelity bond and errors and omissions insurance shall diminish or relieve the Servicer or the Special Servicer from its duties and obligations as set forth in this Agreement. The Trustee shall be entitled to request, upon receipt of a written request from any Certificateholder, and the Servicer and the Special Servicer shall each deliver or cause to be delivered to the Trustee, a certificate of insurance from the surety and insurer certifying that such insurance is in full force and effect. The Trustee will make any such certificate of insurance available to the requesting Certificateholder on a confidential basis.

(f)        The Operating Advisor shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with an insurance company with a claims-paying ability rating at least equal to (a) “A3” by Moody’s, (b) “A(low)” by DBRS Morningstar or (c) “A-:X” by A.M. Best, (or such other rating as to which a Rating Agency Confirmation has been obtained) covering the directors, officers and employees of the Operating Advisor in connection with its activities under this Agreement.

3.12.       Procedures with Respect to Defaulted Mortgage Loan; Realization upon the Property. (a) Following, and during the continuance of, a Special Servicing Loan Event, the Special Servicer on behalf of the Trustee (with notification to and consent of the Directing Holder prior to the occurrence and continuance of a Control Event and upon consultation with the Directing Holder after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event has occurred, and upon consultation with the Operating Advisor after the occurrence and during the continuance of the Operating Advisor Consultation Event), for the benefit of the Certificateholders and the Companion Loan Holders, subject to the terms of the Mortgage Loan Documents, and the related Co-Lender Agreement, shall promptly pursue the remedies set forth therein or such resolution as is otherwise available to the Special Servicer, each in accordance with Accepted Servicing Practices, including foreclosure or otherwise realization on the Property and the other collateral for the Mortgage Loan. In connection with any foreclosure, enforcement of the applicable Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(b)       Any proposed acceleration of the Mortgage Loan and/or foreclosure on the Property shall be taken unless the Special Servicer waives such Mortgage Loan Event of Default (or modifies or amends the Mortgage Loan to cure the Mortgage Loan Event of Default), which the Special Servicer may do if such modification, waiver or amendment is consistent with Accepted Servicing Practices and does not cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the REMIC Provisions or subject either such Trust REMIC to any tax (other than a tax on “net income from foreclosure property” under Code Section 860G(c)).

(c)       In connection with such foreclosure as described in Section 3.12(a) or other realization on the Property, the Special Servicer shall follow Accepted Servicing Practices; provided, however, that the Special Servicer shall not be permitted to direct the Servicer, and neither the Special Servicer nor the Servicer shall be required, to expend its own funds to restore any Property damaged by an Uninsured Cause unless the Servicer or the Special Servicer, as applicable, permitted the related insurance policy to lapse in violation of its respective obligations hereunder. If the Servicer does expend its own funds to restore any Property damaged by an Uninsured Cause (which insurance policy did not lapse in violation of the Servicer’s obligations), such expense shall be a Property Protection Advance. In connection with any foreclosure, enforcement of the Mortgage Loan Documents or other realization on the Collateral, the Special Servicer shall direct the Servicer to, and the Servicer shall, pay the costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)       In connection with any foreclosure or other acquisition, the Special Servicer shall request the Servicer to pay, and the Servicer shall pay, the out of pocket costs and expenses in any such proceedings as a Property Protection Advance unless the Servicer determines, in its sole discretion exercised in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Rate) made pursuant to the preceding sentence in accordance with Section 3.23. Subject to Section 9.3(a), for so long as a Control Event is not continuing, while negotiating a workout with the Borrower, the Special Servicer shall pursue any such foreclosure action to but not including actual foreclosure until such negotiations, in the judgment of the Special Servicer and in accordance with Accepted Servicing Practices and subject to Section 9.3(a), are not reasonably likely to produce a greater recovery on a net present value basis than foreclosure.

(e)       Notwithstanding the foregoing, the Special Servicer may not foreclose on any Property on behalf of the Trust and the Companion Loan Holders and thereby cause the Trust to be the beneficial owner of the Property, or take any other action with respect to such Property that would cause the Trustee, on behalf of the Trust Fund and the Companion Loan Holders, to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of the applicable Property within the meaning of CERCLA or any comparable law, subject to the rights of the Directing Holder to consent to and/or consult in respect of such action, as applicable, unless the Special Servicer has previously determined, based on a report prepared as a Trust Fund Expense by an independent person who regularly conducts site assessments for purchasers of comparable properties (a copy of such report to be provided to the Certificate Administrator, the Companion Loan Holders and the Trustee by the Special Servicer), that (i) the applicable Property is in compliance with applicable environmental laws or that taking the remedial actions necessary to comply with such laws is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions and (ii) there are no circumstances known to the Special Servicer relating to the use of hazardous substances or petroleum-based materials which require investigation or remediation, or that if such circumstances exist taking such remedial actions is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions. The Special Servicer shall deliver a copy of any such report to the 17g-5 Information Provider in electronic format and the 17g-5 Information Provider shall make such report available to the Rating Agencies and NRSROs pursuant to Section 8.14(b). The Certificate Administrator shall post a copy of such report on the Certificate Administrator’s Website promptly upon receipt.

If the Special Servicer has so determined based on satisfaction of the criteria in this Section 3.12(e) that it would be in the best economic interest (as determined in accordance with Accepted Servicing Practices) of the Trust Fund and the Companion Loan Holders as a collective whole (taking into account the subordination of the C Note and the B Note to the A Notes) to institute a foreclosure or take any other actions described in the immediately preceding paragraph, subject to the rights of (i) the Directing Holder to consent to, and (ii) the Directing Holder and the Operating Advisor to consult in respect of such action, as applicable, pursuant to the terms hereof the Special Servicer shall take such proposed action. The Special Servicer shall not foreclose upon or otherwise cause the Trust to acquire ownership of any Collateral other than the Property unless it receives an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that such acquisition will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC (other than a tax on “net income from foreclosure property” under Code Section 860G(c)) under the REMIC Provisions or cause the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding.

The Special Servicer shall direct the Servicer to, and the Servicer shall, advance the cost of any such compliance, containment, clean up or remediation as a Property Protection Advance unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(f)        The environmental site assessments contemplated by Section 3.12(e) shall be prepared by any Independent Person who regularly conducts environmental site assessments for purchasers of comparable properties, as determined by the Servicer in a manner consistent with Accepted Servicing Practices. The cost of each such environmental site assessment shall qualify as a Property Protection Advance and shall be advanced by the Servicer unless the Servicer determines that such Advance would constitute a Nonrecoverable Advance.

(g)       Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire and hold for the benefit of the Trust Fund any personal property (including any non-real property Collateral) pursuant to this Section 3.12 unless:

(i)        such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)       the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Servicer as a Property Protection Advance unless the Servicer determines that such Property Protection Advance would constitute a Nonrecoverable Advance) to the effect that the holding of such personal property by the Trust Fund will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding (and such Opinion of Counsel may be premised on the designation hereby of any such personal property as being deemed part of an “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) with the owner of such personal property for federal income tax purposes to be designated at such time).

(h)       Notwithstanding any acquisition of title to a Property following a Mortgage Loan Event of Default under the related Mortgage Loan and cancellation of such Mortgage Loan, the related Trust Loan and each related Companion Loan shall be deemed to remain outstanding and, in the case of such Trust Loan, held in the Trust, and in the case of such Companion Loan, held by the Companion Loan Holders, for purposes of the application of collections and shall be reduced only by collections net of expenses. For purposes of all calculations hereunder, so long as a Trust Loan and each Companion Loan shall be deemed to remain outstanding in accordance with the preceding sentence, (i) it shall be assumed that the unpaid principal balance of such Trust Loan and each such Companion Loan immediately after any discharge is equal to the unpaid principal balance of such Trust Loan and each such Companion Loan immediately prior to such discharge and (ii) Foreclosure Proceeds shall be applied as provided in Section 1.3(b) and the related Co-Lender Agreement.

3.13.       Certificate Administrator and Trustee to Cooperate; Release of Items in Mortgage File. From time to time and as appropriate for the servicing of the Mortgage Loan or foreclosure of or realization on the Property, the Certificate Administrator shall, upon request of the Servicer or the Special Servicer and delivery to the Certificate Administrator of a request for release in the form of Exhibit B hereto, release or cause to be released any items from the Mortgage File to the Servicer or the Special Servicer, as the case may be, within the lesser of (i) seven (7) calendar days and (ii) five (5) Business Days of its receipt of the related request for release and the Trustee shall execute such documents furnished to it as shall be necessary to the prosecution of any such proceedings. Such request for release shall obligate the Servicer or the Special Servicer to (and the Servicer or Special Servicer, as applicable, shall) return such items to the Certificate Administrator when the need therefor by the Servicer or the Special Servicer no longer exists. The foregoing duties of the Certificate Administrator shall be performed by the Custodian.

3.14.       Title and Management of the Foreclosed Property. (a) In the event that title to any Property is acquired for the benefit of the Certificateholders and the Companion Loan Holders in foreclosure or by deed-in-lieu of foreclosure or otherwise, the deed, certificate of sale or other comparable document shall be taken in the name of the Trustee, as trustee for the Certificateholders, or its nominee (which shall not include the Special Servicer), on behalf of the Trust Fund and the Companion Loan Holders or as otherwise contemplated pursuant to Section 8.10. Title may be taken in the name of a limited liability company wholly owned by the Trust and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). Promptly after such acquisition of title, the Special Servicer shall consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the Property, the expense of such consultation being treated as a reimbursable expense of the Special Servicer related to the foreclosure. The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall dispose of the Foreclosed Property held by the Trust Fund as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in any event within the time period, and subject to the conditions, set forth in Sections 3.15 and 12.2. Subject to Sections 12.2 and 3.14(d), the Special Servicer shall hire on behalf of the Trust Fund and the Companion Loan Holders a Successor Manager to manage, conserve, protect and operate such Foreclosed Property for the Certificateholders and the Companion Loan Holders solely for the purpose of its prompt disposition and sale. In connection with such management and subject to Section 3.4(c)(vii), the Successor Manager shall be entitled to the REO Management Fee solely from the Foreclosed Property Account or the Collection Account pursuant to Section 3.4(c)(vii).

(b)       The Special Servicer shall segregate and hold all funds collected and received in connection with the operation of the Foreclosed Property separate and apart from its own funds and general assets and shall establish and maintain with respect to the Foreclosed Property a Foreclosed Property Account pursuant to Section 3.6.

(c)       The Special Servicer shall have full power and authority, subject to Accepted Servicing Practices and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with Foreclosed Property for the benefit of the Trust Fund and the Companion Loan Holders as a collective whole (taking into account the subordination of the C Note and the B Note to the A Notes) on such terms as are appropriate and necessary for the efficient liquidation of such Foreclosed Property, so long as the Special Servicer deems such actions to be consistent with Accepted Servicing Practices.

The Special Servicer shall deposit or cause to be deposited on a daily basis in the related Foreclosed Property Account all properly identified revenues received with respect to Foreclosed Property, and the Special Servicer shall cause to be withdrawn therefrom funds necessary for the proper operation, management and maintenance of such Foreclosed Property and for other expenses related to the preservation and protection of such Foreclosed Property, including, but not limited to:

(i)        all insurance premiums due and payable in respect of such Foreclosed Property;

(ii)       all taxes, assessments, charges or other similar items in respect of such Foreclosed Property that could result or have resulted in the imposition of a lien thereon; and

(iii)      all costs and expenses necessary to preserve such Foreclosed Property, including the payment of ground rent, if any.

To the extent that amounts on deposit in the Foreclosed Property Account are insufficient for the purposes set forth in clauses (i) through (iii) above (and all similar amounts or expenses), the Special Servicer shall direct the Servicer to, and the Servicer shall, make a Property Protection Advance unless the Servicer determines, in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance.

(d)       The Special Servicer, in the name of the Trust Fund, shall (subject to Section 3.14(a)) contract with any Successor Manager for the operation and management of the Foreclosed Property; provided that no such contract shall impose individual liability on the Trustee or the Trust; provided, further, that:

(i)        the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)       any such contract shall require, or shall be administered to require, that the Successor Manager (A) request that the Special Servicer pay from the Foreclosed Property Account all costs and expenses incurred in connection with the operation and management of the Foreclosed Property, and (B) remit all related revenues (net of such costs and expenses) to the Special Servicer, as soon as practicable but in no event later than the Business Day immediately following receipt, for deposit into the Foreclosed Property Account;

(iii)      none of the provisions of this Section 3.14 relating to any such contract or to actions taken through any such Successor Manager shall be deemed to relieve the Special Servicer of any of its ordinary and regularly recurring duties and obligations to the Trust Fund on behalf of the Certificateholders and the Companion Loan Holders with respect to the operation and management of the Foreclosed Property; and

(iv)      the Successor Manager shall be permitted to perform construction (including renovations) on the Foreclosed Property only if the construction was more than 10% complete at the time default on the Mortgage Loan became imminent.

The Special Servicer shall be entitled, and to the extent required by the REMIC Provisions, shall be required, to enter into an agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All REO Management Fees shall be Trust Fund Expenses payable from the Foreclosed Property Account or subject to reimbursement pursuant to Section 3.4(c)(vi). The Special Servicer agrees to monitor the performance of the Successor Manager and to enforce the obligations of the Successor Manager on behalf of the Trust Fund and the Companion Loan Holders. Expenses incurred by the Special Servicer in connection herewith shall qualify as Property Protection Advances.

(e)       On or before the last day of each Collection Period, the Special Servicer shall withdraw from the Foreclosed Property Account and deposit into the Collection Account the proceeds and collections received or collected since the preceding Remittance Date through the Business Day prior to the Remittance Date on or with respect to the Foreclosed Property (including any funds no longer needed in any reserves established as provided below), net of expenses paid therefrom and amounts reasonably expected to be needed to fund any reserves deemed necessary for the operation, preservation and protection of such Foreclosed Property in the event that the Foreclosed Property is a real property, including without limitation, the creation of reasonable reserves for working capital, repairs, replacements and necessary capital improvements and other related expenses.

3.15.       Sale of the Foreclosed Property. (a) The Special Servicer, on behalf of the Trust Fund and the Companion Loan Holders, shall sell the Foreclosed Property as expeditiously as appropriate in accordance with Accepted Servicing Practices, but in no event later than the time period set forth in Section 12.2 in a manner provided under this Section 3.15.

(b)       If the Special Servicer or an Affiliate acquires the Foreclosed Property in the name of and on behalf of the Trust Fund and the Companion Loan Holders, the Special Servicer shall be empowered, subject to the Code and to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with the management and operation of such Foreclosed Property in accordance with Accepted Servicing Practices, all on such terms and for such period as the Special Servicer deems to be in the best interest of the

Certificateholders and the Companion Loan Holders as a collective whole, as if they constituted a single lender (taking into account the subordination of the C Note and the B Note to the A Notes) and consistent with the REMIC Provisions.

(c)       Subject to the consent and consultation rights of the Directing Holder, as applicable, the Special Servicer shall accept the highest cash offer for the Foreclosed Property received from any person. In no event may such offer be less the Mortgage Loan Purchase Price for such Foreclosed Property. In the absence of any offer and purchase of the Foreclosed Property at least equal to the Mortgage Loan Purchase Price for such Foreclosed Property, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Foreclosed Property. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for the Foreclosed Property, the Special Servicer is required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine months), among other factors, the period and amount of the occupancy level and physical condition of the Foreclosed Property and the state of the local economy. If the highest offeror is an Interested Person or any Certificateholder, then the Trustee shall determine the fairness of the highest offer based upon such Appraisal or, if no Appraisal has been obtained within the last nine (9) months, based on an Appraisal obtained at the expense of the Trust; provided that if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may designate an Independent Appraiser expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuation of or investment in comparable properties, which such expert shall be selected with reasonable care by the Trustee for the sole purpose of determining whether any such cash offer constitutes a fair price for the Foreclosed Property; provided, further, that if the Trustee so designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. Any such determination of a fair price of the Foreclosed Property by the Trustee shall be binding upon all parties. The reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee in making such determination shall be reimbursable to it first, by the Servicer as an Advance, subject to the Servicer’s determination that such amounts are not Nonrecoverable Advances, and then, as a Trust Fund Expense. Notwithstanding the foregoing, and subject to the rights of the Directing Holder and the Operating Advisor, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole as if they constituted a single lender (taking into account the subordination of the C Note and the B Note to the A Notes)), and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders (as a collective whole)). For avoidance of doubt, the Directing Holder may submit bids on the Foreclosed Property in the same manner and at the same time and place as any other bidder. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase the Foreclosed Property.

(d)       Subject to the provisions of Sections 3.14 and 12.2, the Special Servicer shall act on behalf of the Trust Fund and the Companion Loan Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of the Foreclosed Property, including the collection of all amounts payable in connection therewith. Any sale of the Foreclosed Property shall be without recourse to the Trustee, the Depositor, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor, the Trust or the Certificateholders and the Companion Loan Holders (except that any contract of sale and assignment and conveyance documents may contain customary warranties, so long as the only recourse for breach thereof is to the Trust) and if consummated in accordance with the terms of this Agreement, none of the Trustee, the Depositor, the Certificate Administrator, the Special Servicer or the Certificate Administrator shall have any liability to any Certificateholder with respect to the purchase price thereof accepted by the Special Servicer or the Trustee.

(e)       The proceeds of any sale effected pursuant to this Section 3.15, after deduction of the expenses incurred in connection therewith, shall be deposited in the Collection Account in accordance with Section 3.4(a).

(f)        Within 30 days of the sale of the Foreclosed Property, if not previously included in a CREFC® Report provided by the Servicer or the Special Servicer, the Special Servicer shall provide to the Servicer, the Trustee, the Companion Loan Holders and the Certificate Administrator a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date the Foreclosed Property was acquired in foreclosure or by deed-in-lieu of foreclosure or otherwise, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest with respect to the outstanding balance of the Mortgage Loan immediately prior to the acquisition of the Foreclosed Property, calculated from the date of acquisition to the disposition date, and (v) such other information as the Trustee, the Companion Loan Holders or Certificate Administrator may reasonably request.

(g)       If a Mortgage Loan is a Specially Serviced Mortgage Loan or a Property is a Foreclosed Property, the Servicer shall prepare and file on a timely basis the reports of foreclosures and abandonments of the related Property required by Section 6050J of the Code and the reports of discharges of indebtedness income in respect of such Trust Loan and each related Companion Loan required by Section 6050P of the Code.

(h)       The Special Servicer shall deliver to the Servicer such reports and other information as the Servicer needs in its reasonable discretion to perform its obligations under this Agreement.

3.16.       Sale of the Mortgage Loan. (a)       (i) Within sixty (60) days after the occurrence of a Special Servicing Loan Event and notice of the occurrence is received by the Special Servicer, the Special Servicer shall order (but shall not be required to have received) an Appraisal. The Servicer shall promptly notify in writing the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders and the Directing Holder (prior to the occurrence and continuance of a Consultation Termination Event) of the occurrence of such Special Servicing Loan Event. Upon delivery by the Servicer of the notice described in the preceding sentence, and subject to the rights of the Directing Holder and the Operating Advisor, the Special Servicer may

offer to sell to any Person the Mortgage Loan or may offer to purchase the Mortgage Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and the Companion Loan Holders as a collective whole as if they constituted a single lender (taking into account the subordination of the C Note and the B Note to the A Notes) on a net present value basis. The Special Servicer shall provide the Trustee, the Companion Loan Holders, the Certificate Administrator, the Operating Advisor and the Directing Holder (prior to the occurrence of a Consultation Termination Event) not less than five (5) Business Days’ prior written notice of its intention to sell the Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any Person, other than any Interested Person, for the Mortgage Loan so long as such offer is at least equal to the Mortgage Loan Purchase Price. At the Special Servicer’s option, if it has received no offer at least equal to the Mortgage Loan Purchase Price for the Mortgage Loan, an Interested Person (other than the Manager or any Borrower Affiliate) may purchase the Mortgage Loan at the Mortgage Loan Purchase Price. Any Companion Loan is to be sold together with the related Trust Loan, subject to this Section 3.16 and any additional requirements set forth in the related Co-Lender Agreement (including, without limitation, Section [__] of the Co-Lender Agreement).

(ii)       In the absence of any offer and purchase at least equal to the Mortgage Loan Purchase Price, the Special Servicer shall accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for the Mortgage Loan. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine months), among other factors, the period and amount of the occupancy level and physical condition of the Property and the state of the local economy. However, if the highest offeror is a Person who is the Depositor, the Servicer, the Special Servicer (or any independent contractor engaged by the Special Servicer), the Operating Advisor, the Certificate Administrator, the Directing Holder (or any of its Affiliates), any Borrower Affiliate, an Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer) or the trustee for an Other Securitization Trust, a Companion Loan Holder or any known Affiliate of any of them (any such Person, an “Interested Person”), then the Trustee (based upon, among other things, the Appraisals ordered pursuant to the preceding paragraph, the cost of which shall be paid by the Servicer as a Property Protection Advance, and copied or otherwise delivered to the Trustee and any other information reasonably requested by the Trustee) shall determine if the highest offer is a fair price, and such determination shall be binding upon all parties; provided that no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) if such offer is less than the applicable Mortgage Loan Purchase Price, at least two other offers are received from independent third parties. Any such determination shall be binding upon all parties. All reasonable costs and fees of the Trustee and any third party hired by the Trustee in accordance with this Agreement in making such determination shall be reimbursable to it first, by the Servicer as an Advance, or if the Servicer determines that such amounts are Nonrecoverable Advances, then as a Trust Fund Expense. The Directing Holder may submit bids on the defaulted Trust Loan in the same manner and at the same time and place as any other bidder. If the Trustee designates any such third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase the Mortgage Loan.

(iii)      Notwithstanding anything contained in the preceding paragraph to the contrary, if an Interested Person offers to purchase the Mortgage Loan and the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and as a Trust Fund Expense) designate an Independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing or investing in loans similar to the Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for the Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. Any such determination of a fair price of the Mortgage Loan by the Trustee shall be binding upon all parties. The reasonable fees of, and the reasonable costs of all Appraisals, inspection reports and broker opinions of value incurred by the Trustee or any such third party pursuant to this paragraph shall be covered by, and shall be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense shall be reimbursable as a Trust Fund Expense; provided that the Trustee shall not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee.

(iv)      The Special Servicer shall not be obligated to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted a single lender (taking into account the subordination of the C Note and the B Note to the A Notes). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted a single lender (taking into account the subordination of the C Note and the C Note and the B Note to the A Notes) (for example if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable in other respects), provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to sell the Mortgage Loan prior to the Rated Final Distribution Date.

(v)       Unless and until the Mortgage Loan is sold pursuant to this Section 3.16(a), the Special Servicer shall pursue such other resolution strategies with respect to the Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report, Accepted Servicing Practices and the REMIC Provisions.

(b)       Prior to the occurrence and continuance of a Control Event, any sale of the Mortgage Loan by the Special Servicer shall be subject to the Directing Holder’s consent rights (subject to limitations on such consent pursuant to Section 9.3 herein) and after the occurrence and continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, any sale of the Mortgage Loan will be subject to the consultation rights of the Directing Holder as described in Section 9.3 herein.

(c)       The right of the Special Servicer to purchase or sell the Mortgage Loan after the occurrence of a Special Servicing Loan Event shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised but the purchase of the Mortgage Loan has not yet occurred, the Special Servicer’s right shall terminate and such exercise shall be of no further force or effect) if the Mortgage Loan is no longer delinquent as a result of any of the following: (i) the Special Servicing Loan Event has ceased pursuant to the terms of this Agreement, (ii) the Mortgage Loan has become subject to a fully executed agreement reflecting the terms of the workout arrangement or (iii) the Mortgage Loan has otherwise been resolved (including by a full or discounted pay-off).

(d)       Any sale of a Mortgage Loan shall be for cash only, and shall be in accordance with and subject to the provisions of the related Co-Lender Agreement.

(e)       Notwithstanding anything to the contrary herein, the Special Servicer shall not sell the Mortgage Loan pursuant to Section 3.16(a) without the written consent of the Companion Loan Holders (provided that such consent is not required from a Companion Loan Holder if such Companion Loan Holder is a Borrower or an Affiliate of any Borrower) unless the Special Servicer has delivered to the Companion Loan Holders: (a) at least 15 Business Days prior written notice of any decision to attempt to sell the Mortgage Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mortgage Loan, and any documents in the Loan File reasonably requested by such Companion Loan Holder that are material to the price of the Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Servicer or the Special Servicer in connection with the proposed sale; provided, that such Companion Loan Holder may waive any of the delivery or timing requirements set forth in this sentence. The Companion Loan Holders will be permitted to make offers to purchase, and either such party is permitted to be the purchaser at any sale of, the Mortgage Loan.

3.17.       Servicing Compensation. (a) The Servicer shall be entitled to receive the Servicing Fee with respect to each Trust Loan, Companion Loan and the Foreclosed Property payable monthly from the Collection Account from payments of interest on such Trust Loan or Companion Loan or otherwise in accordance with and subject to Section 3.4(c)(iii); provided that if such collections on such Trust Loan and Companion Loan are not sufficient to pay all accrued and unpaid Servicing Fees on the related Mortgage Loan upon the final liquidation of such Mortgage Loan, any accrued but unpaid Servicing Fees will be payable out of other amounts on deposit with respect to such Mortgage Loan in accordance with Section 3.4(c)(xi). The Servicer shall be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) fees of any sub-servicer and the expenses of any sub-servicer that would not be reimbursable to Servicer if such expenses were incurred by the Servicer; (ii) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (iii) overhead expenses of the Servicer including but not limited to those which may properly be allocable under the Servicer’s accounting system or otherwise to the Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Servicer associated with employees of the Servicer performing services in connection with the obligations of the Servicer hereunder; and (iv) costs and expenses arising from the negligence, bad faith or willful misconduct of the Servicer (the “Servicer Customary Expenses”).

(b)       In addition, the Servicer shall be entitled to the following items as additional servicing compensation, to the extent that such items are actually collected on the Mortgage Loan: (i) (x) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of the Modification Fees actually collected during the related Collection Period and paid in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and (y) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of the Modification Fees actually collected during the related Collection Period and paid in connection with a consent, approval or other action that the Servicer is permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (ii) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and 50% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iii) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of Assumption Application Fees collected during the related Collection Period; (iv) so long as the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent the Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement and 50% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent that the Servicer is not permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (v) any and all amounts collected for checks returned for insufficient funds; (vi) all or a portion of charges for beneficiary statements or demands actually paid by the Borrower; (vii) if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 100% of review and other loan processing fees actually paid by the Borrower; (viii) interest or other income earned on deposits in the Collection Account or other accounts maintained by the Servicer (but only to the extent of the net investment earnings, if any, with respect to any such account for each Collection Period and, further, in the case of a servicing account or Reserve Account, only to the extent such interest or other income is not required to be paid to the Borrower under applicable law or under the Mortgage Loan Documents); (ix) 100% of late payment charges and net Default Interest that accrue when the Mortgage Loan is not a Specially Serviced Mortgage Loan to the extent not applied to pay other amounts in accordance with Section 3.4(c) and (x) 100% of defeasance fees.

(c)       If a Special Servicing Loan Event occurs and is continuing, the Special Servicer shall be entitled to receive a Special Servicing Fee with respect to the related Mortgage Loan for so long as such Special Servicing Loan Event continues. The Special Servicer shall also be entitled to retain as compensation any late payment charges and certain other customary charges and fees to the extent described below, as well as reimbursement for all other costs or expenses incurred by it in performing its duties hereunder other than: (i) the cost of any fidelity bond or errors and omissions policy required by Section 3.11(d); (ii) overhead expenses of the Special Servicer including but not limited to those which may properly be allocable under the Special Servicer’s accounting system or otherwise to the Special Servicer’s activities under this Agreement or the income derived by it hereunder including the costs to the Special Servicer associated with employees of the Special Servicer performing services in connection with the obligations of the Special Servicer hereunder; and (iii) costs and expenses arising from the negligence, bad faith or willful misconduct of the Special Servicer (the “Special Servicer Customary Expenses”). If a Special Servicing Loan Event is terminated following resolution of such Special Servicing Loan Event by a written agreement with the related Borrower negotiated by the Special Servicer, the Special Servicer shall be entitled to receive the Work-out Fee on all payments of principal and interest made on the related Mortgage Loan following such written agreement for so long as another Special Servicing Loan Event does not occur. If the Special Servicer is terminated (other than for cause) or resigns after such written agreement is entered into and before or after the Special Servicing Loan Event is terminated, it shall retain the right to receive any and all Work-out Fees on all payments of principal and interest made on the related Mortgage Loan following such written agreement (negotiated by such Special Servicer prior to its termination or resignation) for so long as another Special Servicing Loan Event does not occur. In addition, the Special Servicer shall be entitled to receive a Liquidation Fee with respect to Liquidated Property or the liquidation of a Specially Serviced Mortgage Loan whether through judicial foreclosure, sale or otherwise, or in connection with the sale, discounted payoff or other liquidation of such Specially Serviced Mortgage Loan or any Property as to which the Special Servicer receives Liquidation Proceeds, except that no Liquidation Fee shall be payable in connection with (i) any repurchase of the related Trust Loan (or allocable portion thereof) by the Trust Loan Seller pursuant to the Trust Loan Purchase Agreement (so long as such repurchase occurs within the 90 day time period required by the Trust Loan Purchase Agreement for the Trust Loan Seller to cure or repurchase such Trust Loan or a portion of such Trust Loan, respectively (including any applicable extension period)), or (ii) a sale of the related Trust Loan by the Special Servicer to the Servicer or the Special Servicer pursuant to Section 3.16 hereof. The Liquidation Fee shall be payable from, and shall be calculated using the related Net Liquidation Proceeds. Each of the foregoing fees shall be payable from funds on deposit in the Collection Account as provided in Section 3.4(a). Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan and any amount collected in a Collection Period, the Special Servicer shall only be entitled to receive a Work-out Fee or a Liquidation Fee, but not both.

(d)       The Special Servicer shall also be entitled to the following items as additional special servicing compensation, to the extent that such items are actually collected on the Mortgage Loan: (i) if the Mortgage Loan is a Specially Serviced Mortgage Loan or with respect to a Foreclosed Property, 100% of Modification Fees actually collected during the related Collection Period; (ii) if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of Modification Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iii) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of Assumption Fees collected during the related Collection Period and if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of Assumption Fees collected during the related Collection Period in connection with a consent, approval or other action that the Servicer is not permitted to take or grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (iv) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of Assumption Application Fees collected during the related Collection Period; (v) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and if the Mortgage Loan is not a Specially Serviced Mortgage Loan, 50% of consent fees in connection with a consent that involves no modification, waiver or amendment of the terms of the Mortgage Loan and is paid in connection with a consent that the Servicer is not permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under this Agreement; (vi) if the Mortgage Loan is a Specially Serviced Mortgage Loan, all or a portion of charges for beneficiary statements or demands and other loan processing fees actually paid by the Borrower; (vii) if the Mortgage Loan is a Specially Serviced Mortgage Loan, 100% of other loan processing fees actually paid by the Borrower; (viii) interest or other income earned on deposits in the Foreclosed Property Account (but only to the extent of the net investment earnings, if any, for each Collection Period); and (ix) 100% of late payment charges and Default Interest (to the extent not applied to pay other amounts pursuant to Section 3.4(c)) that accrue when the Mortgage Loan is a Specially Serviced Mortgage Loan.

(e)       Notwithstanding any other provision in this Agreement, neither the Servicer nor the Special Servicer, as applicable, shall be entitled to reimbursement for an expense incurred under this Agreement or in connection with the performance of its duties hereunder unless (i) the amount of such payment to the Servicer or the Special Servicer, as the case may be, is reimbursed to the Trust Fund by the Borrower (to the extent the Borrower is required to do so under the Mortgage Loan Agreement); (ii) failure of the Borrower to reimburse for such payment constitutes a Mortgage Loan Event of Default; (iii) such expense would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii) or is otherwise an unanticipated expense (it being understood that the Servicer Customary Expenses and the Special Servicer Customary Expenses are not unanticipated); or (iv) such reimbursement is expressly provided for herein or such expense is expressly described herein as a Trust Fund Expense.

(f)        Except as otherwise expressly provided herein, no transfer, sale, pledge or other disposition of the Servicer’s right to receive all or any portion of the servicing compensation (or the Special Servicer’s right to receive all or any portion of the Special

Servicing Fee) provided for herein shall be made, and any such attempted transfer, sale, pledge or other disposition shall be void, unless such transfer is made to a successor Servicer or successor Special Servicer, as applicable, in connection with the assumption by such successor of the duties hereunder pursuant to Section 7.2.

(g)       As compensation for its activities hereunder, on each Distribution Date the Certificate Administrator shall be entitled to the Certificate Administrator Fee (including that portion which is payable to the Trustee as the Trustee Fee). Except as otherwise provided herein, the Certificate Administrator’s fee includes all routine expenses of the Trustee, the Certificate Administrator and the Authenticating Agent. Each of the Trustee’s and Certificate Administrator’s rights to the Certificate Administrator Fee (including that portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee) may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s or Certificate Administrator’s, as applicable, responsibilities and obligations under this Agreement.

(h)       [[SERVICER] and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), to a QIB or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws and is otherwise made in accordance with the Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit N-1 hereto, and (iii) the prospective transferee shall have delivered to [SERVICER] and the Depositor a certificate substantially in the form attached as Exhibit N-2 hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. [SERVICER] and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and [SERVICER] hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Initial Purchaser, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Operating Advisor against any liability that may result if such transfer is not exempt from registration and/or qualification under the Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Act. Following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or the termination of [SERVICER] as the Servicer, the Person then acting as the Servicer, shall pay, out of each amount paid to such Servicer as Servicing Fees, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one

Business Day following the payment of such Servicing Fees to such Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Depositor, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.]

(i)        The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any Disclosable Special Servicer Fees and any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates shall be remitted to the Servicer to be deposited by the Servicer into the Collection Account within two (2) Business Days of the receipt of such Disclosable Special Servicer Fees by the Special Servicer or its Affiliates.

(j)        With respect to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Servicer on the Determination Date related to such Distribution Date, and the Servicer shall deliver to the Certificate Administrator, without charge, one Business Day prior to the Distribution Date an electronic report, which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator, the Servicer and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date.

(k)       With respect to any fees as to which both the Servicer and the Special Servicer are entitled to receive a portion, the Servicer and the Special Servicer each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (without the consent of the affected party) (A) neither the Servicer nor the Special Servicer shall have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the Servicer or the Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee shall not have any right to share in any part of the other party’s portion of such fee. If the Servicer decides not to charge any fee, the Special Servicer will nevertheless be entitled to charge its portion of the related fee to which the Special Servicer would have been entitled if the Servicer had charged a fee and the Servicer will not be entitled to any of such fee charged by the Special Servicer.

3.18.       Reports to the Certificate Administrator; Account Statements.

(a)       The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 3:00 p.m. (New York time) two (2) Business Days prior to each Distribution Date, the CREFC® Loan Periodic Update File and CREFC® Appraisal Reduction Template, (ii) 2:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, any updated CREFC® Loan Periodic Update File, if applicable, and (iii) 3:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, the remaining CREFC® Reports (other than the CREFC® Special Servicer Loan File).

The Servicer shall make the CREFC® Reports (except the CREFC® Bond Level Files, the CREFC® Collateral Summary File, the CREFC® Special Servicer File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of the Companion Loan, to the Companion Loan Holders on each Distribution Date; and (ii) following securitization of the Companion Loan, to the master servicer of the Other Securitization Trust no later than two (2) Business Days after the Determination Date.

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be prepared by the Servicer (or by the Special Servicer, with respect to Specially Serviced Mortgage Loans or Foreclosed Property) on a quarterly and annual basis (commencing with the quarter ending [DATE], 2020 and year ending [DATE], 2020, each within 30 days after receipt by the Servicer or the Special Servicer, as applicable), and will be made available by the Servicer to the Certificate Administrator (with respect to Specially Serviced Mortgage Loans or Foreclosed Property, to the extent received from the Special Servicer) within 30 days after receipt by the Servicer or the Special Servicer, as applicable, of the financial statements, operating statements, rent rolls, or other information required to prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet, but will not be deemed to have been received by the Certificate Administrator until such time as it is actually received; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then-current applicable CREFC® guidelines.

Additionally, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, however, the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then-current applicable CREFC® guidelines. The Servicer or the Special Servicer, as applicable, shall promptly deliver copies of the items described in Section 8.14(a)(ii) to the Directing Holder (that has delivered an Investor Certification to the Servicer or the Special Servicer, as applicable) upon receipt of such items from the Borrower.

(b)       The Servicer shall furnish to the Certificate Administrator in electronic format the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.18(a), and thereafter, upon the request of any Rating Agency, to the 17g-5 Information Provider, who shall make such reports available to the Rating Agencies on its website.

(c)       The Servicer shall produce the reports described in this Section 3.18 solely from information provided to the Servicer by the Borrower pursuant to the Mortgage Loan Agreement (without modification, interpretation or analysis) or by the Special Servicer, the Trust Loan Seller or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors). The Special Servicer shall promptly deliver to the Servicer the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation

Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports and the most recently prepared or updated CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet with respect to the Mortgage Loan if it is a Specially Serviced Mortgage Loan and the Foreclosed Property in an electronic format, reasonably acceptable to the Servicer and the Special Servicer as of the Determination Date.

3.19.       [Reserved].

3.20.       [Reserved].

3.21.       Access to Certain Documentation Regarding the Mortgage Loan and Other Information.

(a)       Upon reasonable advance notice, the Certificate Administrator or the Custodian, as applicable, shall provide reasonable access during its normal business hours at its Corporate Trust Office to certain reports and to information and documentation in its possession or in its control regarding the Mortgage Loan to any Privileged Person (other than a Borrower Affiliate, the Manager, or their respective agents or Affiliates); provided, however, that to the extent such reports, information and documentation is provided to a Rating Agency, the 17g-5 Information Provider shall first post such information to the Certificate Administrator’s Website. Such information shall include, but shall not be limited to, the CREFC® Reports provided to the Certificate Administrator by the Servicer.

(b)       Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with Section 8.14(b). In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information. In addition, upon delivery by the Depositor to the 17g-5 Information Provider (in an electronic format mutually agreed upon by the Depositor and the 17g-5 Information Provider) of information designated by the Depositor as having been previously made available to NRSROs by the Depositor prior to the Closing Date, the 17g-5 Information Provider shall post such information on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b).

(c)       Upon the request of a Certificateholder or any Beneficial Owner or a prospective purchaser of a Certificate that is a QIB and is designated as a prospective purchaser by a Certificateholder or Beneficial Owner and, in any case, has delivered an Investor Certification in the form of Exhibit K-1 hereto to the Depositor and the Certificate Administrator (collectively, the “Rule 144A Information Recipients”), the Certificate Administrator shall make available to the Rule 144A Information Recipients such information as is specified pursuant to Rule 144A(d)(4) under the Act (“Rule 144A Information”), to the extent such Rule 144A Information has been received by the Certificate Administrator. If the Certificate Administrator receives a request for Rule 144A Information in connection with the resale of any Certificate by a Certificateholder or Beneficial Owner, and such Rule 144A Information has not previously been provided to the Certificate Administrator by the Depositor, the Certificate Administrator shall, within three (3) Business Days of receipt of such request, notify the Depositor of such request and identify the Rule 144A Information requested. The Depositor shall use commercially reasonable efforts to provide the requested Rule 144A Information to the Certificate Administrator, to the extent the requested Rule 144A Information is in the Depositor’s possession. The Certificate Administrator shall, within three (3) Business Days of receipt of any additional Rule 144A Information from the Depositor (i) convey such additional requested Rule 144A Information to the requesting Rule 144A Information Recipient and (ii) post such additional requested Rule 144A Information on the Certificate Administrator’s Website.

3.22.       Inspections. (a) The Servicer shall inspect or cause to be inspected the Property not less frequently than once each year commencing in 20[21], so long as a Special Servicing Loan Event is not then continuing. The Special Servicer shall inspect or cause to be inspected the Property, as applicable, promptly following the occurrence of a Special Servicing Loan Event and annually for so long as a Special Servicing Loan Event is continuing. The Servicer or the Special Servicer, as applicable, shall further inspect, or cause to be inspected, the Property whenever it receives information that a Property has been materially damaged, left vacant, or abandoned, or if waste is being committed thereto. All such inspections shall be performed in such manner as shall be consistent with Accepted Servicing Practices. The cost of the annual inspections referred to in the first sentence of this paragraph shall be an expense of the Servicer; the cost of all additional inspections referred to in this paragraph shall be a Trust Fund Expense and if paid by the Servicer shall constitute a Property Protection Advance or an Administrative Advance. The Servicer or Special Servicer, as the case may be, shall prepare a written report of inspection and deliver it to the Certificate Administrator and Companion Loan Holders in electronic format. The Certificate Administrator shall post such report on the Certificate Administrator’s Website pursuant to Section 8.14(b).

(b)       The Special Servicer, if the Mortgage Loan is a Specially Serviced Mortgage Loan, and the Servicer, if the Mortgage Loan is not a Specially Serviced Mortgage Loan, shall make reasonable efforts to collect promptly and review from the Borrower quarterly and annual operating statements, financial statements, budgets and rent rolls of the Property, and the quarterly and annual financial statements of such Borrower, and any other reports or documents required to be delivered under the terms of the Mortgage Loan. The Servicer and the Special Servicer shall not be required to request such operating statements or rent rolls more than once if the Borrower is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. The Servicer or Special Servicer, as applicable, shall deliver copies of any of the foregoing items so collected thereby, upon the request of any Rating Agency, to the 17g-5 Information Provider who shall post such items to the 17g-5 Information Provider’s Website.

3.23.       Advances. (a) In the event that all or a portion of any Monthly Payment (other than the Balloon Payment, any Yield Maintenance Default Premium and Default Interest) or an Assumed Monthly Payment, as applicable, representing interest on a Trust Loan has not been received by the close of business on the Business Day immediately prior to any Remittance Date, the Servicer, subject to its determination that such amounts are not Nonrecoverable Advances, shall make an advance on such Remittance Date to the Distribution Account, in an amount equal to the interest portion of such Monthly Payment (or portion thereof) (or in the amount of the Assumed Monthly Payment, or portion thereof, as applicable) with respect to such Trust Loan that has not been received by the close of business on the Business Day immediately prior to such Remittance Date (net of the Servicing Fee with respect to the Trust Loan, which shall not be paid to the Servicer until funds in the Collection Account are available for payment of such fee); provided that neither the Servicer nor any other party shall be entitled to interest accrued on the amount of any Monthly Payment Advance with respect to the Trust Loan if the delinquent amount of the Monthly Payment (or, if applicable, the Assumed Monthly Payment) in respect of such Trust Loan is received by the Servicer or the Certificate Administrator, as applicable, by 2:00 p.m., New York time, on such Remittance Date. The portion of any Monthly Payment Advance equal to the CREFC® Intellectual Property Royalty License Fee for the Trust Loan and such Distribution Date will not be remitted to the Certificate Administrator but will be remitted to CREFC® by the Servicer. The Servicer shall also advance in respect of each Payment Date following (x) a delinquency in the payment of the Balloon Payment of the Trust Loan or foreclosure (or acceptance of a deed-in-lieu of foreclosure or comparable conversion) of the Mortgage Loan or (y) not later than the related Remittance Date, to the Distribution Account, the amount of any Assumed Monthly Payment deemed due with respect to the Trust Loan on such Payment Date. For the avoidance of doubt, in the event that the amount of interest and/or principal on the Trust Loan is reduced as a result of any modification to the Trust Loan, any Monthly Payment Advance made with respect to such modified Trust Loan shall be in such amounts as may be required as a result of such reduction. Notwithstanding anything to the contrary herein and subject to the determination of nonrecoverability provided in this Section 3.23, in the event that any Property becomes Foreclosed Property, the Servicer shall continue to make advances as required pursuant to this Section 3.23(a) with respect to each Payment Date following such event in an amount equal to the Monthly Payment or Assumed Monthly Payment, as applicable, due or deemed due with respect to the Trust Loan on such Payment Date, as if such Property had not become a Foreclosed Property and the Trust Loan continued to be outstanding. If and to the extent such information is not already included in the Distribution Date Statement for the month in which such Monthly Payment Advance is made, the Servicer shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made pursuant to this Section 3.23(a) within two Business days of making such advance. The Servicer shall maintain a record of each Monthly Payment Advance it has made pursuant to this Section 3.23(a) on the Trust Loan and shall notify the Certificate Administrator thereof in the appropriate CREFC® Reports in order to permit allocation thereof pursuant to Sections 3.4 and 3.5. In the event that the Servicer does not remit any amounts required to be remitted to the Certificate Administrator on each Remittance Date (including any amounts required to be remitted pursuant to Section 3.5 and any required Monthly Payment Advance) to the Certificate Administrator for deposit in the Distribution Account on the Remittance Date, the Servicer shall pay to the Certificate Administrator interest on such amounts at the federal funds rate for the period from and including the Remittance Date to but excluding the Distribution Date or, if earlier, the actual remittance date.

At any time that a Trust Appraisal Reduction Amount exists with respect to the Mortgage Loan, the amount that would otherwise be required to be advanced by the Servicer in respect of delinquent payments of interest on the Trust Loan shall be reduced by multiplying such amount by a fraction, the numerator of which is the then-outstanding principal balance of the Trust Loan minus the Trust Appraisal Reduction Amount allocable to the Trust Loan (including any deemed Trust Appraisal Reduction Amount) and the denominator of which is the then-outstanding principal balance of the Trust Loan.

(b)       Subject to Section 3.23(e), the Servicer shall advance, for the benefit of the Certificateholders and the Companion Loan Holders, to the extent it determines that such amount is recoverable, all customary and reasonable out-of-pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its respective servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Property which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Property, (ii) the payment of (A) real estate taxes, assessments, ground rents and governmental charges that may be levied or assessed against any Borrower or any of its Affiliates or the Property or revenues therefrom or which become liens on the Property, (B) insurance premiums and (C) the out-of-pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the applicable Borrower that are incurred in connection with a sale of the Mortgage Loan, the negotiation of a workout of the Mortgage Loan, an assumption of the Mortgage Loan or a release of the Property from the lien of the Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third party experts, including Independent Appraisers, environmental and engineering consultants, and (iv) the management, operation and liquidation of the Property if any Property is acquired by the Trust (collectively, “Property Protection Advances”). In addition, subject to Section 3.23(e), the Servicer shall advance amounts eligible for withdrawal from the Collection Account pursuant to clauses (iii) (other than Servicing Fees), (v)(b), (vi) (to the extent reimbursements of such amounts are owed to the Trustee only), (vii), (ix) or (xi) of Section 3.4(c) (collectively, “Administrative Advances”) on or prior to the related Distribution Date to the extent (A) such amounts are not paid from the Collection Account pursuant to the second paragraph of Section 3.4(c) and (B) it determines that such amounts are payable or reimbursable by the Borrower and would not be a Nonrecoverable Advance. During the continuation of a Special Servicing Loan Event, the Special Servicer shall give the Servicer and the Trustee not less than five (5) Business Days’ written notice before the date on which the Servicer is requested to make any Property Protection Advance with respect to the Mortgage Loan or the Foreclosed Property; provided, however, that only three (3) Business Days’ written notice shall be required in respect of Property Protection Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Protection Advances required to make tax or insurance payments). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Property Protection Advance would constitute a Nonrecoverable Advance. Subject to Section 6.3, notwithstanding anything herein to the contrary, if the Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Advances other than emergency Advances (although such request may relate to more than one Advance). The Special Servicer shall not be obligated to make any Advance.

(c)       To the extent the Servicer fails to make an Advance that it is required to make under this Agreement, the Trustee shall be required to make such Advance pursuant to Section 7.6. It is understood that the obligation of the Servicer and the Trustee (pursuant to

Section 7.6) to make such Advances is mandatory, subject to the limitations set forth in this Agreement (subject to the applicable recoverability determination), and shall continue to apply with respect to the Trust Loan after any modification or amendment of the Mortgage Loan pursuant to Section 3.24 hereof, beyond the Maturity Date of the Mortgage Loan if a payment default shall have occurred on such date and through any court appointed stay period or similar payment delay resulting from any insolvency of any Borrower or related bankruptcy, notwithstanding any other provision of this Agreement, subject to the requirement of recoverability, until the earliest of (i) the payment in full of the Mortgage Loan, (ii) the date on which any Property becomes liquidated or (iii) the date on which the Mortgage Loan is sold. The Special Servicer shall not make any Advance.

(d)       Interest on each Advance made by the Servicer or the Trustee shall accrue for each day that such Advance is outstanding at a rate of interest equal to the Prime Rate (the “Advance Rate”) for each such day (or the most recent day on which the Prime Rate was reported, if not reported on such day) on the basis of a year of 360 days and the actual number of days elapsed in a month. Interest on the Advances shall compound annually. If the context requires, each reference to the reimbursement or payment of an Advance also includes, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement.

(e)       Notwithstanding any other provision in this Agreement, the Servicer or the Trustee, as applicable, shall be obligated to make an Advance only to the extent that the Servicer or the Trustee, as applicable, has determined that such Advance, together with interest thereon at the Advance Rate, would not constitute a Nonrecoverable Advance if made. The Trustee and the Servicer, in that order, shall be entitled to reimbursement for any such Advances relating to the Trust Loan or the Mortgage Loan, as applicable, from the Collection Account and shall obtain such reimbursement in accordance with Section 3.4(c). If the context requires, each reference to the reimbursement or payment of an Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate through but excluding the date of payment or reimbursement.

(f)        The determination by the Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by the delivery of an Officer’s Certificate in electronic format to the Companion Loan Holders, the Operating Advisor, the Certificate Administrator, the Trustee (if such determination is made by the Servicer), the Servicer and the Special Servicer, detailing the reasons for such determination with supporting documents attached. Such Officer’s Certificate shall be made available to any Privileged Person by the Certificate Administrator posting such Officer’s Certificate to the Certificate Administrator’s Website in accordance with Section 8.14(b). The costs of any appraisals, engineering reports, environmental reports or surveys and other information requested by the Servicer or the Trustee establishing an Advance as a Nonrecoverable Advance shall be treated as Trust Fund Expenses, payable from the Collection Account pursuant to Section 3.4(c), and shall constitute a Property Protection Advance or Administrative Advance, as applicable, if paid by the Servicer or the Trustee from its funds. Subject to Section 6.3, the Servicer’s reasonable determination of nonrecoverability in accordance with the above provisions shall be conclusive and binding on the Trustee and the Trustee shall be entitled to rely conclusively thereupon. The Trustee, in determining whether or not a proposed Advance would be a Nonrecoverable Advance, shall make such determination in its commercially reasonable judgment, solely in its capacity as Trustee.

(g)       The Servicer and the Trustee are not obligated to advance or pay (i) delinquent scheduled payments with respect to any Companion Loan, (ii) any Balloon Payment with respect to the Trust Loan (but are obligated to advance the related Assumed Monthly Payment in accordance with the terms of this Agreement), (iii) any Default Interest, Late Payment Charges or Yield Maintenance Default Premiums, (iv) amounts required to cure any damages resulting from Uninsured Causes (except as required pursuant to Section 3.12(c)), any failure of the Property to comply with any applicable law, including any environmental law, or (except in connection with the foreclosure or other acquisition of the Property in accordance with Section 3.12 upon the occurrence of a Mortgage Loan Event of Default) to investigate, test, monitor, contain, clean up, or remedy an environmental condition present at the Property, (v) any losses arising with respect to defects in the title to the Property or (vi) any costs of capital improvements to the Property other than those necessary to prevent an immediate or material loss to the Trust’s interest in the Property. In addition, the Servicer and the Trustee shall have no obligation to make any Monthly Payment Advances with respect to the Companion Loan.

(h)       The Servicer or the Trustee may consider (among other things) the following when making a non-recoverability determination: (a) the existence of any outstanding Nonrecoverable Advance (plus accrued and unpaid interest thereon) with respect to the Trust Loan, the Mortgage Loan or the Foreclosed Property the reimbursement of which, at the time of such consideration, is being deferred or delayed by the Servicer or the Trustee, (b) the obligations of the Borrower under the terms of the Mortgage Loan as it may have been modified, (c) the Property in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with Accepted Servicing Practices in the case of the Servicer and the Special Servicer or in its commercially reasonable judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to the Property, (d) future expenses and (e) the timing of recoveries.

3.24.       Modifications of Mortgage Loan Documents. (a) (i) The Servicer (if no Special Servicing Loan Event has occurred and is continuing) or the Special Servicer (if a Special Servicing Loan Event occurs and is continuing) may, subject to (x) the consent of the Directing Holder (subject to limitations on such consent pursuant to Section 9.3(a) herein) prior to the occurrence and continuance of a Control Event, (y) the consultation and review rights of the Directing Holder (subject to limitations on such rights pursuant to Section 9.3(a) herein) after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event and (z) the consultation and review rights of the Operating Advisor after the occurrence and during the continuance of an Operating Advisor Consultation Event, modify, waive or amend any term of the Mortgage Loan if such modification, waiver or amendment (a) is consistent with Accepted Servicing Practices and (b) does not either (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC under the Code or (ii) subject either such Trust REMIC to any tax under the REMIC Provisions (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination). Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of the

Maturity Date beyond the date that is the earlier of (a) five (5) years prior to the latest Rated Final Distribution Date and (b) 20 years or, to the extent consistent with Accepted Servicing Practices giving due consideration to the remaining term of the ground lease, 10 years, prior to the end of the current term of the ground lease, plus any options to extend the ground lease exercisable unilaterally by the Borrower. In connection with (i) the release of the Property or portion thereof from the lien of the related Mortgage or (ii) the taking of the Property or portion thereof by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate the loan-to-value ratio of the remaining portion of the Property, for purposes of REMIC qualification of the Trust Loan, then, unless then permitted by the REMIC Provisions, such calculation shall exclude the value of personal property and going concern value, if any. The Servicer shall provide to the Special Servicer notice of all Borrower requests related to any Mortgage Loan modification or assumption and, so long as no Consultation Termination Event is continuing, the Special Servicer shall forward such notice to the Directing Holder.

(b)       All modifications, waivers or amendments of a Mortgage Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices, the REMIC Provisions and the provisions of the related Co-Lender Agreement. The Servicer or the Special Servicer, as applicable, shall notify each other, the Trustee, the Certificate Administrator, the Companion Loan Holders, the Operating Advisor and the Depositor and, so long as no Consultation Termination Event has occurred, the Directing Holder, in writing, of any modification, waiver or amendment of any term of a Mortgage Loan and the date thereof, and shall deliver to the Custodian (with a copy to the Trustee, the Operating Advisor and each Companion Loan Holder) an original recorded (if applicable) counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution and recordation (if applicable) thereof. In the event the Servicer or Special Servicer, or a court of competent jurisdiction in connection with a workout or proposed workout of a Mortgage Loan, modifies the interest rate applicable to such Mortgage Loan, the aggregate adverse economic effect of the modification (if any) required to be borne by the holder of the Trust Notes pursuant to the related Co-Lender Agreement shall be applied to the Certificates, in reverse order of seniority. If all or any portion of a Mortgage Loan is modified, the Net Trust Note Rate shall not change for purposes of distributions on the Certificates.

(c)       Subject to Section 3.26, any modification of the Mortgage Loan Documents that requires a Rating Agency Confirmation pursuant to the Mortgage Loan Documents, or any modification that would eliminate, modify or alter the requirement of obtaining such Rating Agency Confirmation in the Mortgage Loan Documents, shall not be made without the Servicer’s or the Special Servicer’s, as applicable, first receipt of such Rating Agency Confirmation. Such Rating Agency Confirmation shall be obtained at the Borrower’ expense in accordance with the Mortgage Loan Agreement or, if not so provided in the Mortgage Loan Agreement or if the Borrower do not pay, as a Trust Fund Expense.

(d)       Notwithstanding the foregoing or anything to the contrary in Section 9.3, the Servicer and (if a Special Servicing Loan Event is continuing) the Special Servicer may, in accordance with Accepted Servicing Practices (without any Rating Agency Confirmation or consent of the Directing Holder), grant the Borrower’ request for consent to subject the Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the Mortgage Loan to such easement, right-of-way or similar agreement. Neither the Servicer nor the Special Servicer may condition the granting of any of the above on receipt of Rating Agency Confirmation if such condition would not be consistent with or permitted by the Mortgage Loan Documents.

(e)       Subject to Section 3.26, prior to implementing any of the actions under the definition of RAC Decision, the Servicer or Special Servicer shall obtain a Rating Agency Confirmation from each Rating Agency.

(f)       [Reserved].

(g)       [Reserved].

(h)       Subject to the terms of this Section 3.24, each of the Servicer and Special Servicer, respectively, shall be permitted in its sole discretion to waive all or any portion of Default Interest to the extent consistent with Accepted Servicing Practices. Failure to waive any Default Interest by the Servicer or Special Servicer shall not in any way be deemed a violation of Accepted Servicing Practices.

3.25.       Conflicts of Interests; Mandatory Resignation of Servicer and Special Servicer May Own Certificates; Conflicts of Interest. (a) The Servicer, the Special Servicer and any agent thereof in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Servicer or the Special Servicer or such agent except as otherwise provided herein subject to the restrictions on voting set forth in the definition of Certificateholder.

(b)       Neither the Special Servicer nor any of its Affiliates shall resign from its obligations and duties as Servicer or Special Servicer, as applicable, under this Agreement, except as provided in Section 6.4 hereof. In the event that the Special Servicer becomes a Borrower Affiliate, the Special Servicer shall promptly notify the Trustee and the Certificate Administrator of such affiliation. Upon receipt of such notice, the Trustee shall promptly send a request to the Special Servicer requesting that the Special Servicer resign as Special Servicer and promptly appoint a replacement special servicer in accordance with Section 6.4. In the event that no replacement Special Servicer is appointed within thirty (30) days for any reason after receipt by the Trustee of a notice of such affiliation, the Trustee may petition the court for appointment of a successor Special Servicer at the expense of resigning Special Servicer.

3.26.       The Operating Advisor.

(a)       The Operating Advisor shall review (i) the actions of the Special Servicer with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan and the actions of the Special Servicer with respect to Major Decisions relating to the Mortgage Loan when it is not a Specially Serviced Mortgage Loan with respect to which a Major Decision Reporting Package has been delivered to the Operating Advisor, (ii) all reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website and (iii) each Asset Status Report and Final Asset Status Report delivered to the Operating Advisor by the Special Servicer. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard. The Operating Advisor shall consider Accepted Servicing Practices in connection with its review of the Special Servicer activities hereunder, but in no case shall the Operating Advisor itself be bound by Accepted Servicing Practices.

(b)       The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the Special Servicer or the Directing Holder in connection with the Directing Holder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report or Final Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in Section 3.26(f) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)       (i) Based on the Operating Advisor’s review of (x) any assessment of compliance, attestation report and other reports delivered to the Operating Advisor by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, (y) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan, any Final Asset Status Report or Major Decision Reporting Package, and (z) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the Operating Advisor shall (if, at any time during the prior calendar year, (A) the Mortgage Loan was a Specially Serviced Mortgage Loan or (B) there existed an Operating Advisor Consultation Event) deliver to the Certificate Administrator (which shall promptly post such report on the Certificate Administrator’s Website in accordance with Section 8.14(b)), the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)) and the Depositor within one hundred twenty (120) days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit Z (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under this Agreement during the prior calendar year and identifying which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply; provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(d) hereof, each such Operating Advisor Annual Report shall (A) identify any deviations from (i) Accepted

Servicing Practices and (ii) the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of any Specially Serviced Mortgage Loan or Foreclosed Property and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to a Privileged Information Exception). Such Operating Advisor Annual Report shall be delivered to the Depositor, the Special Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. In preparing the Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Accepted Servicing Practices or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

(ii)       In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder.

(d)       (i) After the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value in accordance with Section 1.3(c) used in the Special Servicer’s determination of that course of action to take in connection with the workout or liquidation of the Mortgage Loan when it is a Specially Serviced Mortgage Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)       In connection with this Section 3.26(d), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount (as calculated by the Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. In addition, with respect to the Operating Advisor’s review of net present value or Appraisal Reduction Amount calculations, as applicable, the Operating Advisor’s recalculation shall not be required to take into account the reasonableness of the Special Servicer’s property and borrower performance assumptions or other similar discretionary portion(s) of the net present value or Appraisal Reduction Amount calculation, as applicable. The Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount that is in the Servicer’s possession or reasonably obtainable by the Servicer. In the event the Operating Advisor and the Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the Special Servicer and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer).

(e)       Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, property management changes, releases from escrow, assumptions and other similar actions that the Special Servicer may perform under this Agreement.

(f)        The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder, disclose such information to any other Person (including any Certificateholders other than the Directing Holder), other than (i) to the extent expressly set forth herein, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (ii) pursuant to a Privileged Information Exception or (iii) where necessary to support specific findings or conclusions concerning allegations of deviations from Accepted Servicing Practices (A) in the Operating Advisor Annual Report or (B) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives information that is appropriately labeled as “Privileged Information” from the Operating Advisor with a notice stating that such information is Privileged Information shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder, disclose such Privileged Information to any Person other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share

Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(g)       Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.5.

(h)       As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Distribution Date with respect to the Mortgage Loan. As to the Mortgage Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the same principal amount, in the same manner and for the same Mortgage Loan Interest Accrual Period respecting which any related interest payment on the Trust Loan is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 3.26(i) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.4. Each successor Operating Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Asset Status Report or Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.4, but only to the extent such Operating Advisor Consulting Fee is actually received from the Borrower. When the Operating Advisor has consultation obligations with respect to an Asset Status Report or Major Decision under this Agreement, the Servicer or the Special Servicer, as the case may be, shall use efforts to collect the applicable Operating Advisor Consulting Fee from the Borrower in connection with such Asset Status Report or Major Decision that are consistent with the efforts that the Servicer or the Special Servicer, as applicable, would use to collect any Borrower-paid fees not specified in the Mortgage Loan Agreement owed to it in accordance with Accepted Servicing Practices, but only to the extent not prohibited by the related Mortgage Loan documents. The Servicer or Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the Borrower if it determines that such full or partial waiver is in accordance with the Accepted Servicing Practices, but in no event shall the Servicer or such Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Servicer or Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.

(i)        Upon (i) the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates) requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor (provided that the proposed successor Operating Advisor is an Eligible Operating

Advisor) and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail at their addresses appearing on the Certificate Register. Upon the written direction of Certificateholders representing more than 50% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee will terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed. The Holders of the Certificates that initiated the vote to replace the Operating Advisor shall pay the costs and expenses incurred in connection with the removal and replacement of the Operating Advisor pursuant to this paragraph. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive e-mail notifications when such notices are posted thereon.

(j)        After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided, that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. If the Trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Servicer, the Certificate Administrator, the Depositor, the Directing Holder (only if no Control Event or Consultation Termination Event is continuing), the Certificateholders and the 17g-5 Information Provider.

(k)       The Holders of Certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(l)        Prior to the occurrence and continuance of a Control Event, the Directing Holder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Holder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(m)      The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Directing Holder, if applicable, if the Operating Advisor has secured a replacement that is an Eligible Operating Advisor and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. If no successor Operating Advisor has been so appointed and accepted the appointment within thirty (30) days after the notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(n)       In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(h) and shall also remain entitled to any rights of indemnification provided hereunder.

(o)       The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.3, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(p)       The Operating Advisor shall not make any investment in any Class of Certificates.

(q)       The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.26. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

(r)       For the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or Borrower involved in this securitization, any experience or knowledge gained by the Operating Advisor from such other engagements may not be imputed to the Operating Advisor for this transaction; provided, however, the Operating Advisor may consider such experience or knowledge as pertinent information for discussion with the Special Servicer during its periodic meetings.

3.27.       Rating Agency Confirmation. Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires a Rating Agency Confirmation or a written confirmation from a Rating Agency that any action will not cause a downgrade, withdrawal or qualification of the then-current ratings on the Certificates as a condition precedent to such action, if the party (the “Requesting Party”) seeking to obtain such Rating Agency Confirmation or written confirmation has made a request to any Rating Agency for such Rating Agency Confirmation or written confirmation and, within ten (10) Business Days of such request being sent to the applicable Rating Agency, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is either declining to review such request or waiving the requirement for Rating Agency Confirmation or written confirmation, then such Requesting Party shall be required to (i) confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation or written confirmation request, and, if it has, promptly request the related Rating Agency Confirmation or written confirmation again, and (ii) if there is no response to either such Rating Agency Confirmation or written confirmation request within five (5) Business Days of such second request, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or such written confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loan (other than as set forth in clause (y) below), such condition shall be deemed to be satisfied (provided that granting such request is in accordance with Accepted Servicing Practices), and (y) with respect to a replacement of the Servicer or Special Servicer, such condition shall be deemed to be satisfied with respect to (1) Moody’s, if the applicable replacement has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a commercial mortgage loan CMBS securitization transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement servicer or special servicer, as applicable, as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a commercial mortgage loan CMBS securitization transaction serviced by the applicable replacement master servicer or special servicer, as applicable, prior to the time of determination and (2) DBRS Morningstar, if DBRS Morningstar has not cited servicing concerns with respect to the applicable replacement servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable servicer or special servicer prior to the time of determination if DBRS Morningstar is the non-responding Rating Agency.

Any Rating Agency Confirmation requests made by the Servicer, Special Servicer, Certificate Administrator, Trustee or Operating Advisor, as applicable, pursuant to this Agreement, shall be made in writing (and e-mail shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, the Special Servicer, the Certificate Administrator, Trustee or Operating Advisor, as applicable, reasonably deems necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

Promptly following the Servicer’s or the Special Servicer’s determination to take any action discussed in this Section 3.27 following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Servicer or the Special Servicer, as applicable, shall provide written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b).

In connection with a Borrower request for the approval of a Qualified Manager or Replacement Management Agreement, or approval of a transfer under Section [5.2.10(e)(x] of the Mortgage Loan Agreement, to the extent the lender may require a Rating Agency Confirmation, the Servicer shall obtain such Rating Agency Confirmation prior to granting any such approvals.

3.28.       Miscellaneous Provisions.

(a)       Without limiting any other obligation of the Servicer or the Special Servicer under the Mortgage Loan Agreement to respond to certain Borrower requests, the Servicer and the Special Servicer each hereby agree and acknowledge that the Servicer and the Special Servicer, as applicable, shall respond to any request by the Borrower under Section [5.1.11(d)] of the Mortgage Loan Agreement for written approval of the Annual Budget.

(b)       Notwithstanding the terms of the related Loan Documents, the other provisions of this Agreement or the related Co-Lender Agreement, with respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of the related Mortgage Loan or the Foreclosed Property, any amendment to this Agreement or replacement of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor (a “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Companion Loan Rating Agency Confirmation to the master servicer, the special servicer, the certificate administrator or the operating advisor to any Other Securitization Trust as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer or the Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with a Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities will be permitted to be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the master servicer or special servicer, as applicable), the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the related Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (ii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

3.29.       Companion Loan Intercreditor Matters.

(a)       If, pursuant to Section 2.8, or Section 3.16, a Trust Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the related Co-Lender Agreement and shall assume the rights and obligations of the holder of the Trust Notes under such Co-Lender Agreement. All portions of the Mortgage File and (to the extent provided under the Trust Loan Purchase Agreement) other documents pertaining to the Trust Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Trust Loan in its capacity as the holder of the Trust Notes (as a result of such purchase, repurchase or substitution) and (except for the original Companion Notes) on behalf of the holder of the Companion Notes. Thereafter, such Mortgage File shall be held by the holder of the Trust Notes or a custodian appointed thereby for the benefit thereof, on behalf of itself and the Companion Loan Holders as their interests appear under the related Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the related Mortgage Loan.

(b)       With respect to any Companion Loan that becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement)

pursuant to the related Other Pooling and Servicing Agreement, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Custodian shall reasonably cooperate with the asset representations reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such asset review by providing the asset representations reviewer or such other requesting party with any documents reasonably requested by the asset representations reviewer or such other requesting party (at the expense of the Trust Loan Seller or requesting party), but only to the extent (i) the requesting party or asset representations reviewer has not been able to obtain such documents from the Trust Loan Seller or a party to the Other Pooling and Servicing Agreement and (ii) such documents are in the possession of the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian, as the case may be. For the avoidance of doubt, none of the Servicer, the Special Servicer, the Trustee or the Custodian shall (i) have further obligations for such asset review or be bound by it or shall (ii) be obligated to provide such documents if providing such documents would, in its reasonable determination, be a violation of this Agreement or the Co-Lender Agreements.

(c)       Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the Co-Lender Agreements, the Servicer with respect to the Mortgage Loan when it is not a Specially Serviced Mortgage Loan or Special Servicer with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan, as applicable, shall consult with the Companion Loan Holders with respect to any matters with respect to the servicing of the Companion Loan to the extent required under the Co-Lender Agreements. In addition, notwithstanding anything to the contrary, the Servicer or Special Servicer, as applicable, shall deliver reports and notices to each Companion Loan Holder to the extent required under the Co-Lender Agreements.

(d)       At any time after a Companion Loan has become part of an Other Securitization Trust and provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Other Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Companion Loan Holder pursuant to this Agreement or the Co-Lender Agreements shall be delivered to the master servicer and special servicer with respect to such Other Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Other Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the Co-Lender Agreements to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the Co-Lender Agreements.

3.30.       Additional Matters with Respect to the Trust Loan.

(a)       In the event that the Trust Loan Seller repurchases a Trust Note (each, a “Repurchased Note”) in accordance with Section 2.8 and Section 8 of the Trust Loan Purchase Agreement, and the Companion Notes remains outstanding and is held by one or more Other Securitization Trusts, the Servicer and Special Servicer agree that pursuant to Sections [2] and [5] of each Co-Lender Agreement, the provisions of this Agreement and each Co-Lender Agreement shall continue to apply with respect to the servicing and administration of the

Mortgage Loan (and the Trust Loan Seller has agreed to such provisions in the Trust Loan Purchase Agreement) until such time all of the Trust Notes are repurchased by the Trust Loan Seller or otherwise no longer part of the Trust, and the related successor holders thereof and the Companion Loan Holders have entered into a replacement servicing agreement with respect to the Mortgage Loan or the Companion Notes are repurchased from its respective Other Securitization Trusts.

(b)       Custody of the respective Mortgage Loan Documents shall be held exclusively by the Custodian, and record title under the respective Mortgage Loan Documents shall be held exclusively by the Trustee, on behalf of the Certificateholders, as provided under this Agreement, except that the Trust Loan Seller shall hold and retain title to its original Repurchased Note and any related endorsements thereof.

(i)        Payments from the Borrower or any other amounts received with respect to each Note shall be collected as provided in this Agreement by the Servicer and shall be applied to each related Note in accordance with the related Co-Lender Agreement, subject to Section 3.30(b)(ii). In the event that any Property becomes Foreclosed Property, payments or any other amounts received with respect to the Mortgage Loan shall be collected and shall be applied to each Note in accordance with the related Co-Lender Agreement and this Agreement, subject to Section 3.30(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust by the Servicer for the benefit of the Trust Loan Seller and remitted (net of the Servicing Fees, Special Servicing Fees, Certificate Administrator Fees (including that portion of the Certificate Administrator Fees that represents the Trustee Fees, which are payable to the Trustee), Operating Advisor Fees and any Trust Fund Expenses, Property Protection Advances and any interest accrued thereon at the Advance Rate that are allocable to or attributable to such Repurchased Note in accordance with the related Co-Lender Agreement and Section 3.30(b)(ii)) to the Trust Loan Seller or its designee by the Servicer on or before each Distribution Date pursuant to instructions provided by the Trust Loan Seller and deposited and applied in accordance with this Agreement.

(ii)       In the event that the Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under the Mortgage Loan at any particular time, the Trust Loan Seller shall be entitled to receive from the Servicer an amount equal to the Trust Loan Seller’s allocable share of such payment as determined in accordance with the related Co-Lender Agreement and this Section 3.30(b)(ii). All expenses, losses and shortfalls including, without limitation, losses of principal or interest, Advances that have been declared Nonrecoverable Advances, interest on Advances, Special Servicing Fees, Work-out Fees and Liquidation Fees (including any such fees related to the related Notes) and other Trust Fund Expenses relating to the servicing and administration of the Mortgage Loan will be allocated to the holders of the Notes in accordance with the related Co-Lender Agreement. All expenses, losses and shortfalls including, without limitation, losses of principal or interest, Advances that have been declared Nonrecoverable Advances, interest on Advances, Special Servicing Fees, Work-out Fees and Liquidation Fees (including any such fees related to the related Notes) and other Trust Fund Expenses that are allocated to the Repurchased Notes shall be borne by the Trust Loan Seller and shall reduce the amount of collections in respect of the Repurchased Notes that are distributable to the Trust Loan Seller.

(iii)      For so long as the Mortgage Loan shall be serviced by the Servicer or the Special Servicer in accordance with this Agreement, the Servicer or the Special Servicer, as applicable, on behalf of the holders thereof shall administer the Mortgage Loan consistent with the terms of this Agreement. The Trust Loan Seller shall not be permitted to terminate the Servicer or Special Servicer as servicer or special servicer of the related Repurchased Note. All rights of the mortgagee under the Mortgage Loan will be exercised by the Servicer or Special Servicer, on behalf of the Trust, the Trust Loan Seller and the Companion Loan Holders to the extent of their respective interest therein (as a collective whole) in accordance with this Agreement, taking into account the interests of each of the holders of the Notes and the subordination of the C Note and the B Notes to the A Notes. Neither the Servicer nor the Trustee shall have any obligation to make P&I Advances with respect to the repurchased portion.

(iv)      Funds collected by the Servicer or the Special Servicer, as applicable, and applied to the Notes shall be deposited and disbursed in accordance with the provisions hereof. Compensation shall be paid to the Trustee, Certificate Administrator, Servicer, Special Servicer, Operating Advisor and CREFC® with respect to the related Repurchased Note as provided in this Agreement. None of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor shall have any obligation to make any Monthly Payment Advance with respect to the related Repurchased Note. The Servicer, Certificate Administrator, the Special Servicer and the Operating Advisor shall have no reporting requirement with respect to the related Repurchased Note other than that the holder of the related Repurchased Note, subject to delivery by such holder of an Investor Certification, shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement.

(c)       If any Note is considered a Specially Serviced Mortgage Loan, then each Note shall be a Specially Serviced Mortgage Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the Trust Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Work-out Fee or Liquidation Fee that would be payable to the Special Servicer under this Agreement.

(d)       If (A) the Servicer shall pay any amount to the Trust Loan Seller pursuant hereto in the belief or expectation that a related payment has been made or will be received or collected and (B) such related payment is not received or collected by the Servicer, then the Trust Loan Seller will promptly on demand by the Servicer return such amount to the Servicer. If the Servicer determines at any time that any amount received or collected by the Servicer in respect of the Mortgage Loan must be returned to the Borrower or paid to any other Person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to the Trust Loan Seller, and the Trust Loan Seller will promptly on demand by the Servicer repay, which obligation shall survive the termination of this Agreement, any portion thereof that the Servicer may have distributed to the Trust Loan Seller, together with interest thereon at such rate, if any, as the Servicer may pay to the Borrower or such other Person or entity with respect thereto.

(e)       Subject to this Agreement, the Servicer, or the Special Servicer, as applicable, on behalf of the holders of the Repurchased Note, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the Mortgage Loan, and (ii) enforce the Mortgage Loan Documents as provided hereunder. Without limiting the generality of the preceding sentence, the Servicer, or Special Servicer, as applicable, may provide consent to any action or inaction under the Mortgage Loan Documents, agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the Borrower or any guarantor of the Mortgage Loan without the consent of the Trust Loan Seller, subject, however, to Section 3.24.

(f)        In taking or refraining from taking any action permitted hereunder, the Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Mortgage Loan as is consistent with this Agreement; and shall only be liable to the Trust Loan Seller to the same extent as set forth herein as it is liable to the Trust.

(g)       If the Trustee or the Servicer has made a Property Protection Advance or an Administrative Advance with respect to the Mortgage Loan that would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the Trust Loan Seller shall reimburse the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, in an amount equal to its allocable share of such Nonrecoverable Advance and accrued interest thereon at the Advance Rate as determined in accordance with Section [2(b)] of each Co-Lender Agreement and Section 3.30(b)(ii).

(h)       The Trust Loan Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)        The Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Accepted Servicing Practices to execute and deliver, on behalf of the Trust Loan Seller as a holder of the related Repurchased Note, any and all documents and instruments necessary to maintain the lien created by the Mortgage or other security document related to the Mortgage Loan on the Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the Mortgage Loan Documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the Property all in accordance with, and subject to, the terms of this Agreement. The Trust Loan Seller agrees to furnish, or cause to be furnished, to the Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the Mortgage Loan; provided, however, that the Trust Loan Seller shall not be liable, and shall be indemnified by the Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Servicer or the Special Servicer, as the case may be; and further provided that the Servicer or the Special Servicer, without the written consent of the Trust Loan Seller, shall not initiate any action in the name of the Trust Loan Seller without indicating its representative capacity that actually causes the Trust Loan Seller to be registered to do business in any state.

(j)        The Trust Loan Seller agrees to deliver to the Servicer or the Special Servicer, as applicable the Mortgage Loan Documents related to the related Repurchased Note or related Repurchased Notes, as applicable, any receipt for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the Property or to any legal action or to enforce any other remedies or rights provided by the Note(s) or the Mortgage or otherwise available at law or equity with respect to the related Repurchased Note.

The rights granted to the Trust Loan Seller under this Section 3.30 shall in all respects be subject to the general rights, indemnification in favor of the Certificate Administrator, Trustee, Servicer, Special Servicer and the Operating Advisor, protections, limitations on liability and immunities granted to the parties in this Agreement (including, but not limited to, Section 6.3) and this Section 3.30 shall not be construed to limit such indemnification in favor of the Certificate Administrator, Trustee, Servicer, Special Servicer and Operating Advisor rights, protections, limitations on liability and immunities which shall apply to all the Notes, including the Repurchased Note.

3.31.       Credit Risk Retention.

(a)       The Third Party Purchaser, prior to its acquisition of Certificates that constitute the Required Third Party Purchaser Retention Amount, will be required to enter into an agreement with the Retaining Sponsor (the “Credit Risk Retention Compliance Agreement”).

(b)       None of the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor shall be obligated to monitor, supervise or enforce the performance of any party under the Credit Risk Retention Compliance Agreement.

4.              DISTRIBUTIONS AND STATEMENTS TO CERTIFICATEHOLDERS

4.1.       Distributions.  (a) On each Distribution Date, to the extent of Available Funds, amounts held in the Lower-Tier Distribution Account shall be withdrawn and distributed to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, for deposit into the Upper-Tier Distribution Account, and to the Class R Certificates in respect of the Class LT-R Interest in accordance with Section 4.1(b) and immediately thereafter, amounts so distributed to the Upper-Tier REMIC shall be withdrawn from the Upper-Tier Distribution Account and distributed by the Certificate Administrator in the following amounts:

first, to the Class A, Class X-A and Class X-B Certificates, on a pro rata basis, based on the Interest Distribution Amount for each such Class and such Distribution Date in an amount up to such Interest Distribution Amount for each such Class and such Distribution Date;

second, to the Class A Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

third, to the Class A Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

fourth, to the Class B Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

fifth, to the Class B Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

sixth, to the Class B Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

seventh, to the Class C Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

eighth, to the Class C Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

ninth, to the Class C Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

tenth, to the Class D Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

eleventh, to the Class D Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

twelfth, to the Class D Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

thirteenth, to the Class E Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

fourteenth, to the Class E Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution

Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

fifteenth, to the Class E Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates;

sixteenth, to the Class HRR Certificates, in an amount up to the Interest Distribution Amount for such Class and such Distribution Date;

seventeenth, to the Class HRR Certificates, in an amount up to the Principal Distribution Amount for such Distribution Date less any portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

eighteenth, to the Class HRR Certificates, in an amount up to the amount of all Applied Realized Loss Amounts previously allocated to such Class and not reimbursed on prior Distribution Dates; and

nineteenth, when the Certificate Balances of all Classes of Sequential Pay Certificates have been reduced to zero, and after payment in full of all unpaid expenses of the Trust, to the Class R Certificates (in respect of the Class UT-R Interest), any remaining amounts.

In no event will any Class of Sequential Pay Certificates receive distributions in reduction of its Certificate Balance which in the aggregate exceed the original Certificate Balance of such Class.

(b)       On each Distribution Date, each Class of Uncertificated Lower Tier Interests shall be deemed to receive (A) distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Related Certificates as provided in Section 4.1(a), and (B) distributions with respect of reimbursement of Realized Losses in an amount equal to the reimbursement of Realized Losses actually distributable to its respective Related Certificates as provided in Section 4.1(g). On each Distribution Date, each Class of Uncertificated Lower-Tier Interests shall be deemed to receive distributions in respect of interest in an amount equal to the sum of the Interest Distribution Amount and Interest Shortfall in respect of its Related Certificates and the Interest Distribution Amount and Interest Shortfall in respect of the Class X-A and Class X-B Certificates (based on the proportion of the interest accrued at the Class X Strip Rate on each respective Class of Related Certificates to the aggregate interest accrued at the Class X Strip Rates on all of the applicable Classes of Related Certificates), to the extent actually distributable thereon as provided in Section 4.1(a). Amounts distributable pursuant to this paragraph, together with amounts distributable pursuant to Section 4.3(b), are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account on each Distribution Date.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal its Lower-Tier Principal Amount. The Pass-Through Rate with respect to each

Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Introductory Statement hereto.

Any amount that remains in the Lower-Tier Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and any Yield Maintenance Premiums and Yield Maintenance Default Premiums distributed pursuant to Section 4.3 shall be distributed to the Holders of the Class R Certificates (in respect of the Class LT-R Interest, but only to the extent of the amount remaining in the Lower-Tier Distribution Account, if any).

Distributions to the Class R Certificateholders (in respect of the Class LT-R Interest) from the Lower-Tier Distribution Account and to the Class R Certificate holders (in respect of the Class UT-R Interest) and to other Certificateholders from the Upper-Tier Distribution Account on each Distribution Date shall be made by the Certificate Administrator to each Certificateholder of record on the related Record Date (other than as provided in Section 10.1 in respect of the final distribution), by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor; provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date.

(c)       All amounts distributable to a Class of Certificates pursuant to Section 4.1(a) on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date (after withdrawing any amounts deposited in the Distribution Account in error to the extent funds are available for such purpose) to each Certificateholder of record on the related Record Date by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor, provided that the Certificate Administrator has received appropriate wire transfer instructions therefrom, or by check by first class mail to the address set forth therefor in the Certificate Register if wiring instructions have not been received at least five (5) Business Days prior to the Distribution Date. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the location specified by the Certificate Administrator in the notice to Certificateholders of such final distribution.

(d)       The Certificate Administrator shall, as soon as reasonably possible after notice thereof by the Servicer to the Certificate Administrator that the final distribution with respect to any Class of Certificates is expected to be made, post a notice on the Certificate Administrator’s Website pursuant to Section 8.14(b) and mail to each Holder of such Class of Certificates on such date to the effect that:

(i)        the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates shall be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified; and

(ii)       if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificate from and after the end of the Certificate Interest Accrual Period related to such Distribution Date.

(e)       Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one (1) year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. All such amounts shall be held by the Certificate Administrator in trust in accordance herewith until the expiration of a two-year period following such second notice, notwithstanding any termination of the Trust Fund. If within two (2) years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall, to the extent permitted by law, hold all amounts distributable to the Holders thereof for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund, at which time such amounts shall be distributed to the Depositor. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.1(e). Any such amounts transferred to the Certificate Administrator shall not be invested.

(f)        The Certificate Administrator shall be responsible for the calculations with respect to distributions from the Trust so long as the Trust Fund has not been terminated in accordance with this Agreement. The Certificate Administrator shall have no duty to recompile, recalculate or verify the accuracy of information provided to it by the Servicer pursuant to Section 3.18(a) and, in the absence of manifest error in such information, may conclusively rely upon it.

(g)       On each Distribution Date, Realized Losses with respect to the Trust Loan shall be allocated to each Class of Certificates in the following order:

first, to the Class HRR Certificates;

second, to the Class E Certificates;

third, to the Class D Certificates;

fourth, to the Class C Certificates;

fifth, to the Class B Certificates; and

sixth, to the Class A Certificates;

in each case until the Certificate Balance of each such Class has been reduced to zero.

The Notional Amount of the Class X-A Certificates will be reduced by the amount of Realized Losses allocated to the Class A Certificates. The Notional Amount of the Class X-B Certificates will be reduced by the amount of Realized Losses allocated to the Class B or Class C Certificates.

4.2.       Withholding Tax. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders and other payees that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding and such Certificateholders shall furnish any information as may be required for the Certificate Administrator to comply with any withholding requirements. In the event the Certificate Administrator withholds any amount from interest payments or advances thereof or other amounts to any Certificateholder or payee pursuant to federal withholding requirements, amounts so withheld shall be treated as having been entirely distributed to such Certificateholder or payee, and the Certificate Administrator shall indicate the amount withheld to such Certificateholder or payee through a report.

4.3.       Allocation and Distribution of Prepayment Premiums. (a) On each Distribution Date, Prepayment Premiums, if any, collected by the Servicer in respect of the Trust Loan during the related Collection Period shall be remitted from the Servicer on the Remittance Date to the Certificate Administrator and shall be distributed by the Certificate Administrator to the Holders of each Class of Certificates) on the related Distribution Date in the following manner:

(i)        pro rata, between the (x) the group of Class A and Class X-A Certificates (the “YM Group A”), (y) the group of Class B, Class C and Class X-B Certificates (the “YM Group B”),and (z) the group of Class D, Class E and Class HRR Certificates (the “YM Group C”, and collectively with the YM Group A and YM Group B, the “YM Groups”), based upon the total amount of principal distributed to all of the Sequential Pay Certificates in each YM Group on such Distribution Date; and

(ii)       among the Classes of Certificates in each YM Group, in the following manner: (A) the holders of each Class of Sequential Pay Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of Prepayment Premiums equal to the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Sequential Pay Certificates in such YM Group on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such Class of Certificates, and (c) the Prepayment Premiums collected with respect to the Trust Loan during the related Collection Period and allocated to such YM Group, and (B) any Prepayment Premium amounts collected during the related Collection Period remaining after such distributions shall be distributed to the shall be distributed to the applicable Class X Certificates in such YM Group (or if there are no Class X Certificates in such YM Group, to the Class R Certificates).

If there is more than one such Class of Certificates entitled to distributions of principal on any particular Distribution Date on which Prepayment Premiums are distributable, the aggregate amount of such Prepayment Premiums shall be allocated among all such Classes of Certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this Section 4.3.

(b)       All Prepayment Premiums distributable pursuant to clause (a) of this Section 4.3 shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Class LA Uncertificated Interest (whether or not the Lower-Tier Principal Amount of such Uncertificated Lower-Tier Interest has been reduced to zero).

4.4.       Statements to Certificateholders.  (a) On each Distribution Date, based on information provided by the Servicer and the Special Servicer, as applicable, the Certificate Administrator shall prepare and make available pursuant to Section 8.14(b) to any Privileged Person (including a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto) and shall deliver to the Initial Purchaser, a statement, based upon information supplied to it by the Servicer and the Special Servicer, as applicable, in respect of the distributions on such Distribution Date (a “Distribution Date Statement”) setting forth:

(i)        for each Class of Regular Certificates (1) the amount of the distributions made on such Distribution Date allocable to interest at the Pass-Through Rate and/or the amount allocable to principal (separately identifying the amount of any principal payments (and specifying the source of such payments)), (2) the amount of any Yield Maintenance Premiums or Yield Maintenance Default Premiums collected on the Trust Loan allocable to each Class of Certificates and (3) the amount of interest paid on Advances from Default Interest and allocable to such Class;

(ii)       if the amount of the distribution to the Holders of each Class of Certificates was less than the full amount that would be distributable to such Holders if there were sufficient Available Funds, the amount of the shortfall allocable to such Class, stating separately the amounts allocable to principal and interest;

(iii)      the amount of any Monthly Payment Advance for such Distribution Date;

(iv)      the Certificate Balance or Notional Amount, as the case may be, of each Class of Regular Certificates after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount, as the case may be, on such Distribution Date and the allocation of Realized Losses on such Distribution Date;

(v)       the principal balance of the Trust Loan and the Certificate Balance or Notional Amount of each Class of Certificates as of the end of the Collection Period for such Distribution Date and the amount of Realized Losses allocated to each Class;

(vi)     the aggregate amount of Unscheduled Payments (and the source of such payments) made with respect to the Mortgage Loan during the related Collection Period, and the aggregate amount of such payments allocable to the Trust Loan;

(vii)     identification of any Mortgage Loan Event of Default or any Special Servicing Loan Event, any Servicer Termination Event, any Special Servicer Termination Event or any Operating Advisor Termination Event under this Agreement that in any case has been declared as of the close of business on the second Business Day prior to the end of the immediately preceding calendar month;

(viii)    the amount of the servicing compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Work-out Fees and any other Borrower charges retained by the Servicer or the Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and CREFC®, separately listing the Certificate Administrator Fee (including the portion that is the Trustee Fee), the Special Servicing Fee, the Operating Advisor Fee and the CREFC® Intellectual Property Royalty License Fee with respect to such Distribution Date;

(ix)      the number of days the Borrower is delinquent in the event that the Borrower is delinquent at least thirty (30) days and the date upon which any foreclosure proceedings have been commenced;

(x)       whether any Property, as of the close of business on the Payment Date preceding such Distribution Date had become a Foreclosed Property, together with an identification of same;

(xi)      information with respect to any declared bankruptcy of the Borrower;

(xii)     as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received therefrom during the related Collection Period;

(xiii)    a list of conveyances or transfers of any portion of the Property by the Borrower reported to the Certificate Administrator to the extent not already reported on the CREFC® Reports provided by the Servicer and posted on the Certificate Administrator’s Website;

(xiv)    the aggregate amount of all Advances, if any, not yet reimbursed;

(xv)       the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer or the Trustee;

(xvi)       an itemized report identifying any Appraisal Reduction Amount and any Trust Appraisal Reduction Amount;

(xvii)       the amount of Default Interest, if any, and late payment charges, if any, paid by the Borrower during the related Collection Period;

(xviii)       an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates with respect to the related Distribution Date;

(xix)       the aggregate amount of any Trust Fund Expenses reimbursable or payable by the Borrower under the Mortgage Loan Agreement, and the amount collected from the Borrower in respect of such Trust Fund Expenses;

(xx)       the amount and type of Prepayment Premiums, if any, collected in respect of the Trust Loan during the related Collection Period and distributed on such Distribution Date to the Certificateholders or the Companion Loan Holders; and

(xxi)       the Trust Note Rate and Net Trust Note Rate for each Trust Note and the related Mortgage Loan Interest Accrual Period.

The Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without Certificateholder approval.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate upon written request to the Certificate Administrator, a statement containing the information set forth in clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion of such year during which such Person was a Certificateholder, together with such other information as required by applicable law, or that a Certificateholder or beneficial owner of a Certificate reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year or as otherwise required by law. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

(b)       The Certificate Administrator shall make the Distribution Date Statement available to Privileged Persons (including for this purpose a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto) on each Distribution Date pursuant to Section 8.14(b). The Certificate Administrator’s obligation to provide such information shall be contingent on the Certificate Administrator’s receipt of such information from the Servicer and the Special Servicer, as applicable. The Certificate Administrator shall be entitled to rely on such information provided to it by the Servicer or the Special Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Borrower or the Special Servicer, the Servicer’s obligation to furnish such information to the Certificate Administrator shall be contingent on its receipt of such information from the Borrower or the Special Servicer, as applicable. To the extent that information required to be furnished by the

Special Servicer is based on information required to be provided by the Borrower, the Special Servicer’s obligation to furnish such information shall be contingent upon receipt of its receipt of such information from the Borrower. The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to rely on information supplied by the Borrower without independent verification.

The Certificate Administrator shall, to the extent provided to it by the Servicer in electronic format, make available to Privileged Persons pursuant to Section 8.14(b) reports or analyses of net operating income from the Property. Such net operating income reports or analyses shall be prepared pursuant to Section 3.18 by the Servicer in CREFC® format based on the quarterly, annual and periodic statements and rent rolls with respect to the Property obtained by the Servicer from the Borrower or the Special Servicer.

If so authorized by the Depositor, the Certificate Administrator may make available on its Internet website to any Privileged Person certain other information with respect to the Trust Loan (subject to the limitations of Section 3.18).

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s Website or its filing of such information pursuant to this Agreement.

In addition, the Certificate Administrator shall make available on its website such information as set forth in Section 8.14(b).

(c)       With respect to each Companion Loan that at any time is included in a securitization involving Companion Loan Securities, for so long as any Person (such a Person, a “Serviced Companion Loan EU Transparency Designee”) is an “originator, sponsor [or] SSPE” (as such terms are defined in the EU Retention Rules) and has transparency and reporting obligations or conditions imposed by the EU Retention Rules or otherwise under applicable law in connection with such securitization (“Serviced Companion Loan EU Reporting Obligations”) (and each of the Servicer, the Special Servicer, any applicable Sub-Servicer, and the Certificate Administrator shall be entitled to assume the existence of the circumstances described in this lead-in clause upon any related requests by or on behalf of the Serviced Companion Loan EU Transparency Designee or the Serviced Companion Loan EU Reporting Administrator):

(i)       each of the Servicer and the Certificate Administrator, as applicable, will make available to the vendor, if any, designated by the Serviced Companion Loan EU Transparency Designee (such vendor, the “Serviced Companion Loan EU Reporting Administrator”) and the Serviced Companion Loan EU Transparency Designee, the CREFC® Investor Reporting Package and, subject to Section 3.21, access to such parties’ website, if any, relating to this Agreement;

(ii)       each of the Servicer, the Special Servicer and the Certificate Administrator, as applicable, shall use reasonable efforts to deliver or make available to the Serviced Companion Loan EU Reporting Administrator and the Serviced Companion Loan EU Transparency Designee such additional information and data as may be reasonably requested by the Serviced Companion Loan EU Reporting Administrator or the Serviced Companion Loan EU Transparency Designee in good faith and such request for such information and data shall include the following: (A) the specific name of (or, if not known, the type of (using customary references)) report, data, information, analysis, communication, agreement, document, or instrument being sought and (B) reference to each applicable loan, borrower or related party, lender, and property (each, a “Serviced Companion Loan Additional Data Request”), in each case within a reasonable period following the receipt of such Serviced Companion Loan Additional Data Request; provided that such obligation shall be subject to all of the following terms and conditions:

(A)       the Servicer, any Mortgage Loan Seller Sub-Servicer or the Special Servicer, as the case may be, shall have no obligation to deliver or make available information or data other than Undeveloped Servicer Information/Data and the Certificate Administrator shall have no obligation to deliver or make available information or data other than Undeveloped Certificate Administrator Information/Data;

(B)       prior to such Serviced Companion Loan Additional Data Request, the Serviced Companion Loan EU Reporting Administrator and the Serviced Companion Loan EU Transparency Designee shall have reviewed all information and data it received from each of the Servicer, the Special Servicer and the Certificate Administrator or has access to via such party’s website (or as a Privileged Person);

(C)       the Servicer, any Mortgage Loan Seller Sub-Servicer, the Special Servicer or the Certificate Administrator, as the case may be, shall have no obligation to deliver or make available information or data that is contained within the information and data so received, or previously received, by or made available to the Serviced Companion Loan EU Reporting Administrator and the Serviced Companion Loan EU Transparency Designee, or either of them, as described in the preceding clause (B) (including any information or data included in any CREFC® Investor Reporting Package previously delivered or made available);

(D)       the Serviced Companion Loan EU Reporting Administrator or the Serviced Companion Loan EU Transparency Designee has reasonably determined it needs the requested information and data for the purposes of compliance with Serviced Companion Loan EU Reporting Obligations;

(E)       the Servicer or the Special Servicer , as the case may be, shall have no obligation to deliver or make available information or data other than asset-level Undeveloped Servicer Information/Data, in each case relating to the securitization(s) effected hereby and the Mortgage Loan (including Undeveloped Servicer Information/Data relating to the Borrower or the Property), and the Certificate Administrator shall have no obligation to deliver or make available information or data other than bond-level Undeveloped Certificate Administrator Information/Data relating to the securitization(s) effected hereby and the

Mortgage Loans and the Whole Loans (including Undeveloped Certificate Administrator Information/Data relating to the Borrower or the Property);

(F)       the Servicer, the Special Servicer or the Certificate Administrator, as the case may be, shall have no obligation to respond to more than one Serviced Companion Loan Additional Data Request made to such Person by the Serviced Companion Loan EU Reporting Administrator and the Serviced Companion Loan EU Transparency Designee, or either of them, per reporting period under the EU Retention Rules;

(G)       the Person responsible for delivering or making available such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data shall be entitled in each case to elect in its sole discretion between delivering such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data, as the case may be, on the one hand, or making available such Undeveloped Servicer Information/Data or Undeveloped Certificate Administrator Information/Data, as the case may be, on the other hand; and

(H)       the Serviced Companion Loan EU Transparency Designee shall have previously satisfied the condition regarding indemnification set forth in 4.4(c)(v) below.

(iii)       with respect to the Mortgage Loan if there is a Sub-Servicer, the Servicer shall use reasonable efforts to cause such Sub-Servicer to provide to the Serviced Companion Loan EU Reporting Administrator and the Serviced Companion Loan EU Transparency Designee access to such Sub-Servicer’s website in order for the Servicer to comply with its obligations under this 4.4(c).

(iv)       for the purposes of clause (ii)(D) above, the Servicer, the Special Servicer and the Certificate Administrator (and each Mortgage Loan Seller Sub-Servicer) shall be entitled to conclusively assume, and rely upon the determination (without any independent investigation, diligence or otherwise), that each Serviced Companion Loan Additional Data Request is necessary for compliance with the Serviced Companion Loan EU Reporting Obligations;

(v)       it shall be a condition to the obligations of each of the Servicer, any Mortgage Loan Seller Sub-Servicer, the Special Servicer and the Certificate Administrator otherwise set forth above that the Serviced Companion Loan EU Transparency Designee shall have caused to be executed and delivered to the Servicer, the Special Servicer and the Certificate Administrator an undertaking (by an entity reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator) to (A) indemnify and hold harmless the Servicer, the Special Servicer, the Certificate Administrator and their respective officers, directors, shareholders, members, managers, employees, agents, affiliates and controlling persons (each, a “Serviced Companion Loan EU Reporting Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees, expenses, disbursements and costs of enforcement), as incurred, which any such Serviced Companion Loan EU Reporting Indemnified Party incurs or to which any such Serviced Companion Loan EU Reporting Indemnified Party may become subject pursuant to an action or claim, insofar as the same arise out of or are based, in whole or in part, upon the Serviced Companion Loan EU Reporting Obligations and (B) reimburse each Serviced Companion Loan EU Reporting Indemnified Party for any and all expenses (including, without limitation, the fees, expenses, costs and disbursements of counsel) as reasonably incurred in investigating, preparing for or defending against any such action or claim, to the extent that any such expenses are not paid under clause (A) above (in the case of both clauses (A) and (B) above, collectively, “Serviced Companion Loan EU Reporting Liabilities”); provided that no holding harmless or indemnification shall be required to the extent that the relevant Serviced Companion Loan EU Reporting Liability arises out of such Serviced Companion Loan EU Reporting Indemnified Party’s willful misconduct, fraud or gross negligence in the performance of its obligations under this Section 4.4(c) or its grossly negligent disregard of its obligations under this Section 4.4(c); and provided, further, that such Serviced Companion Loan EU Transparency Designee will be deemed to have satisfied the condition set forth in this clause (v) with respect to the Servicer, the Special Servicer or the Certificate Administrator, as the case may be, if such Serviced Companion Loan EU Transparency Designee causes the execution and delivery, to or for the benefit of the Servicer, the Special Servicer or the Certificate Administrator, as the case may be, an indemnification agreement the form and substance of which and the obligor under which are acceptable to such Person in its sole discretion as evidenced by such Person’s execution thereof or consent thereto as a beneficiary. No such losses, claims or liabilities shall be paid or reimbursed from the Collection Account or otherwise from the Trust Fund; and

(vi)       the Serviced Companion Loan EU Transparency Designee shall notify the Servicer, each relevant Mortgage Loan Seller Sub-Servicer, the Special Servicer and the Certificate Administrator in writing of any termination or resignation of the Serviced Companion Loan EU Reporting Administrator and the appointment of any replacement or successor Serviced Companion Loan EU Reporting Administrator and, at any time after the effective date of a termination or resignation of the Serviced Companion Loan EU Reporting Administrator and before the effective date of the appointment of a replacement or successor Serviced Companion Loan EU Reporting Administrator, references to the Serviced Companion Loan EU Reporting Administrator in this Section 4.4(c) shall be deemed to refer to the Serviced Companion Loan EU Transparency Designee; provided, however, that the Servicer shall furnish the then-current notice addresses for the relevant Mortgage Loan Seller Sub-Servicer (as set forth in the related Sub-Servicing Agreements or as later received by the Servicer) within three (3) Business Days following request therefor by the Serviced Companion Loan EU Transparency Designee and the Serviced Companion Loan EU Transparency Designee shall be entitled to rely on such notice addresses so furnished to it for the purpose of such notice by the Serviced Companion Loan EU Transparency Designee to each relevant Mortgage Loan Seller Sub-Servicer under this clause (vi).

Notwithstanding anything to the contrary in this Agreement, none of the Servicer, the Special Servicer or the Certificate Administrator (nor any Sub-Servicer) shall have any reporting or other similar obligations in connection with the Serviced Companion Loan EU Transparency Designee’s compliance with the Serviced Companion Loan EU Reporting Obligations except for the obligations expressly set forth above in this Section 4.4(c).

4.5.       Investor Q&A Forum; Investor Registry and Rating Agency Q&A Forum. (a) The Certificate Administrator shall make available, only to Privileged Persons (which for this purpose excludes a Privileged Person who provided the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-2 hereto), the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and Beneficial Owners of Certificates who provide the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-1 may submit questions to (a) the Certificate Administrator relating to the Distribution Date Statement, (b) the Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14(b)(ii)(B), the Trust Loan or the Property and (c) the Operating Advisor relating to annual or other reports or recommendations to replace the Special Servicer prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the appropriate Person (as identified to the Certificate Administrator by the Servicer, the Special Servicer or the Operating Advisor, as applicable) in each case via electronic mail within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be by email to the Certificate Administrator. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the Mortgage Loan Documents or this Agreement, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or would result in significant additional cost or expense to, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Holder and the Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Trust and Servicing Agreement provides that the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Trust and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the Mortgage Loan Documents, (iv) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, (vi) answering any Inquiry would result in the disclosure of communications between the Directing Holder and the Special Servicer, (vii) answering any Inquiry would require the disclosure of Privileged Information or (viii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should be drawn from the fact that the Certificate Administrator, the Servicer, the Special Servicer and/or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Initial Purchaser or any of their respective Affiliates. None of the Initial Purchaser, the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. No party shall post or otherwise disclose direct communications with the Directing Holder as part of its response to any Inquiries; provided, that the Certificate Administrator shall have no obligation to review any inquiry or answer received by it for posting to the Investor Q&A Forum to determine if such inquiry or answer contains any such direct communication with the Directing Holder, or otherwise to consult with the party from whom such Inquiry or answer is received to confirm the same, and the Certificate Administrator shall have no liability in connection with its posting to the Investor Q&A Forum of any Inquiry or answer containing such direct communication. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.

(d)       The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any Person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to Persons entitled to access the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and e-mail address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate

Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)       The Certificate Administrator shall, with the consent of the Depositor, make the Distribution Date Statements available to certain market data providers upon receipt by the Certificate Administrator from such Person of a certification substantially in the form of Exhibit O hereto, which certification may be submitted electronically via the Certificate Administrator’s Website. The Depositor hereby consents to the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com Inc., Thomson Reuters, Moody’s Analytics, MBS Data, LLC and Markit Group Limited, and the provision of such information shall not constitute a breach of this Agreement by the Certificate Administrator.

(f)       The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit inquiries to the Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties, (iii) submit requests for information about the Trust Loan or the Property (each such submission identified in sub-clauses (i), (ii) and (iii) hereof, a “Rating Agency Inquiry”) or (iv) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. Upon receipt of a Rating Agency Inquiry for the Servicer, the Special Servicer or the Certificate Administrator, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate Person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by e-mail to the 17g-5 Information Provider. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry and the related response (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. If the Certificate Administrator, the Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, Accepted Servicing Practices, this Agreement or the Mortgage Loan Documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product of, any counsel engaged by the Certificate Administrator, the Servicer or the Special Servicer, as applicable, or (iii)(A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Servicer or the Special Servicer, as applicable, determines in accordance with Accepted Servicing Practices (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by e-mail of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider will not be liable for the failure by any other such Person to answer any such Rating Agency Inquiry. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other Person. None of the Initial Purchaser, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

5.       THE CERTIFICATES

5.1.       The Certificates.

(a)       The Certificates shall be issued in substantially the respective forms set forth as Exhibits A-1 through A-9 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

(b)       The Certificates of each Class of Sequential Pay Certificates shall be issued in minimum denominations of $100,000 [(or $10,000 for Sequential Pay Certificates issued to QIBs)] and integral multiples of $1,000 in excess $100,000 [(or $10,000], as applicable). If the Initial Certificate Balance of any Class of Sequential Pay Certificates does not equal an integral multiple of $1,000, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized Initial Certificate Balance that includes the excess of (i) the Initial Certificate Balance of such Class over (ii) the largest integral multiple of $1,000 that does not exceed such amount. The Class X Certificates shall be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amount of not less than $1,000,000 and integral multiples of $1 in excess thereof. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and integral multiples of 1% in excess thereof.

(c)       One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a

Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

(d)       During the Risk Retention Period, the Risk Retention Certificates shall only be held as a Definitive Certificate in the Third Party Purchaser Safekeeping Account by the Certificate Administrator (and the Holder of the Risk Retention Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. During the Risk Retention Period, the Certificate Administrator shall hold the Risk Retention Certificates in safekeeping and shall release the same only upon receipt of written instructions in accordance with Section 5.1(e), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Third Party Purchaser Safekeeping Account” and into which the Risk Retention Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Third Party Purchaser Safekeeping Account for the Holder of the Risk Retention Certificates. The Risk Retention Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Risk Retention Certificates shall be remitted to the Third Party Purchaser Safekeeping Account, but shall be remitted directly to the Holder of the Risk Retention Certificates in accordance with written instructions (which shall be in the form of Exhibit P to this Agreement) provided separately by the Holder of the Risk Retention Certificates to the Certificate Registrar. Under no circumstances by virtue of safekeeping the Risk Retention Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any Person on behalf of the Holder of the Risk Retention Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Class HRR Agreement. The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this Third-Party Purchaser Safekeeping Account and shall have no liability in connection therewith, other than, subject to Section 5.1(e), with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Risk Retention Certificates. The Certificate Administrator shall hold the Definitive Certificate representing the Risk Retention Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holder of the Risk Retention Certificates of such new location:

[ADDRESS]

On the Closing Date and upon the transfer of the Risk Retention Certificates pursuant to Section 5.3(p), the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Third Party Purchaser substantially in the form of Exhibit BB to this Agreement evidencing its receipt of the Risk Retention Certificates.

The Certificate Administrator shall make available to the Holder of the Risk Retention Certificates a statement of Third Party Purchaser Safekeeping Account as mutually agreed upon by the Certificate Administrator and the Holder of the Risk Retention Certificates, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Risk Retention Certificates shall be subject to Article 5.

In the event that such Risk Retention Certificates are released from the Third Party Purchaser Safekeeping Account, the Certificate Administrator’s obligations with respect thereto shall cease and terminate and the Certificate Administrator shall be released therefrom, for so long as such Class HRR Certificates are not held in the Third Party Purchaser Safekeeping Account.

(e)       In the event the Third Party Purchaser seeks to cause the release of any Risk Retention Certificates from the Third Party Safekeeping Account, the Third Party Purchaser shall deliver to the Certificate Administrator (i) a written request for such release in connection with a transfer pursuant to Section 5.3(p) or in connection with the termination of the Risk Retention Period and (ii) a written request for the Retaining Sponsor’s consent to such release substantially in the form of Exhibit J-6. Promptly upon receipt of such request for the Retaining Sponsor’s consent, the Certificate Administrator shall forward such request to the Retaining Sponsor, the Depositor and counsel via electronic mail to the addresses listed on such form (or such other method and/or address(es) as may hereafter be furnished by the Retaining Sponsor to the Certificate Administrator in writing). The Certificate Administrator may not consent to, or otherwise permit, any such release of the Risk Retention Certificates without obtaining the Retaining Sponsor’s countersigned request for consent; provided that if the Retaining Sponsor fails to respond (which response, for the avoidance of doubt, may include an acknowledgement of such request (other than an automated email response)) in writing to the Certificate Administrator within ten (10) Business Days after the Retaining Sponsor’s receipt of any such written request for the Retaining Sponsor’s consent, such release will be deemed to have been approved by the Retaining Sponsor; provided that such deemed consent shall not apply in connection with a determination of whether the Risk Retention Period has ended. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.3.

5.2.       Form and Registration.  (a) Each Class of the Certificates (other than the Risk Retention Certificates and the Class R Certificates) sold to an institution that is a non-U.S. Securities Person in “offshore transactions” (as defined in Rule 902(h) of Regulation S) in reliance on Regulation S shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of the Euroclear System (“Euroclear”) and/or Clearstream Banking, société anonyme (“Clearstream”). Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (each, a “Regulation S

Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.3(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless an exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)       Except as otherwise set forth in this Agreement, Certificates of each Class offered and sold to QIBs in reliance on Rule 144A under the Act (“Rule 144A”) (other than the Risk Retention Certificates during the Risk Retention Period and the Class R Certificates) shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, collectively with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Rule 144A Global Certificate.

(c)       Certificates of each Class (other than the Class R Certificates) that are initially offered and sold to investors that are Institutional Accredited Investors that are not QIBs, the Risk Retention Certificates (during the Risk Retention Period) and the Class R Certificates (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, issued in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners; provided, that prior to such transfer the investor executes and delivers to the Certificate Registrar an Investment Representation Letter (or a Transferee Affidavit in the case of the Class R Certificates).

(d)       Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of Definitive Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will Definitive Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

5.3.       Registration of Transfer and Exchange of Certificates. (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Servicer and the Special Servicer any notices from the Certificateholders.

(b)       Subject to the restrictions on transfer set forth in this Article 5, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)       Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in a Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to an institution who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit C hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)       Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in a Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit D hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, (B) that the Certificate being transferred is not a “restricted security” as defined in Rule 144 under the Act or (C) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the

Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)       Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit E hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a QIB and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)       Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit F hereto from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)       Non-Book Entry Certificate to Global Certificate. If a Holder of a Non-Book Entry Certificate (other than a Class HRR Certificate during the Risk Retention Period or a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such Holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.7, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such Holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit G hereto (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit H hereto (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit I hereto (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)       Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.2(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Global Certificate, Temporary Regulation S Global Certificate or Regulation S Global Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)       Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)       Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)       If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)       All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)       No Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be (i) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or (ii) any person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate. Each prospective transferee of a Class R Certificate in the form of a Definitive Certificate shall deliver to the transferor, the Certificate Registrar and the Certificate Administrator a representation letter, substantially in the form of Exhibit J-3, stating that the prospective transferee is not a Person described in clause (i) or (ii) of the preceding sentence. No Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E or Class HRR Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any Person acting on behalf of any such plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an

“accredited investor” within the meaning of Rule 501(a)(1) of Regulation D of the Act and (B) the acquisition, holding and disposition of such Certificate by the purchaser will not constitute or otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code (or a non-exempt violation of Similar Law). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

In addition, each purchaser of Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) or that is acting on behalf of any such ERISA Plan or using the assets of such ERISA plan will be deemed to have represented and warranted that (i) none of the Depositor, the Initial Purchaser, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase or holding of the Certificates or the transaction is not otherwise prohibited) and (ii) the ERISA Plan fiduciary making the decision to acquire the Certificates is exercising its own independent judgment in evaluating the investment in such Certificates.

(n)       Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)       Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition of a Residual Ownership Interest by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)       No Residual Ownership Interest may be transferred, and no such transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit J-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (6) it is a QIB purchasing for its own account, or a person purchasing for the account of another QIB, and (7) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.3(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit J-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)       Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)       The Class R Certificates may only be issued as Definitive Certificates and transferred to and owned by QIBs.

(o)       No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. Neither the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator nor the Certificate Registrar are obligated to register or qualify the Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

(p)       At all times during the Risk Retention Period, if a transfer of the Risk Retention Certificates is to be made, then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) the original Class HRR Certificates released to the Certificate Registrar in accordance with Section 5.1(d), (ii) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit J-4, (iii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-5, (iv) a W-9 completed by the prospective transferee and (v) wire instructions and contact information of the prospective transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.1(d), Section 5.1(e) and Section 5.3, reflect the Risk Retention Certificates in the name of the prospective transferee and shall deliver written confirmation to the transferee with a copy via email to each of the Retaining Sponsor, the transferor and their respective legal counsel, of such transfer and the safekeeping of such Class HRR Certificates in the form of Exhibit BB attached hereto. After the termination of the Risk Retention Period (the completion of which is subject to the consent of the Retaining Sponsor in the form of Exhibit J-6), if a transfer of the Class HRR Certificates is to be made, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt may conclusively rely upon) each of the following: (i) the original Class HRR Certificates released to the Certificate Registrar, (ii) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit J-4 and (iii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit J-5. For the avoidance of doubt, in no event shall the Risk Retention Certificates be held as a Global Certificate during the Risk Retention Period.

5.4.       Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund. In connection with the issuance of any new Certificate under this Section 5.4, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.4 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

5.5.       Persons Deemed Owners. The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification by a Beneficial Owner (or prospective transferee of a Certificate), such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or such prospective transferee).

5.6.       Access to List of Certificateholders’ Names and Addresses; Special Notices.

The Certificate Registrar shall maintain in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, afford such Certificateholder access during normal business hours to a current list of the Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar and the Certificate Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer, the Trustee and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor and any reasonable costs associated therewith shall be a Trust Fund Expense.

Upon the written request of any Certificateholder or Beneficial Owner that (a) has provided an Investor Certification, (b) states that such Certificateholder or Beneficial Owner desires the Certificate Administrator to transmit a notice to all Certificateholders or Beneficial Owner stating that such Certificateholder or Beneficial Owner wishes to be contacted by other Certificateholders or Beneficial Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder or Beneficial Owner proposes to transmit, the Certificate Administrator shall post such Special Notice to the Certificate Administrator’s Website pursuant to Section 8.14(b) and shall mail such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder and Beneficial Owner, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the

Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

5.7.       Maintenance of Office or Agency.  The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at [ADDRESS] as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Borrower of any change in the location of the Certificate Register or any such office or agency.

6.       THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

6.1.       Respective Liabilities of the Depositor, the Servicer and the Special Servicer.  The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

6.2.       Merger or Consolidation of the Servicer or the Special Servicer.   Each of the Servicer and the Special Servicer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Any Person into which the Servicer or the Special Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Servicer or the Special Servicer shall be a party, or any Person succeeding to the business of the Servicer or the Special Servicer shall be the successor of the Servicer or Special Servicer, as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Servicer or Special Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, unless such successor or surviving Person is the Servicer or the Special Servicer, each of the Certificate Administrator and the Trustee shall have received a Rating Agency Confirmation before any such surviving Person shall be deemed to be the successor of the Servicer or the Special Servicer, as the case may be, hereunder.

6.3.       Limitation on Liability of the Depositor, the Servicer, the Special Servicer, the Operating Advisor and Others.  (a) Neither the Depositor, the Servicer, the Special Servicer, the Operating Advisor nor any of their respective directors, officers, members, managers, partners, employees, Affiliates or agents shall be under any liability to the Trust, the Certificateholders, any Companion Loan Holder or the Directing Holder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, actions taken or not taken at the direction of Certificateholders or the Companion Loan Holders that does not violate any law or Accepted Servicing Practices or the provisions of this Agreement or the Co-Lender Agreements, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer, the Operating Advisor or any such other Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, employees, members, managers, partners, Affiliates or agents may reasonably rely on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (“Controlling Persons”), shall be indemnified by the Trust (in accordance with the procedures set forth in Section 3.4(c)) and held harmless against any loss, liability, claim, demand or expense (including reasonable legal fees, costs of enforcing its indemnity and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to this Agreement, the Mortgage Loans, the Co-Lender Agreements, the Properties, or the Certificates (except as any such loss, liability or expense shall be otherwise reimbursable and reimbursed pursuant to this Agreement), other than any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence by it in the performance of its duties hereunder or by reason of its negligent disregard of its obligations and duties hereunder. Neither the Depositor, the Operating Advisor, the Servicer nor Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor, the Operating Advisor, the Servicer or the Special Servicer may, in its discretion, undertake any such action which it may deem necessary or desirable (in the case of the Servicer or Special Servicer, in accordance with Accepted Servicing Practices) in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liabilities of the Trust, and the Depositor, the Operating Advisor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from funds on deposit in the Collection Account or the Distribution Account. Subject to Section 6.6, neither the Servicer nor the Special Servicer shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application by the Trustee or Certificate Administrator of any funds paid to the Trustee or the Certificate Administrator, as applicable, in respect of the Mortgage Loan deposited into or withdrawn from the Distribution Account or any account (other than the Collection Account and the Foreclosed Property Account and any other account maintained by the Servicer, the Special Servicer or any Sub-Servicer pursuant to this Agreement) maintained by or on behalf of the Trustee or the Certificate Administrator (except to the extent that any such account is held by the Servicer or the Special Servicer in its commercial capacity), or for investment of such amounts (other than investments made with the Servicer or the Special Servicer in its commercial capacity).

(b)       In order to comply with Applicable Banking Law, the Servicer and the Special Servicer, as the case may be, may be required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Servicer or the Special Servicer. Accordingly, each of the parties hereto agrees to provide to the Servicer and the Special Servicer, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Servicer and the Special Servicer to comply with Applicable Banking Law.

(c)       The Depositor shall not have rights or be obligated to monitor or supervise the performance of the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator under this Agreement.

6.4.       Servicer and Special Servicer Not to Resign; Replacement of Servicer or Special Servicer.  (a) Each of the Servicer and Special Servicer may resign and assign its rights and delegate its duties and obligations under this Agreement to any Person or to an entity, provided that:

(i)       the Person accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution having a net worth of not less than $25,000,000, organized and doing business under the laws of the United States or of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or the Special Servicer, as the case may be, of the Mortgage Loan, (B) shall execute and deliver to the Trustee an agreement in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or the Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; provided, however that to the extent such agreement modifies in any respect any of the covenants, terms or conditions in this Agreement to be performed by the Servicer or the Special Servicer, as the case may be, such agreement shall be subject to the approval of the Trustee, such approval not to be unreasonably withheld, (C) shall make such representations and warranties of the Servicer or the Special Servicer, as the case may be, as provided in Section 2.5 or 2.6, as applicable, and (D) shall not be a Borrower Affiliate;

(ii)       Rating Agency Confirmation has been received;

(iii)       the Servicer or the Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.4(a);

(iv)       the rate at which any servicing compensation (or any component thereof) is calculated shall not exceed the rate specified herein; and

(v)       the Servicer or the Special Servicer, as the case may be, shall reimburse the Trustee, the Trust, and the Rating Agencies for any expenses of such assignment, sale or transfer.

Upon satisfaction of the foregoing requirements and acceptance of such assignment, such Person shall be the successor Servicer or the Special Servicer, as the case may be, hereunder.

(b)       Subject to (and except as otherwise provided in) the provisions of Sections 6.2 and 6.4(a), neither the Servicer nor the Special Servicer shall resign from its obligations and duties hereby imposed on it, except upon determination that performance of its duties hereunder is no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as the case may be, shall be evidenced by an Opinion of Counsel delivered to the Trustee, the Depositor, and, so long as no Consultation Termination Event is continuing, the Directing Holder. No resignation by the Servicer or the Special Servicer, as applicable, under this Agreement shall become effective until the Trustee or a successor Servicer or Special Servicer, as applicable, shall have assumed the responsibilities and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement in accordance with Section 7.2. Notwithstanding the previous sentence, each of the Servicer and the Special Servicer may assign its duties and obligations under this Agreement under certain limited circumstances as described herein. In connection with any such resignation, the successor special servicer shall either (i) prior to a Control Event, be appointed by the Directing Holder in accordance with Section 7.1; or (ii) after a Control Event, be appointed by the Trustee and otherwise satisfy the requirements for a successor special servicer set forth in Section 6.4(a).

6.5.       Ethical Wall.

(a)       The Servicer shall maintain reasonable policies and procedures, taking into account the nature of its business, to ensure that divisions and individuals of the Servicer making Investment Decisions (such division and individuals, “Servicer Investment Personnel”) will not obtain Confidential Information from the division and individuals of the Servicer who are involved in the performance of the duties of the Servicer hereunder (such divisions and individuals, “Servicer Servicing Personnel”) and the Servicer Servicing Personnel will not obtain information regarding Investments from Servicer Investment Personnel. The Servicer represents that policies and procedures restricting the flow of information exist, and shall be maintained by the Servicer, between Servicer Investment Personnel, on the one hand, and Servicer Servicing Personnel, on the other, and that such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from Servicer Servicing Personnel to Servicer Investment Personnel and (b) policies and procedures against the disclosure of information regarding Investments from Servicer Investment Personnel to Servicer Servicing Personnel. The senior management personnel of the Servicer and/or its Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not participate in or use that information to influence Investment Decisions; nor may they pass that information to others for use in such activities; nor may such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities use that information to influence servicing recommendations. Notwithstanding anything herein to the contrary, the delivery or provision by the Servicer of information or reports as required by this Agreement shall not constitute a violation or default of this Section 6.5(a).

(b)       The Special Servicer shall maintain reasonable policies and procedures, taking into account the nature of its business, to ensure that divisions and individuals of the Special Servicer making Investment Decisions (such division and individuals, “Special Servicer Investment Personnel”) will not use Confidential Information received from the division and individuals of the Special Servicer who are involved in the performance of the duties of the Special Servicer hereunder (such divisions and individuals, “Special Servicer Servicing Personnel”) in a manner that violates any applicable law including, but not limited to, any securities laws and the Special Servicer Investment Personnel will not provide information regarding its decisions relating to Investments in the Certificates to Special Servicer Servicing Personnel. The Special Servicer represents that policies and procedures restricting the flow of information exist, and shall be maintained by the Special Servicer, between Special Servicer Investment Personnel, on the one hand, and Special Servicer Servicing Personnel, on the other, and that such policies and procedures restricting the flow of information operate in both directions so as to include (a) policies and procedures against the disclosure of Confidential Information from Special Servicer Servicing Personnel to Special Servicer Investment Personnel and (b) policies and procedures restricting the disclosure of information regarding Special Servicer Investment Personnel decisions relating to Investments in the Certificates to Special Servicer Servicing Personnel. The senior management personnel of the Special Servicer and/or its Affiliate who have obtained Confidential Information in the course of their exercise of general managerial responsibilities may not use that information to influence Investment Decisions with respect to the Certificates; nor may they pass that information to others for use in such activities, to the extent the use of such Confidential Information violates the securities laws; nor may such senior management personnel who have obtained information regarding Investments in the course of their exercise of general managerial responsibilities use that information to influence servicing recommendations. Notwithstanding anything herein to the contrary, the delivery or provision by the Special Servicer of information or reports as required by this Agreement shall not constitute a violation or default of this Section 6.5(b).

The Servicer and the Special Servicer shall afford the Depositor, upon reasonable notice, during normal business hours access to all non-confidential, non-proprietary records, including those in electronic form, documentation, records or any other information regarding the Trust Loan that are in its possession or control hereunder and access to its officers responsible therefor. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and is not obligated to supervise the performance of the Servicer and the Special Servicer under this Agreement or otherwise.

6.6.       Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor. (a) Each of the Servicer, the Special Servicer, the Operating Advisor and the Depositor, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer, the Operating Advisor or the Depositor, as applicable, of its representations and warranties, as applicable, under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor or the Depositor in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(b)       Each of the Servicer and the Special Servicer, severally and not jointly, shall indemnify and hold harmless the Companion Loan Holders from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Companion Loan Holders may sustain in connection with this Agreement that arise out of or are based upon the Servicer’s or the Special Servicer’s, as the case may be, willful misconduct, bad faith or negligence in the performance of its obligations and duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

7.       SERVICER TERMINATION EVENTS; TERMINATION OF SPECIAL SERVICER WITHOUT CAUSE

7.1.       Servicer Termination Events; Special Servicer Termination Events.  (a) “Servicer Termination Event,” or “Special Servicer Termination Event” wherever used herein with respect to the Servicer or the Special Servicer, as the case may be, means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the Servicer or the Special Servicer, as applicable, to remit any payment required to be made or remitted by it (other than Advances described under clause (ii) below) when required to be remitted under the terms of this Agreement by 11:00 a.m., New York time, on the Business Day following the day on which such remittance was required to be made;

(ii)       any failure of the Servicer to (a) make any Monthly Payment Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, (b) make any Administrative Advance required to be made pursuant to this Agreement on or prior to the applicable Remittance Date that is not cured by 11:00 a.m., New York time, on the related Distribution Date, or (c) make any Property Protection Advance required to be made pursuant to this Agreement when the same is due and such failure continues unremedied for ten (10) Business Days (or such shorter period (not less than one Business Day) as would prevent a lapse in insurance or a delinquent payment of real estate taxes or ground rents) following the day on which the Servicer receives notice of such lapse or delinquency thereof or should have received such notice if it had been acting in accordance with Accepted Servicing Practices;

(iii)       any failure by the Servicer or the Special Servicer, as applicable, to observe or perform in any material respect any other of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of thirty (30) days after the day on which written notice of such failure shall have been given to the Servicer or the Special Servicer, as applicable, by the Trustee or to the Servicer or the Special Servicer, as applicable, and the Trustee by the Holders of Sequential Pay Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Sequential Pay Certificates or, with respect to a Companion Loan affected by such breach, by the related Companion Loan Holder; provided, however, that, with respect to any such failure that is not curable within such thirty (30) day period, the Servicer or the Special Servicer, as appropriate, will have an additional cure period of thirty (30) days to effect such cure so long as the Servicer or the Special Servicer, as appropriate, has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee with an officer’s certificate certifying that it has diligently pursued, and is continuing to diligently pursue, such cure;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer or the Special Servicer, as applicable, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; provided, however, that, with respect to any such decree or order that cannot be discharged, dismissed or stayed within such sixty (60) day period, the Servicer or the Special Servicer, as applicable, will have an additional period of thirty (30) days to effect such discharge, dismissal or stay so long as it has commenced proceedings to have such decree or order dismissed, discharged or stayed within the initial sixty (60) day period and has diligently pursued, and is continuing to pursue, such discharge, dismissal or stay;

(v)       the Servicer or the Special Servicer, as applicable, shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Servicer or the Special Servicer or of or relating to all or substantially all of its property;

(vi)       the Servicer or the Special Servicer, as applicable, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vii)       Moody’s (1) has qualified, downgraded or withdrawn its ratings of one or more Classes of Certificates, or (2) has placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Moody’s within 60 days of such event) and, in the case of either of clauses (1) or (2), publicly citing servicing concerns with the Servicer or the Special Servicer, as the case may be, as the sole or material factor in such action;

(viii)       DBRS Morningstar (1) has qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (2) has placed one or more Classes of Certificates on “watch status” in contemplation of a rating downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn within 60 days of such event) and, in the case of either of clauses (1) or (2), publicly citing servicing concerns with the Servicer or the Special Servicer, as the case may be, as the sole or material factor in such rating action;

(ix)       a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or

(B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the Servicer or the Special Servicer, as applicable as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); and

(x)       so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer or Special Servicer, as applicable, or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer or Special Servicer, shall fail to deliver the items required to be delivered to such Other Securitization Trust as required by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within 5 Business Days of such failure to comply with the requirements set forth in Article 13, including any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this Section 7.1(a)(x) shall be terminated at the direction of the Depositor).

(b)       Upon the occurrence of any Servicer Termination Event or Special Servicer Termination Event, the Trustee shall, upon actual knowledge by a Responsible Officer or receipt of notice from the Servicer or the Special Servicer, promptly notify the Certificate Administrator in writing. The Certificate Administrator shall, upon receipt of such notice (or receipt of a notice from the Servicer or the Special Servicer of the occurrence of a Servicer Termination Event or Special Servicer Termination Event), (i) post such notice on the Certificate Administrator’s Website pursuant to Section 8.14(b), (ii) provide such notice to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), (iii) provide notice to the Companion Loan Holders, and (iv) provide notice of the same to the Certificateholders by mail, to the addresses set forth on the Certificate Register, unless the related Servicer Termination Event or Special Servicer Termination Event, as applicable, shall have been cured or waived. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware.

(c)       If a Servicer Termination Event or Special Servicer Termination Event shall occur then, and in each and every such case, so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, either (i) the Trustee may, or (ii) upon the written direction of Holders of Sequential Pay Certificates having at least 25% of the Voting Rights (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balances of the Certificates) of the Sequential Pay Certificates or, if affected thereby, of the applicable Companion Loan Holders (solely with respect to a Special Servicer Termination Event), the Trustee shall terminate all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under this Agreement, other than rights and obligations accrued prior to such termination, and in and to the Mortgage Loan and the proceeds thereof by notice in writing to the Servicer or the Special Servicer, as applicable; provided that, notwithstanding anything to the contrary, if a Special Servicer Termination Event under clauses (i), (ii), (iii), (ix) and/or (x) of Section 7.1(a) only has an adverse effect on a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, but has no adverse effect on the Trust Loan, the Certificateholders or a rating on any of the Certificates, then (A) the Special Servicer shall not be terminated by the Trustee pursuant to clause (i) above of this sentence without the written direction of the affected Companion Loan Holders or upon the written direction of the Holders of Certificates pursuant to clause (ii) above of this sentence, and (B) (x) with respect to a Special Servicer Termination Event under clause (x) of Section 7.1(a), the related Other Depositor shall be able to require termination of the Special Servicer pursuant to clause (ii) above of this sentence. In addition, (A) if any Servicer Termination Event on the part of the Servicer affects a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, and if the Servicer is not otherwise terminated or (B) if a Servicer Termination Event on the part of the Servicer affects only a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, then the Servicer may not be terminated by or at the direction of the related Companion Loan Holder or the holder of any Companion Loan Securities, but upon the written direction of the related Companion Loan Holder, the Servicer will be required to appoint a sub-servicer that will be responsible for servicing the Mortgage Loan. Upon any termination of the Servicer or the Special Servicer, as applicable, or appointment of a successor to the Servicer or the Special Servicer, as applicable, the Trustee shall notify the Certificate Administrator and the Certificate Administrator shall post such written notice thereof on the Certificate Administrator’s Website and provide the same to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, give written notice to the Depositor, the Companion Loan Holders and the Certificateholders by mail to the addresses set forth in the Certificate Register. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware. Prior to the occurrence and continuance of a Control Event, the Directing Holder shall have the right to select the successor special servicer following any Special Servicer Termination Event.

(d)       Prior to the occurrence and continuance of a Control Event, and subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a Qualified Replacement Special Servicer and the right of the Certificateholders to approve the replacement of the Special Servicer with such Qualified Replacement Special Servicer pursuant to this Section 7.1(i), the Directing Holder shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Directing Holder shall have the right to, and shall, appoint a successor special servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the

Trustee shall have received a Rating Agency Confirmation from each Rating Agency prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor special servicer shall have been appointed. The Directing Holder shall pay any costs and expenses incurred by the Trustee or the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.1(a)). Notwithstanding anything to the contrary in this Agreement, no successor special servicer appointed by the Directing Holder (including, without limitation, the initial Special Servicer) pursuant to Section 6.4, Section 7.1(c) or this Section 7.1(d) or otherwise pursuant to this Agreement shall be required to meet any independent net worth or similar financial covenant; provided, however, that notwithstanding the foregoing, any successor special servicer may not be a Borrower Affiliate and shall satisfy any Rating Agency conditions set forth in the Rating Agency Confirmation delivered by such Rating Agency with respect to such successor special servicer and any other conditions as set forth in this Agreement.

Notwithstanding the foregoing, if a Servicer Termination Event occurs and such Servicer Termination Event only has an adverse effect on the Companion Loan or the rating of a Companion Loan Security and the Servicer is not otherwise terminated, then the Trustee, at the direction of the Companion Loan Holder or the Depositor (in the case of clause (x) of the definition “Servicer Termination Event”), will be required to direct the Servicer to (and the Servicer shall) appoint a sub-servicer that will be responsible for servicing the Mortgage Loan, or if the Mortgage Loan is currently being sub-serviced, then the Trustee will be required to direct the Servicer to (and the Servicer shall) replace such sub-servicer with a new sub-servicer (but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Servicer is permitted to terminate the sub-servicing agreement due to such default); provided that the Servicer shall be required to obtain a Rating Agency Confirmation from each Rating Agency (including a Companion Loan Rating Agency Confirmation) with respect to the appointment of such sub-servicer (at the expense of the Servicer). If any Special Servicer Termination Event occurs and such Special Servicer Termination Event only has an adverse effect on the Companion Loan or a Companion Loan Security and the Special Servicer is not otherwise terminated, then the Trustee, at the direction of the Companion Loan Holder, will be required to terminate the Special Servicer. In addition, in the event that a Special Servicer Termination Event under clause (x) of the definition thereof occurs and the Special Servicer is not otherwise terminated, the Trustee will be required to terminate the Special Servicer at the direction of the Depositor.

(e)       [Reserved].

(f)       During the continuance of a Control Event, upon the written direction of Holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Certificates) of the Sequential Pay Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction (which must be a Qualified Replacement Special Servicer), the Certificate Administrator shall promptly post such written direction to the Certificate Administrator’s Website pursuant to Section 8.14(b). Upon (i) delivery by such Holders to the Certificate Administrator of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special

Servicer and the appointment of a new Special Servicer (which confirmation shall be obtained at the expense of such holders) and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses will not be additional Trust Fund Expenses), the Certificate Administrator shall promptly post written notice of a request for such a vote to the Certificate Administrator’s Website pursuant to Section 8.14(b), provide written notice to all Certificateholders of such request by mail, and shall conduct the solicitation of votes of all Certificates. Such votes will be effective only if received by the Certificate Administrator within 180 days of the posting of such notice on the Certificate Administrator’s Website. Any votes not received within such 180-day period shall be of no force and effect. If Holders of Sequential Pay Certificates evidencing at least 66-2/3% of a Certificateholder Quorum vote in favor of replacing the Special Servicer within such 180-day period, the Certificate Administrator shall notify the Trustee and the Trustee shall terminate all of the rights (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination) and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer designated by such Certificateholders; provided, however, such successor Special Servicer shall (i) satisfy the eligibility requirements applicable to the Special Servicer contained in this Agreement and (ii) not also be a Borrower Affiliate, the current Special Servicer or an affiliate of the current Special Servicer. The provisions set forth in the foregoing sentences of this paragraph shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other. As between the Special Servicer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Special Servicer. The Holders of the Certificates that initiated the vote to replace the Special Servicer shall pay the costs and expenses incurred in connection with the removal and replacement of the Special Servicer pursuant to this paragraph. The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder may access such notices on the Certificate Administrator’s Website and that each Certificateholder may register to receive e-mail notifications when such notices are posted thereon.

(g)       [Reserved].

(h)       In the event that the Servicer or Special Servicer is terminated pursuant to this Section 7.1, the Trustee shall notify the Certificate Administrator of the effective date of the Servicer’s or Special Servicer’s, as the case may be, termination and the Certificate Administrator shall, upon receiving such notice, notify the outgoing Servicer or Special Servicer, as the case may be, of the effective date of its termination, and the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or Special Servicer, as the case may be (the “Terminated Party”) (with a copy to the Certificate Administrator, and the 17g-5 Information Provider (who shall post it to its website)), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loan and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder, to the Excess Servicing Fee Right, and to any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination and the right to the benefits of Section 6.3 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, subject to the foregoing, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loan or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section 7.1 (absent the appointment of a successor, and such successor’s assumption of obligations hereunder) and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Servicer or Special Servicer’s rights and obligations with respect to the Mortgage Loan and related documents, or otherwise. The Servicer and the Special Servicer, as applicable, each agrees that, in the event it is terminated pursuant to this Section 7.1, or resigns under Section 6.4(b), to promptly (and in any event no later than ten (10) Business Days subsequent to such notice) provide, at its own expense, the Terminating Party (which term shall include for the purposes of the remainder of this Section 7.1(g), the Trustee (or a successor Servicer or Special Servicer) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer, as applicable, or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.1(g), the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) to the Collection Account, the Foreclosed Property Account or shall thereafter be received with respect to the Mortgage Loan, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer, as applicable (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or Special Servicer, as applicable, shall reasonably request (including electronic form), to enable it to assume the function of the Servicer or Special Servicer, as applicable, hereunder. All reasonable costs and expenses of the Terminating Party or the successor Servicer or Special Servicer, as applicable, incurred in connection with transferring the Mortgage File to the Terminating Party or to the successor Servicer or Special Servicer, as applicable, and amending this Agreement to reflect such succession pursuant to this Section 7.1 shall be paid by the Terminated Party upon presentation of reasonable documentation of such costs and expenses. If the Terminated Party has not reimbursed the Terminating Party or such successor Servicer or Special Servicer, as applicable, for such expenses within ninety (90) days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust pursuant to Section 3.4(c); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. Notwithstanding the foregoing, in the event that the Special Servicer is terminated without cause pursuant to this Section 7.1, all costs and expenses incurred or payable by the terminated Special Servicer under this Section 7.1 shall be paid by the Trust Fund.

(i)       If at any time the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with Accepted Servicing Practices, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, then the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written report in the form of Exhibit AA attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written report contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which shall be a Qualified Replacement Special Servicer). In such event, the Certificate Administrator shall promptly notify each Certificateholder of the recommendation and post such notice and report on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Sequential Pay Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the Holders of Certificates that (A) evidence at least 20% of the Voting Rights (taking into account the application of any Trust Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Sequential Pay Certificates on an aggregate basis, and (B) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliates) and (ii) receipt of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor following satisfaction of the foregoing clause (i), the Trustee shall (1) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (2) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Certificate Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence within 180 days of after the notice is posted to the Certificate Administrator’s Website, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. In the event the Special Servicer is terminated pursuant to this Section 7.1, the Directing Holder may not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. For the sake of clarity, the recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the Directing Holder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

(j)       Neither the Operating Advisor nor its Affiliates may be appointed as a successor Servicer or Special Servicer.

7.2.       Trustee to Act; Appointment of Successor.

(a)       On and after the time the Servicer or Special Servicer, as the case may be, receives a notice of termination pursuant to Section 7.1, or resigns pursuant to Section 6.4(b), the Terminating Party (which term shall include, for the purposes of the remainder of this Section 7.2, the Trustee (or a successor Servicer or Special Servicer including a successor appointed under Section 6.4(a)) in connection with a resignation of the Servicer or the Special Servicer under Section 6.4(b)) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.2, the resigning party in connection with a resignation of the Servicer of the Special Servicer under Section 6.4(b)) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Terminated Party by the terms and provisions hereof; provided, however, that (i) neither the Trustee nor the Terminating Party (or any successor Servicer or Special Servicer, as the case may be) shall have responsibilities, duties, liabilities or obligations with respect to any act or omission of the Terminated Party and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies or failure to cooperate as required by this Agreement shall not be considered a default by the Terminating Party or such successor hereunder. The Trustee, as successor Servicer, and any other successor Servicer or Special Servicer, as the case may be, shall be indemnified to the full extent provided to the Trustee under this Agreement. The appointment of a successor Servicer or Special Servicer, as the case may be, shall not affect any liability of the Terminated Party that may have arisen prior to its termination as such. The Terminating Party shall not be liable for any of the representations and warranties of the Terminated Party herein or in any related document or agreement, for any acts or omissions of the Terminated Party or for any losses incurred in respect of any Permitted Investment by the Terminated Party nor shall the Terminating Party or any successor Servicer or Special Servicer be required to purchase the Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer, as the case may be, shall be entitled to all compensation with respect to the Mortgage Loan to which the Terminated Party would have been entitled that accrues after the date of the Terminating Party’s succession to which the Terminated Party would have been entitled if it had continued to act hereunder and, in the case of a successor Special Servicer, the Special Servicing Fee. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall, if it is unable to so act, or during the continuance of a Control Event if the Holders of Sequential Pay Certificates having greater than 25% of the aggregate Voting Rights (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balances of the Certificates) of all then outstanding Sequential Pay Certificates so request in writing to the Trustee, or the Trustee is not approved by the Rating Agencies as a Servicer or Special Servicer, as the case may be, as evidenced by a Rating Agency Confirmation, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the succession of the Trustee as Servicer or Special Servicer, as the case may be, promptly appoint, or petition a court of competent jurisdiction to appoint, any established Mortgage Loan servicing institution reasonably satisfactory to the Trustee the appointment for which a Rating Agency Confirmation is obtained, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer, as applicable, hereunder.

No appointment of a successor to a Terminated Party hereunder shall be effective until the assumption by such successor of all the Terminated Party’s responsibilities, duties and liabilities hereunder. Pending appointment of a successor to a Terminated Party hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in the applicable capacity as herein above provided. Any appointment or succession by the Trustee to the rights and obligations of the Special Servicer hereunder shall be subject to the Directing Holder’s right to replace the Special Servicer prior to the occurrence and continuance of a Control Event. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loan as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, except that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be paid pursuant to Section 3.4(c). The Depositor, the Trustee, the Servicer (as applicable), the Special Servicer (as applicable) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b)        Notwithstanding Section 7.1(c), if a Servicer receives a notice of termination solely due to a Servicer Termination Event under Section 7.1(a)(vii) or (viii) and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Mortgage Loan from at least three (3) Persons qualified to act as successor Servicer hereunder in accordance with Section 6.4 and Section 7.2 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Mortgage Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer with respect to the Mortgage Loan, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor Servicer entering into a Sub-Servicing Agreement with the terminated Servicer to service the Mortgage Loan at a sub-servicing fee rate per annum equal to the excess of the Servicing Fee Rate minus the Excess Servicing Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a Sub-Servicing Agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful Bidder”) to act as successor Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Certificate Administrator shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce such terminated Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Servicer would otherwise be below market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce such Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer that meets the requirements of this Section 7.2.

7.3.       [Reserved].

7.4.       Other Remedies of Trustee.  During the continuance of any Servicer Termination Event or Special Servicer Termination Event, as the case may be, or so long as such Servicer Termination Event or Special Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.1, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and the Companion Loan Holders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Trustee shall be entitled to be reimbursed therefor pursuant to Section 3.4(c) from the Collection Account. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

7.5.       Waiver of Past Servicer Termination Events and Special Servicer Termination Events.  The Holders of Sequential Pay Certificates evidencing not less than 66 2/3% of the aggregate Voting Rights of all then outstanding Sequential Pay Certificates may, on behalf of all Certificateholders and upon adequate indemnification of the Trustee by the requesting Holders of Certificates, waive any default by the Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Payment Advances) to or payments from the Collection Account, the Distribution Account or the Foreclosed Property Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and the related Servicer Termination Event or Special Servicer Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right related thereto.

7.6.       Trustee as Maker of Advances.  In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Servicer shall notify the Trustee of its failure to make such Advances as promptly as possible, but in the case of any Monthly Payment Advances no later than 3:00 p.m. (New York time) on the related Remittance Date, and the Certificate Administrator shall notify the Trustee of the Servicer’s failure to make any Advances as promptly as possible, but in the case of any Monthly Payment Advances no later than 6:00 p.m. (New York time) on the related Remittance Date. The Trustee shall, subject to its own determination of recoverability (made in the same manner as required of the Servicer pursuant to the terms of this Agreement), perform such obligations (a) within five (5) Business Days (or such shorter period (but not less than one (1) Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Mortgage Loan Documents or this Agreement with respect to the Property or to avoid any foreclosure or similar action with respect to the Property by reason of failure to pay real estate taxes, assessments, ground rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to Property Protection Advances and Administrative Advances and (b) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Payment Advances provided that the Trustee has received notice from the Servicer or the Certificate Administrator by 6:00 p.m. (New York time) on the Remittance Date of the failure of the Servicer to make a required Monthly Payment Advance. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s rights with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith judgment); provided, however, that if Advances made by the Trustee and/or the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer with respect to a Nonrecoverable Advance hereunder. The Trustee shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Payment Advance made by it pursuant to this Section 7.6 within two (2) Business Days of making such advance.

8.       THE TRUSTEE AND THE CERTIFICATE aDMINISTRATOR

8.1.       Duties of the Trustee and the Certificate Administrator.  (a) Each of the Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and after the curing or waiver of any Servicer Termination Event or Special Servicer Termination Event that may have occurred, undertakes with respect to the Trust Fund to perform such duties and only such duties as are specifically set forth in this Agreement. Neither the Depositor nor the Servicer nor the Special Servicer shall be obligated to monitor or supervise the performance by the Trustee or the Certificate Administrator of its duties hereunder. In case a Servicer Termination Event or Special Servicer Termination Event has occurred (which has not been cured or waived), the Trustee, subject to the provisions of Sections 7.2 and 7.4, shall exercise such of the rights and powers vested in it by this Agreement, and shall use the same degree of care and skill in their exercise, as a prudent institution would exercise or use under the circumstances in the conduct of such institution’s own affairs. Any permissive right of the Trustee or the Certificate Administrator set forth in this Agreement shall not be construed as a duty. The Trustee (or the Servicer or the Special Servicer on its behalf) and the Certificate Administrator (or the Servicer or the Special Servicer on its behalf), as applicable, shall have the power to exercise all the rights of a holder of the Mortgage Loan on behalf of the Certificateholders and the Companion Loan Holders (or, if a Companion Loan Holder is an Other Securitization Trust, the related Other Depositor and any other party to any Other Pooling and Servicing Agreement), subject to the terms of the Mortgage Loan Documents, the Co-Lender Agreements; provided, however, that the Lender’s obligations under the Mortgage Loan Documents shall be exercised by the Servicer or Special Servicer, as the case may be, pursuant to this Agreement.

(b)       Subject to Sections 8.2(a) and 8.3, each of the Trustee and the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine, or cause to be examined, such instruments to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found on its face not to conform to the requirements of this Agreement in a material manner, the Trustee and the Certificate Administrator shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s reasonable satisfaction, the Trustee or the Certificate Administrator, as applicable, may or may not act upon same.

(c)       Subject to Section 8.3, no provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator, as applicable, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, its negligent failure to perform its obligations in compliance with this Agreement, or any liability which would be imposed by reason of its negligence, willful misconduct or bad faith; provided, however, that:

(i)       No implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and each of the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, resolutions, certificates, statements, opinions, reports, documents, orders, opinions or other instruments furnished to the Trustee and/or the Certificate Administrator and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)       neither the Trustee nor the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, unless it shall be proved that the Trustee, the Certificate Administrator or such Responsible Officer was negligent in ascertaining the pertinent facts;

(iii)       neither the Trustee nor the Certificate Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement;

(iv)       neither the Trustee nor the Certificate Administrator shall be charged with knowledge of a Mortgage Loan Event of Default or any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.1 or any other act or circumstance upon the occurrence of which the Trustee or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Depositor or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Regular Certificates; and

(v)       neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability and for which it would not be indemnified for pursuant to this Agreement.

(d)       None of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator to (i) expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, or (ii) perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except, with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Notwithstanding anything contained herein, neither the Trustee nor the Certificate Administrator shall be responsible and shall have liability in connection with the duties assumed by the Authenticating Agent, and the Certificate Registrar hereunder, unless the Trustee or the Certificate Administrator is acting in any such capacity hereunder; provided further that in any such capacity each of the Trustee and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee and Certificate Administrator hereunder, as applicable.

8.2.       Certain Matters Affecting the Trustee and the Certificate Administrator.  (a) Except as otherwise provided in Sections 8.1:

(i)       each of the Trustee and the Certificate Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution,

Officer’s Certificate, auditor’s certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)       each of the Trustee and the Certificate Administrator may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)       neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee or the Certificate Administrator of the obligation, upon the occurrence of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, that a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge of (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs;

(iv)       neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)       prior to the occurrence of a Servicer Termination Event or Special Servicer Termination Event hereunder and after the curing or waiver of such Servicer Termination Event or Special Servicer Termination Event that may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein (except as specifically required by this Agreement) or to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the outstanding Certificates; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by either party in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as applicable, may require indemnity reasonably satisfactory to it against such costs, expenses or liabilities as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Trust pursuant to Section 3.4(c) in the event that such investigation relates to a Servicer Termination Event or Special Servicer Termination Event, if such an event shall have occurred and is continuing, and otherwise by the Certificateholders requesting the investigation;

(vi)       each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys selected by it with due care, but the Certificate Administrator and the Trustee shall not be relieved of any of its duties or obligations by virtue of the appointment of any agents or attorneys;

(vii)       each of the Trustee and the Certificate Administrator shall not be liable for any loss on any investment of funds made by the Trustee or the Certificate Administrator, as applicable, pursuant to the terms of this Agreement, provided, however, this clause (vii) shall not relieve the Trustee or the Certificate Administrator (solely in their respective commercial capacities and not in their respective capacities hereunder) of any liabilities with respect to investments issued by such entity, as applicable, in their respective commercial capacities;

(viii)       neither the Trustee nor the Certificate Administrator hereunder shall be personally liable hereunder solely by reason of any act or failure to act of any predecessor or successor Trustee or Certificate Administrator hereunder;

(ix)       neither the Trustee nor the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder;

(x)       in no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God;

(xi)       other than in the case of actual fraud (as determined by a non-appealable final court order), neither the Trustee nor the Certificate Administrator shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xii)       nothing herein shall be construed as an obligation of the parties to this Agreement to advise the Certificateholders with respect to their rights and protections relative to the Trust; and

(xiii)       nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law.

Except as otherwise specifically provided herein, each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, paying agent and Authenticating Agent).

(b)       Following the Closing Date, neither the Trustee nor the Certificate Administrator shall accept any contribution of assets to the Trust Fund not specifically contemplated by this Agreement.

(c)       All rights or actions under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator may be enforced by such party without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator, as applicable, shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)       In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee. Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Banking Law.

8.3.       Neither the Trustee nor the Certificate Administrator is Liable for Certificates or the Mortgage Loan.  The recitals contained herein and in the Certificates (other than the signature and authentication of the Certificate Administrator on the Certificates) shall not be taken as the statements of the Trustee or the Certificate Administrator and the Trustee and the Certificate Administrator assume no responsibility for their correctness. The Trustee and the Certificate Administrator make no representation as to the validity or sufficiency of this Agreement (other than its execution of this Agreement), the Certificates, the Trust Loan, the Companion Loan or of the Mortgage Loan or related documents except as expressly set forth herein. The Trustee and the Certificate Administrator shall not be liable for any action or failure of any action by the Depositor, the Servicer or the Special Servicer hereunder. The Trustee and the Certificate Administrator shall not at any time have any responsibility or liability for or with respect to the legality, validity or enforceability of the Mortgage or the Mortgage Loan, or the perfection and priority of the Mortgage or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of the Property; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Trust Loan to the Trust; the performance or enforcement of the Trust Loan (other than with respect to the Servicer or Special Servicer, if the Trustee shall assume the duties of the Servicer and/or Special Servicer, respectively, pursuant to Section 7.2 and then only to the extent of the obligations of the Servicer or Special Servicer, as applicable, hereunder); the compliance by the Depositor, the Borrower, the Servicer and the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the Trustee’s receipt of notice or other discovery of any noncompliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or the Special Servicer or any loss resulting therefrom (other than investments made with the Trustee or the Certificate Administrator in its commercial capacity); the failure of the Servicer, the Special Servicer or any sub-servicer to act or perform any duties required of it hereunder; or any action by the Trustee or the Certificate Administrator taken at the direction of the Servicer or the Special Servicer (other than with respect to the Trustee, if the Trustee shall assume the duties of the Servicer or the Special Servicer); provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator, as applicable, of its obligation to perform its duties under this Agreement. Except with respect to a claim based on either the Trustee’s or the Certificate Administrator’s negligent action, negligent failure to act or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provisions of this Agreement, the Certificates, the Mortgage, the Property or the Trust Loan or assignment thereof against the Trustee or the Certificate Administrator, as applicable, in its respective individual capacity, and neither the Trustee nor the Certificate Administrator shall have any personal obligation, liability or duty whatsoever to any Certificateholder or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statements in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement (unless, with respect to the Trustee, the Trustee shall have become the successor Servicer or Special Servicer). Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates or for the use or application of any funds paid to the Servicer or the Special Servicer, as applicable, in respect of the Mortgage Loan deposited into or withdrawn from the Collection Account or any account maintained by or on behalf of the Servicer or the Special Servicer (except to the extent that any such account is held by the Trustee or the Certificate Administrator in its commercial capacity), or for investment of such amounts (other than, and to the extent of, investments made with the Trustee or the Certificate Administrator in its commercial capacity).

The Trustee and the Certificate Administrator, by reason of the action or inaction of a responsible officer or officers of the Trustee or the Certificate Administrator, as applicable, nor any of its directors, officers, members, managers, partners, employees, Affiliates or agents shall have no liability to the Trust, the Certificateholders or the Companion Loan Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Trustee, the Certificate Administrator (including in its capacity as Certificate Registrar, Authenticating Agent, Custodian, paying agent or 17g-5 Information Provider) or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Certificate Administrator (including in its capacity as Certificate Registrar, Authenticating Agent, Custodian, paying agent or 17g-5 Information

Provider) or any such Person, as applicable, or by reason of negligent disregard of the Trustee, the Certificate Administrator or any such Person, as applicable, of its obligations and duties hereunder. The Trustee, the Certificate Administrator in each of its capacities under this Agreement and any of their respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust pursuant to Section 3.4(c) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense (including reasonable legal fees, costs of enforcing its indemnity and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to or related to the Trustee’s or the Certificate Administrator’s performance of their respective powers and duties under this Agreement (including, without limitation, performance under Section 8.1 hereof); provided, however, that this provision shall not protect the Trustee, the Certificate Administrator or any such Person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence of the Trustee, the Custodian, the Certificate Administrator or any such Person or by reason of negligent disregard of the Trustee, the Certificate Administrator or any such Person, as applicable, of its obligations and duties hereunder. The indemnification provided hereunder shall survive the resignation or removal of the Trustee or the Certificate Administrator and the termination of this Agreement. Notwithstanding anything herein to the contrary, the Trustee shall be responsible for its acts or failure to act as the Servicer and/or the Special Servicer (in accordance with Accepted Servicing Practices) during the time and to the extent the Trustee is serving as Servicer to the same extent that the Servicer or Special Servicer would be liable for the Servicer’s or Special Servicer’s, as applicable, acts or failure to act under the terms of this Agreement.

8.4.       Trustee and Certificate Administrator May Own Certificates.  The Trustee and the Certificate Administrator in their individual or any other capacity may become the owner or pledgee of Certificates with the same rights, powers, and privileges as it would have if they were not the Trustee or the Certificate Administrator.

8.5.       Trustee’s and Certificate Administrator’s Fees and Expenses.  (a) The Trustee and the Certificate Administrator shall be entitled to the Certificate Administrator Fee (including that portion of the Certificate Administrator Fee that represents the Trustee Fee, which is payable to the Trustee), payable pursuant to Section 3.4(c). The Trustee Fee shall be $250 per month, payable by the Certificate Administrator from the Certificate Administrator Fee. The Certificate Administrator Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Certificate Administrator’s and the Trustee’s sole form of compensation (unless otherwise set forth herein) for all services rendered by each entity in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties of the Certificate Administrator and the Trustee hereunder. No Certificate Administrator Fee shall be payable with respect to any Companion Loan. The Trustee and the Certificate Administrator shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator, as applicable, in accordance with any of the provisions of this Agreement (including the reasonable fees and expenses of its counsel and of all Persons not regularly in its employ), provided such cost would qualify as an “unanticipated expense incurred by the REMIC” within the meaning of the REMIC Provisions, except any such expense, disbursement or advance as may arise from its negligence, willful misconduct or bad faith or which is expressly the responsibility of a Certificateholder or Certificateholders hereunder, all of which reimbursements to be paid from amounts on deposit in the Collection Account pursuant to Section 3.4(c); provided, however, that neither the Trustee nor the Certificate Administrator shall refuse to perform any of their obligations hereunder solely as a result of the failure to be paid any fees and expenses so long as payment of such fees and expenses are reasonably assured to it. The Trustee and the Certificate Administrator shall provide the Servicer with an invoice, on or prior to each Payment Date, setting forth the actual expenses incurred in connection with the performance of its duties hereunder for which it seeks payment or reimbursement. Notwithstanding any other provision of this Agreement, neither the Trustee nor the Certificate Administrator shall be entitled to reimbursement from the Trust for an expense incurred under this Agreement in connection with the performance of its ordinary and regularly recurring duties hereunder unless such reimbursement is expressly provided for herein or otherwise permitted hereunder.

(b)       Each of the Depositor, the Servicer and the Special Servicer (each, for purposes of this Section 8.5(b) only, an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (in each of its capacities as Certificate Administrator, Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider) and each of their Affiliates and each of the directors, officers, employees and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.5(b) only, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, costs, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding (including any enforcement action) between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from each such Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Servicer, any agent of the Servicer or sub-servicer).

(c)       Each of the Certificate Administrator (including in its capacities as Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider) and the Trustee (in each case with respect to itself only, for purposes of this Section 8.5(c) only, an “Indemnifying Party”) shall (severally and not jointly) indemnify the Depositor, the Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.5(c) only, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding (including any enforcement action) between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

8.6.       Eligibility Requirements for the Trustee and the Certificate Administrator; Errors and Omissions Insurance.  (a) Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation, association or trust company organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, which has, a combined capital and surplus of at least $50,000,000 and a rating on its unsecured long term debt of at least (x) “A2” by Moody’s (provided however, that the Trustee may maintain a long term unsecured debt rating of at least “Baa2” by Moody’s if the Servicer maintains a rating of at least “A2” by Moody’s), (y) “A” by DBRS Morningstar (provided that the Trustee may maintain a long-term unsecured debt rating of “A (low)” by DBRS Morningstar if the Servicer maintains a rating of “A” by DBRS Morningstar), provided that if the Trustee or the Certificate Administrator, as applicable, is not rated by DBRS Morningstar, an equivalent (or higher) rating by any two other NRSROs, or (z) as is otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation, and is subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.2). If a corporation, association or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section 8.6 the combined capital and surplus of such entity shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event that the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust, the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.7, (ii) pay such tax from its own funds and continue as Trustee or Certificate Administrator, as applicable, or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section 8.6, the Trustee or the Certificate Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.7.

(b)       The Certificate Administrator shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Certificate Administrator’s directors, officers and employees in connection with its activities under this Agreement; provided that if the Certificate Administrator is not rated at least “A2” by Moody’s or its equivalent by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs), such applicable error and omissions insurance policy must be rated at least “A2” by Moody’s and “A(low)” by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs). Such insurance policy shall protect the Certificate Administrator against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Certificate Administrator. In the event that any such bond or policy ceases to be in effect, the Certificate Administrator shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Certificate Administrator shall be entitled to self-insure with respect to such risks so long as the Certificate Administrator is rated at least “A2” by Moody’s and “A” or its equivalent by DBRS Morningstar (or, if not rated by DBRS Morningstar, then the equivalent rating by two other NRSROs).

(c)       The Trustee shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s directors, officers and employees in connection with its activities under this Agreement; provided that if the Trustee is not rated at least “A2” by Moody’s and “A(low)” or its equivalent by DBRS Morningstar (if then rated by DBRS Morningstar), such applicable error and omissions insurance policy must be rated at least “A2” by Moody’s and “A(low)” by DBRS Morningstar. Such insurance policy shall protect the Trustee against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee. In the event that any such bond or policy ceases to be in effect, the Trustee shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Trustee shall be entitled to self-insure with respect to such risks so long as the Trustee is rated at least “A2” by Moody’s and “A(low)” or its equivalent by DBRS Morningstar (if then rated by DBRS Morningstar).

8.7.       Resignation and Removal of the Trustee or the Certificate Administrator.  Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by (i) giving written notice of resignation to the Depositor, the Initial Purchaser, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator (if applicable), the Certificate Registrar (if other than the Certificate Administrator), the Companion Loan Holders, the Trustee and the 17g-5 Information Provider, who shall post such notice on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b) and after such posting by the 17g-5 Information Provider, to the Rating Agencies, and by mailing notice of resignation by first-class mail, postage prepaid, to the Certificateholders at their addresses appearing on the Certificate Register, not less than sixty (60) days before the date specified in such notice when, subject to Section 8.8, such resignation is to take effect, and (ii) acceptance by a successor Trustee or Certificate Administrator, as applicable, appointed by the Depositor in accordance with Section 8.8 meeting the qualifications set forth in Section 8.6. Upon such notice of resignation, the Depositor shall promptly appoint a successor Trustee or Certificate Administrator, as applicable, and a Rating Agency Confirmation is provided with respect to such appointment, which Rating Agency Confirmation shall be delivered to the resigning Trustee or Certificate Administrator, and the successor Trustee or Certificate Administrator, as applicable. If no successor Trustee or Certificate Administrator shall have been so appointed and shall have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor Trustee or Certificate Administrator, as applicable and any expenses associated with such petition shall be an expense of the Trust.

Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or the Certificate Administrator or its respective business to a successor, or upon the termination of the Trustee or the Certificate Administrator, (a) the outgoing Trustee or Certificate Administrator shall cooperate with any successor, as requested (i) to endorse the original executed Notes for the Trust Loan (to the extent that the original executed Notes for the Trust Loan were endorsed to the outgoing Trustee or Certificate Administrator or), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER or in blank, and (ii) in the case of the other assignable Mortgage Loan Documents (to the extent such other Mortgage Loan Documents were assigned to the outgoing Trustee or Certificate Administrator), to assign such Mortgage Loan Documents to such successor, and such successor shall review the documents delivered to it with respect to the Trust Loan, and certify in writing that, as to the Trust Loan then subject to this Agreement, such endorsement and assignment has been made, and record such assignment documents (if applicable); (b) if any original executed Note for the Trust Loan was not endorsed to the outgoing Trustee, the Certificate Administrator (in its capacity as Custodian) shall, upon its receipt of a request for release in the form of Exhibit B hereto, deliver such Note to the Depositor or the successor Trustee, as requested, and the Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER or in blank; (c) if any other assignable Mortgage Loan Document was not assigned to the outgoing Trustee, the Certificate Administrator shall, upon its receipt of a request for release, deliver such Mortgage Loan Document to the Depositor or the successor Trustee, as requested, and the Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Loan Document is assigned to such successor Trustee; and (d) in any case, such successor Trustee shall review the documents delivered to it or to the Certificate Administrator with respect to the Trust Loan, and certify in writing that, as to the Trust Loan then subject to this Agreement, such endorsements and assignments have been made, and record such assignment documents (if applicable) or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification. The resigning or terminated Trustee or Certificate Administrator, as the case may be, shall reimburse the Trust for any expenses of such endorsement, assignment and recording.

If at any time any of the following occur: (x) the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for the Trustee’s or the Certificate Administrator’s resignation by the Depositor, the Servicer or the Special Servicer, as applicable; (y) the Trustee or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee or Certificate Administrator, as applicable, or (2) any Certificateholder who has been a bona fide Certificateholder for at least six (6) months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee or the Certificate Administrator and the appointment of a successor Trustee or Certificate Administrator, as applicable. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee or Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8. The successor Trustee or Certificate Administrator, as applicable, so appointed by such court shall immediately and without further act be superseded by any successor Trustee or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one (1) year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time upon 30 days’ notice to the Trustee or Certificate Administrator remove the Trustee or the Certificate Administrator and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer and Special Servicer), one complete set to the Trustee or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed. Notice of any removal of the Trustee or the Certificate Administrator and acceptance of appointment by the successor Trustee or Certificate Administrator shall be given to the Companion Loan Holders, the Rating Agencies (through the successor 17g-5 Information Provider’s website, as applicable) and the Initial Purchaser by the successor Trustee or Certificate Administrator, as applicable. No removal of the Trustee or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon) have been paid to the Trustee or Certificate Administrator, as applicable, in full.

Any resignation or removal of the Trustee or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.8.

If the Certificate Administrator is terminated pursuant to this Section 8.7, all of its rights and obligations under this Agreement and in and to the Trust Loan shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement with respect to periods prior to the date of such termination or removal).

In the event of any resignation or removal of the Trustee or the Certificate Administrator (in any of its capacities) under this Agreement (other than a resignation of the Trustee that is required solely due to a change in law or a conflict of interest arising after the Closing Date that is not waived by all of the parties in conflict or is unwaivable), such resignation or removal shall be effective with respect to each of such party’s other capacities hereunder (including, without limitation, such party’s capacities as Trustee, Custodian, Certificate Administrator, Certificate Registrar and 17g-5 Information Provider, as the case may be).

8.8.       Successor Trustee or Successor Certificate Administrator.  Any successor Trustee or Certificate Administrator appointed as provided in Section 8.7 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument (i) accepting such appointment hereunder and (ii) making the representations and warranties of the Trustee or the Certificate Administrator, as applicable, as provided in Section 2.3 and Section 2.4, respectively, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor Trustee or Certificate Administrator, as applicable, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or certificate administrator herein. The predecessor Certificate Administrator shall deliver or cause to be delivered to the successor Certificate Administrator, as applicable, the Mortgage File and related documents and statements held by it hereunder, and the Depositor, the Servicer, the Special Servicer and the predecessor Trustee or Certificate Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator all such rights, powers, duties and obligations.

No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.8 unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.6 and a Rating Agency Confirmation is received with respect to its appointment (prior to the resignation or termination of the Trustee or Certificate Administrator).

Upon acceptance of appointment by a successor Trustee or Certificate Administrator as provided in this Section 8.8, the successor Trustee or Certificate Administrator shall mail notice of the succession of such Trustee or Certificate Administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register, the Depositor, the Servicer, the Special Servicer, the Borrower and the Initial Purchaser and the Companion Loan Holders.

8.9.       Merger or Consolidation of the Trustee or the Certificate Administrator.  Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which either may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder, provided that (i) such Person shall be eligible under the provisions of Section 8.6, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding and (ii) Rating Agency Confirmation shall have been delivered to such Person.

8.10.       Appointment of Co-Trustee or Separate Trustee.  (a) At any time or times, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Property may at the time be located or in which any action of the Trustee may be required to be performed or taken, the Trustee, the Depositor or the Holders of Certificates evidencing, in the aggregate, a majority of the Voting Rights of the outstanding Certificates, by an instrument in writing signed by it or them, may appoint one or more individuals or corporations to act as separate trustee or separate trustees or co-trustees, acting jointly with the Trustee, of all or any part of the Property, to the full extent that local law makes it necessary for such separate trustee or separate trustees or co-trustee acting jointly with the Trustee to act. The fees and expenses of any separate trustee or co-trustee shall be paid by the Trust Fund pursuant to Section 3.4(c).

(b)       The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Property or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to any applicable Property and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)       All provisions of this Agreement which are for the benefit of the Trustee and Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10, and to the Trustee and Certificate Administrator in each capacity that it may assume hereunder, including, without limitation, its capacity as Certificate Administrator, Certificate Registrar, Authenticating Agent, Custodian, paying agent and 17g-5 Information Provider, as applicable.

(d)       Every co-trustee and separate trustee hereunder shall, to the extent permitted by law, be appointed and act and the Trustee shall act, subject to the following provisions and conditions: (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody, investment and payment of monies shall be exercised solely by the Trustee; (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed and exercised or performed by the Trustee and such co-trustee or trustees and separate trustee or trustees jointly except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or trustees; (iii) no power hereby given to, or exercisable by, any such co-trustee or separate trustee shall be exercised hereunder by such co-trustee or separate trustees except jointly with, or with the consent of, the Trustee; and (iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustees hereunder.

If, at any time, the Trustee shall deem it no longer necessary or prudent in order to conform to any such law, the Trustee shall execute and deliver all instruments and agreements necessary or proper to remove any co-trustee or separate trustee. Notwithstanding the foregoing, the appointment of a co-trustee or separate trustee by the Trustee shall not relieve the Trustee of its obligations, duties, or responsibilities in any way or to any degree.

(e)       Any request, approval or consent in writing by the Trustee to any co-trustee or separate trustee shall be sufficient warrant to such co-trustee or separate trustee, as the case may be, to take such action as may be so required, approved or consented to.

(f)       Notwithstanding any other provision of this Section 8.10, the powers of any co-trustee or separate trustee shall not exceed those of the Trustee hereunder, and such co-trustee or separate trustee must meet the eligibility requirements set forth in Section 8.6.

8.11.       Appointment of Authenticating Agent and Custodian.  (a) The Certificate Administrator may appoint an agent or agents which shall be authorized to act on behalf of the Certificate Administrator to authenticate Certificates (each such agent, an “Authenticating Agent”), and Certificates so authenticated shall be entitled to the benefits of this Agreement and shall be valid and obligatory for all purposes as if authenticated by the Certificate Administrator hereunder. Wherever a reference is made in this Agreement to the authentication and delivery of Certificates by the Certificate Administrator or the Certificate Administrator’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Certificate Administrator by an Authenticating Agent and a certificate of authentication executed on behalf of the Certificate Administrator by an Authenticating Agent. Each Authenticating Agent shall, at all times, be a corporation or association organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such law to act as Authenticating Agent, having a combined capital and surplus of not less than $15,000,000, authorized under such laws to do trust business and subject to supervision or examination by federal or state authorities. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 8.11 the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If, at any time, an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 8.11. The initial Authenticating Agent shall be the Certificate Administrator.

(b)       Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Section 8.11, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(c)       An Authenticating Agent may resign at any time by giving at least thirty (30) days’ advance written notice thereof to the Certificate Administrator, the Servicer or Special Servicer, as applicable, and the Depositor. The Certificate Administrator may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent, the Servicer or the Special Servicer, as applicable, and the Depositor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.11, the Certificate Administrator may appoint a successor Authenticating Agent and shall mail written notice of such appointment by first class mail, postage prepaid to all Certificateholders as their names and addresses appear in the Certificate Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.11.

(d)       The Certificate Administrator is hereby appointed as the initial Custodian. Any successor Certificate Administrator appointed pursuant to Section 8.7 and Section 8.8 shall be deemed to be appointed as the successor Custodian upon the effectiveness of its appointment as the successor Certificate Administrator.

8.12.       Indemnification by the Trustee and the Certificate Administrator. The Trustee and the Certificate Administrator, as applicable, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Trustee or the Certificate Administrator (including in its capacity as 17g-5 Information Provider) of its representations and warranties, as applicable, under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Trustee or the Certificate Administrator (including in its capacities as Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider), as applicable, in the performance of its obligations or its negligent disregard of such obligations under this Agreement.

The Certificate Administrator shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

8.13.       Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information. In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Borrower of the Trust Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or the Special Servicer in reliance on notices received from the Borrower. In the event of any inconsistencies in payments or prepayments made by the

Borrower with the previously delivered notices by the Borrower, all costs and expenses incurred as a result of a failure by the Borrower to make any such payments or prepayment, shall be paid by the Borrower in accordance with the Mortgage Loan Agreement; provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or the Special Servicer. If the Borrower fail to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or the Special Servicer, as applicable, by the Trust pursuant to Section 3.4(c) from funds on deposit in the Collection Account. Neither the Certificate Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

8.14.       Access to Certain Information.   The Certificate Administrator shall afford to any Privileged Person (which for this purpose excludes a Privileged Person who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-2 hereto) and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Trust Loan or the other assets of the Trust Fund that are in its possession or within its control, including without limitation:

(i)       the Mortgage Loan files, including any and all modifications, waivers and amendments to the terms of the Mortgage Loan entered into or consented to by the Servicer or the Special Servicer and delivered to the Certificate Administrator;

(ii)       the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or the Special Servicer, as applicable, and delivered to the Certificate Administrator for the Property, and

(iii)       all notices and reports delivered to the Certificate Administrator with respect to any Property as to which environmental testing revealed any failure of such Property to comply with any applicable law, including any environmental law, or which revealed an environmental condition present at any Property requiring further investigation, testing, monitoring, containment, clean up, or remediation.

Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

The Certificate Administrator will provide copies of the items described in this Section 8.14(a) to the extent in its possession to, and upon reasonable written request of, the Certificateholders (other than a Borrower Affiliate, the Manager or any of their respective agents or affiliates who provides the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto). The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the

Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep this information confidential.

(b)       The Certificate Administrator shall make available to Privileged Persons (which for this purpose excludes a Privileged Person who provided the Certificate Administrator with an Investor Certification in the form of Exhibit K-2 hereto), via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format to [CA EMAIL]):

(i)       The following “deal documents”:

(A)       the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)       this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any), the Trust Loan Purchase Agreement and any amendments and exhibits hereto or thereto; and

(C)       the CREFC® loan setup file prepared by the Servicer and delivered to the Certificate Administrator;

(ii)       The following “periodic reports”:

(A)       all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.4(b);

(B)       all CREFC® Reports (other than the CREFC® loan setup file and the CREFC® Special Servicer Loan File) prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a); and

(C)       any Operating Advisor Annual Reports;

(iii)       The following “additional documents”:

(A)       summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.10;

(B)       all inspection reports delivered to the Certificate Administrator pursuant to Section 3.22, environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(e), Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a), and any updates to such reports and Appraisals;

(C)       all Appraisals and any updates to Appraisals delivered to the Certificate Administrator pursuant to Section 3.7(a);

(D)       any amendment, modification or waiver of a material term of any ground lease; and

(E)       the CREFC® Appraisal Reduction Template;

(iv)       The following “special notices”:

(A)       any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.1(d);

(B)       any notice of termination of the Servicer, the Special Servicer or the Operating Advisor delivered to the Certificate Administrator pursuant to Section 7.1;

(C)       any notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event delivered to the Certificate Administrator pursuant to Section 7.1(b) and Section 3.26(j);

(D)       any request by the Certificateholders representing at least 25% of the Voting Rights of all the then-outstanding Sequential Pay Certificates to terminate the Special Servicer pursuant to Section 7.1(e) or the Operating Advisor pursuant to Section 3.26(j);

(E)       any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(F)       any notice of resignation of the Trustee, the Certificate Administrator or the Operating Advisor and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.7 or the successor Operating Advisor pursuant to Section 3.26;

(G)       any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Trustee’s, the Servicer’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(H)       any Special Notice delivered to the Certificate Administrator pursuant to Section 5.6;

(I)       any amendment to this Agreement pursuant to Section 11.1;

(J)       any annual statements as to compliance and related Officer’s Certificates delivered to the Certificate Administrator under Section 13.7; and

(K)       any annual independent public accountants’ servicing reports delivered to the Certificate Administrator pursuant to Section 13.9;

(L)       notice of any request by the holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (taking into account the application of the Trust Appraisal Reduction Amount to notionally reduce the Certificate Balance of the Certificates) to terminate and replace the Special Servicer;

(M)       notice of the occurrence or cessation of a Control Event, a Consultation Termination Event or Operating Advisor Consultation Event;

(N)       any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement Special Servicer in the event that the Special Servicer becomes a Borrower Affiliate; and

(O)       any notice or documents provided to the Certificate Administrator by the Depositor or the Servicer directing the Certificate Administrator to post to the “Special Notices” tab;

(v)       the “Investor Q&A Forum” pursuant to Section 4.5(a); and

(vi)       solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.5(b).

(vii)       subject to Section 3.31(b), the following “U.S. Risk Retention Special Notices” to the extent delivered by the Retaining Sponsor, if any, shall be posted to the “Investor Notices” tab on the Certificate Administrator’s Website:

(A)       the fair value of the Class HRR Certificates as of the Closing Date and the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules;

(B)       any material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in this Offering Circular under the heading “Credit Risk Retention” prior to the pricing of the Certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair values referred to in item (vii)(A) above; and

(C)       any noncompliance of the applicable Credit Risk Retention Rules by the Third-Party Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required under the Credit Risk Retention Rules.

The foregoing information shall be made available by the Certificate Administrator on the Certificate Administrator’s Website promptly following receipt. The Certificate Administrator shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any such information is delivered or posted in error, the Certificate Administrator may remove it from the Certificate Administrator’s Website. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Certificate Administrator’s Website to the extent such information was not produced by the Certificate Administrator. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representation or warranty as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information, other than such information prepared by the Certificate Administrator. Assistance in using the Certificate Administrator’s Website may be obtained by calling [CA PHONE NUMBER]. The Certificate Administrator shall provide a mechanism to notify each Person that has signed-up for access to the Certificate Administrator’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the Certificate Administrator’s Website.

The Certificate Administrator shall, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab described in clause (vii) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website and has opted in to receive email notifications that a notice has been posted to the “risk retention special notices” tab.

The 17g-5 Information Provider shall make available solely to the Depositor, the Rating Agencies and NRSROs the following items to the extent such items are delivered to it via e-mail at [17g-5 PROVIDER EMAIL ADDRESS], specifically with a subject reference of “J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER” and an identification of the type of information being provided in the body of the e-mail, or via any alternate e-mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)       any Asset Status Report delivered by the Special Servicer under Section 3.10(i);

(ii)       any environmental reports delivered by the Special Servicer under Section 3.12(e);

(iii)       any annual statements as to compliance and related Officer’s Certificates delivered under Section 13.19;

(iv)       any annual independent public accountants’ servicing reports delivered pursuant to Section 13.20;

(v)       any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.7(a);

(vi)       any information requested by the Depositor or the Rating Agencies pursuant to Section 3.21(b) (it being understood the 17g-5 Information Provider shall not disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such information as provided in Section 3.21(b));

(vii)       any notice to the Rating Agencies relating to the Servicer’s determination to take action without receiving Rating Agency Confirmation as set forth in Section 3.28(a);

(viii)       any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.28(a);

(ix)       any notice of resignation of the Trustee, the Certificate Administrator or the Operating Advisor and any notice of the acceptance of appointment by the successor Trustee or successor Certificate Administrator pursuant to Section 8.7 or the successor Operating Advisor pursuant to Section 3.26;

(x)       any and all Officer’s Certificates and other evidence to support the Trustee’s, the Servicer’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.23(f);

(xi)       any notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event delivered pursuant to Section 7.1(b) or Section 3.26(j);

(xii)       any summary of oral communications with the Rating Agencies that are delivered to the 17g-5 Information Provider pursuant to Section 8.14(c); provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with;

(xiii)       notice of any amendments to the Trust Loan Purchase Agreement;

(xiv)       any amendment to this Agreement pursuant to Section 11.1;

(xv)       notice of final payments on the Certificates;

(xvi)       notice of any material modifications or amendments to the Mortgage Loan Documents;

(xvii)       notice of any change to a Manager; and

(xviii)       the Rating Agency Q&A Forum and Document Request Tool pursuant to Section 4.5(f).

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 2:00 p.m. (eastern time) or, if received after 2:00 p.m., on the next Business Day by 12:00 p.m. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information

Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator. Access will be provided by the 17g-5 Information Provider to (i) the NRSROs upon receipt of an NRSRO Certification and (ii) the Depositor. If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m. (eastern time) on such Business Day, or, if received after 2:00 p.m. (eastern time), on the following Business Day. Questions regarding delivery of information to the 17g-5 Information Provider may be directed to [CA WEBSITE] or [17g-5 EMAIL]. In the event that any report, statement, document, file or other data to be delivered to the 17g-5 Information Provider under this Agreement is too large in its electronic form to be delivered via e-mail, such report, statement, document, file or other data may be uploaded to an alternate location provided by the 17g-5 Information Provider, and the party uploading such report, statement, document, file or other data shall notify the 17g-5 Information Provider via e-mail that such report, statement, document, file or other data has been so uploaded and is ready for posting to the 17g-5 Information Provider’s Internet Website.

The 17g-5 Information Provider shall notify any party that delivers information to the 17g-5 Information Provider under this Agreement that such information was received and that it has been posted. The 17g-5 Information Provider shall provide a mechanism to promptly notify each NRSRO that has signed-up for access to the 17g-5 Information Provider’s website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the e-mail. The 17g-5 Information Provider shall send such notice to such Person’s e-mail address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general e-mail address if such general e-mail address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit M hereto. In connection with providing access to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representation or warranty as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information. The 17g-5 Information Provider shall not be liable for failing to make any information available to the Rating Agencies or NRSROs unless same was delivered to it at its e-mail address set forth above, with the proper subject heading. Assistance in using the Certificate Administrator’s Website or the 17g-5 Information Provider can be obtained by calling [CA PHONE NUMBER].

If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services, as defined in Rule 17g-10 under the Exchange Act, such party may have provided with respect to the Mortgage Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information

Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

(c)       Each of the Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any CREFC® reports and any additional information relating to the Mortgage Loan, the Property or the Borrower, for review by the Depositor, the Initial Purchaser, the Trustee, each Companion Loan Holder, the Certificate Administrator and any other Persons who deliver an Investor Certification or confidentiality agreement in accordance with this Section 8.14(c), and the Rating Agencies (only to the extent such additional information was previously delivered to the 17g-5 Information Provider or is simultaneously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 8.14(b), who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.14(b)) (collectively, the “Disclosure Parties”), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the Mortgage Loan Documents. Each of the Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, the Certificate Administrator and the Trustee, deliver an Investor Certification or enter into a confidentiality agreement acceptable to the Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 8.14(c) to current or prospective Certificateholders the form of confidentiality agreement used by the Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Holder or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

Neither the Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(c) unless such information was produced by the Servicer or Special Servicer, as applicable.

The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor shall be permitted to (but not obligated to) orally communicate with the Rating Agencies; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 8.14(b) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s website in accordance with the procedures set forth in Section 8.14(b).

None of the foregoing restrictions in this Section 8.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Servicer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, that the Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Trust Loan to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) borrower, property and other deal specific identifiers are redacted, (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency or NRSRO confirms in writing that it does not intend to use such information in undertaking credit rating surveillance with regard to the Certificates.; provided, however, that the Rating Agencies may use information delivered in reliance on the certification in this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement or any other confidentiality agreement to which such Rating Agency is subject) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 8.14(c)

In connection with the delivery by the Servicer or the Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Servicer or the Special Servicer when such information, report, notice or document has been posted. The Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, send such information, report, notice or other document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

Each of the Servicer and the Special Servicer (each, a “17g-5 Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) to which any such 17g-5 Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon such 17g-5 Indemnifying Party’s breach of (i) any obligation relating to the provision of information to the Rating Agencies set forth in the first paragraph of Section 8.14(c) or (ii) any obligation set forth in the third, fourth and fifth paragraphs of Section 8.14(c), and shall reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred. The foregoing indemnity obligation shall be in addition to the indemnity obligation of any 17g-5 Indemnifying Party under Section 6.6 and shall not be construed as limiting such 17g-5 Indemnifying Party’s indemnity obligations under Section 6.6.

9.       Certain Matters Relating to the Directing Holder

9.1.       Selection and Removal of the Directing Holder.

(a)       The Majority Controlling Class Certificateholders may elect the Directing Holder.

(b)       The Directing Holder shall be selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Directing Holder. Notwithstanding anything to the contrary herein, the (x) Directing Holder cannot be any Borrower Affiliate or the Manager or any of their servicers or respective agents or Affiliates and (y) for purposes of determining the Majority Controlling Class Certificateholders and/or appointing the Directing Holder, any Borrower Affiliate, the Manager or any of their servicers or respective agents or Affiliates shall be deemed not to be a Certificateholder and shall not be entitled to exercise such right. Notwithstanding anything to the contrary herein, each of the Trustee and the Certificate Administrator may conclusively rely on any Investor Certification provided to it in connection with the foregoing and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

(c)       The identity of the initial Directing Holder is set forth in the definition of “Directing Holder”. The Majority Controlling Class Certificateholders shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the appointment of any subsequent Directing Holder (in order to receive notices hereunder). Any Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicer, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, shall give written notice to the Trustee, the Certificate Administrator, the Servicer and the Special Servicer of the

appointment of a Directing Holder (if any) (in order to receive notices hereunder) by such Controlling Class Certificateholder for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the Controlling Class and shall also state that such Directing Holder is not a Borrower or Borrower Affiliate.

(d)       The Directing Holder may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote shall be delivered to the Certificate Administrator, the Trustee, the Servicer and the Special Servicer.

(e)       Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and the Trustee and to notify the Certificate Administrator and all the parties hereto of the selection of a Directing Holder or the resignation or removal thereof. Any Certificateholder or its designee at any time appointed Directing Holder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Directing Holder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Special Servicer and the Servicer of the identity of the Directing Holder and any resignation or removal thereof. In addition, upon the request of the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Directing Holder and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party. In addition, (i) any Holder owning more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it no longer holds the majority of the Controlling Class Certificates (by Certificate Balance), and (ii) each of the Holders of the Controlling Class Certificates who collectively own more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it transfers its Controlling Class Certificate (or its beneficial interest in the Controlling Class Certificates) and, as a result of such transfer, such Holders who collectively appointed the Directing Holder no longer collectively own more than the applicable percentage of the Controlling Class Certificates (by Certificate Balance) set forth above, provided in no event with respect to either clause (i) or (ii) shall any Controlling Class Certificateholder have any liability to any Person for the failure to provide any such notices.

(f)       Once a Directing Holder has been selected, each of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Directing Holder or the selection of a new Directing Holder.

(g)       Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Directing Holder.

(h)       The Directing Holder shall be responsible for its own expenses.

(i)       Notwithstanding any other provision to this Agreement, in the event that no Directing Holder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be until such time as a Directing Holder meeting the definition thereof is so appointed or identified. Upon request, the Certificate Administrator shall provide such information as is then in its possession to identify the Directing Holder to the Servicer and the Special Servicer.

9.2.       Limitation on Liability of Directing Holder; Acknowledgements of the Certificateholders. Neither the Controlling Class nor the Directing Holder shall have any liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Holder and/or the Controlling Class Certificateholders (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of the Certificates, including owning securities backed by the Companion Loan or any interest in the Companion Loan, (ii) may act solely in the interests of the Holders of the Controlling Class, including the Directing Holder, (iii) does not have any duties or liability to the Holders of any Class of Certificates, (iv) may take actions that favor the interests of one or more Classes of the Certificates, including the Holders of the Controlling Class, over the interests of the Holders of one or more other Classes of the Certificates, and (v) shall have no liability whatsoever to the Trust, any other party to this Agreement, any Certificateholder or any other Person (including any Borrower Affiliate) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Holder, the Controlling Class Certificateholders or any director, officer, employee, partner, member, shareholder, agent or principal of the Directing Holder or the Controlling Class Certificateholders, as applicable, as a result of the Directing Holder or the Controlling Class Certificateholders having so acted.

9.3.       Rights and Powers of the Directing Holder.

(a)       Notwithstanding anything herein to the contrary, but subject to the next sentence, except as set forth in, and in any event subject to, Section 3.24(d), Section 9.3(b), Section 9.3(c) and the second (2nd) and third (3rd) paragraphs of this Section 9.3(a), (i) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, which consent shall be deemed given if the Special Servicer does not object within fifteen (15) Business Days (after delivery of a written recommendation and analysis to the Special Servicer and information reasonably requested by the Special Servicer) unless such actions are part of an Asset Status Report approved by the Directing Holder under Section 3.10(i) or is otherwise implemented by the Special Servicer in accordance with the terms of this Agreement and (ii) prior to the occurrence and continuance of a Control Event, the Special Servicer shall not be permitted to (A) consent to the Servicer’s taking any of the actions constituting a Major Decision, or (B) itself take any of the actions constituting a Major Decision, but subject to Section 3.10(i) if, in either case, the Directing Holder has objected to the action in writing within ten (10) Business Days after receipt of a written report by the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Special Servicer, (ii) the proposed course of action recommended, and (iii) any direct or indirect conflict of interest in the action (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Directing Holder shall be deemed to have approved such action). In the event that the Special Servicer or Servicer, as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Directing Holder prior to the occurrence and continuance of a Control Event under this Agreement (or consultation with the Directing Holder after the occurrence and during the continuance of a Control Event, but prior to the occurrence of a Consultation Termination Event), is necessary to protect the interests of the Certificateholders, the Special Servicer or Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without such consultation) so long as the Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Holder to inform it of such need. The Special Servicer is not required to obtain the consent of the Directing Holder for any Major Decision upon the occurrence and during the continuance of a Control Event; provided, however, that after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, the Special Servicer shall not be required to obtain the consent of the Directing Holder but shall consult with the Directing Holder in connection with any Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the Directing Holder hereunder) and to consider alternative actions recommended by the Directing Holder in respect of such matters. With respect to any action requiring the Directing Holder’s consent, if the Directing Holder does not respond to a request for its consent within ten (10) Business Days (or such other length of time as specified in this Agreement with respect to any particular action requiring consent), such consent will be deemed to have been given. In the event that no Directing Holder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then until such time as the new Directing Holder is identified, the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

In addition, for so long as no Control Event has occurred and is continuing, but subject to the second sentence of the preceding paragraph, Section 9.3(b), Section 9.3(c) and the immediately following paragraph, the Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Trust Loan as the Directing Holder may reasonably deem advisable.

Notwithstanding anything to the contrary contained herein, if the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any objection, consultation or direction or advice from the Directing Holder, the Controlling Class

Certificateholders or any other Person would (A) otherwise require or cause the Special Servicer or Servicer, as applicable, to violate the terms of the Mortgage Loan Documents, any Co-Lender Agreement, applicable law, provisions of the Code resulting in an Adverse REMIC Event or this Agreement, (including without limitation, actions inconsistent with Accepted Servicing Practices), (B) expose any Certificateholder, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Trust or their respective Affiliates, officers, directors or agent to any claim, suit or liability, (C) result in the imposition of a tax upon the Trust (other than a tax on “net income from foreclosure property”) or loss of REMIC status or (D) materially expand the scope of the Special Servicer’s, the Servicer’s, the Operating Advisor’s, the Trustee’s or the Certificate Administrator’s responsibilities hereunder, then the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Holder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate the Mortgage Loan Documents, any Co-Lender Agreement, this Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or the Special Servicer.

(b)       Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Event, the Directing Holder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Event but so long as no Consultation Termination Event is continuing, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during the continuance of a Consultation Termination Event, the Directing Holder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder, and the Controlling Class will not be entitled to appoint a Directing Holder; provided that the Directing Holder (if and to the extent that it is a Certificateholder) and a holder of a Controlling Class Certificate will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement. No Borrower Affiliate may be appointed as or act as the Directing Holder.

If a Control Event no longer exists, then the Directing Holder shall regain all the consent and direction rights of the Directing Holder set forth in this Agreement and the Controlling Class shall regain the right to appoint a Directing Holder.

The Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously upon providing such Major Decision Reporting Package to the Directing Holder. With respect to any particular Major Decision and related Major Decision Reporting Package and any Asset Status Report, the Special Servicer shall make available to the Operating Advisor servicing officers with relevant knowledge regarding the Mortgage Loan and such Major Decision, Major Decision Reporting Package and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest and compensation with respect to such Major Decision, Major Decision Reporting Package and/or Asset Status Report.

In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Special Servicer shall consult with the Operating Advisor (telephonically or electronically) in connection with any proposed Major Decision for which the Special Servicer has delivered to the Operating Advisor a Major Decision Reporting Package and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request (which initial request shall include a Major Decision Reporting Package) for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the Mortgage Loan.

In connection with the Directing Holder’s right to consent or consult and the Operating Advisor’s right to consult with respect to a Major Decision, as applicable, if the Special Servicer determines that action is necessary to protect the Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Property before the expiration of the applicable period for the Operating Advisor or the Directing Holder to respond as described in this section, if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of such period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Operating Advisor or the Directing Holder, as applicable.

After the occurrence and during the continuance of a Consultation Termination Event, the Directing Holder shall have no consultation or consent rights hereunder and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder. However, the Directing Holder shall maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder.

(c)       For purposes of determining the Directing Holder, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing shall not be deemed to be a Holder or Beneficial Owner of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no Holder or Beneficial Owner of Controlling Class Certificates would be eligible to exercise such rights, there will be no Controlling Class.

(d)       The Certificate Administrator shall, within ten (10) Business Days after its determination that a Control Event, a Consultation Termination Event or an Operating Advisor Consultation Event has occurred or ceased to exist, post a notice of such occurrence or cessation of a Control Event or Consultation Termination Event on the Certificate Administrator’s Website. The Certificate Administrator shall notify the Operating Advisor, the Servicer and the Special Servicer within ten (10) Business Days of the existence or cessation of any Control Event, Consultation Termination Event or Operating Advisor Consultation Event.

(e)       For so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall provide notice to the Directing Holder of any annual meeting with the Borrower and the Manager pursuant to the Mortgage Loan Documents, consult with the Directing Holder regarding an agenda for such meeting, and invite the Directing Holder to attend such meeting (which invitation the Directing Holder may accept or decline in its discretion). The Special Servicer shall provide advance notice to the Borrower and the Manager that the Directing Holder has no authority to act on behalf of the holder of the Trust Loan.

(f)       For so long as no Consultation Termination Event has occurred, the Special Servicer shall provide notice to the Directing Holder of any material notices that the Special Servicer has received under or related to any franchise agreement, management agreement, comfort letter, subordination, non-disturbance and attornment agreement, recognition agreement or similar agreement and the Special Servicer is required to consult with the Directing Holder with respect to the contents of such notices.

9.4.       Directing Holder Contact with Servicer and Special Servicer.

Upon reasonable request, each of the Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Holder (prior to the occurrence and continuance of a Control Event) regarding the performance and servicing of the Trust Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities on a platform level basis related to the servicing of the Trust Loan after a Special Servicing Loan Event and the servicing of the Foreclosed Property) for which the Servicer or the Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

10.       TERMINATION

10.1.       Termination. (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate

Administrator and the Trustee created hereby (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in this Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties hereto) shall terminate upon the last action required to be taken by the Certificate Administrator on the final Distribution Date pursuant to this Article 10 following the later of (i) the final payment on the Certificates and the Uncertificated Lower-Tier Interests or (ii) the liquidation of the Trust Loan (including, without limitation, the sale of the Trust Loan pursuant to this Agreement) or the liquidation or abandonment of the Property and all other Collateral for the Trust Loan, provided, however, that in no event shall the Trust continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late United States Ambassador to the Court of St. James’s, living on the date hereof.

(b)       On the final Distribution Date, all amounts on deposit in the Collection Account and not otherwise payable to a Person other than the Certificateholders, shall be applied generally as described in Section 4.1.

(c)       Notice of any termination, specifying the final Distribution Date (which shall be a date that would otherwise be a Distribution Date) upon which the Certificateholders of any Class may surrender their Certificates to the Certificate Administrator for payment of the final distribution and cancellation, shall be given promptly by the Certificate Administrator by letter to Certificateholders mailed as soon as practicable specifying (A) the final Distribution Date upon which final payment of the Certificates shall be made upon presentation and surrender of Certificates at the office or agency of the Certificate Administrator therein designated, (B) the amount of any such final payment and (C) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein specified.

10.2.       Additional Termination Requirements.  In connection with any termination pursuant to Section 10.1 other than final payment on the Trust Loan, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Certificate Administrator has obtained at the expense of the Trust, an Opinion of Counsel that any other manner of terminating either the Lower-Tier REMIC or the Upper-Tier REMIC will not subject the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC to federal income tax:

(i)       Within eighty-nine (89) days prior to the final Distribution Date, the Certificate Administrator shall designate the first day of the 90-day liquidation period of the Lower-Tier REMIC and the Upper-Tier REMIC which shall be specified in a notice from the Certificate Administrator to the Certificateholders as soon as practicable prior to such final Distribution Date, and shall specify such date in the final tax return of each such Trust REMIC;

(ii)       At or after the time of adoption of such plan of complete liquidation and at or prior to the final scheduled Distribution Date, the Servicer shall sell any remaining assets (other than cash) of the Trust Fund and credit the proceeds thereof to the Trust Fund; and

(iii)       At or after such time as the proceeds from the disposition of the remaining assets of the Trust Fund shall have been credited to the Trust Fund, the Certificate Administrator shall cause all remaining amounts held (A) as part of the Lower-Tier REMIC to be distributed to the Certificate Administrator as holder of the Uncertificated Lower-Tier Interests and to the Holders of the Class R Certificates (in respect of the Class LT-R Interest) in accordance with Section 4.1(b) and (B) as part of the Upper-Tier REMIC to be distributed to the Holders of the Regular Certificates and the Class R Certificates (in respect of the Class UT-R Interest) in accordance with Section (a) and Section 4.1(g).

10.3.       Trusts Irrevocable.  Except as expressly provided herein, all trusts created hereby are irrevocable.

11.       MISCELLANEOUS PROVISIONS

11.1.       Amendment.  (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Loan Holders:

(i)       to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)       to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of the provisions of this Agreement which may be inconsistent with any other provisions in this Agreement or to correct any error; provided that such amendment or supplement would not adversely affect in any material respect the interests of the Companion Loan Holders not consenting thereto, as evidenced by (x) an Opinion of Counsel or (y) if any securities backed by any Companion Loan is then rated, receipt of a Rating Agency Confirmation;

(iii)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Account or the Foreclosed Property Account, provided that (A) the Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders not consenting thereto, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting the amendment or at the expense of the Trust if the requesting party is the Trustee or the Certificate Administrator) or (2) if the related Class of Certificates or Companion Loan Securities is rated by a Rating Agency or a Companion Loan Rating Agency, as applicable, Rating Agency Confirmation or Companion Loan Rating Agency Confirmation, as applicable, is obtained;

(iv)       to modify, eliminate or add to any of its provisions (A) to the extent necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator received an Opinion of Counsel (at the expense of the party requesting the amendment or if the requesting party is the Certificate Administrator or the Trustee, at the expense of the Trust) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or the Companion Loan Holders or (B) to the extent necessary for the Trust or any Other Securitization Trust to comply with the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates; provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-Permitted Transferee; provided, further, that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)       to make any other provisions with respect to matters or questions arising under this Agreement or any other change, provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders not consenting thereto, as evidenced by an Opinion of Counsel or a Rating Agency Confirmation from each Rating Agency; provided, further, prior to the occurrence of a Consultation Termination Event, any amendment pursuant to this clause (vi) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Holder shall be subject to the consent of such affected party or parties;

(vii)       to amend or supplement any provision of this Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation; provided, that such amendment or supplement pursuant to this clause (vii) would not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Holders not consenting thereto, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of this Agreement with respect to reimbursement of Nonrecoverable Advances if (A) the Depositor, the Servicer, the Certificate Administrator and the Trustee, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (B) such modification does not cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC, as evidenced by an Opinion of Counsel, and (C) Rating Agency Confirmation is obtained; provided, that prior to the occurrence of a

Consultation Termination Event, any amendment pursuant to this clause (viii) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Holder will be subject to the consent of such affected party or parties;

(ix)       to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment does not materially increase the responsibilities of any of the Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Operating Advisor or the Trustee, unless such party consents thereto; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholders or the Companion Loan Holders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate or Companion Loan Securities is then rated, receipt of Rating Agency Confirmation from each Rating Agency;

(x)       to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules, Regulation RR or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related risk retention agreement without the consent of the Third Party Purchaser; and

(xi)       to modify, eliminate or add to any of the provisions of this Agreement to such extent as will be necessary for any Other Securitization Trust to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. 239.45(b)(1)(ii), (iii) or (iv).

No other amendment to the Trust and Servicing Agreement may be made without the consent of the Companion Loan Holders if such amendment materially adversely affects the rights of the Companion Loan Holders under this Agreement.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in any Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary hereunder, without the consent of the Trust Loan Seller.

(b)       Subject to the rights of the Companion Loan Holder to consent to certain amendments to this Agreement under Section 11.1(a), this Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee with the written consent of the Holders of Certificates evidencing, in the aggregate, not less than 51% of the Percentage Interests of each Class of Certificates adversely affected thereby (as evidenced by an Opinion of Counsel) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of the Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on the Trust Loan that are required to be distributed on any Certificate; (ii) alter in any manner the liens on any Collateral securing payments on the Trust Loan; (iii) alter the obligations of the Servicer, or the Trustee to make an Advance or alter the Accepted Servicing Practices set forth herein; (iv) change the percentages of Voting Rights or Percentage Interests of Certificateholders that are required to consent to any action or inaction under this Agreement; (v) change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as third party beneficiaries hereunder, without the consent of the Trust Loan Seller or (vi) amend this Section 11.1.

It shall not be necessary for the consent of Certificateholders under this Section 11.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

Notwithstanding any contrary provisions of this Agreement, (i) neither the Trustee nor the Certificate Administrator shall consent to any amendment to this Agreement unless it shall have first been furnished with an Opinion of Counsel to the effect that such amendment is authorized or permitted hereunder and all conditions to such amendment have been satisfied and (ii) no amendment shall be made to this Agreement without the Trustee and the Certificate Administrator first receiving in writing an Opinion of Counsel, at the expense of the party requesting the amendment, that the amendment will not result in an Adverse REMIC Event.

Notwithstanding any contrary provision contained in this Agreement, no amendment to this Agreement may be made that changes in any manner the rights and/or obligations of the Trust Loan Seller under this Agreement or under the Trust Loan Purchase Agreement without the consent of the Trust Loan Seller, or the rights of the Initial Purchaser hereunder without the written consent of the Initial Purchaser, and each of the Trustee or Certificate Administrator may, but will not be obligated to, enter into any amendment to this Agreement that it determines affects its respective rights, duties or immunities or creates any additional liability for the Trustee or Certificate Administrator, as applicable, under this Agreement.

(c)       Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Trustee, the Depositor, the Servicer, the Special Servicer, the Initial Purchaser and the Rating Agencies.

(d)       In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 11.1 shall be effected with the consent of the Trustee, the Certificate Administrator and the Servicer or Special Servicer, as applicable, and, to the extent required by this Section 11.1, the required Certificateholders, Companion Loan Holders, Trust Loan Seller and/or Initial Purchaser, as applicable.

(e)       The costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and Rating Agency Confirmations, shall be borne by the party requesting such amendment or as otherwise provided in Section 11.1(a) (or, if such amendment is required by any of the Rating Agencies to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

11.2.       Recordation of Agreement; Counterparts.  (a) This Agreement or an abstract hereof, if acceptable by the applicable recording office, is subject to recordation in all appropriate public offices for real property records in the county in which any Property subject to the Mortgage is situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee or the Certificate Administrator as a Trust Fund Expense upon its receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

(b)       For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

11.3.       Governing Law; Waiver of Trial by Jury; Submission to Jurisdiction.  THIS AGREEMENT AND Any claim, controversy or dispute arising under or related to this AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND

THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

11.4.       Notices.  All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of any Class of Certificates held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid) as follows:

If to the Trustee, to:

[ADDRESS]

If to the Certificate Administrator, to:

[ADDRESS]

or in the case of surrender, transfer or exchange for all Certificates other than the Risk Retention Certificates:

[ADDRESS]

or in the case of a request for release of the Risk Retention Certificates and any transfer of the Risk Retention Certificates during the Risk Restriction Period to:

[ADDRESS]

or in the case of the Custodian, to:

[ADDRESS]

If to the Depositor, to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Kunal K. Singh
E-mail: US_CMBS_Notice@jpmorgan.com

with a copy to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
4 New York Plaza, Floor 21
New York, NY 10004-2413
Attention: SPG Legal
E-mail: US_CMBS_Notice@jpmorgan.com

If to the Servicer, to:

[ADDRESS]

If to the Special Servicer, to:

[ADDRESS]

If to JPMS, as Initial Purchaser, to:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: SPG Syndicate
E-mail: ABS_Synd@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC
4 New York Plaza, Floor 21
New York, NY 10004-2413
Attention: SPG Legal
E-mail: US_CMBS_Notice@jpmorgan.com

If to the Operating Advisor, to:

[ADDRESS]

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the Borrower: at the respective addresses therefor set forth in the Mortgage Loan Agreement

In the case of any Companion Loan Holder:

The address set forth in the related Co-Lender Agreement.

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

11.5.       Notices to the Rating Agencies.  Any notices or documents required to be delivered to the Rating Agencies under this Agreement and any other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies from any party hereto to the extent such party has or can obtain such information without unreasonable effort or expense shall be delivered to the Rating Agencies at the addresses set forth below; provided, however, that such other information shall be provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 8.14(b); provided, further, that responses, information, reports and communications with respect to any Rating Agency Inquiry conducted or submitted on the Rating Agency Q&A Forum and Document Request Tool shall not be required to be delivered to the 17g-5 Information Provider. The 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event or Special Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

[ADDRESSES]

11.6.       Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

11.7.       Limitation on Rights of Certificateholders.  The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or to commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third party by reason of any action by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right by virtue or by availing itself of any provisions of this Agreement or the Certificates to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or the Certificates, unless such Holder previously shall have given to the Trustee a written notice of a Servicer Termination Event or Special Servicer Termination Event, as the case may be, and of the continuance thereof, as herein before provided, and unless the Holders of Certificates aggregating not less than 50% of the Voting Rights of the Certificates shall also have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder except as provided herein or therein with respect to entitlement to payments or to enforce any right under this Agreement or the Certificates, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity. By virtue of its purchase of a certificate, each Certificateholder shall be deemed to have acknowledged that it shall make its own decisions regarding its rights and protections relevant to the Trust and shall not be relying on the Trustee or any other deal party.

11.8.       Certificates Nonassessable and Fully Paid.  The Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and the Certificates, upon due authentication thereof by the Certificate Administrator pursuant to this Agreement, are and shall be deemed fully paid.

11.9.       Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.10.       No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

11.11.       Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and, where required, to the Depositor, the Trustee, the Servicer, the Special Servicer or the Operating Advisor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee, the Depositor, the Servicer, the Special Servicer and the Operating Advisor if made in the manner provided in this Section.

(b)       The fact and date of the execution of any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

(c)       Any request, demand, authorization, direction, notice, consent, waiver, or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Trustee, the Certificate Administrator, the Depositor, the Servicer, the Special Servicer or the Operating Advisor in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)       The Certificate Administrator may require additional proof of any matter referred to in this Section as it shall deem reasonably necessary.

11.12.       Successors and Assigns. The rights and obligations of any party hereto shall not be assigned (except pursuant to Sections 6.2, 6.4, 8.7 or 8.9 hereof) by such party without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee and their respective permitted successors and assigns. No Person other than a party to this Agreement, the Initial Purchaser and any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically agree that (i) the Trust Loan Seller shall be a third-party beneficiary of this Agreement with respect to any provisions relating to the Trust Loan Seller, (ii) unless it is a Borrower Affiliate, each Companion Loan Holder shall be a third-party beneficiary of this Agreement with respect to the rights afforded it under this Agreement, (iii) each Other Depositor and Other Exchange Act Reporting Party shall be third-party beneficiary of this Agreement with respect to its rights under Article 12, and (iv) none of the Borrower Affiliates, the Manager or other party to the Mortgage Loan is an intended third-party beneficiary of this Agreement.

11.13.       Acceptance by Authenticating Agent, Certificate Registrar.  The Certificate Administrator hereby accepts its appointment as Authenticating Agent and Certificate Registrar and agrees to perform the obligations required to be performed by it in each such capacity pursuant to the terms of this Agreement.

11.14.       Streit Act.  Any provisions required to be contained in this Agreement by Section 126 and/or Section 130-k or Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or 130-k shall not have any effect, and if said Section 126 and/or Section 130-k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130-k shall cease to have any further effect upon the provisions of this Agreement. In a case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

11.15.       Assumption by Trust of Duties and Obligations of the Trust Loan Seller Under the Mortgage Loan Documents.  The Trustee and the Certificate Administrator on behalf of the Trust as assignee of the Trust Loan and the Servicer and Special Servicer hereby acknowledge that the Trust assumes all of the rights and obligations of the Trust Loan Seller as lenders under the Mortgage Loan Documents and agrees to be bound thereby, and in accordance with the terms thereof.

11.16.       Grant of a Security Interest.

The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Trust Loan pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Trust Loan, all principal and interest received or receivable with respect to the Trust Loan (other than payments of interest due and payable prior to the Closing Date and principal payments received prior to the Closing Date), all amounts held from time to time in the Collection Account (subject to the rights of the Companion Loan Holders with respect to any amounts that are required to be distributed to the Companion Loan pursuant to the related Co-Lender Agreement), the Distribution Account, and, if established, the Foreclosed Property Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to the proceeds of any title, hazard or other insurance policies related to the Trust Loan and (ii) this Agreement shall constitute a security agreement under applicable law. This Section 11.16 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

11.17.       Cooperation with the Trust Loan Seller with Respect to Rights Under the Mortgage Loan Agreement.  It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan Documents, it is expressly intended that the Trust Loan Seller and the Depositor be able to obtain the benefit of the Securitization Cooperation Provisions and the Securitization Indemnification Agreement shall be retained by the Trust Loan Seller and shall not be part of the Trust Fund. Therefore, the Depositor and Trustee hereby agree to cooperate with the Trust Loan Seller and the Depositor with respect to the benefits of the Securitization Cooperation Provisions and the Securitization Indemnification Agreement, including, without limitation, reassignment to the Trust Loan Seller or the Depositor, as applicable, of such provisions, but no other portion of the Mortgage Loan Documents, to permit the Trust Loan

Seller, the Depositor and their affiliates to enforce the Securitization Cooperation Provisions and the Securitization Indemnification Agreement for their respective benefits.

12.       REMIC ADMINISTRATION

12.1.       REMIC Administration.  (a) The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a REMIC, and the provisions hereof shall be interpreted consistently with this intention.

(b)       The Certificate Administrator shall make or cause to be made an election on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to treat the segregated pool of assets constituting such Trust REMIC as a REMIC under the Code. Each such election shall be made on IRS Form 1066 or other appropriate federal tax or information return for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

(c)       The Closing Date is hereby designated as the “Startup Day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Regular Certificates and the Uncertificated Lower-Tier Interests for the purposes of Section 860G(a)(1) of the Code is the later Rated Final Distribution Date.

(d)       The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. Within thirty days of the Closing Date, the Certificate Administrator shall furnish or cause to be furnished to the IRS, on IRS Form 8811 or as otherwise may be required by the Code, the name, title and address of the Persons that Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within ten (10) Business Days of the Closing Date to provide any information reasonably requested by the Servicer or the Certificate Administrator and necessary to make such filing). The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

(e)       The Certificate Administrator shall pay without any right of reimbursement the ordinary and usual expenses in connection with the preparation, filing and mailing of tax information reports and returns that are incurred by it in the ordinary course of its business, but extraordinary or unusual expenses, costs or liabilities incurred in connection with its tax-related duties under this Agreement, including without limitation any expenses, costs or liabilities associated with audits or any administrative or judicial proceedings with respect to the

Lower-Tier REMIC or the Upper-Tier REMIC that involve the IRS or state tax authorities, shall be reimbursable from the Trust Fund.

(f)       The Certificate Administrator shall prepare, or cause to be prepared, timely furnish or cause to be furnished to the Trustee to sign (and the Trustee shall timely sign), and the Certificate Administrator shall file or cause to be filed all federal, state and local income or franchise or other tax and information returns for each of the Lower-Tier REMIC and the Upper-Tier REMIC as the direct representative for such Trust REMIC. Except as provided in Section 12.1(e), the expenses of preparing and filing such returns shall be borne by the Certificate Administrator. The Depositor shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession, and is reasonably requested by the Certificate Administrator to enable it to perform its obligations under this subsection, and the Certificate Administrator shall be entitled to rely on such information in the performance of its obligations hereunder.

(g)       The Certificate Administrator shall perform on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC all reporting and other tax compliance duties that are the responsibility of such Trust REMIC under the Code, the REMIC Provisions, or other compliance guidance issued by the IRS or any state or local taxing authority. Among its other duties, the Certificate Administrator shall provide (i) to the IRS or other Persons (including, but not limited to, the transferor of a Class R Certificate to a Disqualified Organization or to an agent that has acquired a Class R Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions. The Depositor shall provide on a timely basis (and in no event later than 30 days after the Certificate Administrator’s request) to the Certificate Administrator or its designee such information with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC as is in its possession and is reasonably requested in writing by the Certificate Administrator to enable it to perform its obligations under this subsection.

(h)       The Holder of the Class R Certificates holding the largest Percentage Interest therein shall be the Tax Matters Person, pursuant to Treasury Regulations Section 1.860F-4(d) and the “partnership representative” (within the meaning of Code Section 6223, to the extent such provision is applicable to the Upper-Tier REMIC and the Lower-Tier REMIC) of the Upper-Tier REMIC and the Lower-Tier REMIC. The duties of the Tax Matters Person and “partnership representative” for the Upper-Tier REMIC and the Lower-Tier REMIC are hereby delegated to the Certificate Administrator as agent for the Tax Matters Person and “partnership representative.” The Class R Certificateholders, by acceptance of the Class R Certificates, agree, on behalf of themselves and all successor holders of such Class R Certificates, to the irrevocable appointment of the Certificate Administrator as the agent of the Class R Certificateholders to perform all of the duties of the Tax Matters Person and “partnership representative” for the Upper-Tier REMIC and the Lower-Tier REMIC.

(i)       The Certificate Administrator, the Holders of the Class R Certificates, the Servicer and the Special Servicer shall perform their obligations under this Agreement and the

REMIC Provisions in a manner consistent with the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC.

(j)       The Certificate Administrator, any Holder of the Class R Certificates, the Servicer and the Special Servicer shall not take any action or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to take any action, within their respective control and the scope of their specific respective duties under this Agreement that, under the REMIC Provisions, could reasonably be expected to (i) endanger the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) unless permitted under Section 12.2(a), result in the imposition of a tax upon either the Lower-Tier REMIC or the Upper-Tier REMIC (including but not limited to the tax on prohibited transactions as defined in Code Section 860F(a)(2) and the tax on prohibited contributions as defined in Code Section 860G(d)) (any such result in clause (i) or (ii), an “Adverse REMIC Event”) unless (A) the Certificate Administrator and the Servicer have received a Nondisqualification Opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) with respect to such action or (B) the Certificate Administrator and the Servicer have received an opinion (at the expense of the party seeking to take such action or of the Trust Fund if taken for the benefit of the Certificateholders) to the effect that such action will not cause an Adverse REMIC Event.

(k)       Any and all federal, state and local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC or its assets or transactions, including, without limitation, “prohibited transaction” taxes as defined in Section 860F of the Code, and any tax on contributions imposed by Section 860G(d) of the Code, shall be paid from the Collection Account; provided that the Servicer, upon two (2) days prior written notice, shall remit from the Collection Account to the Certificate Administrator the amount of any such tax that the Certificate Administrator notifies the Servicer is due; provided, further, if such taxes shall have been imposed on account of the willful misconduct, bad faith or negligence of any party hereto, or in connection with the breach of any representation or warranty made by any party hereto in this Agreement, then such taxes shall be paid by such party.

(l)       The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis. Notwithstanding anything to the contrary contained herein or in the Mortgage Loan Documents (but subject to Section 1.3), all amounts collected on the Trust Loan shall, for federal income tax purposes, be allocated first to interest due and payable on the Trust Loan (including interest on overdue interest) other than Default Interest. The books and records must be sufficient concerning the nature and amount of the investments of the Lower-Tier REMIC and the Upper-Tier REMIC to show that such Trust REMIC has complied with the REMIC Provisions.

(m)       None of the Certificate Administrator, the Trustee, the Servicer or the Special Servicer shall enter into any arrangement by which either the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services.

(n)       In order to enable the Certificate Administrator to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Certificate Administrator within ten (10) days after the Closing Date, all information or data that the Certificate

Administrator reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, issue prices, pricing prepayment assumption (which shall be 0% CPY (as defined in the Offering Circular)) and projected cash flows of the Regular Certificates and the Class R Certificates, as applicable, and the projected cash flows on the Trust Loan. Thereafter, the Depositor, the Trustee, the Servicer and the Special Servicer shall provide to the Certificate Administrator, promptly upon request therefor, any such additional information or data that the Certificate Administrator may, from time to time, reasonably request in order to enable the Certificate Administrator to perform its duties as set forth herein. The Certificate Administrator is hereby directed to use any and all such information or data provided by the Trustee, the Depositor, the Servicer and the Special Servicer in the preparation of all federal, state or local income, franchise or other tax and information returns and reports for each of the Lower-Tier REMIC and the Upper-Tier REMIC to Certificateholders as required herein. The Depositor hereby indemnifies the Certificate Administrator for any losses, liabilities, damages, claims or expenses of the Certificate Administrator arising from any errors or miscalculations of the Certificate Administrator pursuant to this Section 12.1 that result from any failure of the Depositor to provide or to cause to be provided, accurate information or data to the Certificate Administrator (but not resulting from the methodology employed by the Certificate Administrator) on a timely basis and such indemnifications shall survive the termination of this Agreement and the termination of the Certificate Administrator.

The Certificate Administrator agrees that all such information or data so obtained by it shall be regarded as confidential information and agrees that it shall use its best reasonable efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section) or is required by law or applicable regulations to be disclosed.

(o)       The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Code Section 6221 (or successor provisions) to either the Lower-Tier REMIC or the Upper-Tier REMIC and (ii) to avoid payment by either the Lower-Tier REMIC or the Upper-Tier REMIC under Code Section 6225 (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. A Holder of any Class R Certificate agrees, by acquiring such Certificate, to any such elections.

12.2.       Foreclosed Property.  (a) The parties hereto acknowledge and understand that if the Trust Fund were to acquire any Property as Foreclosed Property and were to own and operate any Property in a manner consistent with the manner in which such Property is currently owned and operated by the Borrower, through a Successor Manager, some portion or all of the income derived in the Lower-Tier REMIC from such Foreclosed Property may be considered “net income from foreclosure property” for purposes of Section 860G(c) of the Code and subject to tax at normal corporate income tax rates.

In determining whether to acquire and hold the Foreclosed Property, the Special Servicer, acting on behalf of the Trustee hereunder, shall take these circumstances into account and shall only acquire such Foreclosed Property if it determines, in its reasonable judgment (after, consultation with counsel, at the expense of the Trust Fund), that either (i) there is a commercially feasible alternative method of administering such Foreclosed Property that would not result in such tax, e.g., a net lease that results in Rents from Real Property or (ii) the likely recovery with respect to operating the Foreclosed Property on behalf of the Trust Fund, after taking into account any such taxes that might be imposed on either the Lower-Tier REMIC or the Upper-Tier REMIC, will exceed the likely recovery to the Trust Fund if the Trust Fund were to net lease the Foreclosed Property or were not to acquire and hold the Foreclosed Property. If the Trust Fund acquires the Foreclosed Property, the Special Servicer, acting on behalf of the Trustee, if the Manager would not be considered an Independent Contractor, shall either renegotiate the applicable Management Agreement or replace the Manager with a Successor Manager (as appropriate and to the extent permitted under such Management Agreement) so that the Foreclosed Property would be considered to be operated by an Independent Contractor. If, after making the foregoing reasonable efforts, the Special Servicer determines that it is in the best interests of Certificateholders on a net after-tax basis to operate the Foreclosed Property in a manner such that the Lower-Tier REMIC or Upper-Tier REMIC shall receive, based upon an Opinion of Counsel, “net income from foreclosure property” under the REMIC Provisions, the Special Servicer shall maintain or cause to be maintained such records of income and expense as to enable such amounts to be computed accurately, and shall pay or retain or cause to be paid or retained from Foreclosure Proceeds such amounts as are necessary to pay such tax or, to the extent such amounts are insufficient, from the Collection Account pursuant to Section 3.4(c)(ix).

Without limiting the generality of the foregoing, the Special Servicer shall not, to the extent within its power:

(i)       permit the Trust Fund to enter into, renew or extend any New Lease with respect to the Foreclosed Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)       permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)       authorize or permit any construction on the Foreclosed Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvements was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)       Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through an Independent Contractor, the Foreclosed Property on any date more than ninety (90) days after its acquisition date.

(b)       The Special Servicer, acting on behalf of the Trustee hereunder, shall make reasonable efforts to sell the Foreclosed Property for its fair market value in accordance with Section 3.15. In any event, however, the Special Servicer, acting on behalf of the Trustee hereunder, shall dispose of the Foreclosed Property as soon as is practicable but in no event later than the close of the third calendar year following the year in which the Acquisition Date occurs unless the Special Servicer, on behalf of the Trustee, has received (or has not been denied) an extension of time (an “Extension”) by the IRS to sell such Foreclosed Property or an opinion of counsel to the effect that the holding by the Trust of the Foreclosed Property for an additional specified period will neither result in the imposition of taxes on “prohibited transactions” of the Trust Fund as defined in Section 860F of the Code, nor cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, in which event such period shall be extended by such additional specified period, with the expenses of obtaining any such extension of time being an expense of the Trust Fund. If the Special Servicer, on behalf of the Trustee, has received (or has not been denied) such Extension, then the Special Servicer, acting on behalf of the Trustee hereunder, shall continue to attempt to sell the Foreclosed Property for its fair market value for such longer period as such Extension permits (the “Extended Period”). If the Special Servicer, acting on behalf of the Trustee, has not received such an Extension and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property, within the foregoing period or if the Special Servicer, acting on behalf of the Trustee hereunder, has received such an Extension, and the Special Servicer, acting on behalf of the Trustee hereunder, is unable to sell the Foreclosed Property within the Extended Period, the Special Servicer shall, before the end of the above-referenced period or the Extended Period, as the case may be, auction the Foreclosed Property to the highest bidder (which may be the Special Servicer) in accordance with Accepted Servicing Practices.

(c)       Within thirty (30) days of the sale of a Foreclosed Property, the Special Servicer shall provide to each of the Certificate Administrator and the Trustee a statement of accounting for the Foreclosed Property, including, without limitation, (i) the date a Property was acquired in foreclosure or by deed in lieu of foreclosure, (ii) the date of disposition of such Foreclosed Property, (iii) the gross sale price and related selling and other expenses, (iv) accrued interest calculated from the date of acquisition to the disposition date, and (v) such other information as the Certificate Administrator and/or Trustee may reasonably request.

12.3.       Prohibited Transactions and Activities.  The Special Servicer, on behalf of the Trust Fund, shall not permit the sale or disposition of the Trust Loan at a time when the Trust Loan is not the subject of a breach of a representation or is not in default or default with respect thereto is not reasonably foreseeable (except in a disposition pursuant to (i) the bankruptcy or insolvency of the Lower-Tier REMIC or (ii) the termination of the Lower-Tier REMIC in a “qualified liquidation” as defined in Section 860F(a)(4) of the Code), nor acquire any assets for either the Lower-Tier REMIC or the Upper-Tier REMIC (other than Foreclosed Property), nor sell or dispose of any investments in the Collection Account or Distribution Account for gain, nor receive any amount representing a fee or other compensation for services, nor accept any contributions to either the Lower-Tier REMIC or the Upper-Tier REMIC (other than a cash contribution during the three-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting it to take such action) to the effect that such disposition, acquisition, substitution or acceptance will not (a) affect adversely the status of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, or of the Certificates as representing regular interests therein, (b) affect the distribution of interest or principal on the Certificates, (c) result in the encumbrance of the assets transferred or assigned to either the Lower-Tier REMIC or the Upper-Tier REMIC (except pursuant to the provisions of this Agreement), or (d) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” or “prohibited contributions” pursuant to the REMIC Provisions.

12.4.       Indemnification with Respect to Certain Taxes and Loss of REMIC Status. (a) If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance by the Certificate Administrator of its duties and obligations specifically set forth herein, or by reason of the Certificate Administrator’s negligent disregard of its obligations and duties thereunder, the Certificate Administrator shall indemnify the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting therefrom; provided, however, the Certificate Administrator shall not be liable for any such Losses attributable to the action or inaction of the Servicer, the Special Servicer, the Depositor, or the Holders of the Class R Certificates nor for any such Losses resulting from misinformation provided by the Holders of the Class R Certificates, the Servicer, the Special Servicer, or the Depositor, on which the Certificate Administrator has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of successor Holders of the Class R Certificates at law or in equity.

(b)       If either the Lower-Tier REMIC or the Upper-Tier REMIC fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or a tax as a result of a prohibited transaction or contribution subject to taxation under the REMIC Provisions due to the willful misconduct, bad faith or negligent performance of the Servicer or the Special Servicer in the performance of its duties and obligations set forth herein, or by reason of the Servicer’s or Special Servicer’s negligent disregard of its obligations and duties thereunder, the Servicer or the Special Servicer, as the case may be, shall indemnify the Trust Fund against any and all losses resulting therefrom; provided, however, the Servicer or the Special Servicer, as the case may be, shall not be liable for any such losses attributable to the action or inaction of the Certificate Administrator, the Depositor, the Holders of the Class R Certificates nor for any such losses resulting from misinformation provided by the Certificate Administrator, the Depositor or the Holders of the Class R Certificates on which the Servicer or the Special Servicer, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of any successor Holders of the Class R Certificates at law or in equity.

13.       EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

13.1.       Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article 13 is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Sections 13.7, 13.8 and 13.9, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust 2020-UBER, Commercial Mortgage Pass-Through Certificates, Series 2020-UBER, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loan, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

13.2.       Succession; Sub-Servicers; Subcontractors. (a) For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 13.7), in connection with the succession to the Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer and Special Servicer or any such Sub-Servicer, the Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.1 or 7.2, in which case the successor Servicer or successor Special Servicer, as applicable, shall provide) to any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor Servicer or successor Special Servicer appointed under Section 7.1 or 7.2), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor Servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, any Sub-Servicer, the Operating Advisor, the Trustee and the Certificate Administrator (each of the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 13.2(b) and Section 13.2(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 13.8 and Section 13.9 to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 13.8 and Section 13.9, in each case, as and when required to be delivered.

(c)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)       For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 13.6) and shall furnish pursuant to Section 13.6 to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

13.3.       Other Securitization Trust’s Filing Obligations. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

13.4.       Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit R to this Agreement, shall be required to provide to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit R to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

13.5.       Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 20[21], (i) the parties listed on Exhibit S to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit S to this Agreement applicable to such party, and (ii) the parties listed on Exhibit S to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

13.6.       Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than the close of business (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit T to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit T to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit T to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit U. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit T of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

13.7.       Annual Compliance Statements. On or before March 1 of each year, commencing in 20[21], each of the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit W with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or the Companion Loan in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 13.7 shall be made available to any Privileged Person by the Certificate Administrator by posting such Compliance Report to the Certificate Administrator’s Website pursuant to Section 8.14(b).

13.8.       Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1 of each year, commencing in 20[21], the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Operating Advisor, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other

Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.14(b)) (and, with respect to the Special Servicer, also to the Operating Advisor), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Applicable Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 13.8 shall be provided to any Certificateholder, upon the written request therefor and submission of an Investor Certification in the form of Exhibit K-1, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Applicable Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria.

(b)       On the Closing Date, the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator each acknowledge and agree that Exhibit L to this Agreement sets forth the Applicable Servicing Criteria for such party.

(c)       No later than 30 days after the end of each fiscal year for the Trust, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 13.8(a), such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to

Section 13.9) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)       In the event the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 13.8, coupled with an attestation as required in Section 13.9 in respect of the period of time that the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

13.9.       Annual Independent Public Accountants’ Servicing Report. On or before March 1 of each year, commencing in 20[21], the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to the Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Applicable Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 13.9 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b).

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor or the Trustee as to the nature of any defaults by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or any Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s, the Trustee’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

13.10.       Significant Obligor. With respect to any Property that secures a Companion Loan that the applicable Other Depositor has notified the Servicer and Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to an Other Securitization Trust that includes such Companion Loan, to the extent that the Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Borrower or Special Servicer, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the Borrower in such financial statements.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the Mortgage Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes the related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The Servicer shall use efforts consistent with Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Borrower under the Mortgage Loan Documents.

The Servicer shall (and shall cause each applicable sub-servicing agreement entered into after receipt of written notice from the Other Depositor that such Companion Loan is a significant obligor to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

13.11.       Sarbanes-Oxley Backup Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and the Trustee shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 1 of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 1 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3, Exhibit Y-4 and Exhibit Y-5, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 13.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

13.12.       Indemnification. For so long as the other Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article 13, (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations or (iii) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement, (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations, (iii) any failure by a Servicing Party (as defined in Section 13.2(b)) to identify a Servicing Function Participant pursuant to Section 13.2(b) or (iv) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Other Depositor or any employee, director or officer of the Depositor or any Other Depositor, then the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article 13 (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 13.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator.

13.13.       Amendments. This Article 13 may be amended by the parties hereto pursuant to Section 11.1 for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

13.14.       Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article 13; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

13.15.       Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13 and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article 13. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right the Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

13.16.       Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a) Any other provision of this Article 13 to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article 13, in connection with the requirements contained in this Article 13 that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once and each party shall be entitled to rely on such notice), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 13.7, Section 13.8 and Section 13.9, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Servicer, Special Servicer, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article 13 to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article 13 in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article 13 with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation shall be required in connection with any delivery of the items contemplated by Section 13.7, Section 13.8 and Section 13.9. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)       Each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, and subject to a right of the Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

(c)       The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 13.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 13.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

J.P. Morgan Chase Commercial Mortgage Securities Corp.

By:
Name: Title:

[SERVICER]

By:
Name: Title:

[SPECIAL SERVICER]

By:
Name: Title:

[CERTIFICATE ADMINISTRATOR]

By:
Name: Title:

[TRUSTEE]

By:
Name: Title:

[OPERATING ADVISOR]

By:
Name: Title:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of ____________________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he has offices at ____________________; and that s/he is the ____________________ of J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at _____________________________________________; that s/he is the _______________ of [SERVICER], the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he has offices at _____________________________________________; and that s/he is the _______________ of [CERTIFICATE ADMINISTRATOR], a national banking association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at _____________________________________________; and that s/he is the _______________ of [TRUSTEE], the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he has offices at __________________ and that s/he is the _______________ of [SPECIAL SERVICER], the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

STATE OF	)
) ss:
COUNTY OF	)

On this ____ day of [MONTH] 2020, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ____________________, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he has offices at __________________ and that s/he is the _______________ of [OPERATING ADVISOR], the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires: